Form 10-K, Exhibit 13
period 1993-12-31
FIRST UNITED BANCSHARES INC /AR/
filed 1994-03-30
CIK 355883

                                                                      EXHIBIT 13





                         FIRST UNITED BANCSHARES, INC.

                       1994 ANNUAL REPORT TO STOCKHOLDERS

                                 AND FORM 10-K

                              TABLE OF CONTENTS
Financial Highlights                                                   1
Letter to the Stockholders                                             2
Financial Analysis                                                  4-19
Selected Financial Data                                               20
Quarterly Results of Operations                                       21
Financial Statements and Notes                                     22-37
Report of Independent Public Accountants                              38
Form 10-K                                                          39-42
Officers and Directors of First United and its Subsidiaries        43-46
Corporate Information                                                 47

                              FINANCIAL HIGHLIGHTS


=================================================================================================================
 FIRST UNITED BANCSHARES, INC.                                                                             %
 (Dollars in Thousands Except Per Share Data)                        1993               1992             Change
- - - -----------------------------------------------------------------------------------------------------------------
 INCOME DATA
    Income Before Cumulative Effect of a   Change in
    Accounting Principle                                           $  11,937          $  10,443           14%
    Net Income                                                        14,459             10,443           38%
    Net Interest Income                                               35,553             34,691            2%
- - - -----------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA
    Income Before Cumulative Effect of a
     Change in Accounting Principle                                $    2.79          $    2.44           14%
    Net Income                                                          3.38               2.44           39%
    Book Value(End of Period)                                          21.36              18.64           15%
    Tangible Book Value(End of Period)                                 20.35              17.82           14%
    Market Value(End of Period)                                        29.50              26.00           13%
    Cash Dividends                                                       .66                .60           10%
- - - -----------------------------------------------------------------------------------------------------------------
 BALANCE SHEET DATA (YEAR END)
    Total Securities(1)                                            $ 425,535          $ 427,090            0%
    Loans(2)                                                         414,810            363,655           14%
    Earning Assets(2)                                                873,014            833,865            5%
    Total Assets                                                     938,694            895,527            5%
    Deposits                                                         806,449            772,995            4%
    Shareholders' Equity                                              91,257             79,618           15%
- - - -----------------------------------------------------------------------------------------------------------------
 KEY RATIOS
    Return on Average Assets                                           1.27%              1.20%
    Return on Average Equity                                          13.92%             13.78%
    Net Interest Margin(FTE)                                           4.42%              4.41%
    Allowance for Loan Losses to Loans(2)                              2.04%              1.90%
    Equity to Assets                                                   9.72%              8.89%
    Leverage Ratio                                                     9.31%              8.58%
    Primary Capital Ratio                                             10.53%              9.59%
=================================================================================================================

(1) Includes investment and held for sale securities.

(2) Net of unearned income.

                           LETTER TO THE STOCKHOLDERS



To Our Stockholders and Friends:

  1993 saw significant positive developments in our company, further strengthening its position for future growth and success.

  Our profits on continuing operations, bolstered by an unusually high interest spread, increased by 14% to $11.9 million. This equates to a 1.27% return on assets and 13.92% return on equity.

  Additionally, a one time gain of $2.5 million was recorded due to a change in accounting principles for deferred income tax. This brought total income to $14.4 million.

  Encouraged by our results and confident of the future, the Board of Directors again raised the dividend rate on our common stock by 13.3% to $.68 per share annually.

  Loan demand, which has been soft in the last few years, began to strengthen in 1993. Consumer borrowing for homes, autos and other items contributed to an increase in loan totals to $415.4 million, an amount equal to 51% of deposits.

  Asset quality remains very good with non-performing assets totalling only $3.6 million at year-end. Our reserve for loan losses (2.04% of total loans) and reserves to non-performing loans (3.15 times) continue to be higher than in past years.

  Total equity capital to assets was 9.72% and Tier 1 capital was 18.83%. Both of these ratios indicate our commitment to safety and soundness and our ability to fund the growth of assets with existing capital.

  Expansion plans and actions begun in 1993 will continue through 1994.

  On December 1, 1993, we completed the acquisition of Commercial Bank at Alma, a welcome addition to our western Arkansas franchise.

  On October 21, 1993, we announced our intention to merge with InvestArk Bankshares, Inc., a $185 million bank holding company with offices in Stuttgart, Melbourne, Horseshoe Bend and Calico Rock. It is our belief that this transaction will be completed in early 1994.

  Additionally, due to a scheduled change in Arkansas branch banking law, the City National Bank of Fort Smith has made application to open full-service offices in Van Buren and Greenwood, two thriving communities in western Arkansas.

  Year-end assets were $938.7 million, but with our announced expansion plans we should exceed the one billion dollar mark early in 1994.

  Over the last couple of years, we have spoken to you about our "future worth banking on." Those sentiments are still at work as each director and each employee continue their efforts on behalf of this company.


                                                          James V. Kelley

               FIRST UNITED'S LOAN POLICY PERMITS FUNDS OBTAINED
              LOCALLY TO BE RE-CHANNELED INTO THE COMMUNITIES IT
                       SERVES, PROMOTING ECONOMIC GROWTH.

                               FINANCIAL ANALYSIS

OVERVIEW

  The following financial review and analysis is intended to highlight the significant factors affecting First United Bancshares, Inc. (First United) Consolidated Statements of Condition and Statements of Income presented in this Annual Report. This discussion is designed to provide readers with a more comprehensive review of the operating results and financial position than would be obtained from an examination of the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this Annual Report for an understanding of the following review and analysis.

  In May, 1993, First United increased its quarterly cash dividend by 13% as a result of higher sustainable earnings. The current annual dividend rate is $.68 per share versus $.60 prior to the increase.

  On November 30, 1993, First United acquired Commercial Bank at Alma in Alma, Arkansas for a purchase price of $5.5 million. The consolidated assets of Alma were approximately $44.4 million at the date of acquisition.

  On December 17, 1993, First United and InvestArk Bankshares, Inc. (InvestArk) entered into an agreement pursuant to which First United proposes to acquire all of the issued and outstanding stock of InvestArk through the issuance to InvestArk's stockholders of up to 985,849 shares of First United common stock. The agreement requires that the merger be accounted for as a pooling of interests.

  The common stock quoted market price increased by approximately 13% during 1993, going from $26.00 per share at January 1, 1993 to $29.50 at December 31, 1993.

  Operations for 1993 resulted in net income before the cumulative effect of a change in accounting principle of $11.9 million or $2.79 per share compared to $10.4 million or $2.44 per share in 1992 and $7.5 million or $1.77 per share in 1991. During 1993, First United implemented, as required, the new standard on accounting for income taxes. Net income after the effect of this change in accounting principle was $14.5 million or $3.38 per share for the year. As shown in Table 1, the most significant changes in per share net income occurred in net interest income and income tax expense. A more detailed discussion of the components of net income is given throughout this Financial Analysis.

TABLE 1:  CHANGES IN PER SHARE INCOME

                                                                               December 31,
- - - ---------------------------------------------------------------------------------------------------------------
                                                             1993                 1992                  1991
- - - ---------------------------------------------------------------------------------------------------------------
 Prior year income                                          $2.44                $1.77                 $1.74
 Increase(decrease)
   attributable to:
 Net interest income                                          .20                 1.11                   .71
 Provision for loan losses                                    .28                  .19                  (.27)
 Non-interest income                                         (.08)                 .13                   .07
 Non-interest expense                                         .14                 (.37)                 (.37)
 Income taxes                                                (.19)                (.39)                 (.11)
 Cumulative Effect of Accounting
 Change                                                       .59                   -0-                   -0-
- - - ---------------------------------------------------------------------------------------------------------------
 Current year income                                        $3.38                $2.44                 $1.77
- - - ---------------------------------------------------------------------------------------------------------------

  Net income before the cumulative effect of the change in accounting principle as a percentage of total average assets (ROA) was 1.27% in 1993 versus 1.20% in 1992 and .90% in 1991. The return on shareholder's equity (ROE) before the cumulative effect of the change in accounting principle was 13.92% in 1993 versus 13.78% in 1992 and 10.96% in 1991. These measures compare favorably with banks of similar size nationwide.

  Total assets at December 31, 1993 were $938.7 million, 5% higher than 1992 when total assets were $895.5 million. The increase in total assets at December 31, 1993 from December 31, 1992 was primarily the result of the acquisition of Commercial Bank at Alma.

  The book value of First United's common stock increased 15% to $21.36 per share in 1993 from $18.64 per share in 1992. Cash dividends were $.66 per share in 1993 and $.60 per share in 1992 and $.50 per share in 1990.

EARNINGS ANALYSIS

NET INTEREST INCOME

  Net interest income, the principal source of earnings, is the difference between the income generated by earning assets and the total interest cost of the funds obtained to carry them. Net interest income, as it is referred to in this discussion, is on a fully tax-equivalent basis, which adjusts for the tax-exempt status of income earned on certain municipal loans and investments. The reported interest income for these tax-free assets is increased by the amount of income tax savings less the nondeductible portion of interest expense incurred to acquire the tax-free assets.

  On a tax-equivalent basis, net interest income for the year ended December 31, 1993 was $36.8 million, an increase of 3% over the year-end 1992 total of $35.8 million. Net interest income for the year ended December 31, 1991 was $31.3 million. The 3% increase in net interest income for 1993 was primarily the result of a lower interest rate environment which, combined with First United's negative GAP position, allowed for improved margins.

TABLE 2:  ANALYSIS OF NET INTEREST MARGIN

                                                                            December 31,
- - - ---------------------------------------------------------------------------------------------------------------
                                                       1993                    1992                     1991
- - - ---------------------------------------------------------------------------------------------------------------
 Yield on earning assets                               7.28%                   7.94%                    9.26%
 Break-even yield                                      2.86%                   3.53%                    5.14%
 Net interest margin                                   4.42%                   4.41%                    4.12%
 Net interest spread                                   3.84%                   3.73%                    3.22%
- - - ---------------------------------------------------------------------------------------------------------------

  The net interest spread increased in 1993 when compared with the previous two years, from 3.73% and 3.22%, respectively, in 1992 and 1991 to 3.84% in 1993. First United's negative GAP position, as well as a lower cost of funds, has contributed to the increase in net interest margin and spread.


  Earning assets increased 5%, from $833.9 million at December 31, 1992 to $873.0 million at year-end 1993. Total securities decreased $1.5 million and total short-term investments decreased $10.4 million while loans increased $51.2 million. As a percentage of earning assets, loans increased from 44% to 48%, total securities decreased from 11% to 10% and short-term investments decreased from 5% to 4%. The mix of earning assets reflected a shift from short-term investments and securities to loans. The increase in the level of earning assets and the change in mix can be attributed to the 1993 acquisition of Commercial Bank at Alma.

  Interest-bearing deposits increased $29.7 million during 1993. Total interest-bearing deposits were $682.6 million at December 31, 1993 compared with $652.9 million at year-end 1992. Non-interest-bearing demand increased $3.8 million or 3% during 1993.


NON-INTEREST INCOME

  Securities gains totalled $.05 million in 1993 compared to $.39 million in 1992 and $.25 million in 1991. During 1992, First United realized security gains primarily from the sale of fixed-rate Mortgage-Backed Securities. These securities were sold and reinvested in similar securities with adjustable rates. The carrying value of securities sold during 1993 was approximately $1.0 million as compared to $15.4 million and $30.0 million in 1992 and 1991, respectively.

  Total non-interest income, excluding security gains, was $5.1 million for 1993 compared with $5.1 million for 1992 and $4.7 million for 1991. The increase in 1992 over 1991 levels was primarily the result of increases in City National Bank's mortgage loan servicing fees which are included in the category of other operating income.


PROVISION FOR LOAN LOSSES

  The provision for possible loan losses is the amount charged to current period earnings. In order to ensure that the provisions maintain the allowance at an adequate level, First United considers factors such as watch list trends, the collateral adequacy of loans on the watch list, economic conditions, net charge-offs and the size of the loan portfolio in determining the current period provision.

  The provision for loan losses totalled $1.2 million in 1993 versus $2.4 million in 1992 and $3.2 million in 1991. Net loan losses of $1.8 million in 1992 were primarily the result of commercial credits at First National Bank of El Dorado (El Dorado) and First National Bank of Magnolia (Magnolia) and commercial real estate credits at Ft. Smith which were deemed uncollectible. Net loan losses in 1991 were primarily the result of commercial credits at Magnolia. During 1992 and 1991, First United made significant provisions in order to maintain adequate levels of protection against possible loan losses.


NON-INTEREST EXPENSE

  Non-interest expense decreased 3% or $.06 million in 1993 over 1992 levels, and increased 8% in 1992 over 1991 levels. The decrease in 1993 was primarily in other operating expenses.

  Pension and employee benefits increased 15% during 1992 when compared with the same period in 1991, primarily as a result of higher net periodic pension costs related to the defined benefit pension plan. The 9% increase in other operating expenses was attributable primarily to increased FDIC insurance costs and write-down of other real estate owned. Additional information concerning other real estate can be found in Note 1 in the Notes to the Consolidated Financial Statements.


INCOME TAXES

  Federal income taxes as a percentage of pre-tax income was 31.4% in 1993, 30.8% in 1992 and 28.3% in 1991. The trend of increasingly higher effective tax rates in each of the years 1993 and 1992 results from lower levels of tax-exempt income relative to increases in pre-tax income. Additional information regarding income taxes can be found in Note 9 in the Notes to the Consolidated Financial Statements.



BALANCE SHEET ANALYSIS

LOANS AND CREDIT RISK MANAGEMENT

  A sound credit policy combined with periodic and independent credit reviews are the key factors for First United's credit risk management program. All subsidiary banks operate under written loan policies that help maintain a consistent lending function and provide sound credit decisions. Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken. In addition, First United has an internal audit and loan review staff that operates independently of the subsidiary banks. This review team performs periodic examinations of each bank's loans and related documentation. Results of these examinations are reviewed with the Chairman and Chief Executive Officer of First United, the management and board of the respective subsidiary banks, and the First United Audit Committee.

TABLE 3:  LOAN PORTFOLIO

                                                                     December 31,
- - - ----------------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)                      1993        1992           1991           1990           1989
- - - ----------------------------------------------------------------------------------------------------------------
 Commercial, Financial and
   Agricultural                         $108,979        $91,415       $103,164        $112,163       $118,108
 Real Estate                             236,362        215,249        210,349         210,607        194,143
 Consumer Loans                           66,970         53,297         53,824          48,743         57,333
 Loans for Purchasing or
   Carrying Securities                     2,655          3,035          2,799           2,721          2,367
 Financing Leases                            421          1,037             12           2,656          2,491
                                        --------       --------       --------        --------       --------
   Total Loans                          $415,387       $364,033       $370,148        $376,890       $374,442
                                        ========       ========       ========        ========       ========
 Non-Performing Assets                  $  3,589       $  6,791       $  9,469        $ 10,875       $ 11,617
                                        ========       ========       ========        ========       ========

                      THE COMMON STOCK QUOTED MARKET PRICE
                  INCREASED BY APPROXIMATELY 13% DURING 1993.

  Construction loans outstanding at December 31, 1993 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

  A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totalling $2.7 million represent 0.6% of year-end loans compared to 1.2% at December 31, 1992.

  Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1993 totalled $2.2 million compared with $2.1 million at year ended 1992. It is the policy of First United to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1993 by approximately $169,000. The amount of interest income on such non-performing loans included in net income for 1993 was not material.

  Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

  Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $0.9 million at year ended 1993. This compares with $2.6 million and $4.0 million at year ended 1992 and 1991, respectively.

  First United has no foreign credits in its loan portfolio. The intent of management is to deploy its funds in its primary trade area where management is familiar with its customers. This policy of First United permits funds obtained locally to be re-channeled into the communities First United serves, promoting economic growth.

  Although First United maintains sound credit policies, certain credits unexpectedly deteriorate and are charged off as a loss. The reserve for possible loan losses is maintained to absorb potential losses, and the management of First United views the reserve as a source of financial strength. The reserve is increased by regular provisions which are based on the current level of net loan and lease size and character of the loan and lease portfolio, historical charge-off experience, current national and local economic conditions and the evaluation of specific loans.


TABLE 4:  LOAN MATURITIES

- - - ----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                                December 31, 1993
- - - ----------------------------------------------------------------------------------------------------------------
                                               1 Year         Over 1                     Over
                                              or Less      through  5 years            5 years         Total
                                              -------      ----------------            -------        -------
 Commercial, Financial &
 Agricultural                                 $66,585          $35,793                 $6,600        $108,978
                                              =======          =======                 ======        ========


 Variable Rate                                                                                        $30,620
 Pre-determined Rate                                                                                  $78,358

TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE

                                                                            December 31,
- - - ---------------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)                             1993         1992         1991        1990        1989
- - - ---------------------------------------------------------------------------------------------------------------
 Balance of Allowance for Loan
   Losses at Beginning of Period                    $6,899       $6,315      $6,133       $6,068      $6,033
                                                    ------       ------      ------       ------      ------

 Allowance Applicable to Loans of
   Acquired Bank                                       520          -0-         -0-          -0-         -0-
                                                    ------       ------      ------       ------      ------

 Loans Charged-Off:
   Commercial, Financial and
     Agricultural                                      476        1,784       2,168        1,762       3,593
   Real Estate                                         131          816         924          710          79
   Consumer                                            496          329         960          365       1,407
   Other                                               276          -0-         -0-          -0-         -0-
                                                    ------       ------      ------       ------      ------

 Total Loans Charged-Off                             1,379        2,929       4,052        2,837       5,079
                                                    ------       ------      ------       ------      ------

 Recoveries of Loans Previously
   Charged-Off:
   Commercial, Financial and
     Agricultural                                      381          467         354          323         947
   Real Estate                                         659          424         368          169          22
   Consumer                                            183          200         262          288         308
                                                    ------       ------      ------       ------      ------

 Total Recoveries                                    1,223        1,091         984          780       1,277
                                                    ------       ------      ------       ------      ------

 Net Loans Charged-Off                                 156        1,838       3,068        2,057       3,802
                                                    ------       ------      ------       ------      ------

 Provision to Allowance                              1,215        2,422       3,250        2,122       3,837
                                                    ------       ------      ------       ------      ------

 Balance at End of Period                           $8,478       $6,899      $6,315       $6,133      $6,068
                                                    ======       ======      ======       ======      ======

 Ratio of Net Charge-Offs to Loans
 Outstanding                                           .04%         .50%        .83%         .55%       1.02%
- - - ---------------------------------------------------------------------------------------------------------------

  The amount of the provision for possible loan losses is based upon the current level of loans and leases, watch list trends, economic trends, collateral value of watch list loans and net charge-offs on a historical basis. First United continues to revise and enhance its credit policies as well as its formal loan review program, and is committed to reducing the level of non-performing assets.

  Allowance for possible loan losses as a percentage of non-performing loans was approximately 315%, 165% and 116% at December 31, 1993, 1992 and 1991 respectively.

  All non-performing assets of First United as of December 31, 1993 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1993, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.

TABLE 6: ALLOCATION OF RESERVE BY CATEGORY

                                                                      December 31,
- - - ------------------------------------------------------------------------------------------------------------------------------------
                        1993                      1992                    1991                 1990                      1989
- - - ------------------------------------------------------------------------------------------------------------------------------------
                                % Loans in            % Loans in             % Loans in           % Loans in            % Loans in
 (Dollars in                    each                  each                   each                 each                  each
  Thousands)          Amount    Category    Amount    Category     Amount    Category    Amount   Category    Amount    Category
- - - ------------------------------------------------------------------------------------------------------------------------------------
 Commercial and
   Financial          $4,370      27%       $2,168       26%       $2,560       29%      $3,320      31%      $4,166       33%
 Real Estate             666      57%        1,838       59%        1,164       57%         734      56%         370       52%
 Consumer              1,028      16%          487       15%        1,071       14%       1,012      13%         878       15%
 Unallocated           2,414      -0-        2,406       -0-        1,520       -0-       1,067      -0-         654       -0-
- - - ------------------------------------------------------------------------------------------------------------------------------------
 Total                $8,478     100%       $6,899      100%       $6,315      100%      $6,133     100%      $6,068      100%
- - - ------------------------------------------------------------------------------------------------------------------------------------
 Allowance as a
   Percentage of
   Total Loans         2.04%                 1.90%                  1.71%                 1.63%                1.62%
- - - ------------------------------------------------------------------------------------------------------------------------------------


TABLE 7:  RISK ELEMENTS

                                                                 December 31,
                                          -------------------------------------------------------------
 (Dollars in Thousands)                     1993         1992         1991          1990        1989
                                          -------     -------      -------        -------       -------
 Non-Performing Loans:
 Non-Accrual Loans:
 Commercial & Financial                   $ 1,571     $ 1,294      $ 3,669        $ 4,822       $ 5,451
 Real Estate                                  520         708        1,034            414           687
 Consumer                                      68          59           87             73            24
                                          -------     -------      -------        -------       -------
   Total Non-Accrual Loans                  2,159       2,061        4,790          5,309         6,162
                                          -------     -------      -------        -------       -------
 Past Due 90 Days or More and Still
 Accruing:
 Commercial                                    64          13          254            428           548
 Real Estate                                   28         535          146            202           338
 Consumer                                     219         156          231            193           126
                                          -------     -------      -------        -------       -------
   Total Past Due 90 Days
     or More and Still
     Accruing                                 311         704          631            823         1,012
                                          -------     -------      -------        -------       -------
 Renegotiated Loans                           223       1,414           16             -0-         -0-
                                          -------     -------      -------        -------       -------
 Total Non-Performing Loans                 2,693       4,179        5,437          6,132         7,174
 Other Real Estate                            896       2,612        4,032          4,743         4,443
                                          -------     -------      -------        -------       -------
 Total Non-Performing Assets              $ 3,589     $ 6,791      $ 9,469        $10,875       $11,617
                                          -------     -------      -------        -------       -------
 Non-Performing Loans
  as a % of Outstanding Loans                .66%        1.15%        1.47%          1.63%        1.92%
 Non-Performing Assets
  as a % of Equity Capital                  3.93%        8.53%       13.20%         16.40%       19.04%
                                          -------     -------      -------        -------       -------

INVESTMENT SECURITIES

TABLE 8:  INVESTMENT SECURITIES CARRYING VALUE

 (Dollars in Thousands)                                                             December 31,
                                                           ----------------------------------------------------------------
                                                             1993                      1992                          1991
                                                           --------                  --------                      --------
 U.S. Treasury Securities and
 Other U.S. Government
 Agencies                                                  $174,045                  $151,750                      $204,529
 Obligations of States and
    Political Subdivisions                                   46,242                    36,073                        34,436
 Mortgage-Backed Securities                                 120,128                   141,158                       121,447
 Other Securities                                             1,652                     2,316                         2,897
                                                           --------                  --------                      --------
                                                           $342,067                  $331,297                      $363,309
                                                           ========                  ========                      ========

     First United's goal in managing the investment securities portfolio is to maximize the long-term total return on invested funds. Investment securities are purchased with the intent and ability to hold them to maturity and are, therefore, carried at amortized cost.

     Total investment securities were $342.1 million at December 31, 1993, a modest increase of 3% from the previous year.

     Significant changes in the mix of First United's investment portfolio have occurred over the past three years. As a percentage of total year-end investment securities, tax-exempt securities were 14% in 1993 compared to 11% in 1992. This increase results from tax-exempt securities held by Commercial Bank at Alma at the time of its acquisition. Furthermore, First United found issuances of tax-exempt securities with tax-equivalent yields more attractive than their taxable counterparts. See notes 3 and 4 of the Notes to the Consolidated Financial Statements for additional information on Held for Sale and Investment Securities.

TABLE 9:  INVESTMENT SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS

                                                                         Maturing
                   ---------------------------------------------------------------------------------------------------------------
                                         After One But    After Five But                                  Mortgage-
                   Within One Year     Within Five Years  Within Ten Years          After Ten Years    Backed Securities

 (Dollars
 in Thousands)             Amount      Yield     Amount   Yield      Amount        Yield     Amount    Yield       Amount   Yield
                           ------      -----     ------   -----      ------        -----     ------    -----       ------   -----
 U.S. Treasury
 Securities and
 Other U.S.
 Government
 Agencies                  $25,158     6.97%    $124,672   5.58%     $20,388       5.83%    $ 3,827    6.52%         -0-       -0-
 State & Political
   Subdivisions              2,834     8.76%      14,976   7.04%      18,921       6.51%      9,511    7.03%         -0-       -0-
 Mortgage-Backed
   Securities                  -0-      -0-         -0-     -0-          -0-        -0-         -0-     -0-      120,128      6.44%
 Other                         -0-      -0-          10    5.50%         -0-        -0-       1,642    2.47%         -0-       -0-
                           -------    -----     --------   ----      -------       ----      ------    ----     --------      ----

   Total                   $27,992     7.15%    $139,658   5.74%     $39,309       6.16%    $14,980    6.40%    $120,128      6.44%
                           =======     ====     ========   ====      =======       ====     =======    ====     ========      ====

SECURITIES HELD FOR SALE

     Securities to be held for indefinite periods of time and not intended to be held until maturity are classified as held for sale and carried at the lower of aggregate cost or fair value. Securities held for sale include securities that management intends to use as part of its asset/liability strategy and that may be sold in response to changes in interest rates or economic factors.

     At December 31, 1993, $69.6 million of U.S. Treasury Securities and $13.9 million of fixed-rate Mortgage-Backed Securities were classified as held for sale. The Mortgage-Backed Securities have an average life of 2.8 years while the U.S. Treasury Securities have maturities ranging from 15 days to 4.8 years. The U.S. Treasury Securities and Mortgage-Backed Securities have weighted average yields of approximately 5.48% and 6.59%, respectively.


TABLE 10:  AVERAGE DEPOSITS

                                                                                  Year Ended December 31,
                                             1993                   1992                     1991
                                     -------------------     -------------------     ------------------
                                      Amount       Rate       Amount       Rate       Amount       Rate
 Non-interest-bearing
   Demand Deposits                   $108,350      0.0%      $102,144      0.0%      $ 98,177      0.0%
 Savings Deposits and
   Interest-bearing
   Deposits                           276,464      2.7%       247,171      3.2%       215,318      4.7%
 Time Deposits of $100
   or more                            108,377      3.8%       115,588      4.6%       128,531      6.7%
 Other Time Deposits                  271,882      4.0%       282,362      4.9%       273,057      6.8%
                                      -------                 -------                 -------

   Total                             $765,073                $747,265                $715,083
                                     ========                ========                ========

                     FIRST UNITED BANCSHARES, INC. STRIVES
                       TO MAINTAIN A BALANCE BETWEEN THE
                     RETENTION OF EARNINGS FOR A SUPPORT OF
                      GROWTH AND EXPANSION AND A FAIR CASH
                          RETURN FOR ITS STOCKHOLDERS.

TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

(Dollars in Thousands)                                   December 31, 1993
                                                         -----------------
 Three Months or Less                                        $ 63,350
 Over 3 Through  6 Months                                      28,917
 Over 6 Through 12 Months                                      12,470
 Over 12 Months                                                18,064
                                                             --------

    Total                                                    $122,801
                                                             ========


TABLE 12:  AVERAGE SHORT-TERM BORROWINGS

                                                                                 December 31,
                                                            ------------------------------------------------
 (Dollars in Thousands)                                       1992                1992                 1991
                                                            -------             -------              -------
 Balance at December 31                                     $27,109             $26,262              $17,625
 Daily Average Amount Outstanding                            29,433              26,775               19,312
 Maximum Month-End Balance                                   27,109              33,955               22,717
 Daily Average Interest Rate                                   2.55%               3.10%                4.62%
 Weighted Average Interest Rate on
   Balance at December 31                                      2.81%               2.29%                3.33%

CAPITAL ADEQUACY AND RESOURCES

CAPITAL AND LIQUIDITY

     The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

     First United is well capitalized with a primary capital to asset ratio of 10.53% at December 31, 1993 compared with 9.59% in 1992 and 9.13% in 1991.
First United's stockholders' equity for the year ended December 31, 1993 totalled $91.3 million compared with $79.6 million in 1992 and $71.7 million in 1991. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

     In today's environment, liquidity for a banking organization is essentially a function of its ability to renew and acquire new purchased liabilities. First United is aided significantly in this respect by its strong capital position and its continuing high rate of internal capital generation. Additional liquidity is derived from the short maturity of First United's investment portfolio, its relatively low level of problem loans and its substantial local customer base at each member bank.


TABLE 13:  CAPITAL RATIOS

                                                                              December 31,
                                                           --------------------------------------------------
                                                             1993                 1992                  1991
                                                           -------              -------               -------
 Equity Capital to Assets                                    9.72%                8.89%                 8.45%
 Primary Capital to Assets                                  10.53%                9.59%                 9.13%
 Leverage Ratio                                              9.31%                8.58%                 8.04%
 Tier 1 Capital                                             18.83%               18.45%                16.03%
 Risk-Based Capital                                         19.53%               20.11%                17.28%
 Dividend Payout Ratio*                                     23.62%               24.54%                28.31%

* Based upon net income before the cumulative effect of the change in accounting principle.

TABLE 14:  REGULATORY COMPARISON OF CAPITAL RATIOS


                                                                                                  Regulatory
 December 31, 1993                                               First United                    Requirements
                                                                 ------------                    ------------
 Total Capital/Total Assets                                         10.53%                           6.00%
 Primary Capital/Total Assets                                       10.53%                           5.50%
 Total Risk-Based Capital                                           19.53%                           8.00%
 Tier 1 Capital                                                     18.83%                           4.00%
 Leverage Ratio                                                      9.31%                           3.00%

COMMON STOCK AND DIVIDENDS

     First United anticipates continuing its policy of regular cash dividends, although there is no assurance as to future dividends because they are dependent on future earnings, capital requirements and the financial condition of First United. First United strives to maintain a balance between the retention of earnings for a support of growth and expansion and a fair cash return for its stockholders. National banking law limits the amount of dividends which banks can pay without obtaining prior approval from bank regulatory authorities.

     On July 27, 1992, the Board of Directors of First United declared a 2-for-1 stock split effected in the form of a 100% stock dividend. The dividend of approximately 2.1 million shares was distributed on September 8, 1992.

     During the first quarter of 1992, First United increased its annual cash dividend from $.50 per share to $.60 per share and during the second quarter of 1993, First United increased its annual dividend to $.68 per share. These increases result from higher sustainable earnings.

     First United Common Stock is traded on the NASDAQ-NMS Over-the-Counter Market under the symbol "UNTD."

     All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. Additionally, this table lists dividends paid by First United to its shareholders for the period of January 1, 1992, to December 31, 1993.

On March 1, 1994, the Company had approximately 820 shareholders of record.


TABLE 15:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE

 1993                                               High                      Low                   Div. Paid
- - - -------------------------------------------------------------------------------------------------------------
 First quarter                                    $26                       $23                      $.15
 Second quarter                                    26 1/4                    23                       .17
 Third quarter                                     29 1/2                    26                       .17
 Fourth quarter                                    29 1/2                    26 1/2                   .17


 1992                                               High                      Low                   Div. Paid
- - - -------------------------------------------------------------------------------------------------------------
 First quarter                                    $14 3/4                   $13 3/8                   $.15
 Second quarter                                    19 3/8                    14 1/4                    .15
 Third quarter                                     19                        17                        .15
 Fourth quarter                                    26                        17                        .15
- - - -------------------------------------------------------------------------------------------------------------

ASSET - LIABILITY MANAGEMENT

CHANGING INTEREST RATES

     First United, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest- earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results. At December 31, 1993, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

     First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. An interest rate sensitive balance sheet as of December 31, 1993 is presented in Table 16.

TABLE 16:  INTEREST RATE SENSITIVE BALANCE SHEET

                                                       By Repricing Dates At December 31, 1993
- - - ------------------------------------------------------------------------------------------------------------------------------
 (Dollars in                       0-30          31-90       91-180          181-365         1-5           Over
  Thousands)                       Days          Days         Days             Days         Years         5 Years        Total
- - - ------------------------------------------------------------------------------------------------------------------------------
 ASSETS
   Total Securities            $ 54,204       $27,349      $23,020        $55,488      $209,544        $55,930       $425,535
   Loans and Leases,
     Net of Unearned
     Income                     118,760        32,610       45,713         72,760       113,922         31,044        414,809
   Short-Term
     Investments                 32,670           -0-          -0-            -0-           -0-            -0-         32,670
                               --------       -------      -------       --------      --------        -------       --------
     Total Rate Sensitive
         Assets                $205,634       $59,959      $68,733       $128,248      $323,466        $86,974       $873,014
                               --------       -------      -------       --------      --------        -------       --------
 SOURCES OF FUNDS
   Savings and Interest-
     bearing Demand
    Deposits                    286,867           -0-          -0-            -0-           -0-            -0-        286,867
   Time Deposits                 79,573        98,151      102,190         54,092        61,677              8        395,691
   Short-Term
     Borrowings                  26,989           120          -0-            -0-           -0-            -0-         27,109
   Long-Term Debt                   -0-           -0-          -0-          6,107         1,107            -0-          7,214
                               --------       -------      -------       --------      --------        -------       --------

     Total Rate Sensitive
       Liabilities             $393,429       $98,271     $102,190        $60,199      $ 62,784        $     8       $716,881
                               --------       -------     --------       --------      --------        -------       --------

 Interest Rate
   Sensitivity Gap             (187,795)      (38,312)     (33,457)        68,049       260,682         86,966        156,133
 Cumulative Interest
   Rate Sensitivity Gap        (187,795)     (226,107)    (259,564)      (191,515)       69,167        156,133
 Cumulative Interest
   Rate Sensitivity Gap
   as a Percent of Total
   Assets                          (20%)         (24%)        (28%)          (20%)           7%            17%


INFLATION

     Inflation also impacts the banking industry, but the problem with inflation for banking institutions differs substantially from those incurred by non-financial institutions. In industries with a high proportion of property and equipment, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of those assets. In industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry since bank assets are primarily monetary assets which move in concert with inflation; however, interest rates earned and paid by banks do not necessarily move in the same directions or magnitude as general inflation. Because First United has a significant investment in long-term securities and fixed-rate loans, earnings on these assets will not keep up with yields available on alternative investments during periods of rising inflation. Furthermore, First United's liabilities are more sensitive to changes in interest rates than its assets are, so in this respect, inflation has a negative impact on earnings.

REGULATORY AND ACCOUNTING ISSUES

REGULATORY ISSUES

     Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, "consumer loans and credit sales" have a maximum limitation of 17% per annum and all "general loans" have a maximum limitation of 5% over the Federal Reserve Discount Rate in effect at the time the loan was made. The Arkansas Supreme Court has determined that "consumer loans and credit sales" are "general loans" and are subject to the limitation of 5% over the Federal Reserve Discount Rate as well as a maximum limitation of 17% per annum. As a general rule, First United's subsidiary banks are required to comply with the Arkansas usury laws on loans made within the State of Arkansas.

     On December 19, 1991, The Federal Deposit Insurance Corporation Improvement Act of 1991 was signed into law. The Act contains broad legislation which includes not only recapitalization of the bank insurance fund (BIF) but also includes supervisory and examination reforms. The Act imposes strict statutory rules for a bank's senior management, outside directors, independent auditors, examiners and regulators to ensure that a bank's finances, management and legal compliance are thoroughly analyzed.

ACCOUNTING STANDARDS

     On January 1, 1993, First United adopted Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes." The adoption of SFAS No. 109 changed First United's method of accounting for income taxes to the liability method. The cumulative effect of adopting SFAS No. 109 on First United's financial statements was to increase net income by $2.5 million or $.59 per share.

     During 1993 the Financial Accounting Standards Board (FASB) issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. Management believes that the effect of this statement upon adoption will not be material.

     Also during 1993 the FASB issued SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which First United will adopt on January 1, 1994. This statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities will be classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. Upon adoption of this statement on January 1, 1994, First United will classify all of its securities held for sale and certain of its investment securities as available-for-sale. At December 31, 1993, the carrying values and fair values of securities expected to be classified as available- for-sale are approximately $298,000,000 and $303,000,000, respectively, which would result in reflecting an unrecognized gain, net of tax, of approximately $3,200,000 as a separate component of the capital accounts.

TABLE 17: SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND CHANGES IN NET
          INTEREST INCOME (FTE) 1

                                                                                                     1993
- - - ------------------------------------------------------------------------------------------------------------------------------

                                                                                 Average
 (Dollars in Thousands)                                                          Balance            Interest             Rate
- - - ------------------------------------------------------------------------------------------------------------------------------
 ASSETS
   INTEREST-EARNING ASSETS:
     Loans (net of unearned income)                                             $375,315             $31,332             8.35%
   Investment Securities:
     Taxable Securities                                                          393,065              24,769             6.30%
     Non-taxable Securities                                                       35,653               3,655            10.25%
   Money-Market Assets:
     Federal Funds Sold and Securities  Purchased Under
       Agreements to Resell and Other Short-Term
       Investments                                                                29,567                 936             3.17%
- - - ------------------------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets                                           833,600              60,692             7.28%
- - - ------------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-EARNING ASSETS:
     Cash and Due From Banks                                                      44,781
     Premises and Equipment, Net                                                   9,585
     Other Assets                                                                 15,421
     Less Allowance for Loan Losses                                               (7,615)
- - - ------------------------------------------------------------------------------------------------------------------------------
         Total                                                                  $895,772
==============================================================================================================================
 LIABILITIES
   INTEREST-BEARING LIABILITIES
     Savings and Interest-bearing Deposits                                      $276,464             $ 7,560             2.73%
     Time Deposits of $100 or More                                               108,377               4,115             3.80%
     Other Time Deposits                                                         271,882              10,892             4.01%
     Federal Funds Purchased and Securities Sold Under
       Agreements to Repurchase                                                   29,433                 750             2.55%
     Notes Payable                                                                 7,894                 543             6.88%
- - - ------------------------------------------------------------------------------------------------------------------------------
         Total Interest-bearing Liabilities                                      694,050              23,860             3.44%
- - - ------------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-BEARING LIABILITIES:
     Demand Deposits                                                             108,350
     Other Liabilities                                                             6,101
     Shareholders' Equity                                                         87,271
- - - ------------------------------------------------------------------------------------------------------------------------------
         Total                                                                  $895,772
==============================================================================================================================
         Net Interest-Earnings                                                                       $36,832
==============================================================================================================================
         Net Yield on Interest-Earning
            Assets                                                                                                       4.42%
==============================================================================================================================

                                                                                      1992
- - - -----------------------------------------------------------------------------------------------------------------------

                                                                      Average
 (Dollars in Thousands)                                               Balance             Interest                Rate
- - - -----------------------------------------------------------------------------------------------------------------------
 ASSETS
   INTEREST-EARNING ASSETS:
     Loans (net of unearned income)                                 $359,029               $32,404                9.03%
   Investment Securities:
     Taxable Securities                                              391,843                27,870                7.11%
     Non-taxable Securities                                           34,631                 3,306                9.55%
   Money-Market Assets:
     Federal Funds Sold and Securities  Purchased Under
       Agreements to Resell and Other Short-Term
       Investments                                                    27,019                   925                3.42%
- - - -----------------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets                               812,522                64,505                7.94%
- - - -----------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-EARNING ASSETS:
     Cash and Due From Banks                                          40,411
     Premises and Equipment, Net                                       8,969
     Other Assets                                                     12,490
     Less Allowance for Loan Losses                                   (6,692)
- - - -----------------------------------------------------------------------------------------------------------------------
         Total                                                      $867,700
=======================================================================================================================
 LIABILITIES
   INTEREST-BEARING LIABILITIES
     Savings and Interest-bearing Deposits                          $247,171               $ 7,891                3.19%
     Time Deposits of $100 or More                                   115,588                 5,317                4.60%
     Other Time Deposits                                             282,362                13,824                4.90%
     Federal Funds Purchased and Securities Sold Under
       Agreements to Repurchase                                       26,775                   830                3.10%
     Notes Payable                                                     9,005                   828                9.19%
- - - -----------------------------------------------------------------------------------------------------------------------
         Total Interest-bearing Liabilities                          680,901                28,690                4.21%
- - - -----------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-BEARING LIABILITIES:
     Demand Deposits                                                 102,144
     Other Liabilities                                                 9,631
     Shareholders' Equity                                             75,024
- - - -----------------------------------------------------------------------------------------------------------------------
         Total                                                      $867,700
=======================================================================================================================
         Net Interest-Earnings                                                             $35,815
=======================================================================================================================
         Net Yield on Interest-Earning
            Assets                                                                                                4.41%
=======================================================================================================================

                                                                             1993 Compared to 1992
- - - ----------------------------------------------------------------------------------------------------------------
                                                               Total                Due To               Due to
                                                             Increase             Change in            Change in
 (Dollars in Thousands)                                     (Decrease)              Volume                Rate
- - - ----------------------------------------------------------------------------------------------------------------
 ASSETS                                                       $(1,072)              $1,471              $(2,543)
   INTEREST-EARNING ASSETS:
     Loans (net of unearned income)                            (3,101)                  87               (3,188)
   Investment Securities:                                         349                   98                  251
     Taxable Securities
     Non-taxable Securities
   Money-Market Assets:
     Federal Funds Sold and Securities  Purchased Under
       Agreements to Resell and Other Short-Term
       Investments                                                 11                   87                  (76)
- - - ----------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets                         (3,813)               1,743               (5,556)
- - - ----------------------------------------------------------------------------------------------------------------
   NON-INTEREST-EARNING ASSETS:
     Cash and Due From Banks
     Premises and Equipment, Net
     Other Assets
     Less Allowance for Loan Losses
- - - ----------------------------------------------------------------------------------------------------------------
         Total
================================================================================================================
 LIABILITIES
   INTEREST-BEARING LIABILITIES
     Savings and Interest-bearing Deposits                       (331)                 934               (1,265)
     Time Deposits of $100 or More                             (1,202)                (332)                (870)
     Other Time Deposits                                       (2,932)                (514)              (2,418)
     Federal Funds Purchased and Securities Sold Under
       Agreements to Repurchase                                   (80)                  82                 (162)
     Notes Payable                                               (285)                (102)                (183)
- - - ----------------------------------------------------------------------------------------------------------------
         Total Interest-bearing Liabilities                    (4,830)                  68               (4,898)
- - - ----------------------------------------------------------------------------------------------------------------
   NON-INTEREST-BEARING LIABILITIES:
     Demand Deposits
     Other Liabilities
     Shareholders' Equity
- - - ----------------------------------------------------------------------------------------------------------------
         Total
================================================================================================================
         Net Interest-Earnings                                $ 1,017               $1,675              $  (658)
================================================================================================================
         Net Yield on Interest-Earning
            Assets
================================================================================================================

                                                                                              1991
- - - -------------------------------------------------------------------------------------------------------------------------

                                                                      Average
 (Dollars in Thousands)                                               Balance             Interest                Rate
- - - -------------------------------------------------------------------------------------------------------------------------
 ASSETS                                                             $372,046               $38,455               10.34%
   INTEREST-EARNING ASSETS:
     Loans (net of unearned income)                                  318,277                26,414                8.30%
   Investment Securities:                                             36,813                 3,654                9.93%
     Taxable Securities
     Non-taxable Securities
   Money-Market Assets:
     Federal Funds Sold and Securities  Purchased Under
       Agreements to Resell and Other Short-Term
       Investments                                                    31,976                 1,795                5.61%
- - - -------------------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets                               759,112                70,318                9.26%
- - - -------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-EARNING ASSETS:
     Cash and Due From Banks                                          46,110
     Premises and Equipment, Net                                       9,191
     Other Assets                                                     30,400
     Less Allowance for Loan Losses                                   (6,293)
- - - -------------------------------------------------------------------------------------------------------------------------
         Total                                                      $838,520
=========================================================================================================================
 LIABILITIES
   INTEREST-BEARING LIABILITIES
     Savings and Interest-bearing Deposits                          $215,318               $10,111                4.70%
     Time Deposits of $100 or More                                   128,531                 8,597                6.69%
     Other Time Deposits                                             273,057                18,348                6.72%
     Federal Funds Purchased and Securities Sold Under
       Agreements to Repurchase                                       19,312                 1,023                5.30%
     Notes Payable                                                    10,114                   964                9.53%
- - - -------------------------------------------------------------------------------------------------------------------------
         Total Interest-bearing Liabilities                          646,332                39,043                6.04%
- - - -------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-BEARING LIABILITIES:
     Demand Deposits                                                  98,177
     Other Liabilities                                                24,672
     Shareholders' Equity                                             69,339
- - - -------------------------------------------------------------------------------------------------------------------------
         Total                                                      $838,520
=========================================================================================================================
         Net Interest-Earnings                                                             $31,275
=========================================================================================================================
         Net Yield on Interest-Earning
            Assets                                                                                                4.12%
=========================================================================================================================

                                                                                  1992 Compared to 1991
- - - ------------------------------------------------------------------------------------------------------------------------
                                                                       Total                Due To               Due To
                                                                     Increase             Change in            Change in
 (Dollars in Thousands)                                             (Decrease)              Volume                Rate
- - - ------------------------------------------------------------------------------------------------------------------------
 ASSETS                                                               $(6,051)           $  (1,345)             $(4,706)
   INTEREST-EARNING ASSETS:
     Loans (net of unearned income)                                     1,456                6,105               (4,649)
   Investment Securities:                                                (348)                (217)                (131)
     Taxable Securities
     Non-taxable Securities
   Money-Market Assets:
     Federal Funds Sold and Securities  Purchased Under
       Agreements to Resell and Other Short-Term
       Investments                                                       (870)                (278)                (592)
- - - ------------------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets                                 (5,813)               4,265             $(10,078)
- - - ------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-EARNING ASSETS:
     Cash and Due From Banks
     Premises and Equipment, Net
     Other Assets
     Less Allowance for Loan Losses
- - - ------------------------------------------------------------------------------------------------------------------------
         Total
========================================================================================================================
 LIABILITIES
   INTEREST-BEARING LIABILITIES
     Savings and Interest-bearing Deposits                             (2,220)               1,496               (3,716)
     Time Deposits of $100 or More                                     (3,280)                (866)              (2,414)
     Other Time Deposits                                               (4,524)                 625               (5,149)
     Federal Funds Purchased and Securities Sold Under
       Agreements to Repurchase                                          (193)                 395                 (588)
     Notes Payable                                                       (136)                (106)                 (30)
- - - ------------------------------------------------------------------------------------------------------------------------
         Total Interest-bearing Liabilities                           (10,353)               1,544              (11,897)
- - - ------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-BEARING LIABILITIES:
     Demand Deposits
     Other Liabilities
     Shareholders' Equity
- - - ------------------------------------------------------------------------------------------------------------------------
         Total
========================================================================================================================
         Net Interest-Earnings                                        $ 4,540            $   2,721             $  1,819
========================================================================================================================
         Net Yield on Interest-Earning
            Assets
========================================================================================================================

(1) Marginal Tax Rate of 35% in 1993 and 34% in 1992 and 1991

                                               SELECTED FINANCIAL DATA



                                                         Year Ended December 31,
                                     -----------------------------------------------------------------
                                                  (In Thousands, Except Per Share Data)
                                       1993          1992         1991          1990            1989
                                     -------       -------      --------      --------        --------
 OPERATING DATA
 Total Interest Income              $ 59,413      $ 63,381      $ 68,796      $ 68,213        $ 65,903
 Net Interest Income                  35,553        34,691        29,933        26,913          24,825
 Provision for Possible
   Loan Losses                         1,215         2,422         3,250         2,122           3,837
 Income Before
 Cumulative Effect of a
 Change In Accounting
 Principle                            11,937        10,443         7,546         7,438           6,201
 Net Income                           14,459        10,443         7,546         7,438           6,201


 PER SHARE DATA
 Income Before
 Cumulative Effect of a
 Change in Accounting
 Principle                          $   2.79      $   2.44      $   1.77      $   1.74        $   1.45
 Net Income                             3.38          2.44          1.77          1.74            1.45
 Cash Dividends Paid                     .66           .60           .50           .50             .50

 SELECTED BALANCE SHEET
   ITEMS
 Year Ended Balances
 Total Assets                       $938,694      $895,527      $848,582      $797,242        $765,338
 Total Securities(1)                 425,535       427,090       373,824       294,366         261,600
 Net Loans(2)                        414,810       363,655       369,726       376,544         374,136
 Total Deposits                      806,449       772,995       743,631       689,713         660,851
 Notes Payable                         7,214         8,321         9,429        10,536          11,643
 Capital Accounts                     91,257        79,618        71,737        66,327          61,025




(1) Includes investment and held for sale securities.

(2) Net of unearned discount.

                                        QUARTERLY RESULTS OF OPERATIONS
(UNAUDITED)


                                                                         Quarter Ended
                                                             (In Thousands, Except Per Share Data)
                                                    March 31        June 30         Sept. 30          Dec. 31
                                                    --------        -------         --------          -------
 1993
 Interest Income                                     $14,881        $14,785          $14,833          $14,914
 Interest Expense                                      6,007          6,014            5,881            5,958
 Net Interest Income                                   8,874          8,771            8,952            8,956
 Provision for Possible Loan Losses                      465            405              245              100
 Other Income                                          1,258          1,322            1,257            1,317
 Other Expense                                         4,948          5,278            5,575            6,283
 Income Tax Expense                                    1,503          1,292            1,522            1,154
 Change in Accounting Principle                        2,522           --             --               --
                                                     -------        -------          -------          -------
 Net Income                                          $ 5,738         $3,118          $ 2,867           $2,736
                                                     =======        =======          =======          =======

 Earnings Per Share                                    $1.34          $0.73            $0.67            $0.64
                                                     =======        =======          =======          =======

 1992
 Interest Income                                     $16,370        $16,198          $15,743          $15,070
 Interest Expense                                      7,896          7,569            6,807            6,418
 Net Interest Income                                   8,474          8,629            8,936            8,652
 Provision for Possible Loan Losses                      682            700              485              555
 Other Income                                          1,484          1,246            1,176            1,609
 Other Expense                                         5,613          5,421            5,676            5,984
 Income Tax Expense                                    1,143          1,171            1,188            1,145
                                                     -------        -------          -------          -------
Net Income                                           $ 2,520        $ 2,583          $ 2,763          $ 2,577
                                                     -------        -------          -------          -------
 Earnings Per Share                                 $   0.59        $  0.60          $  0.65          $  0.60
                                                    ========        =======          =======          =======



                         FINANCIAL STATEMENTS AND NOTES

                      CONSOLIDATED STATEMENTS OF CONDITION

First United Bancshares, Inc.
                                                                               December 31,
                                                                     ---------------------------------
                                                                         1993                 1992
                                                                     ------------         ------------
 ASSETS
 Cash and Due from Banks . . . . . . . . . . . . . . . . . . . .     $ 45,012,954         $ 43,734,306
                                                                     ------------         ------------

 Short-Term Investments:
   Federal Funds Sold and Securities
     Purchased Under Agreements to Resell  . . . . . . . . . . .       27,765,000           36,290,000
   Other Short-Term Investments  . . . . . . . . . . . . . . . .        4,905,483            6,828,734
                                                                     ------------         ------------
     Total Short-Term Investments  . . . . . . . . . . . . . . .       32,670,483           43,118,734
                                                                     ------------         ------------

 Securities Held For Sale (Estimated Fair
   Value of $84,450,000 and $97,293,000 at
 December 31, 1993 and 1992, respectively) . . . . . . . . . . .       83,467,753           95,793,644
                                                                     ------------         ------------

 Investment Securities (Estimated Fair Value
   of $349,164,000 and $337,763,000 at
   December 31, 1993 and 1992, respectively.)  . . . . . . . . .      342,067,031          331,296,701
                                                                     ------------         ------------
 Total Loans . . . . . . . . . . . . . . . . . . . . . . . . . .      415,386,789          364,032,805
   Unearned Discount . . . . . . . . . . . . . . . . . . . . . .         (577,497)            (377,739)
   Allowance for Possible Loan Losses  . . . . . . . . . . . . .       (8,478,102)          (6,898,828)
                                                                     ------------         ------------

     Net Loans . . . . . . . . . . . . . . . . . . . . . . . . .      406,331,190          356,756,238
                                                                     ------------         ------------
 Premises and Equipment  . . . . . . . . . . . . . . . . . . . .       11,182,290            9,417,291
                                                                     ------------         ------------
 Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . .        4,308,303            3,010,162
                                                                     ------------         ------------
 Other Real Estate . . . . . . . . . . . . . . . . . . . . . . .          896,463            2,612,303
                                                                     ------------         ------------
 Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . .       12,757,288            9,787,932
                                                                     ------------         ------------

     Total Assets  . . . . . . . . . . . . . . . . . . . . . . .     $938,693,755         $895,527,311
                                                                     ============         ============

 LIABILITIES
 Deposits:
   Demand  . . . . . . . . . . . . . . . . . . . . . . . . . . .     $123,890,533         $120,058,622
   Savings and Interest-bearing Demand . . . . . . . . . . . . .      286,867,333          271,445,916
   Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      395,690,675          381,490,434
                                                                     ------------         ------------
     Total Deposits  . . . . . . . . . . . . . . . . . . . . . .      806,448,541          772,994,972

 Federal Funds Purchased and Securities Sold
   Under Agreements to Repurchase  . . . . . . . . . . . . . . .       27,108,906           26,262,086
 Other Liabilities . . . . . . . . . . . . . . . . . . . . . . .        6,665,382            8,331,223
 Notes Payable:
   Unaffiliated Bank . . . . . . . . . . . . . . . . . . . . . .        2,214,290            3,321,432
   Affiliated Company  . . . . . . . . . . . . . . . . . . . . .        5,000,000            5,000,000
                                                                     ------------         ------------

     Total Liabilities . . . . . . . . . . . . . . . . . . . . .      847,437,119          815,909,713
                                                                     ------------         ------------

 Commitments and Contingencies

 CAPITAL ACCOUNTS
 Preferred Stock(Par value of $1.00; 500,000
   shares authorized in 1993 and 1992; none
   outstanding)  . . . . . . . . . . . . . . . . . . . . . . . .              -0-                  -0-
 Common Stock(Par value of $1.00; 12,000,000
   shares authorized; 4,272,276 shares
   outstanding in 1993 and 1992) . . . . . . . . . . . . . . . .        4,272,276            4,272,276
 Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . .       11,125,348           11,125,348
 Undivided Profits . . . . . . . . . . . . . . . . . . . . . . .       75,859,012           64,219,974
                                                                     ------------         ------------


     Total Capital Accounts  . . . . . . . . . . . . . . . . . .       91,256,636           79,617,598
                                                                     ------------         ------------
     Total Liabilities and Capital
       Accounts  . . . . . . . . . . . . . . . . . . . . . . . .     $938,693,755         $895,527,311
                                                                     ============         ============


The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

First United Bancshares, Inc.
                                                                                   Year Ended December 31,
                                                               --------------------------------------------------------------
                                                                   1993                     1992                    1991
                                                               ------------             ------------             ------------
 INTEREST INCOME
 Interest and Fees on Loans  . . . . . . . . . . . .           $ 31,332,378             $ 32,404,112             $ 38,354,726
 Interest on Securities: . . . . . . . . . . . . . .
   Taxable Securities                                            24,769,078               27,870,101               26,414,088
   Nontaxable Securities . . . . . . . . . . . . . .              2,375,569                2,182,050                2,412,123
 Interest on Federal Funds Sold and
   Securities Purchased Under
   Agreements to Resell  . . . . . . . . . . . . . .                731,397                  921,915                1,769,333
 Interest on Deposits in Banks . . . . . . . . . . .                204,771                    2,838                   25,760
                                                               ------------             ------------             ------------

     TOTAL INTEREST INCOME                                       59,413,193               63,381,016               68,976,030
                                                               ------------             ------------             ------------

 INTEREST EXPENSE
 Interest on Deposits  . . . . . . . . . . . . . . .             22,566,701               27,031,946               37,055,935
 Interest on Federal Funds Purchased
   and Securities Sold Under
   Agreements to Repurchase  . . . . . . . . . . . .                750,370                  830,152                1,023,224
 Interest on Notes Payable . . . . . . . . . . . . .                542,631                  828,222                  963,777
                                                               ------------             ------------             ------------

     TOTAL INTEREST EXPENSE                                      23,859,702               28,690,320               39,042,936
                                                               ------------             ------------             ------------

     NET INTEREST INCOME . . . . . . . . . . . . . .             35,553,491               34,690,696               29,933,094
 Provision for Loan Losses . . . . . . . . . . . . .             (1,215,000)              (2,422,000)              (3,249,600)
                                                               ------------             ------------             ------------
     NET INTEREST INCOME AFTER
     PROVISION FOR LOAN LOSSES . . . . . . . . . . .             34,338,491               32,268,696               26,683,494
                                                               ------------             ------------             ------------

 OTHER INCOME
 Service Charges on Deposit Accounts . . . . . . . .              2,931,729                2,831,036                2,668,527
 Trust Department Income . . . . . . . . . . . . . .                999,591                  918,773                  886,137
 Security Gains  . . . . . . . . . . . . . . . . . .                 54,435                  385,888                  254,188
 Other Operating Income  . . . . . . . . . . . . . .              1,168,246                1,378,988                1,136,711
                                                               ------------             ------------             ------------

     TOTAL OTHER INCOME                                           5,154,001                5,514,685                4,945,563
                                                               ------------             ------------             ------------

 OTHER EXPENSE
 Salaries  . . . . . . . . . . . . . . . . . . . . .              8,166,793                7,769,596                7,566,370
 Pension and Other Employee Benefits . . . . . . . .              2,453,560                2,611,241                2,278,786
 Net Occupancy Expense . . . . . . . . . . . . . . .              1,788,222                1,881,438                1,772,714
 Equipment Expense . . . . . . . . . . . . . . . . .                813,790                  604,920                  623,518
 Data Processing Expense . . . . . . . . . . . . . .              1,573,100                1,859,970                1,569,808
 Other Operating Expenses  . . . . . . . . . . . . .              7,289,431                7,966,045                7,284,594
                                                               ------------             ------------             ------------
     TOTAL OTHER EXPENSE . . . . . . . . . . . . . .             22,084,896               22,693,210               21,095,790
                                                               ------------             ------------             ------------

 INCOME BEFORE INCOME TAX
 EXPENSE . . . . . . . . . . . . . . . . . . . . . .             17,407,596               15,090,171               10,533,267
 INCOME TAX EXPENSE  . . . . . . . . . . . . . . . .              5,470,851                4,646,700                2,986,591
                                                               ------------             ------------             ------------
 INCOME BEFORE CUMULATIVE
 EFFECT OF A CHANGE IN
 ACCOUNTING PRINCIPLE  . . . . . . . . . . . . . . .             11,936,745               10,443,471                7,546,676
 CUMULATIVE EFFECT OF A CHANGE
 IN ACCOUNTING PRINCIPLE . . . . . . . . . . . . . .              2,521,995                      -0-                      -0-
                                                               ------------             ------------             ------------
 NET INCOME  . . . . . . . . . . . . . . . . . . . .           $ 14,458,740             $ 10,443,471             $  7,546,676
                                                               ------------             ------------             ------------

 EARNINGS PER SHARE, based on
 4,272,276 shares outstanding
   Income Before Cumulative Effect of a
 Change in Accounting Principle  . . . . . . . . . .           $       2.79             $       2.44             $       1.77
   Cumulative Effect of a Change in
     Accounting Principle  . . . . . . . . . . . . .                    .59                      -0-                      -0-
                                                               ------------             ------------             ------------
   Earnings Per Share  . . . . . . . . . . . . . . .           $       3.38             $       2.44             $       1.77
                                                               ------------             ------------             ------------

 CASH DIVIDENDS PER SHARE, based
 on 4,272,276 shares outstanding . . . . . . . . . .            $        .66            $        .60             $        .50
                                                                ------------            ------------             ------------





The accompanying notes are an integral part of these financial statements.

                          CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

First United Bancshares, Inc.
                                                                        Common
                                                   Common Stock          Stock                                 Undivided
                                                      Shares            Amount              Surplus             Profits
                                                   ------------       ------------        -----------           -------


 Balance, December 31, 1990                         4,272,276         $ 4,272,276         $11,125,348          $50,929,331
    Net Income                                            -0-                 -0-                 -0-            7,546,676
    Cash Dividends                                        -0-                 -0-                 -0-           (2,136,138)
                                                    ---------         -----------         -----------          -----------
 Balance, December 31, 1991                         4,272,276           4,272,276          11,125,348           56,339,869
    Net Income                                            -0-                 -0-                 -0-           10,443,471
    Cash Dividends                                        -0-                 -0-                 -0-           (2,563,366)
                                                    ---------         -----------         -----------          -----------
 Balance, December 31, 1992                         4,272,276           4,272,276          11,125,348           64,219,974
    Net Income                                            -0-                 -0-                 -0-           14,458,740
    Cash Dividends                                        -0-                 -0-                 -0-           (2,819,702)
                                                    ---------         -----------         -----------          -----------
 Balance, December 31, 1993                         4,272,276         $ 4,272,276         $11,125,348          $75,859,012
                                                    =========         ===========         ===========          ===========

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


First United Bancshares, Inc.
                                                                                     Year Ended December 31,
                                                                   ----------------------------------------------------------
                                                                        1993                   1992                   1991
                                                                   -------------          ------------           ------------
 CASH FLOWS FROM OPERATING
 ACTIVITIES
 Net Income  . . . . . . . . . . . . . . . . . . . . . . .          $ 14,458,740          $ 10,443,471           $  7,546,676

 Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
     Activities:
   Depreciation  . . . . . . . . . . . . . . . . . . . . .               907,739               738,595                782,676
   Amortization of Goodwill  . . . . . . . . . . . . . . .               345,012               345,012                327,636
   Provision for Possible Loan Losses  . . . . . . . . . .             1,215,000             2,422,000              3,249,600
   Utilization of Tax Credit Carryforward
     of Acquired Subsidiary Bank . . . . . . . . . . . . .                   -0-               440,000                    -0-
   Provision for Deferred Taxes  . . . . . . . . . . . . .                55,217              (647,702)            (1,199,241)
   Change in Accounting Principle  . . . . . . . . . . . .            (2,521,995)                  -0-                    -0-
   Gain on Sales of Securities   . . . . . . . . . . . . .               (54,435)             (385,888)              (254,188)
   Accretion of Bond
     Discount, Net . . . . . . . . . . . . . . . . . . . .            (2,144,119)           (1,660,166)            (1,780,587)
   (Increase) Decrease in Other Assets . . . . . . . . . .               (32,134)            1,987,841                875,860
   Increase (Decrease) in Other
     Liabilities . . . . . . . . . . . . . . . . . . . . .            (1,935,877)            1,223,276             (2,198,759)
                                                                    ------------          ------------            -----------

 Net Cash Provided by Operating
   Activities  . . . . . . . . . . . . . . . . . . . . . .            10,293,148            14,906,439              7,349,673
                                                                    ------------          ------------           ------------

 CASH FLOWS FROM INVESTING
 ACTIVITIES
   Proceeds From Maturities of Securities  . . . . . . . .           108,701,291            99,432,695            102,870,954
   Proceeds From Sales of Securities . . . . . . . . . . .             1,000,000            15,421,497             30,044,687
   Purchase of Securities  . . . . . . . . . . . . . . . .           (93,203,131)         (176,589,471)          (199,823,707)
   Decrease in Interest-bearing Deposits in
 Other Banks . . . . . . . . . . . . . . . . . . . . . . .                   -0-                   -0-              1,195,852
   Decrease in Federal Funds, Net  . . . . . . . . . . . .            13,181,820             1,222,505             15,666,027
   (Increase) Decrease in Other Short-
     Term Investments  . . . . . . . . . . . . . . . . . .             1,923,251            16,150,325            (15,748,840)
   (Increase) Decrease in Loans  . . . . . . . . . . . . .           (24,132,992)            5,651,751              4,461,761
   Capital Additions . . . . . . . . . . . . . . . . . . .            (1,240,559)           (1,225,787)              (362,616)
   Purchase of Deposits  . . . . . . . . . . . . . . . . .                   -0-            20,696,343                    -0-
   Purchase of Subsidiary Bank . . . . . . . . . . . . . .            (4,521,307)                  -0-                    -0-
                                                                    ------------          ------------           ------------
 Net Cash Provided by (Used in) Investing
 Activities  . . . . . . . . . . . . . . . . . . . . . . .             1,708,373           (19,240,142)           (61,695,882)
                                                                    ------------          ------------           ------------

 CASH FLOWS FROM FINANCING
 ACTIVITIES
   Increase (Decrease) in Demand, Savings
     and Interest-bearing Demand
     Deposits  . . . . . . . . . . . . . . . . . . . . . .            (3,600,795)           38,006,470             22,105,330
   Increase (Decrease) in Time Deposits  . . . . . . . . .            (3,195,234)          (29,339,187)            31,813,157
   Payment on Notes Payable  . . . . . . . . . . . . . . .            (1,107,142)           (1,107,142)            (1,107,142)
   Dividends Paid  . . . . . . . . . . . . . . . . . . . .            (2,819,702)           (2,563,366)            (2,136,138)
                                                                    ------------          ------------           ------------

 Net Cash Provided by (Used in) Financing
   Activities  . . . . . . . . . . . . . . . . . . . . . .           (10,722,873)            4,996,775             50,675,207
                                                                    ------------          ------------           ------------

 Net Increase (Decrease) in Cash and
   Cash Equivalents  . . . . . . . . . . . . . . . . . . .             1,278,648               663,072             (3,671,002)

 Cash and Cash Equivalents, Beginning  . . . . . . . . . .            43,734,306            43,071,234             46,742,236
                                                                    ------------          ------------           ------------

 Cash and Cash Equivalents, Ending . . . . . . . . . . . .          $ 45,012,954          $ 43,734,306           $ 43,071,234
                                                                    ------------          ------------           ------------



The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


First United Bancshares, Inc.

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting principles and reporting policies followed by First United Bancshares, Inc. and its wholly-owned subsidiaries (the "Company") conform with generally accepted accounting principles and with general practices within the financial services industry. The following is a description of the more significant of these policies:

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of First United Bancshares, Inc. and its wholly-owned subsidiaries, First National Bank of El Dorado, First National Bank of Magnolia, Merchants and Planters Bank, N.A. of Camden, City National Bank of Fort Smith, and Commercial Bank at Alma. All significant intercompany accounts have been eliminated.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

     Disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values have been incorporated throughout the Notes to the Consolidated Financial Statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. All nonfinancial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

     Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1993, the maximum financing limitation is 8%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.

CASH AND SHORT-TERM INVESTMENTS:

     The carrying amounts for cash and due from banks and short-term investments (federal funds sold and securities purchased under agreements to resell and other short-term investments) approximate fair value because of the short maturity of those financial instruments.


SECURITIES HELD FOR SALE AND INVESTMENT SECURITIES:

     Management determines the appropriate classification of securities at the time of purchase. Held for sale securities are held for indefinite periods of time and are carried at the lower of cost or fair value. Securities held for sale include securities that Management intends to use as part of its asset-liability management strategy and that may be sold in response to changes in interest rates or other economic factors. The amortized costs of the specific securities sold are used to compute gains and losses on the sale of securities. Adjustments to market and realized gains or losses upon sale of the securities held for sale are classified as securities gains (losses). When Management has the intent and ability at the time of purchase to hold securities until maturity, these securities are classified as investment securities and carried at amortized cost.

     Fair values for securities held for sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

     The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities," which the Company will adopt on January 1, 1994. This statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities will be classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. Upon adoption of this statement on January 1, 1994, the Company will classify all of its securities held for sale and certain of its investment securities as available-for-sale. At December 31, 1993, the carrying values and fair values of securities expected to be classified as available-for-sale are approximately $298,000,000 and $303,000,000, respectively, which would result in reflecting an unrecognized gain, net of tax, of approximately $3,200,000 as a separate component of capital accounts.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


LOANS:

     Loans are stated at the amount of unpaid principal, reduced by unearned income and an allowance for loan losses. Unearned income on a portion of installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

     The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance is an amount that Management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when Management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of principal or interest is doubtful.

     The fair value of loans, as disclosed in Note 6, is estimated for portfolios of loans with similar financial characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, such as one-to-four family residential properties, and other types of loans are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for non-performing loans are estimated using the current carrying value less any specific reserve for which the Company has provided.

     The FASB has issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. Management believes that the effect of this statement upon adoption will not be material.

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed over the estimated useful lives of assets utilizing several depreciation methods as disclosed in Note 7. Maintenance, repairs, and minor improvements are charged to operating expenses. Gains or losses on dispositions are reflected currently in the Statement of Income.

GOODWILL:

     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Accumulated amortization of goodwill was $1,808,000 and $1,454,000 at December 31, 1993 and 1992, respectively.

OTHER REAL ESTATE:

     Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date it is determined that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $3,000, $1,059,000, and $1,271,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

DEPOSITS:

     The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, interest-bearing demand deposits and savings accounts are, by definition, equal to the amount payable on demand at the reporting date, commonly referred to as the carrying value. Fair value of certificates of deposit are based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. See Note 8 for a detail of carrying values and fair values for all deposit liabilities.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


SHORT-TERM LIABILITIES:

     The carrying amounts for federal funds purchased, securities sold under agreements to repurchase and other liabilities approximate their fair values.

INCOME TAXES:

     The Company and its subsidiaries file consolidated State and Federal income tax returns. The Company adopted SFAS No. 109 "Accounting for Income Taxes" effective January 1, 1993. The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes to the liability method. The cumulative effect of adopting SFAS No. 109 on the Company's financial statements was to increase net income in the amount of $2,522,000 or $0.59 per share.

EMPLOYEE BENEFIT PLANS:

     The Company has a non-contributory pension plan covering all eligible officers and employees. As disclosed in Note 11, the provision charged to operating expenses includes current costs as well as amortization of past service cost.

     The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1993, 1992 and 1991, the Company's expenses totalled approximately $362,000, $388,000, and $437,000, respectively.

     During 1992, the FASB issued a new standard on accounting for postemployment benefits. This new standard requires that the expected cost of these benefits must be charged to expense during the years that the employees render service. This new accounting standard will not have a material effect on the Company.

STATEMENT OF CASH FLOWS:

     For purposes of the Statement of Cash Flows, the Company considers all currency on hand as well as all due from bank balances to be cash equivalents.

STOCK SPLIT:

     On July 27, 1992, the Board of Directors of the Company declared a 2-for-1 stock split effected in the form of a 100% stock dividend. The dividend of 2,136,138 shares was distributed on September 8, 1992. Unless otherwise indicated, all per share data, numbers of common shares and the statements of changes in capital accounts have been adjusted to reflect this stock split.

RECLASSIFICATIONS:

     Certain reclassifications have been made to the 1992 and 1991 financial statements to conform to the 1993 method of presentation.

2.   ACQUISITIONS

     On December 17, 1993, the Company and InvestArk Bankshares, Inc. (InvestArk) entered into an agreement pursuant to which the Company proposes to acquire all of the issued and outstanding stock of InvestArk through the issuance to InvestArk's stockholders of up to 985,849 shares of the Company's common stock. The agreement requires that the merger be accounted for as a pooling of interests. InvestArk has total assets of approximately $185,000,000. For the year ended December 31, 1993, InvestArk had net interest income and net income of approximately $7,500,000 and $1,300,000, respectively.

     On November 30, 1993, the Company acquired all of the outstanding stock of Commerce Financial Corporation and its wholly-owned subsidiary, Commercial Bank at Alma ("Alma"), for $5,467,000. The consolidated assets of Alma were approximately $45,000,000 at the date of acquisition. The transaction was accounted for as a purchase, and, accordingly, the excess of the purchase price over the fair market value of the net assets acquired was allocated to Goodwill. The results of operations for Alma are included in the consolidated statements of income from the date of acquisition. Unaudited pro forma results of operations of the Company assuming that the acquisition of Alma had been completed at the beginning of 1992 do not differ materially from the Company's actual results.

     On March 27, 1992, Merchants and Planters Bank, N.A., of Camden acquired substantially all of the deposits of the former Camden, Arkansas branch of Home Federal Savings of Kansas City from the Resolution Trust Corporation for approximately $170,000 in cash. Merchants and Planters received cash and acquired deposits of $20,696,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3.   SECURITIES HELD FOR SALE

     The carrying values and estimated fair values of securities held for sale at December 31, 1993 and 1992, consisted of the following:

                                                               Gross            Gross
                                           Carrying          Unrealized       Unrealized          Estimated
                                            Value              Gains            Losses            Fair Value
                                            -------         ----------         --------          ----------
 1993

 U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                $69,582,000       $1,297,000       $    515,000        $70,364,000
 Mortgage-Backed Securities                13,886,000          273,000             73,000         14,086,000
                                          -------------     ----------       ------------         ----------
                                          $83,468,000       $1,570,000       $    588,000        $84,450,000
                                          =============     ==========       ============        ===========

 1992

 U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                $85,970,000       $1,235,000       $     59,000        $87,146,000
 Mortgage-Backed Securities                 9,824,000          361,000             38,000         10,147,000
                                          -----------       ----------       ------------        -----------
                                          $95,794,000       $1,596,000       $     97,000        $97,293,000
                                          =============     ==========       ============        ===========


     U.S. Treasury Securities have maturities ranging from 15 days to 4.8 years. Mortgage-Backed Securities have an average life of approximately 2.8 years. Gross gains realized from the sale of securities held for sale were immaterial in 1993.

4.   INVESTMENT SECURITIES

   The carrying values and estimated fair values of investments in debt securities as of December 31, 1993 and 1992, are as follows:

                                                                Gross           Gross
                                             Carrying         Unrealized      Unrealized          Estimated
                                              Value             Gains           Losses            Fair Value
                                           -----------        ----------      ----------          ----------
 1993

 U.S. Treasury Securities
    and Other U.S.  Government
    Agencies                              $ 174,045,000      $ 3,173,000      $  373,000         $176,845,000
 Obligations of States and
    Political Subdivisions                   46,242,000        2,684,000         148,000           48,778,000
 Mortgage-Backed Securities                 120,128,000        2,148,000         387,000          121,889,000
 Other                                        1,652,000              -0-             -0-            1,652,000
                                          -------------      -----------      ----------        -------------
                                          $ 342,067,000      $ 8,005,000      $  908,000         $349,164,000
                                          =============      ===========      ==========         ============

 1992

 U.S. Treasury Securities
    and Other U.S.
    Government Agencies                   $ 151,750,000      $ 2,850,000      $ 299,000          $154,301,000
 Obligations of States and
    Political Subdivisions                   36,073,000        1,615,000        199,000            37,489,000
 Mortgage-Backed Securities                 141,158,000        2,622,000        156,000           143,624,000
 Other                                        2,316,000           33,000             -0-            2,349,000
                                          -------------      -----------      ---------          ------------
                                          $ 331,297,000      $ 7,120,000      $ 654,000          $337,763,000
                                          =============      ===========      ==========         ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The carrying value and estimated fair value of debt securities at December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                 Estimated
                                                                  Carrying Value                 Fair Value
                                                                  --------------                -----------
 Due in One Year or Less                                            $27,992,000                 $ 27,618,000
 Due After One Year Through Five Years                              139,658,000                  142,612,000
 Due After Five Years Through Ten Years                              39,309,000                   41,750,000
 Due After Ten Years                                                 14,980,000                   15,295,000

 Mortgage-Backed Securities                                         120,128,000                  121,889,000
                                                                   ------------                  -----------
                                                                   $342,067,000                 $349,164,000
                                                                   ============                 ===========-

     Proceeds from sales of investments in debt securities and related gains and losses during 1993 were not material.

     Securities with a carrying value of $132,708,000 at December 31, 1993, were pledged to secure public deposits and for other purposes required by law.

     As discussed in Note 1, effective January 1, 1994, the Company will adopt SFAS No. 115 and reclassify a portion of its investment securities portfolio as available-for-sale.

5.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

     The changes in the allowance for possible loan losses during 1993, 1992, 1991, were as follows:

                                                       1993                  1992                   1991
                                                   ------------          ------------           ------------
 Balance at Beginning of Year                        $6,899,000          $  6,315,000           $  6,133,000
 Allowance Applicable to Loans of
   Acquired Bank                                        520,000                    -0-                    -0-
 Provision Charged Against Income                     1,215,000             2,422,000              3,250,000
 Recoveries on Loans Charged-Off                      1,223,000             1,091,000                984,000
 Loans Charged-Off                                   (1,379,000)           (2,929,000)            (4,052,000)
                                                     ----------          ------------           ------------
 Balance at End of Year                              $8,478,000          $  6,899,000           $  6,315,000
                                                     ==========          ============           ============

6. LOANS

     Loans consist of the following categories:

 TYPE                                                                 1993                           1992
                                                                  ------------                   ------------
 Real Estate Loans Collateralized by -
   Residential Properties, Primarily Single
   Family Residences                                              $121,888,000                   $107,455,000
   Commercial Properties                                           114,474,000                    107,794,000
 Commercial and Industrial Loans, Other    Than
 Real Estate and Energy-Related                                     92,465,000                     72,251,000
 Energy-Related Loans                                               16,514,000                     19,164,000
 Consumer Loans                                                     66,970,000                     53,297,000
 Loans for Purchasing or Carrying
    Securities                                                       2,655,000                      3,035,000
 Financing Leases                                                      421,000                      1,037,000
                                                                  ------------                   ------------
                                                                  $415,387,000                   $364,033,000
                                                                  ============                   ============

     The estimated fair value of these loans was $416,615,000 and $371,810,000 at December 31, 1993 and 1992, respectively.

     In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1993 and 1992, officers, directors, and related parties had loans of approximately $12,833,000 and $11,564,000, respectively. During the year ended December 31, 1993, loans made to these parties totalled $13,446,000 and repayments totalled $7,117,000. Loans to related parties at December 31, 1992 included loans of $5,060,000 to directors who retired during 1993.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include standby letters of credit and commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Statement of Condition.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on Management's credit evaluation of the counterparty. The extent of collateral varies for each commitment but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

     Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1994. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1993, varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

     Financial instruments whose amounts represent credit risk as of December 31, 1993, and 1992, are as follows:

                                                                       1993                           1992
                                                                   -----------                    -----------
 Commitments to Extend Credit                                     $43,700,000                     $40,196,000
 Standby Letters of Credit                                          6,365,000                       4,092,000

     The fair value of loan commitments and letters of credit would approximate the fees currently collected on such instruments which are deemed immaterial.

     A summary of non-performing assets as of December 31, 1993 and 1992, is as follows:

                                                                       1993                           1992
                                                                    ----------                     ----------
 Non-Accrual Loans                                                  $2,159,000                     $2,061,000
 Past Due Loans (90 Days or more and
   still accruing)                                                     311,000                        704,000
 Renegotiated Loans                                                    223,000                      1,414,000
                                                                    ----------                     ----------
                                                                     2,693,000                      4,179,000
 Other Real Estate                                                     896,000                      2,612,000
                                                                    ----------                     ----------
 Total Non-Performing Assets                                        $3,589,000                     $6,791,000
                                                                    ==========                     ==========

     The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1993 and 1992 by approximately $169,000 and $299,000, respectively. Substantially all payments on non-accrual loans were applied to principal.


7. PREMISES AND EQUIPMENT

     Premises and equipment consist of the following:

                                    Principal
                                  Depreciation            Estimated
                                     Method              Useful Life              1993              1992
                                  -------------          -----------          -----------       -----------
 Land                                                                         $ 3,290,000        $ 2,690,000
 Buildings and Leasehold
   Improvements                   Straight-line          5-40 years            13,563,000         12,254,000
 Furniture, Fixtures and          Declining Balance
   Equipment                                             3-10 years             6,811,000          6,207,000
                                                                              -----------        -----------
                                                                               23,664,000         21,151,000
 Less: Accumulated
       Depreciation                                                           (12,482,000)       (11,734,000)
                                                                              ------------       -----------
                                                                              $11,182,000        $ 9,417,000
                                                                              ===========        ===========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Depreciation included in other expense, net occupancy expense and equipment expense was $924,000 in 1993, $739,000 in 1992, and $783,000 in 1991.

     First National Bank of El Dorado leases telephone equipment and land on which two branches and the main bank's employee parking lot are located from First Land & Timber Corporation, a company with common officers and directors of the Company. Rentals paid to First Land & Timber Corporation on these leases were approximately $20,000 for each of the years ended December 31, 1993, 1992 and 1991.


8. DEPOSITS

     At December 31, 1993 and 1992, deposits consisted of the following:

 1993                                             Carrying                Estimated
                                                    Value                Fair Value
                                                ------------            ------------
 Non-interest-bearing Demand
 Deposits                                       $123,891,000            $123,891,000
 Savings and Interest-bearing
   Demand Deposits                               286,867,000             286,867,000
 Certificates of Deposit                         395,691,000             397,431,000
                                                ------------            ------------
                                                $806,449,000            $808,189,000
                                                ============            ============


<Captain>
 1992                                             Carrying                Estimated
                                                    Value                Fair Value
                                              --------------           -------------
 Non-interest-bearing Demand
 Deposits                                       $120,059,000            $120,059,000
 Savings and Interest-bearing
   Demand Deposits                               271,446,000             271,446,000
 Certificates of Deposit                         381,490,000             383,038,000
                                                ------------            ------------
                                                $772,995,000            $774,543,000
                                                ============            ============


     As disclosed in Note 1, SFAS No. 107 defines fair value of demand deposits as the amount payable upon demand and prohibits adjusting fair value for any value derived from retaining these deposits for an expected future period in time. That component, commonly referred to as a core deposit intangible, is not considered in the above fair value amounts.


9. INCOME TAXES

     Income tax expense is composed of the following:


                                                      1993                    1992                   1991
                                                  ------------           ------------           ------------
 Currently Payable                                $  5,499,000           $  5,295,000           $  3,611,000
 Deferred:
   Effects of Temporary
     Differences                                       (28,000)              (648,000)            (1,199,000)
   Alternative Minimum Tax
     Effect                                                -0-                    -0-                575,000
                                                  ------------           ------------           ------------
                                                  $  5,471,000           $  4,647,000           $  2,987,000
                                                  ============           ============           ============



     The income tax provision included $19,000, $131,000 and $86,000 for the years ended December 31, 1993, 1992 and 1991, respectively, resulting from securities transactions.

     The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:


                                                           1993                  1992                  1991
                                                           ----                  ----                  ----
 Statutory Federal Income Tax Rate                         35.0%                 34.0%                 34.0%
   Less:
     Non-Taxable Interest Income                           (4.0)                 (5.4)                 (7.8)
     State Income Taxes                                     1.3                   0.1                   1.0
     Other Items, Net                                      (0.9)                  2.1                   1.1
                                                           -----                 ----                  ----
 Effective Income Tax Rate                                 31.4%                 30.8%                 28.3%
                                                           ====                  ====                  ====

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Accumulated deferred income taxes as of December 31, 1992, included in other liabilities, were $71,000. At December 31, 1993, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets.



 Accelerated Depreciation                           $  (871,000)
 Provision for Possible Loan Losses                   2,967,000
 Effects of Pension and Benefit
   Plans                                               (273,000)
 Difference in Tax and Book Basis
  of Securities                                        (109,000)
                                                        621,000
 Write-down of Other Real Estate                         60,000
                                                    -----------
 Other                                              $ 2,395,000
                                                    ===========


     The Company has evaluated the need for a valuation allowance and, based on the weight of available evidence, has determined that it is more likely than not that all deferred tax assets will eventually be realized.

10. NOTES PAYABLE

     In connection with the August, 1988 acquisition of City National Bank of Fort Smith, the Company issued a $7,750,000 note payable to an unaffiliated bank and a $5,000,000 promissory note to a company that is affiliated with a director of the Company.


     A summary of notes payable as of December 31, 1993 and 1992 is as follows:



                                                              1993                1992
                                                          -----------           ----------
 Installment Note Payable to Unaffiliated
       Bank, Interest at 7.9%, Principal Payments of
       $1,107,000 Due Annually                             $2,214,000           $3,321,000
 Promissory Note Bearing Interest at 0.375%
       Below Prime (5.625% at December 31, 1993 and
       1992), Principal Due 1994                            5,000,000            5,000,000
                                                          -----------           ----------
                                                          $7,214,000            $8,321,000
                                                          ===========           ==========

     The estimated fair value of these notes payable approximated their carrying value at December 31, 1993 and 1992. The installment note payable to an unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith. The promissory note is an unsecured obligation of the Company. These borrowings contain financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

     The notes payable require principal repayments of $6,107,000 and $1,107,000 in 1994 and 1995, respectively.

11. PENSION PLAN

     The Company has a non-contributory pension plan (the "Plan") which covers substantially all of its employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company ($848,000 in 1993, $458,000 in 1992 and $450,000 in 1991) is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 Actuarial Present Value of Benefit
 Obligation at December 31:                                          1993                            1992
                                                                 -----------                     -----------
 Accumulated Benefit Obligation                                 $(10,287,000)                   $(10,037,000)
 Effect of Projected Future
       Compensation Levels                                          (440,000)                     (1,375,000)
                                                                ------------                    ------------
 Projected Benefit Obligation for
       Service Rendered to Date                                  (10,727,000)                    (11,412,000)
 Plan Assets at Fair Value, Primarily
       Stock and U.S. Securities                                  11,434,000                      10,657,000
                                                                ------------                    ------------
 Plan Assets Greater (Less) than Projected
 Benefit Obligation                                                  707,000                        (755,000)
 Unrecognized Net Loss From Past
       Experience Different From That
       Assumed                                                     1,308,000                       1,225,000
 Unrecognized Net Obligations                                       (891,000)                        411,000
                                                                ------------                    ------------
 Prepaid Pension Cost                                           $  1,124,000                    $    881,000
                                                                ============                    ============


                                                    1993                    1992                     1991
                                                -----------             -----------              -----------
 Net Periodic Pension Costs:
       Service Cost                             $   524,000             $   480,000              $   470,000
       Interest Cost on Projected
        Benefit Obligation                          860,000                 826,000                  736,000
       Actual Return on Assets                     (702,000)             (1,112,000)              (1,118,000)
 Net Amortization and
  Deferral                                          (77,000)                352,000                  345,000
                                                -----------             -----------              -----------
                                                $   605,000             $   546,000              $   433,000
                                                ===========             ===========              ============

 Significant Assumptions:
   Weighted Average
     Discount Rate                                      7.5%                    7.5%                     8.0%
   Estimated Future Pay
     Increases                                          4.0%                    4.0%                     4.0%
   Expected Return on Assets                            7.5%                    7.5%                     7.5%



12.   COMMITMENTS AND CONTINGENCIES

     The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company.

     The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. Payments related to this contract, which expires in 1998, are expensed when paid. Future annual minimum payments related to this contract are $1,134,000 in each of the years 1994 through 1997 and $945,000 in 1998.

     Certain branch facilities and warehouse space are leased under various operating lease agreements. These leases require approximate minimum rentals as follows: 1994-$124,000; 1995-$108,000; 1996-$107,000; 1997-$96,000;
1998-$105,802; and thereafter- $150,691.

13.  RESTRICTIONS

     National banking regulations require all national banks to obtain approval of the Comptroller of the Currency if dividends declared in any year exceed the profits of that year combined with the net retained profits of the preceding two years. During 1994, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $15,356,000 of undistributed earnings plus the net income earned in 1994.

     At December 31, 1993, the Company was required to maintain reserve balances in cash and due from accounts of approximately $8,263,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     National banking regulations also require that national banks pay insurance premiums to the Federal Deposit Insurance Corporation (the "FDIC") in exchange for the FDIC insuring the deposits of the Company's customers. Insurance premiums paid to the FDIC for the years ended December 31, 1993, 1992 and 1991, were approximately $1,726,000, $1,679,000 and $1,142,000, respectively, and those premiums were included in other operating expenses on the Company`s Consolidated Statements of Income.


14.  SUPPLEMENTARY DATA FOR CASH FLOWS

     Income taxes paid by the Company during the years ended December 31, 1993, 1992 and 1991, amounted to $6,837,000, $3,778,000 and $2,999,000, respectively.
Interest paid on notes payable during the years ended December 31, 1993, 1992 and 1991, was $510,000, $828,000 and $964,000, respectively.

     In connection with the November, 1993 acquisition of Alma, the Company acquired assets and assumed liabilities as follows:

                       Fair Value of AssetsAcquired                   $44,436,000
                       Goodwill                                         1,622,000
                       Liabilities Assumed                            (40,591,000)
                                                                     ------------
                       Cash Paid                                        5,467,000
                       Cash Acquired                                     (946,000)
                                                                     ------------
                       Net Payment for Purchase                      $  4,521,000
                                                                     ============

15.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows:

                                                                              December 31,
                                                                 --------------------------------------
 (Dollars in Thousands)                                               1993                     1992
                                                                    -------                  -------
 CONDENSED FINANCIAL POSITION:

       Assets:
            Cash                                                   $  5,250                 $  5,009
            Investment in Subsidiary Banks                           95,582                   85,301
            Other Assets                                              1,056                      563
                                                                   --------                 --------
                 Total Assets                                      $101,888                 $ 90,873
                                                                   ========                 ========

       Liabilities and Capital Accounts:
            Notes Payable                                          $  7,214                 $  8,321
            Other Liabilities                                         3,417                    2,935
                                                                   --------                 --------
                 Total Liabilities                                   10,631                   11,256
                                                                   --------                 --------

            Common Stock                                              4,272                    4,272
            Surplus                                                  11,125                   11,125
            Undivided Profits                                        75,860                   64,220
                                                                   --------                 --------
                 Total Capital                                       91,257                   79,617
                                                                   --------                 --------

                 Total Liabilities and Capital                     $101,888                 $ 90,873
                                                                   ========                 ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                     Year Ended December 31,
                                                    ---------------------------------------------------------
 (Dollars in Thousands)                                  1993                 1992                   1991
                                                       -------             --------               --------
 CONDENSED OPERATING RESULTS:

       Dividend Income From Subsidiary Banks          $ 10,881             $  4,665              $  5,964
       Management Fees                                   1,517                1,351                 1,248
       Internal Audit Fees                                 228                  220                   215
                                                      --------             --------              --------
                                                        12,626                6,236                 7,427
                                                      --------             --------              --------

       Interest Expense                                    510                  828                   964
       Other Expense                                     2,310                2,355                 1,981
                                                      --------             --------              --------
                                                         2,820                3,183                 2,945
                                                      --------             --------              --------
       Income Before Tax Benefit and
            Equity in Undistributed Income of
            Subsidiary Banks                             9,806                3,053                 4,482
       Income Tax Benefit                                  293                  458                   344
                                                      --------             --------              --------
       Income Before Equity in Undistributed
            Income of Subsidiary Banks and
            Cumulative Effect of a Change in
            Accounting Principle                        10,099                3,511                 4,826
       Cumulative Effect of a Change in
            Accounting Principle                           279                   -0-                   -0-
                                                      --------             --------              --------
       Income Before Equity in Undistributed
            Income of Subsidiary Banks                   9,820                3,511                 4,826
       Equity in Undistributed Income of
            Subsidiary Banks                             4,639                6,932                 2,720
                                                      --------             --------              --------

       Net Income                                     $ 14,459             $ 10,443              $  7,546
                                                      ========             ========              ========

 CONDENSED STATEMENTS OF CASH FLOWS:

       Cash Flows From Operating Activities:
          Net Income                                  $ 14,459            $  10,443                 7,546
          Depreciation                                       8                    5                     2
          Undistributed Earnings                        (4,639)              (6,932)               (2,720)
          Utilization of Tax Credit                         -0-                 440                    -0-
       Carryforwards                                      (501)                  53                   (15)
          (Increase) Decrease in Other Assets              301                  270                   895
                                                      --------             --------              --------
          Increase in Other Liabilities                  9,628                4,279                 5,708
                                                      --------             --------              --------

       Cash Flows From Investing Activities:            (5,461)                  -0-                   -0-
                                                      --------             --------              --------
          Purchase of Subsidiary Bank


       Cash Flows From Financing Activities:            (1,107)              (1,108)               (1,107)
          Principal Repayments on Notes Payable         (2,819)              (2,563)               (2,136)
                                                      ---------            --------              --------
          Payment of Dividends                          (3,926)              (3,671)               (3,243)
                                                      ---------            --------              --------
                                                           241                  608                 2,465
       Net Increase in Cash                              5,009                4,401                 1,936
                                                      --------             --------              --------
       Cash at Beginning of Year                      $  5,250             $  5,009              $  4,401
                                                      ========             ========              ========
       Cash at End of Year

       Supplementary Data for Cash Flows:
                                                      $  6,837            $   3,778              $  2,999
            Taxes Paid                                     510                  828                   964
            Interest Paid on Notes Payable

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Stockholders of First United Bancshares, Inc.:


     We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the consolidated financial statements, effective January 1, 1993, First United Bancshares, Inc. changed its method of accounting for income taxes.

Arthur Andersen & Co.

New Orleans, Louisiana,
January 18, 1994.



                  REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS



     The management of First United Bancshares, Inc. (First United) is responsible for the integrity and objectivity of the financial statements and other financial information contained in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles. Financial information throughout this Annual Report is consistent with that in the financial statements.

     First United maintains a system of internal accounting controls which is believed to provide, in all material respects, reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition; transactions are properly authorized and recorded; and the financial records are reliable for preparing financial statements and maintaining accountability for assets. All systems of internal accounting controls are based on management's judgement that the cost of controls should not exceed the benefits to be achieved. Management believes First United's system provides the appropriate balance between costs of controls and the related benefits.

     In order to monitor compliance with this system of controls, First United maintains an internal audit program. Internal audit reports are issued to appropriate officers, and significant audit exceptions, if any, are reviewed with management and the Audit Committee of the Board of Directors.

     The financial statements in this Annual Report have been examined by First United's independent public accountants, Arthur Andersen & Co., for the purpose of determining that the financial statements are presented fairly. Their examination included a study of the evaluation of First United's system of internal controls for the purpose of setting the scope of their auditing procedures.

===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-K
(MARK ONE)

  (X) ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                  FOR THE FISCAL YEAR ENDING DECEMBER 31, 1993

                                       OR
  ( )     TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES
EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

                   FOR THE TRANSITION PERIOD FROM          TO

                          COMMISSION FILE NO. 0-11916

                         FIRST UNITED BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

               ARKANSAS                                        71-0538646
    (State or other jurisdiction of                          (IRS Employer
    incorporation or organization)                        Identification No.)

      MAIN AT WASHINGTON STREETS,
          EL DORADO, ARKANSAS                                    71730
(Address of principal executive office)                        (Zip Code)

       Registrant's telephone number, including area code: (501) 863-3181

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                                     NAME OF EACH EXCHANGE ON
        TITLE OF CLASS                                   WHICH REGISTERED
        --------------                               ------------------------
Common Stock, $1.00 par value                               NASDAQ-NMS

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any
amendment to this Form 10-K.   Yes  [x]    No  [ ]

     Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.    Yes  [x]    No [ ]

     As of March 1, 1994, 4,272,276 shares of the Company's Common Stock, $1.00 par value were issued and outstanding, and the approximate aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $92,905,000.

                      DOCUMENTS INCORPORATED BY REFERENCE

     Portions of the following documents are incorporated by reference into the listed Parts and Items of Form 10-K:

     Annual Report to Shareholders for the year ending December 31, 1993 to the extent indicated in the Form 10-K cross reference index - PARTS I, II, and IV.

     Definitive Proxy Statement to Shareholders to be filed with the Securities and Exchange Commission not later than 120 days after the close of the Registrant's fiscal year - PART III.

================================================================================

                             CROSS REFERENCE INDEX

 PART   I.                                                                                  PAGE
 ---------                                                                                  ----
 Item  1.   Business . . . . . . . . . . . . . . . . . . . . . . . . . . .                   41
 Item  2.   Properties . . . . . . . . . . . . . . . . . . . . . . . . . .                   42
 Item  3.   Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . .                   41
 Item  4.   Not Applicable

 PART  II.
 ---------

 Item  5.   Market for Registrant's Common Equity and Related Stockholder
            Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . .                13-14

 Item  6.   Selected Financial Data  . . . . . . . . . . . . . . . . . . .                   20

 Item  7.   Managements's Discussion and Analysis of Financial Condition
            and Results of Operations  . . . . . . . . . . . . . . . . . .
                                                                                           4-19
 Item  8.   Financial Statements and Supplementary Data  . . . . . . . . .

 Item  9.   Not Applicable
23-38

 PART III.

 Item 10.   Directors and Executive Officers of the
            Registrant . . . . . . . . . . . . . . . . . . . . . . . . . .                 42-43

       The remaining information for Item 10 and the information required by Items 11 through 13 are incorporated by reference to the Registrant's Definitive Proxy Statement for the 1994 Annual Meeting of Stockholders filed with the Securities and Exchange Commission.

 PART  IV.

 Item 14.   Exhibits, Financial Statement Schedules,
            and Reports on Form 8-K  . . . . . . . . . . . . . . . . . . .
       (a)  1. Financial Statements - See Item 8
            2. Financial Statement Schedules - All schedules are omitted, since they are either not applicable or the required information is shown in the financial statements or the notes thereto.
            3. Exhibits - Exhibits have been filed separately with the Commission in conjunction with this form 10-K. Stockholders may obtain copies from the registrant upon written request.

       (b) Reports on Form 8-K - The Company filed Form 8-K's on September 8, 1993 and December 10, 1993 related to the acquisition of Commerce Financial Corporation. Such Form 8-K's have been previously filed with the Commission and Stockholders may obtain copies from the Registrant upon written request.

DESCRIPTION OF BUSINESS

     First United Bancshares, Inc. (First United) is a multi-bank holding company incorporated in 1980 for the purpose of holding all of the outstanding stock of The First National Bank of El Dorado (FNBE). Between 1981 and 1993, First United acquired four other banks in different cities within Arkansas. The banks acquired were the First National Bank of Magnolia (FNBM), Merchants and Planters Bank, N.A., of Camden (MPBC), City National Bank of Fort Smith (CNBFS) and Commercial Bank at Alma (CBA). Each of the banks are wholly-owned by First United.

     On March 27, 1992, MPBC acquired $20.7 million in deposits from the failed Camden, Arkansas Branch of Home Federal Savings of Kansas City, Missouri.

     The banks offer customary services of banks of similar size and similar markets, including interest-bearing and non-interest bearing deposit accounts, commercial, real estate and personal loans, trust services, correspondent banking services and safe deposit box activities. For further discussion of First United operations, see pages 4 through 19 of the Annual Report, which is incorporated by reference to Item 7 in the Form 10-K.

COMPETITION

     The banking business is highly competitive. The banking subsidiaries of First United compete actively with national and state banks, savings and loan associations, securities dealers, mortgage bankers, finance companies and insurance companies.

REGULATION

     First United is a registered bank holding company pursuant to the Bank Holding Company Act of 1956, as amended (the "Act"), and as such, is subject to regulation and examination by the Federal Reserve Board and is required to file with the Federal Reserve Board annual reports and other information regarding the business operations of itself and its subsidiaries. The Act provides that a bank holding company may be required to obtain Federal Reserve Board approval for the acquisition of more than 5% of the voting securities or substantially all of the assets of any bank or bank holding company, unless it already owns a majority of the voting securities of such bank. The Act prohibits First United from engaging in any business other than banking or bank-related activities specifically allowed by the Federal Reserve Board. The Act also prohibits First United and its subsidiaries from engaging in certain tie-in arrangements in connection with the extension of credit, the lease or sale of property or the provision of any services. Under Title VI of the Financial Institutions, Reform, Recovery and Enforcement Act of 1989, the Act has been amended to authorize bank holding companies to acquire savings and thrift institutions without tandem operations restrictions.

     First United's five banking subsidiaries ("the Banks") are subject to a variety of regulations concerning the maintenance of reserves against deposits, limitations on the rates that can be charged on loans or paid on deposits, branching, restrictions on the nature and amounts of loans and investments that can be made and limits on daylight overdrafts. All of the Banks are regulated by the Federal Deposit Insurance Corporation. In addition, as national banking associations, FNBE, FNBM, MPBC, and CNBFS are subject to the regulation and supervision of the Comptroller of the Currency, while CBA is subject to the regulation of the Arkansas State Bank Department. Each of the Banks is a member of the Federal Reserve System and is subject to regulation by the Federal Reserve Board.

     The Banks are limited in the amount of dividends they may declare. Prior approval must be obtained from the appropriate regulatory authorities before dividends can be paid by the Banks to First United if the amount of adjusted capital, surplus and retained earnings is below defined regulatory limits. See
Note 13 of Notes to the Consolidated Financial Statements, which is incorporated by reference into Item 8 of this Annual Report on Form 10-K. The Banks are also restricted from extending credit or making loans to or investments in First United and certain other affiliates as defined in the Federal Reserve Act. Furthermore, loans and extensions of credit are subject to certain other collateral requirements.

LEGAL PROCEEDINGS

     First United and its subsidiaries have been named as defendants in various legal actions arising from normal business activities in which damages of various amounts are claimed. The amount, if any, of ultimate liability with respect to such matters cannot be determined. However, after consulting with legal counsel, management believes any such liability will not have a material effect on First United's consolidated financial condition.

PROPERTIES

     First United does not own or lease any property. Minimal office space is required for First United's officers and employees and such space is provided without charge by FNBE.

EMPLOYEES

     At December 31, 1993, First United had approximately 373 full-time equivalent employees and considers its relationship with its employees to be good.

                      EXECUTIVE OFFICERS OF THE REGISTRANT




James V. Kelley, 44 -               Chairman, President and Chief Executive
                                    Officer of First United since 1987;
                                    Chairman and Chief Executive Officer of
                                    FNBE since 1985.

Robert G. Dudley, 61 -              Secretary of First United since 1983;
                                    President of FNBE since 1985.

Robert L. Jones, 58 -               Assistant Secretary of First United since
                                    1992; President and Chief Executive Officer of FNBM since 1991; President and Chief
                                    Executive Officer of MPBC from 1984 to
                                    1991.

James R. Jordan, 49 -               President and Chief Executive Officer of
                                    MPBC since 1991; Executive Vice President of MPBC from 1986 to 1991.

Jim N. Harwood, 54  -               President and Chief Executive Officer of
                                    CNBFS since 1993; Executive Vice President of CNBFS from 1983 to 1993.

                                                       OFFICERS AND DIRECTORS

FIRST UNITED BANCSHARES, INC.                                          Roy E. Ledbetter
                                                                         President & Chief Executive Officer,
OFFICERS                                                                 Highland Industrial Park, Inc.

James V. Kelley                                                        Jack W. Mcnutt
  Chairman of the Board,                                                 President & Chief Executive Officer,
  President & Chief Executive Officer                                    Murphy Oil Corporatoin

John E. Burns, CPA                                                     Michael F. Mahony
  Vice President & Chief Financial Officer                               Attorney

Robert G. Dudley                                                       Richard H. Mason
  Secretary                                                              President,
                                                                         Gibraltar Energy Company
Robert L. Jones
  Assistant Secretary                                                  W. E. Morgan, Jr.
                                                                         President,
AUDIT                                                                    Warnock Furniture, Inc.

Jim Barnes                                                             R. Madison Murphy
  Vice President & Auditor                                               Executive Vice President and Chief Financial Officer
                                                                         Murphy Oil Corporation
John Page
  Assistant Auditor                                                    Robert C. Nolan 2
                                                                         Managing Partner,
LOAN REVIEW                                                              Munoco Company

Richard E. Ulmer                                                       Paula M. O'Connor
  Vice President & Loan Review Officer                                   Investments

Robert C. Wiley                                                        Katherine P. Ozment
  Assistant Vice President & Loan Review Officer                         Investments

DIRECTORS                                                              Cal Partee, Jr.
                                                                         Oil Investments
Larry Burrow
  Plant Manager,                                                       W. C. Partee
  Partee Flooring Mill                                                   Owner, Partee Flooring Mill
                                                                         and Chairman of the Board,
Claiborne P. Deming                                                      First National Bank of Magnolia
  Executive Vice President and Chief Operating Officer,
  Murphy Oil Corporation                                               Chesley Pruet
                                                                         Oil Investments
Grady E. DuPriest
  Geologiest                                                           John D. Trimble, Jr. 1
                                                                         Managing Partner,
W. A. Eckert 3                                                           Trimble Proprties
  Attorney
                                                                       Ralph C. Weiser
James V. Kelley                                                          Managing Partner,
  Chairman of the Board, President &                                     Weiser-Brown Oil Company
  Chief Executive Officer
  First United Bancshares, Inc.                                        Dr. David M. Yocum, Jr.
1 Chairman, Audit Committee                                              Managing Partner,
2 Chairman, Compensation, ESOP and Benefits Committee                    Alice-Sidney Oil Company
3 Chairman, Nominating Committee

                             OFFICERS AND DIRECTORS


Debbie Arnold                              CITY NATIONAL BANK OF                          REAL ESTATE SERVICES
  Assistant Vice President/Marketing       FORT SMITH                                     DIVISION
  Officer
                                           OFFICERS                                       Cleve McDonald, CPA
Peggy Fincher                                                                               Senior Vice President
  Assistant Vice President, Manager,       Jim Harwood, CPA
  New Accounts Department                    President & Chief Executive                  Sue Clemmons
                                             Officer                                        Vice President
Sue Hanson
  Assistant Vice President, Manager,       ACCOUNTING DIVISION                            Georgia Smith
  Accounting Department                                                                     Loan Servicing Officer
                                           Betty Scarborough, CPA
Linda Nichols                                Senior Vice President, Controller,           Glenda Musset
  Assistant Vice President/                  Cashier & Corporate Secretary                  Mortgage Loan Office
  Personnel Officer
                                           Helen Fox
Maxine Roberson                              Accounting Officer                           RETAIL BANKING &
  Assistant Vice President                                                                  SPECIAL SERVICES GROUP
  & Operations Officer                     LENDING SERVICES GROUP
                                                                                          Connie Stevenson
Patty Clary                                Michael H. Fisher                                Senior Vice President
  Customer Service Officer                   Senior Vice President
                                                                                          BRANCH SERVICES DIVISION
Martha Hoyle                               COMMERCIAL DIVISION
  Branch Officer                                                                          Verna Efund
                                           Jackie Garrett                                   Assistant Vice President
Billie Ross                                  Vice President                                 & Branch Administrator
  Administrative Officer
                                           Jim Miller                                     Paula Butler
TRUST AND INVESTMENTS                        Vice President                                 Manager,
                                                                                            City National East
Homer F. Greer, Jr.                        Larry Smith
  Senior Vice President & Trust Officer      Vice President                               Larry Munoz
                                                                                            Manager,
Joan Pauley                                James Wiggins                                    City National South
  Trust Operations Officer                   Vice President
                                                                                          Susan Martin
DIRECTORS                                  SPECIAL ASSETS DIVISION                          Manager,
                                                                                            City National Central Mall
W. C. Partee                               George Beattie
Larry Burrow                                 Vice President                               STAFF SERVICES DIVISION
Cameron Dodson
Grady E. DuPriest                          Pam Hall                                       John Lloyd
W. A. Eckert                                 Special Assets Officer                         Vice President, Purchasing
Tommy Fallin, Jr.
Robert L. Jones                            CONSUMER DIVISION                              Saundra Lockhart
James V. Kelley                                                                             Vice President, Marketing
W. E. Morgan, Jr.                          David Berger
Cal Partee, Jr.                              Vice President                               Joyce Wilson
David F. Rankin                                                                             Vice President, Personnel &
B. F. Smart                                Stella Dooly                                     Special Services
Alvin Souter                                 Assistant Vice President
George R. Stuart                                                                          LaVerna King
W. Partee Tuberville                       LOAN ADMINISTRATION                              Operations Officer &
Ralph C. Weiser                            DIVISION                                         Customer Service Manager
Winston O. Wilson
Joe D. Woodward

DIRECTORS                                  LOAN ADMINISTRATION                                   TRUST AND INVESTMENT
                                           DIVISION
Winston O. Wilson                                                                                Jeryl Q. Looper
Joe D. Woodward                            Carolyn Blyuthe                                       Senior Vice President
                                             Loan Administration Officer

Ralph Harmon                                                                                     COMMERCIAL BANK
  Assistant Vice President                 MERCHANTS & PLANTERS                                  AT ALMA
  & Trust Officer                          BANK, N.A., OF CAMDEN
                                                                                                 OFFICERS
OTHER DEPARTMENTS                          OFFICERS
                                                                                                 John P. Ballentine
Gerry Crawford                             James R. Jordan                                         Chairman, President and
  Wire Transfer                              President & Chief Executive Officer                   Chief Executive Officer

Merrilee Ferrie                            LENDING                                               William N. "Dockey" Brasher III
  Corporate Funds Management                                                                       Executive Vice President
  & Resource Services                      Bob Hankins
                                             Senior Vice President                               LENDING
INVEST* CENTER
                                           Jack M. Sheppard, Jr.                                 Rex A. Woods
Juanita Huckelbury                           Vice President                                        Vice President
  INVEST* Manager
                                           Bonnie Lewis                                          Becky A. Stephens
DIRECTORS                                    Vice President                                        Assistant Vice President

Thomas J. Barr                             ADMINISTRATIVE AND                                    Nellie Oliver
Morris G. Boren                            CUSTOMER SERVICE                                        Credit Officer
Carolyn Branch
George C. Fisher                           David Faucett                                         ADMINISTRATIVE AND
Jim Harwood                                  Senior Vice President, Cashier                      CUSTOMER SERVICE
George R. Jacobs
James V. Kelley                            Dot Weaver                                            Mary Beth Jesson
A. Samuel Koenig, III                        Vice President,                                       Vice President
Emon A. Mahony, Jr.
Charles Shuffield                          Sue Santifer                                          Helen S. Jones
Bobby Stephens                               Vice President &                                      Vice President
George Warmack                             Secretary to the Board
Robert B. Westphal                                                                               Reba Collins
                                           Angel Dancy                                             Assistant Cashier
ADVISORY DIRECTORS                           Branch Manager
                                                                                                 Jo N. Gray
Edward E. Bedwell                          Tessa Wilson                                            Assistant Cashier
Franklin Hawkins                             Branch Manager
J. L. Swink                                                                                      Barbara Houck
                                           Nell Mantooth                                           Assistant Vice President
* INVEST - INVEST Financial                  Branch Manager
Corporation - Member NASD,                                                                       DIRECTORS
SIPC - A full service financial            Syble Overton
company providing investment                 Branch Manager                                      James A. Arnold II
products                                                                                         John P. Ballentine
                                           DIRECTORS                                             Leonard L. Blaschke
                                                                                                 William N. "Dockey" Brasher III
                                           Eugene Bramblett                                      John A. Griffin
                                           E. E. Falwell                                         Jim Harwood, CPA
                                           James R. Jordan                                       Hilda Knight

                      James V. Kelley                        Paul L. Winborn
                      Roy E. Ledbetter
                      Jim Neeley
                      Joe M. Rogers
                      Thomas E. Watts

                             CORPORATE INFORMATION




ANNUAL MEETING

The annual meeting of Stockholders will convene on Tuesday, Mayu 24, 1994, at 2:00 p.m. (CDT) in the Directors Room of the First National Bank, Main and Washington Streets, El Doado, Arkansas


CORPORATE HEADQUARTERS

Main and Washington Streets
El Dorado, Arkansas  71730


COMMON STOCK

NASDAQ Symbol: UNTD
Listed: NASDAQ System National Market List


INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen & Co.
New Orleans, Louisiana


FINANCIAL AND GENERAL INFORMATION

First United's Annual Report to the Securities and Exchange Commission on Form 10-K is incorporated in this report. Additional copies and other financial reports or information are available without charge upon request by writing:
John E. Burns, First United Bancshares, Inc., P. O. Box 751, El Dorado, Arkansas 71731-0751.

Stockholders seeking any information concerning their shares or dividends should contact the transfer agent, First National Bank of El Dorado, as follows: ATTN: Corporate Trust, P. O. Box 751, El Dorado, Arkansas 71731-0751, Telephone (501) 863-3181, Extension 237.

                                    APPENDIX

                                     TO THE
                       1993 ANNUAL REPORT TO STOCKHOLDERS



     This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1993 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

     1. The Cover Page of the Report is titled "First United Bancshares, Inc. 1993 Annual Report to Stockholders and Form 10-K."

     2. Page 2 of the Report contains a graphic image which reads "With our announced expansion plans we should exceed the one billion dollar mark early in 1994."

     3. Page 4 of the Report contains a graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of $1.45 , $1.74 , $1.77, $2.44 and $2.79 for the years ended December 31,1989, 1990, 1991, 1992 and 1993, respectively.

     4. Page 4 of the Report contains a graph titled "Book Value-Market Value at Year End" which discloses the book value of a share of First United common stock to be $14.28, $15.53, $16.79, $18.63 and $21.36 for the years ended
December 31, 1989, 1990, 1991, 1992 and 1993, respectively. The graph also discloses the market value of a share of First United common stock to be $13.63, $12.75, $13.50, $26.00 and $29.50 for the years ended December 31,
1989, 1990, 1991, 1992 and 1993, respectively.

     5. Page 5 of the Report contains a graph titled "Interest Margin Analysis" which discloses the "Bread-Even Yield", "Net Interest Margin" and "Net Interest Spread". The Break-Even Yield" is disclosed as 6.04%, 5.86%, 5.14%, 3.53%, and 2.86%, the Net Interest Margin" is disclosed as 4.10%, 4.10%, 4.12%, 4.41% and 4.42%, and the "Net Interest Spread" is disclosed as 3.03%, 3.03%, 3.22%, 3.73% and 3.84%, for the years ended December 31, 1989,
1990, 1991, 1992 and 1993, respectively.

     6. Page 6 of the Report contains a graph titled "Loan Loss Provision" which discloses the dollar amount (in millions) that has been allocated to the loan loss reserve account, which is disclosed as $3,837, $2,122, $3,250, $2,422 and $1,215 for the years ended December 31, 1989, 1990, 1991, 1992 and 1993, respectively.

     7. Page 8 of the Report contains a graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $11,617, $10,875, $9,469, $6,791 and $3,589, the
"Non-Performing Loans" as $7,174, $6,132, $5,437, $4,179 and $2,693, and the
"Allowance for Loan Losses" as $6,068, $6,133, $6,315, $6,899 and $8,478, for
the years ended December 31, 1989, 1990, 1991, 1992 and 1993, respectively.

     8. Page 11 of the Report contains a graph titled "Deposit Composition During 1993" which discloses the make-up of the deposits as 36.14% of "Savings and Interest-Bearing Demand" deposits, 35.54% of "Other Time Deposits", 14.16% of "Non-Interest Bearing Demand" deposits and 14.16% of "Time Deposits of $100,000 or More".

     9. Page 13 of the Report contains a graph titled "Shareholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximaely $61, $66, $72, $80 and $91 for the years ended December 31, 1989, 1990, 1991,
1992 and 1993, respectively.

     10. Page 14 of the Report contains a graph titled "1993 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 18.83% and 19.53%, respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risked-Based Capital" as 4.0% and 8.0%, respectively.