Form 10-K405, Exhibit 13
FIRST UNITED BANCSHARES INC /AR/
filed 1995-03-31
CIK 355883

                                   EXHIBIT 13



       FIRST UNITED BANCSHARES, INC. 1994 ANNUAL REPORT TO STOCKHOLDERS.

                                                                      EXHIBIT 13





                         FIRST UNITED BANCSHARES, INC.



                       1994 ANNUAL REPORT TO STOCKHOLDERS

                               TABLE OF CONTENTS




Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

Letter to the Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

Financial Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4-19

Selected Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20

Quarterly Results of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

Financial Statements and Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22-38

Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Report of Management on Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39

Executive Officers and Directors of First United and its Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . 40-42

Corporate Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


FINANCIAL HIGHLIGHTS



=================================================================================================================
 FIRST UNITED BANCSHARES, INC.(1)
 (Dollars in Thousands Except Per Share Data)                        1994               1993          % Change
-----------------------------------------------------------------------------------------------------------------
 INCOME DATA
    Income Before Cumulative Effect of the 1993
     Change in Accounting Principle                               $  14,008          $  13,215             6%
    Net Income                                                       14,008             15,737          (11%)
    Net Interest Income                                              42,961             43,063             0%
-----------------------------------------------------------------------------------------------------------------
 PER COMMON SHARE DATA
    Income Before Cumulative Effect of the 1993
     Change in Accounting Principle                               $    2.72          $    2.56             6%
    Net Income                                                         2.72               3.05          (11%)
    Book Value(End of Period)                                         21.23              20.97             1%
    Tangible Book Value(End of Period)                                20.48              20.13             2%
    Market Value(End of Period)                                       30.25              29.50             3%
    Cash Dividends                                                      .74                .66            12%
-----------------------------------------------------------------------------------------------------------------
 BALANCE SHEET DATA (YEAR END)
    Total Securities(2)                                           $ 489,036          $ 513,399           (5%)
    Loans(3)                                                        512,493            499,305             3%
    Earning Assets(3)                                             1,026,283          1,046,555           (2%)
    Total Assets                                                  1,106,610          1,123,598           (2%)
    Deposits                                                        953,904            969,749           (2%)
    Stockholders' Equity                                            109,509            108,122             1%
-----------------------------------------------------------------------------------------------------------------
 KEY RATIOS
    Return on Average Assets                                           1.24%              1.22%
    Return on Average Equity                                          12.87%             12.70%
    Net Interest Margin(FTE)                                           4.29%              4.45%
    Allowance for Loan Losses to Loans(3)                              1.88%              1.99%
    Equity to Assets(4)                                               10.69%              9.72%
    Leverage Ratio                                                    10.20%              9.31%
    Primary Capital Ratio                                             11.46%             10.53%
=================================================================================================================


(1) Restated to reflect the June 1994 acquisition of InvestArk Bankshares, Inc. in a transaction accounted for as a pooling-of-interests.

(2) Includes available-for-sale and investment securities.

(3) Net of unearned income.

(4) Excludes unrealized loss on securities available-for-sale.

                           LETTER TO THE STOCKHOLDERS


To Our Stockholders and Friends:

   In 1994, First United Bancshares, Inc. posted the highest earnings in its 14-year history. As First United continues to expand into new markets, your Company is strategically and financially positioned to face the challenges of a changing banking environment.

   Our profits on continuing operations in 1994 exceeded $14 million for the first time. This profitability equates to a 1.24% return on assets and a 12.87% return on equity. In spite of rapidly rising interest rates that elevated our cost of funds and tightened interest margins, earnings per share increased by 6% to $2.72, compared with $2.56 in 1993.

   Higher than expected loan demand in the commercial and business sectors led to a 3% increase in total loans in 1994 when compared to 1993. Rising interest rates during 1994 tended to lower demand in some parts of the consumer area, particularly home mortgage loans. Asset quality continued to improve for the fourth consecutive year with non-performing assets totaling only $3.52 million at year-end. Our reserves to total loans (1.88%) and reserves to non-performing loans (3.22 times) continue to remain at levels consistent with First United's goals and objectives.

   Our equity to assets (excluding unrealized loss on securities available-for-sale) ended the year at 10.69%. The capital base of your Company will not only assist in providing funds for expansion through acquisition of new institutions, but also contribute to a high level of security for our stockholders and depositors. This fact was illustrated on January 31, 1995 as we closed on the cash purchase of FirstBank (Texarkana, Texas), a $154 million bank with outstanding staff and management. We expect FirstBank and its employees to make a significant contribution to the future success of First United.

   With the addition of FirstBank, total assets of your Company are now approximately $1.3 billion. It is our desire to continue expanding into new markets through the acquisition of other companies, as well as through the branching efforts of our existing banks, with the explicit goal of increasing the value of our stockholders' investment.

   For the third consecutive year, the Board of Directors raised the quarterly dividend rate on our common stock. The 12% increase to $.19 per share reflects higher sustainable earnings as well as a desire on the part of your Board of Directors to have the stockholders more fully participate in First United's financial success.

   We enter 1995 cognizant of the challenges we face. Competition for deposits, loans and other services we offer will continue to be vigorous. Technology, industry consolidation and expansion will bring new competitors to our markets. First United will aggressively meet this competitive challenge by increasing its level of service through investment in technology and the offering of innovative products and services in order to enhance our franchise value.

   Our strong capital base and asset quality will continue to afford us expansion opportunities that we desire to pursue. Because our expansion goals and operating philosophy are directly related to long-term and consistent profitability, the strategies mentioned elsewhere in this letter are intended to further this end.

   As always, these results would not be possible without the efforts of our dedicated directors and staff. On behalf of our 8 affiliate banks and nearly 600 employees serving 21 communities in Arkansas and Texas, First United thanks you for your encouragement and support of our efforts.



James V. Kelley
Chairman, President and Chief Executive Officer

                                   IN 1994
                        FIRST UNITED BANCSHARES, INC.
                         POSTED THE HIGHEST EARNINGS
                            IN ITS 14-YEAR HISTORY

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

   In May 1994, First United increased its quarterly cash dividend by 12% as a result of higher sustainable earnings. The current annual dividend rate is $.76 per share versus $.68 prior to the increase.

   On June 14, 1994, First United acquired InvestArk Bankshares, Inc. (InvestArk) through the issuance to InvestArk's stockholders of 886,000 shares of First United common stock in a transaction accounted for as a pooling-of-interests. InvestArk, with total assets of approximately $184.9 million, was the parent company of First Stuttgart Bank and Trust Company and The Bank of North Arkansas.

   On July 22, 1994, First United and FirstBank, Texarkana, Texas (FirstBank) entered into an agreement pursuant to which First United proposed to acquire the issued and outstanding stock of FirstBank for cash payments of approximately $25.0 million. The transaction closed on January 31, 1995.

   Operations for 1994 resulted in net income of $14.0 million or $2.72 per share compared to $13.2 million or $2.56 per share in 1993 and $12.7 million or $2.46 per share in 1992. The 1993 amounts exclude the impact of the required implementation of the new standard on accounting for income taxes. The effect of this change in accounting principle was $2.5 million or $0.49 per share for the year. As shown in Table 1, the most significant changes in per share net income for 1994 as compared to 1993 occurred in the provision for loan losses and the cumulative effect of a change in accounting principle. A more detailed discussion of the components of net income is given throughout this Financial Analysis.


TABLE 1:  CHANGES IN PER SHARE INCOME

                                                                             December 31,
-----------------------------------------------------------------------------------------------------------------
                                                             1994                 1993                  1992
-----------------------------------------------------------------------------------------------------------------
 Prior year income                                          $3.05                $2.46                 $1.64
 Increase(decrease)
   attributable to:
 Net interest income                                         (.02)                 .11                 1 .12
 Provision for loan losses                                    .29                  .13                   .43
 Non-interest income                                         (.10)                (.07)                  .09
 Non-interest expense                                         .06                  .02                  (.43)
 Income taxes                                                (.07)                (.09)                 (.39)
 Cumulative Effect of Accounting
   Change                                                    (.49)                 .49                    -0-
-----------------------------------------------------------------------------------------------------------------
 Current year income                                        $2.72                $3.05                 $2.46
-----------------------------------------------------------------------------------------------------------------


   Net income as a percentage of total average assets (ROA) was 1.24% in 1994 versus 1.22% in 1993 and 1.19% in 1992. The return on stockholders' equity
(ROE) was 12.87% in 1994 versus 12.70% in 1993 and 14.0% in 1992. These measures compare favorably with banks of similar size nationwide. The 1993 percentages exclude the impact of the implementation of the new standard on accounting for income taxes.

   Total assets remained stable at December 31, 1994 at a level of $1.1 billion as compared to the year-end 1993 balance. The book value of First United's common stock increased 1.2% to $21.23 per share in 1994 from $20.97 per share in 1993. Cash dividends were $.74 per share in 1994 and $.66 per share in 1993 and $.60 per share in 1992.

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

   On a tax-equivalent basis, net interest income for the year ended December 31, 1994 was $45.0 million, a decrease of 0.3% over the year-end 1993 total of $45.1 million. Net interest income for the year ended December 31, 1992 was $44.3 million. The 1.8% increase in net interest income for 1993 was primarily the result of a lower interest rate environment which, combined with First United's negative GAP position, allowed for improved margins.


TABLE 2:  ANALYSIS OF NET INTEREST MARGIN

                                                                          December 31,
--------------------------------------------------------------------------------------------------------------------
                                                       1994                    1993                     1992
--------------------------------------------------------------------------------------------------------------------
 Yield on earning assets                               7.18%                   7.30%                    8.00%
 Break-even yield                                      2.89%                   2.85%                    3.53%
 Net interest margin                                   4.29%                   4.45%                    4.47%
 Net interest spread                                   3.51%                   3.85%                    3.76%
--------------------------------------------------------------------------------------------------------------------


   The net interest spread decreased in 1994 when compared with the previous two years, from 3.85% and 3.76%, respectively, in 1993 and 1992 to 3.51% in 1994. First United's negative GAP position, as well as a higher cost of funds, has contributed to the decrease in net interest margin and spread.

   Earning assets remained relatively stable at a level of $1.03 billion at December 31, 1994 as compared to $1.05 billion at year-end 1993. Total securities decreased $24.3 million and total short-term investments decreased $9.1 million while loans increased $13.2 million. As a percentage of earning assets, loans increased from 48% to 50%, total securities decreased from 49% to 48% and short-term investments decreased from 3% to 2%. The mix of earning assets reflected a shift from short-term investments and securities to loans. The change in mix can be attributed to increased loan demand resulting from an improving economic environment.

   Interest-bearing deposits decreased $20.4 million during 1994. Total interest-bearing deposits were $798.5 million at December 31, 1994 compared with $818.9 million at year-end 1993. Non-interest-bearing demand deposits increased $4.6 million or 3% during 1994.

NON-INTEREST INCOME

   Securities gains totalled $.01 million in 1994 compared to $.14 million in 1993 and $.45 million in 1992. During 1992, First United realized security gains primarily from the sale of fixed-rate Mortgage-Backed Securities. These securities were sold and reinvested in similar securities with adjustable rates. The carrying value of securities sold during 1994 was approximately $1.0 million as compared to $1.0 million and $15.4 million in 1993 and 1992, respectively.

   Total non-interest income, excluding security gains, was $6.1 million for 1994 compared with $6.5 million in each of 1993 and 1992. The decrease in 1994 compared to prior year levels was primarily the result of decreases in fee income earned on deposits and trust department accounts.


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

   The provision for loan losses totalled $0.3 million in 1994 versus $1.8 million in 1993 and $2.5 million in 1992. Net loan losses in 1992 were primarily the result of commercial credits at First National Bank of El Dorado (El Dorado) and First National Bank of Magnolia (Magnolia) and commercial real estate credits at Ft. Smith which were deemed uncollectible. Since 1992, improving economic conditions in the communities that First United serves have resulted in a reduction in net loan losses, thereby reducing the need to provide for loan losses at prior years' levels.


NON-INTEREST EXPENSE

   Non-interest expense decreased 1% or $0.3 million in 1994 over 1993 levels, and decreased 1% in 1993 over 1992 levels. The decreases in 1994 and 1993 were primarily in data processing and other operating expenses.

   The decrease in other operating expenses was attributable primarily to decreased costs associated with holdings of other real estate owned. Additional information concerning other real estate can be found in Note 2 in the Notes to the Consolidated Financial Statements.


INCOME TAXES

   Federal income taxes as a percentage of pre-tax income were 29.3% in 1994, 29.8% in 1993 and 28.9% in 1992. Additional information regarding income taxes can be found in Note 10 in the Notes to the Consolidated Financial Statements.


BALANCE SHEET ANALYSIS

LOANS AND CREDIT RISK MANAGEMENT

   A sound credit policy combined with periodic and independent credit reviews are the key factors for First United's credit risk management program. All subsidiary banks operate under written loan policies that help maintain a consistent lending function and provide sound credit decisions. Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken. In addition, First United has an internal audit and loan review staff that operates independently of the subsidiary banks. This review team performs periodic examinations of each bank's loans and related documentation. Results of these examinations are reviewed with the Chairman and Chief Executive Officer of First United, the management and boards of the respective subsidiary banks, and the First United Audit Committee.

TABLE 3:  LOAN PORTFOLIO

                                                                    December 31,
--------------------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)                    1994         1993           1992           1991           1990
--------------------------------------------------------------------------------------------------------------------
 Commercial, Financial and
   Agricultural                          $144,371      $108,979       $130,527        $142,818       $156,437
 Real Estate                              283,621       309,550        250,789         247,157        243,704
 Consumer Loans                            82,712        78,289         65,670          64,875         59,213
 Loans for Purchasing or
   Carrying Securities                      2,065         2,655          3,035           2,799          2,721
 Financing Leases                             181           439          1,037              12          2,656
                                         --------      --------       --------        --------       --------

   Total Loans                           $512,950      $499,912       $451,058        $457,661       $464,731
                                         ========      ========       ========        ========       ========


 Non-Performing Assets                   $  3,518      $  4,237       $  8,579        $ 13,979       $ 15,535
                                         ========      ========       ========        ========       ========


   Construction loans outstanding at December 31, 1994 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

   A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totalling $3.0 million represent 0.58% of 1994 year-end loans compared to 0.64% at December 31, 1993.

                             IT IS OUR DESIRE TO
                              CONTINUE EXPANDING
                               INTO NEW MARKETS
                           THROUGH THE ACQUISITION
                             OF OTHER COMPANIES,
                            AS WELL AS THROUGH THE
                           BRANCHING EFFORTS OF OUR
                               EXISTING BANKS.

   Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1994 totalled $2.1 million compared with $2.6 million at year ended 1993. It is the policy of First United to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1994 by approximately $0.2 million. The amount of interest income on such non-performing loans included in net income for 1994 was not material.

   Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

   Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $0.5 million at year ended 1994. This compares with $1.0 million and $3.9 million at year ended 1993 and 1992, respectively.

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

TABLE 4:  LOAN MATURITIES

--------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                              December 31, 1994
--------------------------------------------------------------------------------------------------------------------
                                               1 Year         Over 1                     Over
                                              or Less      through  5 years            5 years         Total
                                              -------      ----------------            -------        -------
 Commercial, Financial &
   Agricultural                               $90,695         $46,781                   $6,895       $144,371
                                              =======         =======                   ======       ========


 Variable Rate                                                                                       $ 73,560
 Pre-determined Rate                                                                                 $ 70,811
--------------------------------------------------------------------------------------------------------------------


   The amount of the provision for possible loan losses is based upon the current level of loans and leases, watch list trends, economic trends, collateral value of watch list loans and net charge-offs on a historical basis. First United continues to revise and enhance its credit policies as well as its formal loan review program, and is committed to reducing the level of non-performing assets.

   Allowance for possible loan losses as a percentage of non-performing loans was approximately 322%, 312% and 169% at December 31, 1994, 1993 and 1992, respectively.

   All non-performing assets of First United as of December 31, 1994 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1994, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.

SECURITIES

   First United's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. On January 1, 1994, First United adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this accounting standard, debt securities

TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE

                                                                    December 31,
---------------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)                       1994          1993         1992         1991          1990
---------------------------------------------------------------------------------------------------------------
 Balance of Allowance for Loan
   Losses at Beginning of Period              $9,972        $7,972       $7,499        $7,111       $6,990
                                              ------        ------       ------        ------       ------

 Allowance Applicable to Loans of
 Acquired Bank                                   -0-           520           -0-           -0-         -0-
                                              ------        ------       ------        ------       ------

 Loans Charged-Off:
   Commercial, Financial and
     Agricultural                                862           511        1,836         2,261        1,775
   Real Estate                                   193           311        1,035         1,755        1,423
   Consumer                                    1,138           536          409         1,018          387
   Other                                           9           276           -0-           -0-          -0-
                                              ------        ------       ------        ------       ------

 Total Loans Charged-Off                       2,202         1,634        3,280         5,034        3,585
                                              ------        ------       ------        ------       ------

 Recoveries of Loans Previously
   Charged-Off:
   Commercial, Financial and
     Agricultural                                543           397          469           356          335
   Real Estate                                   180           683          581           395          173
   Consumer                                      840           219          217           286          316
                                              ------        ------       ------        ------       ------

 Total Recoveries                              1,563         1,299        1,267         1,037          824
                                              ------        ------       ------        ------       ------

 Net Loans Charged-Off                           639           335        2,013         3,997        2,761
                                              ------        ------       ------        ------       ------

 Provision to Allowance                          334         1,815        2,486         4,385        2,882
                                              ------        ------       ------        ------       ------

 Balance at End of Period                     $9,667        $9,972       $7,972        $7,499       $7,111
                                              ======        ======       ======        ======       ======

 Ratio of Net Charge-Offs to Loans
 Outstanding                                     .12%          .07%         .45%          .87%         .59%
---------------------------------------------------------------------------------------------------------------

TABLE 6: ALLOCATION OF RESERVE BY CATEGORY

                                                                         December 31,
------------------------------------------------------------------------------------------------------------------------------------
                          1994                     1993                      1992                     1991              1990
------------------------------------------------------------------------------------------------------------------------------------
                                 % LOANS                % Loans                % Loans                 % Loans              % Loans
 (Dollars in                     IN EACH                in each                in each                 in each              in each
  Thousands)           AMOUNT    CATEGORY     Amount   Category       Amount  Category       Amount   Category    Amount   Category
------------------------------------------------------------------------------------------------------------------------------------
 Commercial and
   Financial          $4,756        29%      $5,313        22%       $2,922       29%       $3,385        32%      $4,036     35%
 Real Estate             923        55%       1,044        62%        2,063       56%        1,364        54%         905     52%
 Consumer              1,484        16%       1,113        16%          576       15%        1,157        14%       1,075     13%
 Unallocated           2,504        -0-       2,502        -0-        2,411       -0-        1,593        -0-       1,095     -0-
------------------------------------------------------------------------------------------------------------------------------------
 Total                $9,667       100%      $9,972       100%       $7,972      100%       $7,499       100%      $7,111    100%

 Allowance as a
   Percentage of
   Total Loans          1.88%                  1.99%                   1.77%                  1.64%                  1.53%
------------------------------------------------------------------------------------------------------------------------------------

TABLE 7:  RISK ELEMENTS

                                                                 December 31,
--------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)                     1994         1993         1992          1991        1990
--------------------------------------------------------------------------------------------------------
 Non-Performing Loans:
 Non-Accrual Loans:
 Commercial & Financial                  $   620      $ 1,840      $ 1,610        $ 4,373       $ 6,057
 Real Estate                               1,427          713          829          1,075           683
 Consumer                                     70           80           68            106           139
--------------------------------------------------------------------------------------------------------
   Total Non-Accrual Loans                 2,117        2,633        2,507          5,554         6,879
--------------------------------------------------------------------------------------------------------
 Past Due 90 Days or More and Still
 Accruing:
 Commercial                                  197           64           92          1,176         2,004
 Real Estate                                 151           51          554            192           468
 Consumer                                    207          227          156            256           320
--------------------------------------------------------------------------------------------------------
   Total Past Due 90 Days
     or More and Still
     Accruing                                555          342          802          1,624         2,792
--------------------------------------------------------------------------------------------------------
 Renegotiated Loans                          326          223        1,414             16           231
--------------------------------------------------------------------------------------------------------
 Total Non-Performing Loans                2,998        3,198        4,723          7,194         9,902
 Other Real Estate                           520        1,039        3,856          6,785         5,633
--------------------------------------------------------------------------------------------------------
 Total Non-Performing Assets             $ 3,518      $  4,237      $8,579        $13,979       $15,535
--------------------------------------------------------------------------------------------------------
 Non-Performing Loans
  as a % of Outstanding Loans                .58%         .64%        1.05%          1.57%        2.13%
 Non-Performing Assets
  as a % of Equity Capital                  3.21%        3.92%        8.99%         16.34%       19.56%
--------------------------------------------------------------------------------------------------------

TABLE 8:  SECURITIES CARRYING VALUE(1)

 (Dollars in Thousands)                                      December 31,
------------------------------------------------------------------------------------------
                                                1994             1993             1992
                                              --------         --------         --------
 U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                    $266,180         $285,431         $198,216
 Obligations of States and
  Political Subdivisions                        72,980           70,942           54,774
 Mortgage-Backed Securities                    139,368          144,089          141,158
 Other Securities                               10,508           12,937           16,155
                                              --------         --------         --------
                                              $489,036         $513,399         $410,303
                                              ========         ========         ========

(1) Includes available-for-sale and investment securities.


that First United has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. At the date of adoption, First United transferred securities of approximately $218.6 million from held-to-maturity to available-for-sale. Also in connection with First United's acquisition of InvestArk, First United reclassified to available-for-sale securities approximately $55.7 million of securities that InvestArk had previously classified as investment securities. See Notes 4 and 5 of the Notes to the Consolidated Financial Statements for additional information on Available-for-Sale and Investment Securities.

TABLE 9:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS(1)

                                                         Maturing
                     ----------------------------------------------------------------------------------
                                             After One But       After Five But                           Mortgage-Backed
                       Within One Year     Within Five Years    Within Ten Years     After Ten Years         Securities
                     --------------------------------------------------------------------------------------------------------
 (Dollars in
 Thousands)           Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield     Amount     Yield
                     --------------------------------------------------------------------------------------------------------
 U.S. Treasury
   Securities and
   Other U.S.
   Government
   Agencies           $45,742      4.27%   $195,101     4.60%   $23,393      4.96%   $ 1,944      7.75%     $   -0-      -0-
 State &
   Political
   Subdivisions         4,934      6.10%     26,614     6.10%    32,248      4.52%     9,184      3.39%         -0-      -0-
 Mortgage-Backed
   Securities              -0-       -0-         -0-      -0-        -0-       -0-        -0-       -0-    139,368     6.80%
 Other                    936      8.01%      5,696     5.97%       437      9.22%     3,439      3.86%         -0-      -0-
                      -------      ----    --------     ----    -------      ----    -------      ----    --------     ----
  Total               $51,612      4.37%   $227,411     4.66%   $56,078      4.67%   $14,567      3.17%   $139,368     0.00%
                      =======      ====    ========     ====    =======      ====    =======      ====    ========     ====


(1) Includes available-for-sale and investment securities.

CAPITAL ADEQUACY AND RESOURCES


CAPITAL AND LIQUIDITY

   The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

   First United is well capitalized with a primary capital to asset ratio of 11.46% at December 31, 1994 compared with 10.53% in 1993 and 9.59% in 1992.
First United's stockholders' equity for the year ended December 31, 1994 totalled $109.5 million compared with $108.1 million in 1993 and $95.4 million in 1992. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

TABLE 10:  AVERAGE DEPOSITS

                                                            Year Ended December 31,
-----------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                       1994                     1993                    1992
-----------------------------------------------------------------------------------------------------------
                                      AMOUNT       RATE        Amount       Rate       Amount        Rate
 Non-interest-bearing
   Demand Deposits                   $179,742     0.00%       $136,322     0.00%      $132,305      0.00%
 Savings Deposits and
   Interest-bearing
   Deposits                           324,084     2.95%        341,338     2.62%       301,819      2.99%
 Time Deposits of $100
   or more                            127,848     3.95%        139,776     3.98%       140,459      5.26%
 Other Time Deposits                  334,838     4.18%        316,725     4.10%       343,119      4.89%
                                     --------                 --------                --------

   Total                             $966,512                 $934,161                $917,702
                                     ========                 ========                ========

                                FOR THE THIRD
                              CONSECUTIVE YEAR,
                            THE BOARD OF DIRECTORS
                             RAISED THE QUARTERLY
                             DIVIDEND RATE ON OUR
                                COMMON STOCK.

TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

(Dollars in Thousands)                  December 31, 1994
-------------------------------------------------------------
 Three Months or Less                       $ 66,733
 Over 3 Through  6 Months                     37,557
 Over 6 Through 12 Months                     26,587
 Over 12 Months                                8,599
                                            --------

    Total                                   $139,476
                                            ========

TABLE 12:  AVERAGE SHORT-TERM BORROWINGS

                                                                               December 31,
-------------------------------------------------------------------------------------------------------------------
 (Dollars in Thousands)                                       1994                1993                 1992
-------------------------------------------------------------------------------------------------------------------
 Balance at December 31                                     $22,480             $30,512              $29,978
 Daily Average Amount Outstanding                            30,197              33,247               32,331
 Maximum Month-End Balance                                   40,405              30,512               34,655
 Daily Average Interest Rate                                   3.43%               2.26%                2.57%
 Weighted Average Interest Rate on
   Balance at December 31                                      4.77%               2.86%                2.41%


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

TABLE 13:  CAPITAL RATIOS(1)

                                                                              December 31,
-------------------------------------------------------------------------------------------------------------------
                                                            1994                  1993                  1992
-------------------------------------------------------------------------------------------------------------------
 Equity Capital to Assets                                   10.69%                9.72%                 8.89%
 Primary Capital to Assets                                  11.46%               10.53%                 9.59%
 Leverage Ratio                                             10.20%                9.31%                 8.58%
 Tier 1 Capital                                             18.85%               18.83%                18.45%
 Risk-Based Capital                                         20.10%               19.53%                20.11%
 Dividend Payout Ratio(2)                                   27.53%               23.62%                24.54%

(1) Excludes unrealized loss on securities available-for-sale.

(2) Based upon net income before the cumulative effect of the change in accounting principle.

TABLE 14:  REGULATORY COMPARISON OF CAPITAL RATIOS

-----------------------------------------------------------------------------------------------------------------
                                                                                                  Regulatory
 December 31, 1994                                               First United                    Requirements
-----------------------------------------------------------------------------------------------------------------
 Total Capital/Total Assets                                         11.46%                           6.00%
 Primary Capital/Total Assets                                       11.46%                           5.50%
 Total Risk-Based Capital                                           20.10%                           8.00%
 Tier 1 Capital                                                     18.85%                           4.00%
 Leverage Ratio                                                     10.20%                           3.00%


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

   On July 27, 1992, the Board of Directors of First United declared a 2-for-1 stock split effected in the form of a 100% stock dividend. The dividend was distributed on September 8, 1992.

   During the second quarter of 1993, First United increased its annual cash dividend from $.60 per share to $.68 per share and during the second quarter of 1994, First United increased its annual dividend to $.76 per share. These increases result from higher sustainable earnings.

   First United Common Stock is traded on the NASDAQ-NMS Over-the-Counter Market under the symbol "UNTD."

   All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1994 and 1993 are listed in Table 15. Table 15 also lists dividends paid by First United to its stockholders during each of those quarters.

   On February 9, 1995, the Company had approximately 1,058 stockholders of record.


TABLE 15:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE

 1994                                             High                      Low                   Div. Paid
----------------------------------------------------------------------------------------------------------------
 First quarter                                    $29 1/2                   $26 1/2                  $.17
 Second quarter                                    31                        28                       .19
 Third quarter                                     33                        28                       .19
 Fourth quarter                                    33                        28                       .19


 1993                                             High                      Low                   Div. Paid
----------------------------------------------------------------------------------------------------------------
 First quarter                                    $26                       $23                       $.15
 Second quarter                                    26 1/4                    23                        .17
 Third quarter                                     29 1/2                    26                        .17
 Fourth quarter                                    29 1/2                    26 1/2                    .17
----------------------------------------------------------------------------------------------------------------


ASSET - LIABILITY MANAGEMENT

CHANGING INTEREST RATES

   First United, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results. At December 31, 1994, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

   First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. An interest rate sensitive balance sheet as of December 31, 1994 is presented in Table 16.

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

TABLE 16:  INTEREST RATE SENSITIVE BALANCE SHEET

                                              By Repricing Dates At December 31, 1994
--------------------------------------------------------------------------------------------------------------
 (Dollars in                 0-30        31-90      91-180       181-365       1-5        Over
  Thousands)                 Days        Days        Days          Days       Years      5 Years      Total
--------------------------------------------------------------------------------------------------------------
 ASSETS
   Total Securities        $ 57,167     $20,533     $33,299     $36,941     $282,165    $ 58,931    $489,036
   Loans and Leases,
     Net of Unearned
     Income                 133,298      44,471      53,425      88,463      162,223      30,613     512,493
   Short-Term
     Investments             23,774          -0-         685         -0-         295         -0-      24,754
                           --------    --------    ---------   --------    ---------     ------     --------


     Total Rate
 Sensitive Assets          $214,239    $ 65,004    $ 87,409    $125,404    $444,683    $ 89,544   $1,026,283
                           --------    --------    --------    --------    --------    --------   ----------


 SOURCES OF FUNDS
   Savings and
    Interest-
     bearing Demand
      Deposits              330,506          -0-         -0-         -0-         -0-         -0-     330,506
   Time Deposits            107,641      94,743     110,181      85,296       69,534        590      467,985
   Short-Term
     Borrowings              22,297          -0-         -0-        183          -0-         -0-      22,480
   Long-Term Debt                -0-         -0-         -0-      1,107       6,512        5,206      12,825
                           --------    --------    --------    --------    --------     --------    --------

     Total Rate
       Sensitive
        Liabilities        $460,444     $94,743    $110,181     $86,586    $ 76,046     $  5,796    $833,796
                           --------     -------    --------     -------    --------     --------    --------

 Interest Rate
   Sensitivity Gap         (246,205)    (29,739)    (22,772)     38,818      368,637      83,748     192,487
 Cumulative Interest
   Rate Sensitivity Gap    (246,205)   (275,944)   (298,716)   (259,898)     108,739     192,487

 Cumulative Interest
   Rate Sensitivity Gap
   as a Percent of
   Total Assets                (22%)       (25%)       (27%)       (23%)         10%         17%

                               FIRST UNITED IS
                              STRATEGICALLY AND
                            FINANCIALLY POSITIONED
                            TO FACE THE CHALLENGES
                            OF A CHANGING BANKING
                                 ENVIRONMENT.

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

   The Federal Deposit Insurance Corporation Improvement Act of 1991 contains broad legislation which includes not only recapitalization of the bank insurance fund (BIF) but also includes supervisory and examination reforms. The Act imposes strict statutory rules for a bank's senior management, outside directors, independent auditors, examiners and regulators to ensure that a bank's finances, management and legal compliance are thoroughly analyzed.


ACCOUNTING STANDARDS

   On January 1, 1993, First United adopted SFAS No. 109 "Accounting for Income Taxes." First United's 1993 adoption of SFAS No. 109 changed the method of accounting for income taxes to the liability method. The cumulative effect of adopting SFAS No. 109 on First United's 1993 results of operations was to increase net income by $2.5 million or $.49 per share.

   During 1993 the Financial Accounting Standards Board (FASB) issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. Management believes that the effect of this statement upon adoption will not be material.

   On January 1, 1994, First United adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." This statement addresses the accounting and reporting for investments in debt and certain equity securities. Debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities were classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. The adoption of this statement on January 1, 1994 resulted in reflecting an unrealized gain, net of tax, of approximately $1,271,000 as a separate component of the capital accounts.

   During 1994 the FASB issued SFAS No. 119 "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments." First United has adopted the disclosure requirements required by SFAS No. 119, as applicable.

TABLE 17: SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND CHANGES IN NET INTEREST INCOME (FTE) (1)

                                                                                                      1994
------------------------------------------------------------------------------------------------------------------------------------
                                                                                 Average
 (Dollars in Thousands)                                                          Balance            Interest             Rate
------------------------------------------------------------------------------------------------------------------------------------
 ASSETS
   INTEREST-EARNING ASSETS:
     Loans (net of unearned income)                                             $501,721             $41,084             8.19%
   Investment Securities:
     Taxable Securities                                                          449,150              26,792             5.97%
     Non-taxable Securities                                                       68,417               5,812             8.49%
   Money-Market Assets:
     Federal Funds Sold and Securities  Purchased Under
       Agreements to Resell and Other Short-Term
       Investments                                                                28,701               1,560             5.44%
------------------------------------------------------------------------------------------------------------------------------------
         Total Interest-Earning Assets                                         1,047,989              75,248             7.18%
------------------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-EARNING ASSETS:
     Cash and Due From Banks                                                      55,417
     Premises and Equipment, Net                                                  14,577
     Other Assets                                                                 19,112
     Less Allowance for Loan Losses                                               (9,778)
------------------------------------------------------------------------------------------------------------------------------------
         Total                                                                $1,127,317
====================================================================================================================================
 LIABILITIES
   INTEREST-BEARING LIABILITIES
     Savings and Interest-bearing Deposits                                      $324,084             $ 9,563             2.95%
     Time Deposits of $100 or More                                               127,848               5,054             3.95%
     Other Time Deposits                                                         334,838              14,001             4.18%
     Federal Funds Purchased and Securities Sold Under
       Agreements to Repurchase                                                   30,197               1,037             3.43%
     Notes Payable                                                                 6,784                 598             8.81%
------------------------------------------------------------------------------------------------------------------------------------
         Total Interest-bearing Liabilities                                      823,751              30,253             3.67%
------------------------------------------------------------------------------------------------------------------------------------
   NON-INTEREST-BEARING LIABILITIES:
     Demand Deposits                                                             179,742
     Other Liabilities                                                            15,008
     Stockholders' Equity                                                        108,816
------------------------------------------------------------------------------------------------------------------------------------
         Total                                                                $1,127,317
====================================================================================================================================
         Net Interest-Earnings                                                                       $44,995
====================================================================================================================================
         Net Yield on Interest-Earning
            Assets                                                                                                       4.29%
====================================================================================================================================


(1) Marginal Tax Rate of 35% in 1994 and 1993 and 34% in 1992.


                                 1993                                                 1994 Compared to 1993
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Total                Due To               Due to
             Average                                                       Increase             Change in            Change in
             Balance             Interest                Rate             (Decrease)              Volume                Rate
------------------------------------------------------------------------------------------------------------------------------------
           $457,425               $37,910                8.29%              $ 3,174               $2,677                 $497

            470,478                29,292                6.23%               (2,500)              (3,672)               1,172
             56,412                 5,860               10.39%                  (48)              (1,343)               1,295



             30,285                   957                3.16%                  603                1,256                 (653)
------------------------------------------------------------------------------------------------------------------------------------
          1,014,600                74,019                7.30%                1,229               (1,082)                2,311
------------------------------------------------------------------------------------------------------------------------------------
             49,771
             12,425
             19,109
             (8,693)
------------------------------------------------------------------------------------------------------------------------------------
         $1,087,212
====================================================================================================================================


           $341,338                $8,931                2.62%                  632                1,715               (1,083)
            139,776                 5,562                3.98%                 (508)                (541)                  33
            316,725                12,996                4.10%                1,005                1,267                 (262)

             33,247                   750                2.26%                  287                  643                 (356)
              7,894                   666                8.44%                  (68)                 (42)                 (26)
------------------------------------------------------------------------------------------------------------------------------------
            838,980                28,905                3.45%                1,348                3,042               (1,694)
------------------------------------------------------------------------------------------------------------------------------------
            136,322
              7,857
            104,052
------------------------------------------------------------------------------------------------------------------------------------
         $1,087,211
====================================================================================================================================
                                  $45,114                                     $(119)             $(4,124)             $4,005
====================================================================================================================================
                                                         4.45%
====================================================================================================================================

                                  1992                                                   1993 Compared to 1992
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Total                Due To               Due To
             Average                                                       Increase             Change in            Change in
             Balance             Interest                Rate             (Decrease)              Volume                Rate
------------------------------------------------------------------------------------------------------------------------------------
           $445,747               $40,278                9.04%              $(2,368)           $  (5,791)              $3,423

            465,742                32,796                7.04%               (3,504)              (7,341)               3,837
             51,651                 5,311               10.28%                  549                  609                  (60)



             28,550                   991                3.47%                  (34)                (128)                  94
------------------------------------------------------------------------------------------------------------------------------------
            991,690                79,376                8.00%               (5,357)             (12,651)              $7,294
------------------------------------------------------------------------------------------------------------------------------------
             45,878
              8,969
             21,726
             (7,770)
------------------------------------------------------------------------------------------------------------------------------------
         $1,060,493
====================================================================================================================================

           $301,819               $ 9,033                2.99%                 (102)              (1,387)               1,285
            140,459                 7,385                5.26%               (1,823)              (3,610)               1,787
            343,119                16,777                4.89%               (3,781)              (6,271)               2,490

             32,331                   830                2.57%                  (80)                (184)                 104
              9,005                 1,034               11.48%                 (368)                (608)                 240
------------------------------------------------------------------------------------------------------------------------------------
            826,733                35,059                4.24%               (6,154)             (12,060)               5,906
------------------------------------------------------------------------------------------------------------------------------------
            132,305
             10,795
             90,659
------------------------------------------------------------------------------------------------------------------------------------
         $1,060,492
====================================================================================================================================
                                  $44,317                                      $797               $(591)               $ 1,388
====================================================================================================================================

                                                         4.47%
====================================================================================================================================

                            SELECTED FINANCIAL DATA



                                                             Year Ended December 31,
                                                    (In Thousands, Except Per Share Data)
                                      -----------------------------------------------------------------------
                                         1994            1993          1992            1991            1990
                                      --------        --------       --------        --------        --------
 OPERATING DATA
 Total Interest Income                $ 73,214        $ 71,968       $ 77,570        $ 84,935        $ 83,999
 Net Interest Income                    42,961          43,063         42,511          36,710          33,084
 Provision for Possible
   Loan Losses                             334           1,815          2,486           4,712           3,698
 Income Before
 Cumulative Effect of a
 Change In Accounting
 Principle                              14,008          13,215         12,676           8,454           7,724
 Net Income                             14,008          15,737         12,676           8,454           7,724


 PER SHARE DATA
 Income Before
 Cumulative Effect of a
 Change in Accounting
 Principle                            $   2.72        $   2.56       $   2.46        $   1.64        $   1.49
 Net Income                               2.72            3.05           2.46            1.64            1.49
 Cash Dividends Paid                       .74             .66            .60             .50             .50

 SELECTED BALANCE SHEET
   ITEMS
 Year Ended Balances
 Total Assets                       $1,106,610      $1,123,598     $1,086,467      $1,038,320        $980,356
 Total Securities(1)                   489,036         513,399        509,552         446,063         369,056
 Net Loans(2)                          512,493         499,305        450,633         456,471         464,165
 Total Deposits                        953,904         969,749        943,097         909,703         849,649
 Notes Payable                          12,825           7,723          8,821          10,299          11,406
 Capital Accounts                      109,509         108,122         95,438          85,571          79,428



(1) Includes available-for-sale and investment securities.

(2) Net of unearned discount.

                        QUARTERLY RESULTS OF OPERATIONS
(UNAUDITED)


                                                                         Quarter Ended
                                                              (In Thousands, Except Per Share Data)
                                                    ---------------------------------------------------------
                                                    March 31        June 30         Sept. 30          Dec. 31
                                                    --------        -------         --------          -------
 1994
 Interest Income                                    $17,515        $18,080          $18,378          $19,241
 Interest Expense                                     7,117          7,258            7,706            8,172
 Net Interest Income                                 10,398         10,822           10,672           11,069
 Provision for Possible Loan Losses                     (45)          (199)             (45)             (45)
 Other Income                                         1,711          1,582            1,810            1,044
 Other Expense                                        7,097          7,018            7,278            7,404
 Income Tax Expense                                   1,477          1,575            1,583            1,334
 Change in Accounting Principle                          -0-            -0-              -0-              -0-
                                                    -------        -------          -------          -------
 Net Income                                         $ 3,490        $ 3,612          $ 3,576          $ 3,330
                                                    =======        =======          =======          =======

 Earnings Per Share                                 $  0.68        $  0.70          $  0.69          $  0.65
                                                    =======        =======          =======          =======

 1993
 Interest Income                                    $18,091        $18,037          $17,917          $17,923
 Interest Expense                                     7,341          7,325            7,114            7,125
 Net Interest Income                                 10,750         10,712           10,803           10,798
 Provision for Possible Loan Losses                    (465)          (405)            (245)            (700)
 Other Income                                         1,661          1,570            1,733            1,699
 Other Expense                                        6,534          7,020            7,158            8,365
 Income Tax Expense                                   1,646          1,384            1,719              870
 Change in Accounting Principle                       2,522             -0-              -0-              -0-
                                                    -------        -------          -------          -------
 Net Income                                         $ 6,288        $ 3,473          $ 3,414          $ 2,562
                                                    =======        =======          =======          =======

 Earnings Per Share                                 $  1.23        $  0.67          $  0.66          $  0.49
                                                    =======        =======          =======          =======

                         FINANCIAL STATEMENTS AND NOTES

                      CONSOLIDATED STATEMENTS OF CONDITION

First United Bancshares, Inc.
(in thousands, except per share data)

                                                                               December 31,
                                                                       -------------------------------
                                                                          1994                 1993
                                                                       ----------           ----------
 ASSETS
 Cash and Due from Banks . . . . . . . . . . . . . . . . . . . .       $   49,419           $   52,227
                                                                       ----------           ----------

 Short-Term Investments:
   Federal Funds Sold and Securities
     Purchased Under Agreements to Resell  . . . . . . . . . . .           17,490               27,765
   Other Short-Term Investments  . . . . . . . . . . . . . . . .            7,264                6,086
                                                                       ----------            ---------
     Total Short-Term Investments  . . . . . . . . . . . . . . .           24,754               33,851
                                                                       ----------            ---------

 Securities Available For Sale . . . . . . . . . . . . . . . . .          324,679               83,468
                                                                       ----------           ----------

 Investment Securities (Fair Value of $156,850 and
   $439,429 at December 31, 1994 and 1993, respectively.)  . . .          164,357              429,931
                                                                       ----------           ----------
 Total Loans . . . . . . . . . . . . . . . . . . . . . . . . . .          512,950              499,912
   Unearned Discount . . . . . . . . . . . . . . . . . . . . . .             (457)                (607)
   Allowance for Possible Loan Losses  . . . . . . . . . . . . .           (9,667)              (9,972)
                                                                       ----------           ----------

     Net Loans . . . . . . . . . . . . . . . . . . . . . . . . .          502,826              489,333
                                                                       ----------           ----------
 Premises and Equipment  . . . . . . . . . . . . . . . . . . . .           15,541               13,904
                                                                       ----------           ----------
 Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . .            3,831                4,308
                                                                       ----------           ----------
 Other Real Estate . . . . . . . . . . . . . . . . . . . . . . .              520                1,039
                                                                       ----------           ----------
 Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . .           20,683               15,537
                                                                       ----------           ----------

     Total Assets  . . . . . . . . . . . . . . . . . . . . . . .       $1,106,610           $1,123,598
                                                                       ==========           ==========

 LIABILITIES
 Deposits:
   Demand  . . . . . . . . . . . . . . . . . . . . . . . . . . .       $  155,413           $  150,842
   Savings and Interest-bearing Demand . . . . . . . . . . . . .          330,506              350,325
   Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . .          467,985              468,582
                                                                       ----------           ----------
     Total Deposits  . . . . . . . . . . . . . . . . . . . . . .          953,904              969,749

 Federal Funds Purchased and Securities Sold
   Under Agreements to Repurchase  . . . . . . . . . . . . . . .           22,480               30,512
 Other Liabilities . . . . . . . . . . . . . . . . . . . . . . .            7,892                7,492
 Notes Payable:
   Unaffiliated Bank . . . . . . . . . . . . . . . . . . . . . .            7,825                2,723
   Affiliated Company  . . . . . . . . . . . . . . . . . . . . .            5,000                5,000
                                                                       ----------           ----------

     Total Liabilities . . . . . . . . . . . . . . . . . . . . .          997,101            1,015,476
                                                                       ----------           ----------

 Commitments and Contingencies

 CAPITAL ACCOUNTS
 Preferred Stock(Par value of $1.00; 500
   shares authorized in 1994 and 1993; none
   outstanding)  . . . . . . . . . . . . . . . . . . . . . . . .              -0-                  -0-
 Common Stock(Par value of $1.00; 24,000
   shares authorized; 5,159 shares issued and outstanding in
   1994; 5,170 shares issued and 5,158 outstanding in 1993)  . .            5,159                5,170
 Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . .           13,551               13,524
 Undivided Profits . . . . . . . . . . . . . . . . . . . . . . .           99,612               89,579
 Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . .              -0-                 (130)
 Net Unrealized Loss on Securities Available for Sale, Net
    of Tax   . . . . . . . . . . . . . . . . . . . . . . . . . .           (8,813)                 (21)
                                                                       ----------           ----------

     Total Capital Accounts  . . . . . . . . . . . . . . . . . .          109,509              108,122
                                                                       ----------           ----------
     Total Liabilities and Capital
       Accounts  . . . . . . . . . . . . . . . . . . . . . . . .       $1,106,610           $1,123,598
                                                                       ==========           ==========


The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME

First United Bancshares, Inc.
(in thousands, except per share data)

                                                                                     Year Ended December 31,
                                                                  -----------------------------------------------------------
                                                                    1994                     1993                     1992
                                                                  ---------                ---------                ---------
 INTEREST INCOME
 Interest and Fees on Loans  . . . . . . . . . . . .              $  41,084                $ 37,910                 $ 40,278
 Interest on Securities:
   Taxable Securities  . . . . . . . . . . . . . . .                 26,792                   29,292                   32,796
   Non-taxable Securities  . . . . . . . . . . . . .                  3,778                    3,809                    3,505
 Interest on Federal Funds Sold and
   Securities Purchased Under
   Agreements to Resell  . . . . . . . . . . . . . .                  1,021                      752                      988
 Interest on Deposits in Banks . . . . . . . . . . .                    539                      205                        3
                                                                  ---------                ---------                ---------

     TOTAL INTEREST INCOME                                           73,214                   71,968                   77,570
                                                                  ---------                ---------                ---------

 INTEREST EXPENSE
 Interest on Deposits  . . . . . . . . . . . . . . .                 28,618                   27,489                   33,195
 Interest on Federal Funds Purchased
   and Securities Sold Under
   Agreements to Repurchase  . . . . . . . . . . . .                  1,037                      750                      830
 Interest on Notes Payable . . . . . . . . . . . . .                    598                      666                    1,034
                                                                  ---------                ---------                ---------

     TOTAL INTEREST EXPENSE                                          30,253                   28,905                   35,059
                                                                  ---------                ---------                ---------

     NET INTEREST INCOME . . . . . . . . . . . . . .                 42,961                   43,063                   42,511
 Provision for Loan Losses . . . . . . . . . . . . .                   (334)                  (1,815)                  (2,486)
                                                                  ---------                ---------                ---------
     NET INTEREST INCOME AFTER
       PROVISION FOR LOAN LOSSES . . . . . . . . . .                 42,627                   41,248                   40,025
                                                                  ---------                ---------                ---------

 OTHER INCOME
 Service Charges on Deposit Accounts . . . . . . . .                  3,229                    3,280                    3,211
 Trust Department Income . . . . . . . . . . . . . .                  1,379                    1,515                    1,407
 Security Gains  . . . . . . . . . . . . . . . . . .                      9                      144                      454
 Other Operating Income  . . . . . . . . . . . . . .                  1,530                    1,724                    1,947
                                                                  ---------                ---------                ---------

     TOTAL OTHER INCOME                                               6,147                    6,663                    7,019
                                                                  ---------                ---------                ---------

 OTHER EXPENSE
 Salaries  . . . . . . . . . . . . . . . . . . . . .                 11,071                   10,356                    9,858
 Pension and Other Employee Benefits . . . . . . . .                  3,644                    3,211                    3,065
 Net Occupancy Expense . . . . . . . . . . . . . . .                  2,435                    2,215                    2,304
 Equipment Expense . . . . . . . . . . . . . . . . .                  1,318                    1,267                    1,037
 Data Processing Expense . . . . . . . . . . . . . .                  1,511                    1,744                    2,026
 Other Operating Expenses  . . . . . . . . . . . . .                  8,818                   10,284                   10,931
                                                                  ---------                ---------                ---------
     TOTAL OTHER EXPENSE . . . . . . . . . . . . . .                 28,797                   29,077                   29,221
                                                                  ---------                ---------                ---------

 INCOME BEFORE INCOME TAX EXPENSE  . . . . . . . . .                 19,977                   18,834                   17,823
 INCOME TAX EXPENSE  . . . . . . . . . . . . . . . .                  5,969                    5,619                    5,147
                                                                  ---------                ---------                ---------
 INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE . . . . . . . . . . . . . . .                 14,008                   13,215                   12,676
 CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE  . . . . . . . . . . . . . . . . . . . .                     -0-                   2,522                       -0-
                                                                  ---------                ---------                ---------
 NET INCOME  . . . . . . . . . . . . . . . . . . . .              $  14,008                $  15,737                $  12,676
                                                                  =========                =========                =========

 EARNINGS PER SHARE
   Income Before Cumulative Effect of a Change
     in Accounting Principle . . . . . . . . . . . .              $    2.72                $    2.56                $    2.46
   Cumulative Effect of a Change in
      Accounting Principle . . . . . . . . . . . . .                     -0-                     .49                      -0-
                                                                  ---------                ---------                ---------
   Earnings Per Share  . . . . . . . . . . . . . . .              $    2.72                $    3.05                $    2.46
                                                                  =========                =========                =========

 CASH DIVIDENDS PER SHARE  . . . . . . . . . . . . .              $     .74                $     .66                $     .60
                                                                  =========                =========                =========

 AVERAGE SHARES ISSUED AND OUTSTANDING . . . . . . .                  5,159                    5,158                    5,158
                                                                  =========                =========                =========


The accompanying notes are an integral part of these financial statements.

             CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

First United Bancshares, Inc.
(in thousands)

                                                                                                                Net Unrealized
                                                                                                                   Loss on
                                                                                                                  Securities
                                                Common Stock                                                      Available-
                                             ------------------                     Undivided      Treasury      For-Sale, Net
                                             Shares     Amount       Surplus         Profits         Stock          of Tax
                                             ------     -------      -------        ---------      --------     --------------
  Balance, December 31, 1991                 5,170      $ 5,170      $13,518         $67,002        $ (119)         $    -0-
     Net Income                                 -0-          -0-          -0-         12,676            -0-              -0-
     Cash Dividends                             -0-          -0-          -0-         (2,768)           -0-              -0-
     Increase in Unrealized Loss on
       Securities Available-For-Sale,
       Net of Tax                               -0-          -0-          -0-             -0-           -0-              (3)
     Purchase of Common Stock                   -0-          -0-          -0-             -0-          (38)              -0-
                                             -----      -------      -------         -------        ------          -------
  Balance, December 31, 1992                 5,170        5,170       13,518          76,910          (157)              (3)
     Net Income                                 -0-          -0-          -0-         15,737            -0-              -0-
     Cash Dividends                             -0-          -0-          -0-         (3,068)           -0-              -0-
     Increase in Unrealized Loss on
       Securities Available-For-Sale,
       Net of Tax                               -0-          -0-          -0-             -0-           -0-             (18)
     Sale of Common Stock                       -0-          -0-           6              -0-           27               -0-
                                             -----      -------      -------         -------        ------          -------
  Balance, December 31, 1993                 5,170        5,170       13,524          89,579          (130)             (21)
     Change in Accounting Method                -0-          -0-          -0-             -0-           -0-           1,271
     Retirement of Treasury Stock              (12)         (12)          -0-           (118)          130               -0-
     Net Income                                 -0-          -0-          -0-         14,008            -0-              -0-
     Cash Dividends                             -0-          -0-          -0-         (3,857)           -0-              -0-
     Increase in Unrealized Loss on
       Securities Available-For-Sale,
       Net of Tax                               -0-          -0-          -0-             -0-           -0-         (10,063)
     Issuance of Common Stock                    1            1           27              -0-           -0-              -0-
                                             -----      -------      -------         -------        ------          -------
  Balance, December 31, 1994                 5,159      $ 5,159      $13,551         $99,612        $   -0-         $(8,813)
                                             =====      =======      =======         =======        ======          =======


                    The accompanying notes are an integral
                      part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

First United Bancshares, Inc.
(in thousands)

                                                                                     Year Ended December 31,
                                                                       ------------------------------------------------------
                                                                         1994                   1993                   1992
                                                                       ---------             ---------              ---------
 CASH FLOWS FROM OPERATING ACTIVITIES
 Net Income  . . . . . . . . . . . . . . . . . . . . . . .             $  14,008             $  15,737                $12,676

 Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
     Activities:
   Depreciation  . . . . . . . . . . . . . . . . . . . . .                 1,558                 1,460                  1,268
   Amortization of Goodwill  . . . . . . . . . . . . . . .                   477                   345                    345
   Provision for Possible Loan Losses  . . . . . . . . . .                   334                 1,815                  2,486
   Utilization of Tax Credit Carryforward
     of Acquired Subsidiary Bank . . . . . . . . . . . . .                    -0-                   -0-                   440
   Provision for Deferred Taxes  . . . . . . . . . . . . .                   722                  (223)                  (654)
   Change in Accounting Principle  . . . . . . . . . . . .                    -0-               (2,522)                    -0-
   Gain on Sales of Securities   . . . . . . . . . . . . .                    (9)                 (129)                  (402)
   Accretion of Bond
     Discount, Net . . . . . . . . . . . . . . . . . . . .                (1,618)               (2,122)                (1,663)
   (Increase) Decrease in Other Assets . . . . . . . . . .                  (642)                  384                  2,675
   Increase (Decrease) in Other
     Liabilities . . . . . . . . . . . . . . . . . . . . .                   426                (1,911)                   447
                                                                       ---------              ---------              ---------

 Net Cash Provided by Operating
   Activities  . . . . . . . . . . . . . . . . . . . . . .                15,256                12,834                 17,618
                                                                       ---------             ---------              ---------

 CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from Maturities of Investment Securities . . .                26,774               138,339                119,874
   Proceeds from Maturities of Securities Available-for-
     Sale  . . . . . . . . . . . . . . . . . . . . . . . .               133,063                    -0-                    -0-
   Proceeds from Sales of Securities Available-for-Sale  .                 3,622                 1,000                 15,421
   Purchase of Investment Securities . . . . . . . . . . .               (34,862)             (128,208)              (207,236)
   Purchase of Available-for-Sale Securities . . . . . . .              (116,105)                   -0-                    -0-
   Decrease in Federal Funds, Net  . . . . . . . . . . . .                 2,243                13,607                    798
   (Increase) Decrease in Other Short-
     Term Investments  . . . . . . . . . . . . . . . . . .                (1,178)                2,174                 13,075
   (Increase) Decrease in Loans  . . . . . . . . . . . . .               (13,827)              (21,830)                 6,427
   Capital (Additions) Retirements . . . . . . . . . . . .                (3,195)                  751                     96
   Purchase of Deposits  . . . . . . . . . . . . . . . . .                    -0-                   -0-                20,696
   Purchase of Subsidiary Bank . . . . . . . . . . . . . .                    -0-               (4,521)                    -0-
                                                                       ---------             ---------              ---------
 Net Cash Provided by (Used in) Investing Activities . . .                (3,465)                1,312                (30,849)
                                                                       ---------             ---------              ---------
 CASH FLOWS FROM FINANCING ACTIVITIES
   Increase (Decrease) in Demand, Savings
     and Interest-bearing Demand
     Deposits  . . . . . . . . . . . . . . . . . . . . . .               (15,248)               (2,293)                44,873
   Decrease in Time Deposits . . . . . . . . . . . . . . .                  (597)              (11,305)               (32,175)
   Issuance (Payment) of Notes Payable . . . . . . . . . .                 5,103                (1,958)                (1,777)
   Dividends Paid  . . . . . . . . . . . . . . . . . . . .                (3,857)               (3,068)                (2,768)
   Sale (Purchase) of Treasury Stock . . . . . . . . . . .                    -0-                   33                    (38)
                                                                       ---------             ---------              ---------
 Net Cash Provided by (Used in) Financing
   Activities  . . . . . . . . . . . . . . . . . . . . . .               (14,599)              (18,591)                 8,115
                                                                       ---------             ---------              ---------

 Net Decrease in Cash and Cash Equivalents . . . . . . . .                (2,808)               (4,445)                (5,116)

 Cash and Cash Equivalents, Beginning  . . . . . . . . . .                52,227                56,672                 61,788
                                                                       ---------             ---------              ---------

 Cash and Cash Equivalents, Ending . . . . . . . . . . . .             $  49,419             $  52,227                $56,672
                                                                       =========             =========                =======


The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

First United Bancshares, Inc.

1.  THE MERGER

   On June 14, 1994, First United Bancshares, Inc. ("First United") merged with InvestArk Bankshares, Inc. ("InvestArk") and in connection therewith issued approximately 886,000 shares of common stock for all of InvestArk's outstanding common stock (the "Merger"). The Merger was accounted for as a pooling-of-interests and, accordingly, First United's financial statements for periods prior to the Merger have been restated to include the results of InvestArk for all periods presented. Separate and combined results of operations for periods prior to the Merger are as follows (in thousands):


                                        THREE MONTHS
                                           ENDED              For the Year Ended
                                         MARCH 31,                December 31,
                                        ------------       -------------------------
                                            1994             1993             1992
                                          --------         --------         --------
Net Interest Income:
     First United                         $  8,601         $ 35,553         $ 34,691
     InvestArk                               1,797            7,510            7,820
                                          --------         --------         --------
                                          $ 10,398         $ 43,063         $ 42,511
                                          ========         ========         ========

Income Before
Cumulative Effect of a
Change in Accounting
Principle:
     First United                         $  2,907          $11,937          $10,443
     InvestArk                                 584            1,278            2,233
                                          --------         --------       ----------
                                          $  3,491          $13,215          $12,676
                                          ========          =======          =======


The combined companies of First United and InvestArk are hereinafter referred to as the "Company."

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The accounting principles and reporting policies followed by the Company conform with generally accepted accounting principles and with general practices within the financial services industry. The following is a description of the more significant of these policies:

PRINCIPLES OF CONSOLIDATION:

   The consolidated financial statements include the accounts of First United Bancshares, Inc. and its wholly-owned subsidiaries, First National Bank of El Dorado; First National Bank of Magnolia; Merchants and Planters Bank, N.A. of Camden; City National Bank of Fort Smith; Commercial Bank at Alma; First Stuttgart Bank and Trust Company and The Bank of North Arkansas (Melbourne). All significant intercompany accounts have been eliminated.

FAIR VALUES OF FINANCIAL INSTRUMENTS:

   Disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values have been incorporated throughout the Notes to the Consolidated Financial Statements. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. All non-financial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented in the summary table (in thousands) below and in the notes do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities.

                                                         1994                              1993
                                             -----------------------------     -----------------------------
                                               CARRYING         FAIR              Carrying         Fair
                                                 VALUE          VALUE              Value           Value
                                             -----------------------------     -----------------------------
 ASSETS
   Cash and Short-Term Investments              $ 74,173       $ 74,173           $ 86,078       $ 86,078
   Securities (See notes 4 and 5)                489,036        481,529            513,399        523,879
   Loans (See Note 7)                            512,493        499,885            499,305        501,297

 LIABILITIES
   Deposits (See Note 9)                        $953,904       $951,766           $969,749       $971,836
   Federal Funds Purchased and
     Securities Sold Under
     Agreements to Repurchase                     22,480         22,480             30,512         30,512
   Notes Payable                                  12,825         12,825              7,723          7,723

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


CASH AND SHORT-TERM INVESTMENTS:

   The carrying amounts for cash and due from banks and short-term investments (federal funds sold and securities purchased under agreements to resell and other short-term investments) approximate fair value because of the short maturity of those financial instruments.

SECURITIES:

   The Company adopted SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Pursuant to SFAS No. 115, debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities are classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. The adoption of this statement on January 1, 1994 resulted in reflecting an unrealized gain, net of tax, of approximately $1,271,000 as a separate component of the capital accounts.

   Management determines the appropriate classification of securities at the time of purchase. Available-for-sale securities are held for indefinite periods of time and are carried at fair value. Securities available-for-sale prior to the adoption of the new accounting standard included securities that Management intended to use as part of its asset-liability management strategy and that could be sold in response to changes in interest rates or other economic factors. The amortized costs of the specific securities sold were used to compute gains and losses on the sale of securities. Adjustments to market and realized gains or losses upon sale of the securities available-for-sale are classified as securities gains (losses). When Management has the intent and ability at the time of purchase to hold securities until maturity, these securities are classified as investment securities and carried at amortized cost.

   Fair values for securities available-for-sale and investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS:

   Loans are stated at the amount of unpaid principal, reduced by unearned income and an allowance for possible loan losses. Unearned income on a portion of installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

   The allowance for loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance is an amount that Management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when Management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of principal or interest is doubtful.

   The fair value of loans, as disclosed in Note 7, is estimated for portfolios of loans with similar financial characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for loans with a pre-determined or fixed rate are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for non-performing loans are estimated using the current carrying value less any specific reserve for which the Company has provided.

   The Financial Accounting Standards Board has issued SFAS No. 114 "Accounting by Creditors for Impairment of a Loan" which becomes effective beginning in 1995. This statement defines the measurement requirements for loans that are impaired or deemed to be troubled debt restructurings. Management believes that the effect of this statement upon adoption will not be material.


PREMISES AND EQUIPMENT:

   Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed over the estimated useful lives of assets utilizing several depreciation methods as disclosed in Note 8. Maintenance, repairs and minor improvements are charged to operating expenses. Gains or losses on dispositions are reflected currently in the Statement of Income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

GOODWILL:

   Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Accumulated amortization of goodwill was $2,256,000 and $1,808,000 at December 31, 1994 and 1993, respectively.

OTHER REAL ESTATE:

   Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date it is determined that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $342,000, and $1,452,000 for the years ended December 31, 1993 and 1992, respectively. The Company had a net gain of $11,000 in 1994.

DEPOSITS:

   The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, interest-bearing demand deposits and savings accounts are, by definition, equal to the amount payable on demand at the reporting date, commonly referred to as the carrying value. Fair value of certificates of deposit are based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities. See Note 9 for a detail of carrying values and fair values for all deposit liabilities.

SHORT-TERM LIABILITIES:

   The carrying amounts for federal funds purchased, securities sold under agreements to repurchase and other liabilities approximate their fair values.

INCOME TAXES:

   The Company and its subsidiaries file consolidated state and Federal income tax returns. The Company adopted SFAS No. 109 "Accounting for Income Taxes" effective January 1, 1993. The adoption of SFAS No. 109 changed the Company's method of accounting for income taxes to the liability method. The cumulative effect of adopting SFAS No. 109 on the Company's financial statements was to increase net income in the amount of $2,522,000 or $0.49 per share for the year ended December 31, 1993.

STATEMENT OF CASH FLOWS:

   For purposes of the Statement of Cash Flows, the Company considers all currency on hand as well as all due from bank balances to be cash equivalents.

STOCK SPLIT:

   On July 27, 1992, the Board of Directors of the Company declared a 2-for-1 stock split effected in the form of a 100% stock dividend. The stock dividend was distributed on September 8, 1992. Unless otherwise indicated, all per share data, numbers of common shares and the statements of changes in capital accounts have been adjusted to reflect this stock split.


RECLASSIFICATIONS:

   Certain reclassifications have been made to the 1993 and 1992 financial statements to conform to the 1994 method of presentation.


3. ACQUISITIONS

   On July 22, 1994, the Company and FirstBank, Texarkana, Texas ("FirstBank") entered into an agreement pursuant to which the Company agreed to acquire all of the issued and outstanding stock of FirstBank for cash payments of approximately $25.0 million funded through cash and borrowings. The transaction, which will be accounted for as a purchase, is expected to close in the first quarter of 1995. FirstBank has assets of approximately $154.0 million and estimates 1994 earnings of approximately $1.6 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

   On March 27, 1992, Merchants and Planters Bank, N.A. of Camden acquired substantially all of the deposits of the former Camden, Arkansas branch of Home Federal Savings of Kansas City from the Resolution Trust Corporation for approximately $170,000 in cash. Merchants and Planters received cash and acquired deposits of $20,696,000.

4. SECURITIES AVAILABLE-FOR-SALE

   The carrying values and estimated fair values of securities available-for-sale at December 31, 1994 and 1993 consisted of the following (in thousands):

                                                               Gross              Gross
                                           Amortized         Unrealized         Unrealized         Estimated
                                              Cost             Gains              Losses           Fair Value
                                           ---------         ----------         ----------         ----------
 1994
 U.S. Treasury Securities and
   Other U.S. Government
   Agencies                                 $265,423          $     99           $ 11,246           $254,276
 Obligations of States and
 Political Subdivisions                        2,522                22                 51              2,493
 Mortgage-Backed Securities                   63,530               251              2,345             61,436
 Other                                         6,495                95                116              6,474
                                            --------          --------           --------           --------
                                            $337,970          $    467           $ 13,758           $324,679
                                            ========          ========           ========           ========

 1993
 U.S. Treasury Securities and
 Other U.S. Government
 Agencies                                   $ 69,582          $  1,297           $    515           $ 70,364
 Mortgage-Backed Securities                   13,886               273                 73             14,086
                                            --------          --------           --------           --------
                                            $ 83,468          $  1,570           $    588           $ 84,450
                                            ========          ========           ========           ========


   The amortized cost and estimated fair value of securities available-for-sale at December 31, 1994, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                                       Amortized                    Estimated
                                                                         Cost                       Fair Value
                                                                       ---------                    ----------
 Due in One Year or Less                                                $ 46,874                     $ 46,154
 Due After One Year Through Five Years                                   198,620                      190,935
 Due After Five Years Through Ten Years                                   26,123                       23,382
 Due After Ten Years                                                       2,823                        2,772

 Mortgage-Backed Securities                                               63,530                       61,436
                                                                        --------                     --------
                                                                        $337,970                     $324,679
                                                                        ========                     ========



Proceeds from sales of securities available-for-sale were $3,622,000 during 1994. Gross gains realized from the sale of these securities available-for-sale were immaterial.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. INVESTMENT SECURITIES

   The carrying values and estimated fair values of investments in debt securities as of December 31, 1994 and 1993 are as follows (in thousands):

                                                               Gross              Gross
                                           Amortized         Unrealized         Unrealized         Estimated
                                              Cost             Gains              Losses           Fair Value
                                           ---------         ----------         ----------         ----------
 1994
 U.S. Treasury Securities and
   Other U.S. Government
   Agencies                                 $ 11,904          $      3           $    677           $ 11,230
 Obligations of States and
   Political Subdivisions                     70,487               492              2,944             68,035
 Mortgage-Backed Securities                   77,932                46              4,405             73,573
 Other                                         4,034                 3                 25              4,012
                                            --------          --------           --------           --------
                                            $164,357          $    544           $  8,051           $156,850
                                            ========          ========           ========           ========

 1993
 U.S. Treasury Securities and
   Other U.S. Government
   Agencies                                 $215,849          $  3,965           $    447           $219,367
 Obligations of States and
   Political Subdivisions                     70,942             3,823                201             74,564
 Mortgage-Backed Securities                  130,203             2,483                411            132,275
 Other                                        12,937               312                 26             13,223
                                            --------          --------           --------           --------
                                            $429,931          $ 10,583           $  1,085           $439,429
                                            ========          ========           ========           ========


   The amortized cost and estimated fair value of debt securities at December 31, 1994, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       Amortized                    Estimated
                                                                         Cost                       Fair Value
                                                                       ---------                    ----------
 Due in One Year or Less                                                $  5,458                     $  5,447
 Due After One Year Through Five Years                                    36,476                       35,586
 Due After Five Years Through Ten Years                                   32,696                       30,993
 Due After Ten Years                                                      11,795                       11,281

 Mortgage-Backed Securities                                               77,932                       73,543
                                                                        --------                     --------
                                                                        $164,357                     $156,850
                                                                        ========                     ========


   There were no sales of investment securities during 1994.

   Securities with a carrying value of $173,905,000 at December 31, 1994 were pledged to secure public deposits and for other purposes required by law.


6. ALLOWANCE FOR POSSIBLE LOAN LOSSES

   The changes in the allowance for possible loan losses during 1994, 1993 and 1992 were as follows (in thousands):

                                                         1994                  1993                   1992
                                                       --------              --------               --------
 Balance at Beginning of Year                          $  9,972              $  7,972               $  7,499
 Allowance Applicable to Loans of
   Acquired Bank                                             -0-                  520                     -0-
 Provision Charged Against Income                           334                 1,815                  2,486
 Recoveries on Loans Charged-Off                          1,563                 1,299                  1,267
 Loans Charged-Off                                       (2,202)               (1,634)                (3,280)
                                                       --------              --------               --------
 Balance at End of Year                                $  9,667              $  9,972               $  7,972
                                                       ========              ========               ========

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. LOANS

   Loans consist of the following categories (in thousands):

 TYPE                                                                   1994                           1993
                                                                      --------                       --------
 Real Estate Loans Collateralized by -
    Residential Properties, Primarily
      Single Family Residences                                        $148,346                       $159,844
    Commercial Properties                                              135,275                        149,706
 Commercial and Industrial Loans, Other Than
   Real Estate and Energy-Related                                      128,461                         92,465
 Energy-Related Loans                                                   15,910                         16,514
 Consumer Loans                                                         82,712                         78,289
 Loans for Purchasing or Carrying
    Securities                                                           2,065                          2,655
 Financing Leases                                                          181                            439
                                                                      --------                       --------
                                                                      $512,950                       $499,912
                                                                      ========                       ========


   The estimated fair value of these loans was $499,885,000 and $501,297,000 at December 31, 1994 and 1993, respectively. Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1994, the maximum financing limitation is 9.75%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.

   In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1994 and 1993, officers, directors, and related parties had loans of approximately $12,856,000 and $15,045,000, respectively. During the year ended December 31, 1994, loans made to these parties totalled $10,921,000 and repayments totalled $12,933,000. Loans to related parties at December 31, 1993 included loans of $177,000 to directors who retired during 1993.

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

   Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1995. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1994 varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

   Financial instruments whose amounts represent credit risk as of December 31, 1994, and 1993 are as follows (in thousands):

                                                                        1994                           1993
                                                                       -------                        -------
 Commitments to Extend Credit                                          $74,822                        $62,112
 Standby Letters of Credit                                               6,842                          7,012


   The fair value of loan commitments and letters of credit would approximate the fees currently charged (which are immaterial) for similar agreements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   A summary of non-performing assets as of December 31, 1994 and 1993 is as follows (in thousands):

                                                                         1994                           1993
                                                                        ------                         ------
 Non-Accrual Loans                                                      $2,117                         $2,633
 Past Due Loans (90 Days or more and
   still accruing)                                                         555                            342
 Renegotiated Loans                                                        326                            223
                                                                        ------                         ------
                                                                         2,998                          3,198
 Other Real Estate                                                         520                          1,039
                                                                        ------                         ------
 Total Non-Performing Assets                                            $3,518                         $4,237
                                                                        ======                         ======


   The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1994 and 1993 by approximately $179,000 and $208,000, respectively. Substantially all payments on non-accrual loans were applied to principal.


8. PREMISES AND EQUIPMENT

   Premises and equipment consist of the following (in thousands):

                                      Principal
                                    Depreciation            Estimated
                                       Method              Useful Life             1994            1993
                                  ----------------         -----------           --------         --------
 Land                                                                            $  4,658         $  3,909
 Buildings and Leasehold
   Improvements                     Straight-line          5-40 years              18,262           16,807
 Furniture, Fixtures and
   Equipment                      Declining Balance        3-10 years               9,796            9,062
                                                                                 --------         --------
                                                                                   32,716           29,778
 Less: Accumulated
       Depreciation                                                               (17,175)         (15,874)
                                                                                 --------         --------
                                                                                 $ 15,541         $ 13,904
                                                                                 ========         ========


   Depreciation included in other expense, net occupancy expense and equipment expense was $1,558,000 in 1994, $1,476,000 in 1993, and $1,268,000 in 1992.

   The Company leases land on which two branches are located and rents on a monthly basis an employee parking lot from First Land & Timber Corporation, a company with common officers and directors of the Company. Rentals paid to First Land & Timber Corporation on these arrangements were approximately $20,000 during each of the years ended December 31, 1994, 1993 and 1992.


9. DEPOSITS

   At December 31, 1994 and 1993, deposits consisted of the following (in thousands):


                                                       1994                                    1993
                                           -----------------------------          -----------------------------
                                             CARRYING        ESTIMATED              Carrying         Estimated
                                              VALUE          FAIR VALUE               Value         Fair Value
                                           ------------     ------------          ------------     ------------
 Non-interest-bearing Demand
   Deposits                                  $155,413         $155,413              $150,842         $150,842
 Savings and Interest-bearing
   Demand Deposits                            330,506          330,506               350,325          350,325
 Certificates of Deposit                      467,985          465,847               468,582          470,669
                                             --------         --------              --------         --------
                                             $953,904         $951,766              $969,749         $971,836
                                             ========         ========              ========         ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   As disclosed in Note 2, fair value of demand deposits is defined as the amount payable upon demand and does not consider any value derived from retaining these deposits for an expected future period in time. That component, commonly referred to as a core deposit intangible, is not considered in the above fair value amounts.

10. INCOME TAXES

   Income tax expense is composed of the following (in thousands):

                                                        1994                   1993                   1992
                                                      --------               --------               --------
 Currently Payable                                    $  5,247               $  5,842               $  5,802
 Deferred:
    Effects of Temporary
       Differences                                         722                   (223)                  (655)
                                                      --------               --------               --------
                                                      $  5,969               $  5,619               $  5,147
                                                      ========               ========               ========



   The income tax provision included $3,000, $56,000 and $173,000 for the years ended December 31, 1994, 1993 and 1992, respectively, resulting from securities transactions.

   The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:

                                                            1994                 1993                  1992
                                                            ----                 ----                  ----
 Statutory Federal Income Tax Rate                          35.0%                35.0%                 34.0%
     Less:
       Non-Taxable Interest Income                          (6.1)                (5.6)                 (6.9)
       State Income Taxes                                   (0.3)                 1.2                    -0-
       Other Items, Net                                      0.7                 (0.8)                  1.8
                                                           -----                -----                 -----
 Effective Income Tax Rate                                  29.3%                29.8%                 28.9%
                                                           =====                =====                 =====




   At December 31, 1994 and 1993, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets (in thousands).


                                                      1994               1993
                                                     -------            -------
 Accelerated Depreciation                             $ (963)            $ (813)
 Provision for Possible Loan Losses                    3,079              3,184
 Unrealized Loss on Marketable
   Securities                                          4,707                 -0-
 Effects of Pension and Benefit
   Plans                                                  -0-              (273)
 Difference in Tax and Book Basis
   of Securities                                        (332)              (186)
 Write-down of Other Real Estate                         194                729
 Other                                                    18                 77
                                                     -------            -------
                                                     $ 6,703            $ 2,718
                                                     =======            =======

   The Company has evaluated the need for a valuation allowance and, based on the weight of available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11. NOTES PAYABLE

   A summary of notes payable as of December 31, 1994 and 1993 is as follows (in thousands):

                                                              1994                  1993
                                                             -------               -------
 Promissory Note Bearing Interest at 1.20%
    Above the 30-Day LIBOR (5.625% at December 31,
    1994 and 1993), Principal Due 1997                       $ 5,000               $ 5,000
 Note Payable Bearing Interest at 0.1%
    Above the 30-Day LIBOR                                     5,000                    -0-
 Installment Note Payable to Unaffiliated
    Bank, Interest at 1.20% Above the 30-Day LIBOR,
    Principal Due 1995                                         1,107                 2,213
 Other Installment Notes Payable, Interest at Rates
    Varying From 4.4% to 7.47%                                 1,718                   510
                                                             -------               -------
                                                             $12,825               $ 7,723
                                                             =======               =======

   In connection with the anticipated first quarter 1995 acquisition of FirstBank, the Company will borrow an additional $5 million under the Installment Note Payable to Unaffiliated Bank. Pursuant to the terms, the total principal of $6,107,000 will be due in seven annual installments of approximately $872,000 each beginning in 1996. The installment note payable to an unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith and contains financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

   After the additional anticipated borrowings of $5,000,000, the notes payable will require principal repayments as follows: 1995 - $121,000; 1996 - $1,000,000; 1997 - $6,008,000; 1998 - $988,000; 1999 - $1,953,000 and
thereafter - $7,755,000.

12. BENEFIT PLANS

   The Company has a defined benefit pension plan (the "Plan") which covers substantially all of the Company's employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company ($618,000 in 1994, $848,000 in 1993 and $458,000 in 1992) is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits. The following tables set forth the Plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1994 and 1993 (in thousands):


 Actuarial Present Value of Benefit
 Obligation at December 31:                                           1994                            1993
                                                                    --------                        --------
 Accumulated Benefit Obligation                                     $(10,309)                       $(10,287)
 Effect of Projected Future
    Compensation Levels                                                 (865)                           (440)
                                                                    --------                        --------
 Projected Benefit Obligation for
    Service Rendered to Date                                         (11,174)                        (10,727)
 Plan Assets at Fair Value, Primarily
    Stock and U.S. Securities                                         11,279                          11,434
                                                                    --------                        --------
 Plan Assets Greater than
    Projected Benefit Obligation                                         105                             707
 Unrecognized Net Loss From Past
    Experience Different From That Assumed                             2,794                           1,308
 Unrecognized Net Obligations                                         (1,415)                           (891)
                                                                    --------                       ---------
 Prepaid Pension Cost                                               $  1,484                        $  1,124
                                                                    ========                        ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Plan's net pension cost for 1994, 1993 and 1992 included the following components (in thousands):

                                                     1994                    1993                     1992
                                                    -------                 -------                  -------
 Service Cost                                       $   412                 $   524                  $   480
 Interest Cost on Projected
   Benefit Obligation                                   801                     860                      826
 Actual Return on Assets                                (99)                   (702)                  (1,112)
 Net Amortization and
   Deferral                                            (854)                    (77)                     352
                                                    -------                 -------                  -------
                                                    $   260                 $   605                  $   546
                                                    =======                 =======                  =======


 Significant Assumptions:
   Weighted Average
     Discount Rate                                      7.5%                    7.5%                     7.5%
   Estimated Future Pay
     Increases                                          4.0%                    4.0%                     4.0%
   Expected Return on
     Assets                                             7.5%                    7.5%                     7.5%


   The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1994, 1993 and 1992, the Company's expenses totalled approximately $525,000, $362,000, and $388,000, respectively.

   Effective January 1, 1994, the Company adopted a defined contribution employee benefit plan, qualified under IRC Section 401(k) that covers all employees, with the exception of employees who are highly compensated. Contributions to the plan are based on the total amount of salary the employee elects to defer, a matching contribution not to exceed 2.75% of each employee's salary, and a discretionary amount determined each year by the Company. The amount of expense recognized in 1994 was $138,000.

13. COMMITMENTS AND CONTINGENCIES

   The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company.

   The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. Payments related to this contract, which expires in 1998, are expensed when paid. This contract requires future annual minimum payments as follows: 1995
- $1,305,000; 1996 - $1,357,000; 1997 - $1,411,000; 1998 - $1,223,000.

   Certain branch facilities and warehouse space are leased under various operating lease agreements. These leases require approximate minimum rentals as follows: 1995-$106,000; 1996-$110,000; 1997-$110,000; 1998-$105,000; 1999-
$52,000; and thereafter-$135,000.


14. RESTRICTIONS

   Each of the Company's subsidiary banks is subject to either national or state banking regulations which restrict the level of dividends that may be paid in a given year. Such restrictions are based on a percentage of the subsidiary bank's net income. During 1995, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $3,458,000 of undistributed earnings plus the net income earned in 1995.

   At December 31, 1994, the Company was required to maintain reserve balances in cash and due from accounts of approximately $9,521,000.

   Banking regulations also require that banks pay insurance premiums to the Federal Deposit Insurance Corporation (the "FDIC") in exchange for the FDIC insuring the deposits of the Company's customers. Insurance premiums paid to the FDIC for the years ended December 31, 1994, 1993 and 1992, were approximately $2,186,000, $2,111,000 and $2,054,000, respectively, and those premiums were included in other operating expenses on the Company`s Consolidated Statements of Income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. SUPPLEMENTARY DATA FOR CASH FLOWS

   Income taxes paid by the Company during the years ended December 31, 1994, 1993 and 1992, amounted to $5,901,000, $7,126,000 and $4,248,000, respectively.
Interest paid on notes payable during the years ended December 31, 1994, 1993 and 1992, was $598,000, $525,000 and $883,000, respectively.

   In connection with the November 1993 acquisition of Alma, the Company acquired assets and assumed liabilities as follows (in thousands):

          Fair Value of Assets Acquired                       $ 44,436
          Goodwill                                               1,622
          Liabilities Assumed                                  (40,591)
                                                              --------
          Cash Paid                                              5,467
          Cash Acquired                                           (946)
                                                              --------
          Net Payment for Purchase                            $  4,521
                                                              ========


16. CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

   The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows (in thousands):

                                                                             December 31,
                                                                  ---------------------------------
                                                                    1994                     1993
                                                                  --------                 --------
 CONDENSED FINANCIAL POSITION:

    Assets:
      Cash                                                        $ 11,433                 $  5,302
      Investment in Subsidiary Banks                               105,389                  110,694
      Other Assets                                                   1,487                    1,242
                                                                  --------                 --------
          Total Assets                                            $118,309                 $117,238
                                                                  ========                 ========


    Liabilities and Capital Accounts:
      Notes Payable                                               $  6,107                 $  7,215
      Other Liabilities                                              2,693                    1,901
                                                                  --------                 --------
          Total Liabilities                                          8,800                    9,116
                                                                  --------                 --------
          Total Capital                                            109,509                  108,122
                                                                  --------                 --------
          Total Liabilities and Capital                           $118,309                 $117,238
                                                                  ========                 ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                 Year Ended December 31,
                                                   ---------------------------------------------------
 (Dollars in Thousands)                              1994                 1993                   1992
                                                   --------             --------              --------
 CONDENSED OPERATING RESULTS:

    Dividend Income From Subsidiary Banks          $ 11,613             $ 11,584              $  5,400
    Management Fees                                   1,458                1,745                 1,574
                                                   --------             --------              --------
                                                     13,071               13,329                 6,974
                                                   --------             --------              --------

    Interest Expense                                    457                  525                   883
    Other Expense                                     2,620                2,381                 2,410
                                                   --------             --------              --------
                                                      3,077                2,906                 3,293
                                                   --------             --------              --------
    Income Before Tax Benefit and
      Equity in Undistributed Income of
      Subsidiary Banks                                9,994               10,423                 3,681
    Income Tax Benefit                                  602                  325                   493
                                                   --------             --------              --------
    Income Before Equity in Undistributed
      Income of Subsidiary Banks and
      Cumulative Effect of a Change in
      Accounting Principle                           10,596               10,748                 4,174
    Cumulative Effect of a Change in
      Accounting Principle                               -0-                (279)                   -0-
                                                   --------            ---------              --------
    Income Before Equity in Undistributed
      Income of Subsidiary Banks                     10,596               10,469                 4,174
    Equity in Undistributed Income of
      Subsidiary Banks                                3,412                5,269                 8,505
                                                   --------             --------              --------

    Net Income                                     $ 14,008             $ 15,738              $ 12,679
                                                   ========             ========              ========

 CONDENSED STATEMENTS OF CASH FLOWS:

    Cash Flows From Operating Activities:
       Net Income                                  $ 14,008            $  15,738             $  12,679
       Depreciation                                      13                   11                     8
       Undistributed Income                          (3,412)              (5,269)               (8,505)
       Utilization of Tax Credit                         -0-                  -0-                  440
    Carryforwards                                      (305)                (576)                   27
       (Increase) Decrease in Other Assets              791                  442                   263
                                                   --------             --------              --------
       Increase in Other Liabilities                 11,095               10,346                 4,912
                                                   --------             --------              --------

    Cash Flows From Investing Activities:                -0-              (5,505)                   -0-
                                                   --------             --------              --------
       Purchase of Subsidiary Bank

    Cash Flows From Financing Activities:            (1,107)              (1,607)               (1,478)
       Principal Repayments on Notes Payable             -0-                  33                   (38)
       Sale (Purchase) of Treasury Stock             (3,857)              (3,068)               (2,768)
                                                   --------             --------              --------
       Payment of Dividends                          (4,964)              (4,642)               (4,284)
                                                   --------             --------              --------
                                                      6,131                  199                   628
    Net Increase in Cash                              5,302                5,103                 4,475
                                                   --------             --------              --------
    Cash at Beginning of Year                      $ 11,433             $  5,302              $  5,103
                                                   ========             ========              ========
    Cash at End of Year

    Supplementary Data for Cash Flows:
      Taxes Paid                                   $  5,901            $   7,126              $  4,248
      Interest Paid on Notes Payable                    598                  525                   883


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of First United Bancshares, Inc.:

   We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1994. We did not audit the financial statements of InvestArk, a company acquired during 1994 in a transaction accounted for as a pooling-of-interests, as of December 31, 1993 and for each of the years in the two-year period ended December 31, 1993. Such statements are included in the consolidated financial statements of First United Bancshares, Inc. and reflect 16% of total assets as of December 31, 1993 and 17% and 18% of net interest income for the years ended December 31, 1993 and 1992, respectively. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to amounts included for InvestArk, is based solely on the report of the other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.

   As explained in Note 2 to the consolidated financial statements, effective January 1, 1994, First United Bancshares, Inc. changed its method of accounting for investment securities.

Arthur Andersen LLP

New Orleans, Louisiana,
January 18, 1995.



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

   First United maintains a system of internal accounting controls which is believed to provide, in all material respects, reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition; transactions are properly authorized and recorded; and the financial records are reliable for preparing financial statements and maintaining accountability for assets. All systems of internal accounting controls are based on management's judgment that the cost of controls should not exceed the benefits to be achieved. Management believes First United's system provides the appropriate balance between costs of controls and the related benefits.

   In order to monitor compliance with this system of controls, First United maintains an internal audit program. Internal audit reports are issued to appropriate officers, and significant audit exceptions, if any, are reviewed with management and the Audit Committee of the Board of Directors.

   The financial statements in this Annual Report have been audited by First United's independent public accountants, Arthur Andersen LLP, for the purpose of determining that the financial statements are presented fairly. Their audit included a study of the evaluation of First United's system of internal controls for the purpose of setting the scope of their auditing procedures.

                        EXECUTIVE OFFICERS AND DIRECTORS

FIRST UNITED BANCSHARES, INC.              Richard H. Mason                          DIRECTORS
                                             President
OFFICERS                                     Warnock Furniture, Inc.                 Claiborne P. Deming
                                                                                       President & Chief Executive
James V. Kelley                            W. E. Morgan, Jr.                           Officer,
  Chairman of the Board,                     President,                                Murphy Oil Corporation
  President & Chief Executive Officer        Warnock Furniture, Inc.
                                                                                     Robert G. Dudley
John E. Burns, CPA                         R. Madison Murphy                           President, First National Bank
  Vice President &                           Chairman of the Board,                    of El Dorado
   Chief Financial Office                    Murphy Oil Corporation
                                                                                     Barry Felton
Robert G. Dudley                           Robert C. Nolan                             Felton Oil Company, Inc.
  Secretary                                  Managing Partner,
                                             Munoco Company                          James V. Kelley
Robert L. Jones                                                                        Chairman, President & Chief
  Assistant Secretary                      Paula M. O'Connor                           Executive Officer,
                                             Investments                               First United Bancshares, Inc. and
AUDIT                                                                                  Chairman & Chief Executive Officer,
                                           Kathering P. Ozment                         First National Bank of El Dorado
Jim Barnes                                   Investments
  Vice President & Auditor                                                           Michael F. Mahony
                                           Cal Partee, Jr.                             Attorney
LOAN REVIEW                                  Oil Investments
                                                                                     Richard H. Mason
Richard E. Ulmer                           W. C. Partee                                President,
  Vice President &                           Owner, Partee Flooring Mill               Gibraltar Energy Company
  Loan Review Officer                        and Chairman of the Board,
                                             First National Bank of Magnolia         R. Madison Murphy
DIRECTORS                                                                              Chairman of the Board
                                           Chesley Pruet                               Murphy Oil Corporation
Larry Burrow                                 Oil Investments
  Plant Manager,                                                                     Robert C. Nolan
  Partee Flooring Mill                     John D. Trimble, Jr.                        Managing Partner,
                                             Managing Partner,                         Munoco Company
Claiborne P. Deming                          Trimble Properties
  President and Chief Executive Officer,                                             Robert M. Reynolds
  Murphy Oil Corporation                   Ralph C. Weiser                             Shuler Drilling Company, Inc.
                                             Managing Partner,
Grady E. DuPriest                            Weiser-Brown Oil Company                Dr. Henry B. Rogers
  Geologist                                                                            Investments
                                           Dr. David M. Yocum, Jr.
W. A. Eckert                                 Managing Partner,                       John H. Sample
  Attorney                                   Alice-Sidney Oil Company                  Security Oil Company, Inc.

James V. Kelley                            SUBSIDIARIES' OFFICERS                    Charles Thomas
  Chairman of the Board, President         AND DIRECTORS                               Calion Lumber Company, Inc.
   & Chief Executive Officer,
  First United Bancshares, Inc.            FIRST NATIONAL BANK                       John D. Trimble, Jr.
                                           OF EL DORADO                                Managing Partner, Trimble Properties
Roy E. Ledbetter
  President & Chief Executive Officer,     EXECUTIVE OFFICERS                        Dr. Srini Vason
  Highland Industrial Park, Inc.                                                       SARTI
                                           James V. Kelley
Jack W. McNutt                               Chairman of the Board &                 Dr. David M. Yocum, Jr.
  Former President and                       Chief Executive Officer                   Managing Partner,
  Chief Executive Officer,                                                             Alice Sidney Oil Company
  Murphy Oil Corporation                   Robert G. Dudley
                                             President
Michael F. Mahony
  Attorney                                 Larry Kinard
                                             Executive Vice President
                                             & Secretary
                                             Lending

                        EXECUTIVE OFFICERS AND DIRECTORS

FIRST NATIONAL BANK OF MAGNOLIA            CITY NATIONAL BANK OF                     George Warmack
                                           FORT SMITH                                  Partner, Warmack & Co.
EXECUTIVE OFFICERS
                                           EXECUTIVE OFFICERS                        Robert B. Westphal
Robert L. Jones                                                                        Investments
  President & Chief Executive Officer      Jim Harwood
                                             President & Chief Executive             ADVISORY DIRECTORS
John Roewe                                   Officer
  Executive Vice President                                                           Edward E. Bedwell
                                           Bill Staed                                  Attorney at Law
DIRECTORS                                    Executive Vice President
                                             Lending Services Group                  Franklin Hawkins
W. C. Partee                                                                           Investments
  Chairman of the Board,                   DIRECTORS
  First National Bank of Magnolia                                                    J. L. Swink
                                           Thomas J. Barr                              Commercial Warehouses and Investments
Larry Burrow                                 President,
  Plant Manager,                             Harry G. Barr Company                   MERCHANTS & PLANTERS BANK,
  Partee Flooring Mill                                                               N.A. OF CAMDEN
                                           Morris G. Boren
Tommy Fallin, Jr.                            General Manager, Baseline Design        EXECUTIVE OFFICER
  Owner, Fallin Tractor Company
                                           Carolyn L. Branch                         James R. Jordan
Robert L. Jones                              Vice President for Institutional          President & Chief Executive Officer
  President & Chief Executive Officer,       Development, Westark Community College
  First National Bank of Magnolia                                                    DIRECTORS
                                           George C. Fisher
James V. Kelley                              Director/Manufacturing, Accounting and  Eugene Bramblett
  Chairman, President & Chief Executive      Budgets, Arkansas Best Corporation        Attorney at Law
  Officer, First United Bancshares, Inc.
                                           Jim Harwood, CPA                          Edward E. Falwell
Kathy E. Lewis                               President & Chief Executive Officer,      Retired, Western Auto
  Timber and Land Management                 City National Bank of Fort Smith
                                                                                     James R. Jordan
W. E. Morgan, Jr.                          James V. Kelley                             President & Chief Executive Officer
  President, Warnock Furniture, Inc.         Chairman, President & Chief Executive     Merchants & Planters Bank, N.A.
                                             Officer, First United Bancshares, Inc.
Richard G. Murphy                                                                    James V. Kelley
  President, Murphy's Jewelers, Inc.       A. Samuel Koenig, III                       Chairman, President and
                                             Physician                                 Chief Executive Officer,
Cal Partee, Jr.                                                                        First United Bancshares, Inc.
  Oil Investments                          Emon A. Mahony, Jr.
                                             President,                              Roy E. Ledbetter
David F. Rankin                              Arkansas Oklahoma Gas Corporation         President & Chief Executive Officer,
  Professor,                                                                           Highland Industrial Park, Inc.
  Southern Arkansas University             Charles Shuffield
                                             President,                              Jim Neeley
George R. Stuart                             Sparks Regional Medical Center            President,
  Cattle, Timber, Investments                                                          Neeley Forestry Service
                                           Bill Staed
Joe D. Woodward                              Executive Vice President,               Joe M. Rogers
  Chairman of the Board, AmFuel              Lending Services Group                    Owner and President,
  and Attorney                               City National Bank of Fort Smith          Rogers Lumber Company

                                           Bobby W. Stephens                         Thomas E. Watts
                                             Executive Vice President                  Retired, Watts Department Store
                                             Beverly Enterprises, Inc.

                        EXECUTIVE OFFICERS AND DIRECTORS


COMMERCIAL BANK                              THE BANK OF NORTH                       FIRST STUTTGART BANK AND
AT ALMA                                      ARKANSAS                                TRUST COMPANY

EXECUTIVE OFFICERS                           EXECUTIVE OFFICERS                      EXECUTIVE OFFICERS
Jim V. Fincher
  President &                                Lloyd T. Jones                          Robert M. Koch
  Chief Executive Officer                      President &                             President and
                                               Chief Executive Officer                 Chief Executive Officer
William N. "Dockey" Brasher, III
  Executive Vice President                   W. Mike Cone                            DIRECTORS
                                               Executive Vice President
DIRECTORS                                      Lending                               James V. Kelley
                                                                                       Chairman, President and
James A. Arnold, II                          DIRECTORS                                 Chief Executive Officer
  Attorney                                                                             First United Bancshares, Inc.
                                             W. Wesley Arnold
John P. Ballentine                             Rancher                               Harold Ives
  Retired Banker                                                                       Vice Chairman of the Board;
                                             Brenda K. Barnes                          Chief Executive Officer,
Leonard L. Blaschke                            B & B Supply, Inc.                      Harold Ives Trucking Company
  Grocer
                                             John E. Burns, CPA                      L. Clyde Carter
William N. "Dockey" Brasher, III               Vice President and                      Retired, Former President and
  Executive Vice President,                    Chief Financial Officer                 Chief Executive Officer,
  Commercial Bank at Alma                      First United Bancshares, Inc.           Riceland Foods, Inc.

Jim V. Fincher                               Harlin F. Hames                         Harry C. Erwin, CPA
  President & Chief Executive Officer,         Retired, Century Telephone              President, Financial Holdings
  Commercial Bank at Alma                                                              of Arkansas, Inc.
                                             Lloyd T. Jones
John A. Griffin                                President & Chief Executive Officer   Tommy Hillman
  Retired Oil Distributor                      The Bank of North Arkansas              President, Winrock Farms, Inc.

Jim Harwood, CPA                             James E. Miller                         Jerry J. Hoskyn
  President & Chief Executive Officer          G. H. Miller and Sons                   President, Prairie Hill Farms, Inc.
  City National Bank of Fort Smith
                                             Reed Perryman                           Steven M. Keith
Hilda Knight                                   Pharmacist                              President, KBX, Inc.
  Retired Banker
                                                                                     Robert M. Koch
Paul L. Winborn                                                                        President and
  Pharmacist                                                                           Chief Executive Officer,
                                                                                       First Stuttgart Bank and
                                                                                       Trust Company

                                                                                     John E. Stephens
                                                                                       President, Bovine Farms, Inc.

                             CORPORATE INFORMATION




ANNUAL MEETING

The annual meeting of Stockholders will convene on Tuesday, May 23, 1995, at 2:00 p.m. (CDT) in the Directors Room of the First National Bank, Main and Washington Streets, El Dorado, Arkansas


CORPORATE HEADQUARTERS

Main and Washington Streets
El Dorado, Arkansas  71730


COMMON STOCK

NASDAQ Symbol: UNTD
Listed: NASDAQ System National Market List


INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP
New Orleans, Louisiana


FINANCIAL AND GENERAL INFORMATION

First United's Annual Report to the Securities and Exchange Commission on Form 10-K is incorporated in this report. Additional copies and other financial reports or information are available without charge upon request by writing:
John E. Burns, First United Bancshares, Inc., P. O. Box 751, El Dorado, Arkansas 71731-0751.


STOCKHOLDER INFORMATION

Stockholders seeking any information concerning their shares or dividends should contact the transfer agent, First National Bank of El Dorado, as follows: ATTN: Corporate Trust, P. O. Box 751, El Dorado, Arkansas 71731-0751, Telephone (501) 863-3181, Extension 237.

                                  First United Bancshares, Inc.

                                  El Dorado, Arkansas
                                  And its wholly-owned subsidiaries
                                  First National Bank of El Dorado
                                  City National Bank of Fort Smith
                                  First National Bank of Magnolia
                                  Merchants and Planters Bank,
                                     N.A. of Camden
                                  Commercial Bank at Alma
                                  The Bank of North Arkansas
                                  First Stuttgart Bank and Trust Company

                                    APPENDIX

                                     TO THE
                       1994 ANNUAL REPORT TO STOCKHOLDERS



   This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1994 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

   1. The Cover Page of the Report is titled "First United Bancshares, Inc. 1994 Annual Report to Stockholders."

   2. Page 2 of the Report contains a graphic image which reads "We enter 1995 cognizant of the challenges we face."

   3. Page 4 of the Report contains a bar graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of $1.49 , $1.64 , $2.46, $2.56 and $2.72 for the years ended December 1990, 1991, 1992, 1993 and 1994, respectively.

   4. Page 4 of the Report contains a double bar graph titled "Book Value-Market Value at Year End (Dollars)" which discloses the book value of a share of First United common stock to be $15.40, $16.59, $18.50, $20.97 and $21.23 for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively. The graph also discloses the market value of a share of First United common stock to be $12.75, $13.50, $26.00, $29.50 and $30.25 for the
years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively.

   5. Page 5 of the Report contains a line graph titled "Interest Margin Analysis" which discloses the "Break-Even Yield", "Net Interest Margin" and "Net Interest Spread". The Break-Even Yield" is disclosed as 3.54%, 2.85% and 2.89%, the Net Interest Margin" is disclosed as 4.47%, 4.45% and 4.29%, and the "Net Interest Spread" is disclosed as 3.76%, 3.85% and 3.51%, for the years ended December 31, 1992, 1993 and 1994, respectively.

   6. Page 6 of the Report contains a bar graph titled "Loan Loss Provision" which discloses the dollar amount (in millions) that has been allocated to the loan loss reserve account, which is disclosed as $3,698, $4,712, $2,486, $1,815 and $334 for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively.

   7. Page 8 of the Report contains a line graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $15,535, $13,979, $8,579, $4,237 and $3,518, the
"Non-Performing Loans" as $9,902, $7,194, $4,723, $3,198 and $2,998, and the
"Allowance for Loan Losses" as $7,111, $7,499, $7,972, $9,972 and $9,667, for
the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively.

   8. Page 11 of the Report contains a pie chart graph titled "Deposit Composition During 1994" which discloses the make-up of the deposits as 34.65% of "Savings and Interest-Bearing Demand" deposits, 34.44% of "Other Time Deposits", 16.29% of "Non-Interest Bearing Demand" deposits and 14.62% of "Time Deposits of $100,000 or More".

   9. Page 13 of the Report contains a bar graph titled "Stockholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximately $79, $86, $95, $108 and $110 for the years ended December 31, 1990, 1991, 1992, 1993 and 1994, respectively.

   10. Page 14 of the Report contains a graph titled "1994 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 18.85% and 20.10%, respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risked-Based Capital" as 4.0% and 8.0%, respectively.

                          INDEPENDENT AUDITOR'S REPORT




The Board of Directors
InvestArk Bankshares, Inc.
Stuttgart, Arkansas


We have audited the consolidated balance sheet of InvestArk Bankshares, Inc. and subsidiaries at December 31, 1993, and the consolidated statements of income, stockholders' equity, and cash flows for the years ended December 31, 1993 and 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of InvestArk Bankshares, Inc. and subsidiaries, at December 31, 1993, and the consolidated results of their operations and their cash flows for the years ended December 31, 1993 and 1992, in conformity with generally accepted accounting principles.



/s/ Martin & Company

MARTIN & COMPANY
Certified Public Accountants


January 28, 1994