Form 10-K405, Exhibit 13
period 1995-12-31
FIRST UNITED BANCSHARES INC /AR/
filed 1996-04-01
CIK 355883

                                                                      EXHIBIT 13





                         FIRST UNITED BANCSHARES, INC.



                       1995 ANNUAL REPORT TO STOCKHOLDERS

                               TABLE OF CONTENTS


Financial Highlights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1

Letter to the Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2

Financial Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4-19

Selected Financial Data   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20

Quarterly Results of Operations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21

Financial Statements and Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22-39

Report of Independent Public Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

Report of Management on Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    40

Executive Officers and Directors of First United and its Subsidiaries   . . . . . . . . . . . . . . . . . . . . . . 41-43

Corporate Information   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    44

FINANCIAL HIGHLIGHTS


================================================================================================================
FIRST UNITED BANCSHARES, INC.
(Dollars in Thousands, Except Per Share Data)                          1995                1994        % Change
- ----------------------------------------------------------------------------------------------------------------
INCOME DATA
Net Income                                                           $  15,204           $ 14,008        8.54%
Net Interest Income                                                     49,485             42,961       15.19%
- ----------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income                                                           $    2.95           $   2.72        8.46%
Book Value (End of Period)                                               25.28              21.23       19.08%
Tangible Book Value (End of Period)                                      23.00              20.48       12.30%
Market Value (End of Period)                                             41.50              30.25       37.19%
Cash Dividends                                                             .85                .74       14.86%
- ----------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (Year End)
Total Securities(1)                                                   $540,121           $489,036       10.45%
Loans(2)                                                               642,118            512,493       25.29%
Earning Assets(2)                                                    1,238,149          1,026,283       20.64%
Total Assets                                                         1,336,020          1,106,610       20.73%
Deposits                                                             1,127,914            953,904       18.24%
Stockholders' Equity                                                   130,405            109,509       19.08%
- ----------------------------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets                                                 1.19%              1.24%
Return on Average Equity                                                12.38%             12.87%
Net Interest Margin (FTE)                                                4.33%              4.29%
Allowance for Loan Losses to Loans(2)                                    1.65%              1.88%
Equity to Assets(3)                                                      9.67%             10.69%
Leverage Ratio                                                           8.87%             10.20%
Primary Capital Ratio                                                   10.39%             11.46%
================================================================================================================


(1)  Includes available-for-sale and investment securities.

(2)  Net of unearned income.

(3)  Excludes unrealized gains or losses on securities available-for-sale.


                                      [1]

To Our Stockholders and Friends:

Consolidation of the banking industry was certainly prevalent in 1995 and this coming year promises to be no different. Since we are an active and willing participant in this consolidation through the purchase of banks, it is appropriate that we review our operating philosophy.

We are an owner-operator of community banks. As such, we are committed to the communities and customers we serve. It is our desire that we keep decision-making as close to the customer as prudently possible. Within the framework of our overall structure and policies, our banks are able to respond and respond quickly to the needs of their particular market. This type of "operating model" appeals not only to loyal customers but also to energetic, achievement-oriented employees.

By incorporating this philosophy, our individual banks are able to offer their communities quality, personal service. Together, our banks are able to offer even more - more loan capabilities, more resources, and more security. This combination allows our banks to combine the best of locally developed products and services with greater security and lending capacity through joint affiliation.

First United's operating model also allows our banks to take advantage of efficiencies of scale. For example, in the area of technology, there have been systems developed which will allow our customers new and additional ways to interact with their bank. With growing customer acceptance of this technology, First United is evaluating various new management information and product delivery systems for installation to begin in the third quarter of this year. This investment will allow us to redirect our costs and focus of operations away from back office support and directly to the customer at the point of sale. This will be a positive addition to our already convenient distribution system.

Another example of a joint effort among our banks is the formation of the First United Trust Company. Approval has recently been received for the First United Trust Company, N.A., which will function as a subsidiary of First United. The Trust Company was formed to allow the banks to further solidify customer relationships by combining the operational support in one location. This streamlining effect will free the personnel at the individual banks to concentrate on developing and maintaining account relationships. The formation of the Trust Company demonstrates our continued commitment to providing quality service at the local level.

Let me take this opportunity to now briefly summarize our financial results for 1995. Our profits from continuing operations in 1995 were $15.2 million or $2.95 per share, the highest in your Company's history. This compares with earnings of $14.0 million or $2.72 per share in 1994 and $13.2 million or $2.56 per share in 1993. These sustainable earnings build value for our stockholders, a value which is reflected in the 37% increase in our stock's market value during 1995.

Another key measure of our profitability is return on average assets (ROA). In 1995, our ROA was 1.19% compared with 1.24% in 1994. While loan demand in many of our markets remains soft, our ROA consistently remains at or above acceptable levels because of our focus on maintaining and increasing operating efficiencies.

Total assets of your Company were approximately $1.34 billion as of year-end 1995, while total deposits reached $1.13 billion and total loans grew 25.29% to $642 million. We continue to focus our attention on asset and loan quality because of the impact these factors have on earnings. Non-performing loans as a percentage of outstanding loans remained at a low level of .62% at year-end 1995, compared to .58% in 1994 and .64% in 1993.

For the fourth consecutive year, your Board of Directors raised the quarterly dividend rate on our common stock. During the second quarter of 1995, the cash dividend was raised 16% to $.22 per share which reflects our confidence in the Company's ability to generate sustainable earnings.

As always, 1995's good results would not have been possible without the professionalism, hard work and dedication of our employees and directors. They join me in thanking you for your continued support and recommendation of First United and its banks.

                                        James V. Kelley
                                        Chairman, President and Chief Executive
                                          Officer


                                      [2]

Rain, sun, earth and time unite to create a towering oak from a tiny acorn. Private enterprise and the assets of First United also work together to grow new homes and businesses in the communities we serve.





                                      [3]

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

         In 1995, First United increased its quarterly cash dividend by 16% as a result of higher sustainable earnings. The current annual dividend rate is $.88 per share versus $.76 prior to the increase.

         On January 31, 1995, First United acquired the issued and outstanding stock of FirstBank, Texarkana, Texas (FirstBank) for cash payments of approximately $25.0 million in a transaction accounted for as a purchase. FirstBank had assets of approximately $154.0 million at the date of acquisition.

         Operations for 1995 resulted in net income of $15.2 million or $2.95 per share compared to $14.0 million or $2.72 per share in 1994 and $13.2 million or $2.56 per share in 1993. The 1993 amounts exclude the impact of the required implementation of the new standard on accounting for income taxes. The effect of this change in accounting principle was $2.5 million or $0.49 per share for the year. As shown in Table 1, the most significant changes in per share net income for 1995 as compared to 1994 occurred in net interest income, non-interest income and non-interest expense. A more detailed discussion of the components of net income is given throughout this Financial Analysis.

         Net income as a percentage of total average assets (ROA) was 1.19% in 1995 versus 1.24% in 1994 and 1.22% in 1993. The return on stockholders' equity
(ROE) was 12.38% in 1995 versus 12.87% in 1994 and 12.70% in 1993. These measures compare favorably with banks of similar size nationwide. The 1993 percentages exclude the impact of the implementation of the new standard on accounting for income taxes.

         Total assets at December 31, 1995 were $1.3 billion as compared to the year-end 1994 balance of $1.1 billion. The book value of First United's common stock increased 19% to $25.28 per share in 1995 from $21.23 per share in 1994. Cash dividends were $.85 per share in 1995 and $.74 per share in 1994 and $.66 per share in 1993.

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


TABLE 1:  CHANGES IN PER SHARE INCOME

                                                                              December 31,
- -----------------------------------------------------------------------------------------------------
                                                                      1995         1994         1993
- -----------------------------------------------------------------------------------------------------
Prior year income                                                     $2.72        $3.05       $2.46
Increase(decrease)
  attributable to:
Net interest income                                                    1.26         (.02)        .11
Provision for loan losses                                              (.05)         .29         .13
Non-interest income                                                     .32         (.10)       (.07)
Non-interest expense                                                  (1.13)         .06         .02
Income taxes                                                           (.17)        (.07)       (.09)
Cumulative Effect of Accounting Change                                  .00         (.49)        .49
- -----------------------------------------------------------------------------------------------------
Current year income                                                   $2.95       $ 2.72      $ 3.05
- -----------------------------------------------------------------------------------------------------




                                      [4]

The reported interest income for these tax-free assets is increased by the amount of income tax savings less the nondeductible portion of interest expense incurred to acquire the tax-free assets.

         On a tax-equivalent basis, net interest income for the year ended December 31, 1995 was $51.6 million, an increase of 15% over the year-end 1994 total of $45.0 million. Net interest income for the year ended December 31, 1993 was $45.1 million. The 15% increase in net interest income for 1995 was primarily the result of the effect of First United's January 1995 acquisition of FirstBank.

         The net interest spread decreased in 1995 when compared with the previous two years, from 3.51% and 3.85%, respectively, in 1994 and 1993 to 3.41% in 1995. First United's negative GAP position, as well as a higher cost of funds, has contributed to the decrease in net interest margin and spread.

         Earning assets increased from a level of $1.03 billion at December 31, 1994 to a level of $1.24 billion at year-end 1995. Short-term investments increased $31.2 million, securities increased $51.1 million and loans increased $129.6 million. As a percentage of earning assets, short-term investments increased from 2% to 5%, total securities decreased from 48% to 44% and loans increased from 50% to 52%. The relative level and mix of earning assets reflected the effects of the 1995 acquisition of FirstBank. The change in mix can also be attributed to increased loan demand resulting from an improving economic environment.

         Interest-bearing deposits increased $135.9 million during 1995. Total interest-bearing deposits were $934.4 million at December 31, 1995 compared with $798.5 million at year-end 1994. Non-interest-bearing demand deposits increased $38.1 million or 25% during 1995. The increase is attributable to the 1995 acquisition of FirstBank.

TABLE 2:  ANALYSIS OF NET INTEREST MARGIN

                                                       December 31,
- -------------------------------------------------------------------------------
                                               1995         1994         1993
- -------------------------------------------------------------------------------
Yield on earning assets                       8.07%        7.18%        7.30%
Break-even yield                              3.68%        2.89%        2.85%
Net interest margin                           4.39%        4.29%        4.45%
Net interest spread                           3.41%        3.51%        3.85%
- -------------------------------------------------------------------------------

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

         The provision for loan losses totalled $0.6 million in 1995 versus $0.3 million in 1994 and $1.8 million in 1993. Since 1993, improving economic conditions in the communities that First United serves have resulted in a reduction in net loan losses, thereby reducing the need to provide for loan losses at the 1993 level.

NON-INTEREST INCOME

         Total non-interest income was $7.8 million for 1995 compared with $6.1 million in 1994 and $6.7 million in 1993. The increase in 1995 compared to prior year levels was primarily the result of increases in fee income earned on deposits and trust department accounts. The increased level of deposits subject to service charges and the level of assets under trust supervision was directly attributable to the FirstBank acquisition.


                                      [5]

NON-INTEREST EXPENSE

         Non-interest expense increased 20% or $5.8 million in 1995 over 1994 levels, and decreased 1% in 1994 over 1993 levels. The acquisition of FirstBank was largely responsible for the 1995 increase in non-interest expense.


INCOME TAXES

         Federal income taxes as a percentage of pre-tax income were 31.1% in 1995, 29.9% in 1994 and 29.8% in 1993. On January 1, 1993, First United adopted Statement of Financial Accounting Standard (SFAS) No. 109 "Accounting for Income Taxes." First United's 1993 adoption of SFAS No. 109 changed the method of accounting for income taxes to the liability method. The cumulative effect of adopting SFAS No. 109 on First United's 1993 results of operations was to increase net income by $2.5 million or $.49 per share. Additional information regarding income taxes can be found in Note 8 in the Notes to the Consolidated Financial Statements.


BALANCE SHEET ANALYSIS

LOANS AND CREDIT RISK MANAGEMENT

         A sound credit policy combined with periodic and independent credit reviews are the key factors for First United's credit risk management program. All subsidiary banks operate under written loan policies that help maintain a consistent lending function and provide sound credit decisions. Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken. In addition, First United has internal audit and loan review staffs that operate independently of the subsidiary banks. These review teams perform periodic examinations of each bank's loans and related documentation. Results of these examinations are reviewed with the Chairman and Chief Executive Officer of First United, the management and boards of the respective subsidiary banks, and the First United Audit Committee.

         Construction loans outstanding at December 31, 1995 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

         A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $4.0 million and $3.0 million at December 31, 1995 and 1994, respectively. The level of non-performing loans represented 0.6% of loans as of each of the years ended 1995 and 1994.

TABLE 3:  LOAN PORTFOLIO

                                                                   December 31,
- ----------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                    1995          1994           1993           1992           1991
- ----------------------------------------------------------------------------------------------------------------
Commercial, Financial and
  Agricultural                            $161,804      $144,371        $108,979       $130,527       $142,818
Real Estate                                366,992       283,621         309,550        250,789        247,157
Consumer Loans                             108,360        82,712          78,289         65,670         64,875
Loans for Purchasing or
  Carrying Securities                        6,643         2,065           2,655          3,035          2,799
Financing Leases                               298           181             439          1,037             12
                                          --------      --------        --------       --------       --------
  Total Loans                             $644,097      $512,950        $499,912       $451,058       $457,661
                                          ========      ========        ========       ========       ========
Non-Performing Assets                     $  4,678      $  3,518        $  4,237       $  8,579       $ 13,979
                                          ========      ========        ========       ========       ========


                                      [6]

In nature, strong, abundant growth always inspires. The growth of First United, too, has been impressive as we spread beyond our home state for the first time.





                                      [7]

TABLE 4:  LOAN MATURITIES

- ------------------------------------------------------------------------------------------------------
                                                             December 31, 1995
- ------------------------------------------------------------------------------------------------------
                                             1 Year          Over 1               Over
(Dollars in Thousands)                      or Less      through  5 years       5 years        Total
                                            -------      ----------------       -------       -------
Commercial, Financial & Agricultural       $107,640           $42,617           $11,547       $161,804
                                           ========           =======           =======       ========

Variable Rate                                                                                  $49,506
Pre-determined Rate                                                                           $112,298
- ------------------------------------------------------------------------------------------------------

         Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1995 totalled $2.6 million compared with $2.1 million at year ended 1994. It is the policy of First United to place loans on non- accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1995 by approximately $0.1 million. The amount of interest income on such non-performing loans included in net income for 1995 was not material.

         Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

         Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $0.7 million at year ended 1995. This compares with $0.5 million and $1.0 million at year ended 1994 and 1993, respectively.

         First United has no foreign credits in its loan portfolio. The intent of management is to deploy its funds in its primary trade area where management is familiar with its customers. This policy of First United permits funds obtained locally to be re-channeled into the communities First United serves, promoting economic growth.

         Although First United maintains sound credit policies, certain credits unexpectedly deteriorate and are charged off as a loss. The allowance for possible loan losses is maintained to absorb potential losses, and the management of First United views the allowance as a source of financial strength. The allowance is increased by regular provisions which are based on the current level and character of the loan and lease portfolio, historical charge-off experience, watch list trends and national and local economic trends and the evaluation of specific loans. First United continues to revise and enhance its credit policies as well as its formal loan review program, and is committed to reducing the level of non-performing assets.

         On January 1, 1995, First United adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standard, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The effect of this statement upon adoption was not material.

         Allowance for possible loan losses as a percentage of non-performing loans was approximately 267%, 322% and 312% at December 31, 1995, 1994 and 1993, respectively.


                                      [8]

TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE

                                                                     December 31,
- ------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                        1995          1994         1993         1992          1991
- ------------------------------------------------------------------------------------------------------------
Balance of Allowance for Loan
  Losses at Beginning of Period               $ 9,667        $9,972        $7,972       $7,499        $7,111
                                              -------        ------        ------       ------        ------

Allowance Applicable to Loans of
  Acquired Bank                                 1,627           -0-           520          -0-           -0-
                                              -------        -----         ------       ------        ------

Loans Charged-Off:
  Commercial, Financial and
    Agricultural                                  937           862           511        1,836         2,261
  Real Estate                                     424           193           311        1,035         1,755
  Consumer                                      1,323         1,138           536          409         1,018
  Other                                             7             9           276          -0-           -0-
                                              -------        ------        ------       ------        ------
Total Loans Charged-Off                         2,691         2,202         1,634        3,280         5,034
                                              -------        ------        ------       ------        ------

Recoveries of Loans Previously
  Charged-Off:
  Commercial, Financial and
    Agricultural                                  728           543           397          469           356
  Real Estate                                     158           180           683          581           395
  Consumer                                        518           840           219          217           286
                                              -------        ------        ------       ------        ------
Total Recoveries                                1,404         1,563         1,299        1,267         1,037
                                              -------        ------        ------       ------        ------
Net Loans Charged-Off                           1,287           639           335        2,013         3,997
                                              -------        ------        ------       ------        ------
Provision to Allowance                            574           334         1,815        2,486         4,385
                                              -------        ------        ------       ------        ------
Balance at End of Period                      $10,581        $9,667        $9,972       $7,972        $7,499
                                              =======        ======        ======       ======        ======

Ratio of Net Charge-Offs to
Loans Outstanding                                 .20%          .12%          .07%         .45%          .87%
- ------------------------------------------------------------------------------------------------------------


TABLE 6: ALLOCATION OF RESERVE BY CATEGORY

                                                                        December 31,
- -----------------------------------------------------------------------------------------------------------------------------------
                             1995                   1994                   1993                    1992                   1991
- -----------------------------------------------------------------------------------------------------------------------------------
                                  % Loans in          % Loans in            % Loans in             % Loans in            % Loans in
(Dollars in                         each                each                  each                   each                   each
 Thousands)           Amount      Category   Amount   Category    Amount    Category     Amount    Category    Amount     Category
- -----------------------------------------------------------------------------------------------------------------------------------
Commercial and
  Financial          $  3,969      26%      $4,756      29%      $5,313        22%       $2,922       29%       $3,385        32%
Real Estate             1,307      57%         923      55%       1,044        62%        2,063       56%        1,364        54%
Consumer                2,132      17%       1,484      16%       1,113        16%          576       15%        1,157        14%
Unallocated             3,173      -0-       2,504      -0-       2,502        -0-        2,411       -0-        1,593        -0-
- -----------------------------------------------------------------------------------------------------------------------------------
Total                 $10,581     100%      $9,667     100%      $9,972       100%       $7,972      100%       $7,499       100%
- -----------------------------------------------------------------------------------------------------------------------------------
Allowance as a
  Percentage of
  Total Loans           1.65%                1.88%                1.99%                   1.77%                  1.64%
- -----------------------------------------------------------------------------------------------------------------------------------


                                      [9]

         All non-performing assets of First United as of December 31, 1995 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1995, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.


TABLE 7:  RISK ELEMENTS

                                                                 December 31,
- ---------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                        1995         1994         1993        1992        1991
- ---------------------------------------------------------------------------------------------------------
Non-Performing Loans:
Non-Accrual Loans:
Commercial & Financial                     $ 1,843      $   620      $ 1,840        $ 1,610      $ 4,373
Real Estate                                    724        1,427          713            829        1,075
Consumer                                        76           70           80             68          106
- ---------------------------------------------------------------------------------------------------------
  Total Non-Accrual Loans                    2,643        2,117        2,633          2,507        5,554
- ---------------------------------------------------------------------------------------------------------
Past Due 90 Days or More
    and Still Accruing:
Commercial                                      83          197           64             92        1,176
Real Estate                                    117          151           51            554          192
Consumer                                       272          207          227            156          256
- ---------------------------------------------------------------------------------------------------------
  Total Past Due 90 Days
    or More and Still
    Accruing                                   472          555          342            802        1,624
- ---------------------------------------------------------------------------------------------------------
Renegotiated Loans                             851          326          223          1,414           16
- ---------------------------------------------------------------------------------------------------------
Total Non-Performing Loans                   3,966        2,998        3,198          4,723        7,194
Other Real Estate                              712          520        1,039          3,856        6,785
- ---------------------------------------------------------------------------------------------------------
Total Non-Performing Assets                $ 4,678      $ 3,518      $ 4,237         $8,579      $13,979
- ---------------------------------------------------------------------------------------------------------
Non-Performing Loans
  as a % of Outstanding Loans                  .62%         .58%         .64%          1.05%        1.57%
Non-Performing Assets
  as a % of Equity Capital                    3.59%        3.21%        3.92%          8.99%       16.34%
- ---------------------------------------------------------------------------------------------------------

SECURITIES

         First United's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. On January 1, 1994, First United adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this accounting standard, debt securities that First United has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. At the date of adoption, First United transferred securities of approximately $218.6 million from held-to-maturity

TABLE 8:  SECURITIES CARRYING VALUE(1)

(Dollars in Thousands)                                      December 31,
- --------------------------------------------------------------------------------------------
                                                  1995             1994               1993
                                                --------         --------           --------
U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                      $279,981         $266,180           $285,431
Obligations of States and
  Political Subdivisions                          80,623           72,980             70,942
Mortgage-Backed Securities                       166,627          139,368            144,089
Other Securities                                  12,890           10,508             12,937
                                                --------         --------           --------
                                                $540,121         $489,036           $513,399
                                                ========         ========           ========

(1)  Includes available-for-sale and investment securities.


                                      [10]

TABLE 9:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS

                                                        Investment Securities
                             -----------------------------------------------------------------------------
                                                               Maturing
                             -----------------------------------------------------------------------------
                                                    After One But        After Five But
                              Within One Year      Within Five Years    Within Ten Years    After Ten Years
                             ------------------------------------------------------------------------------
(Dollars in Thousands)
                             Amount      Yield     Amount     Yield     Amount     Yield    Amount    Yield
                             -------------------------------------------------------------------------------
U.S. Treasury Securities
   and Other U.S.
   Government Agencies     $  4,438      5.54%    $ 4,133     5.85%    $   497    7.35%     $  -0-     0.00%
State & Political
   Subdivisions               9,888      6.05%     41,125     4.98%     25,755    5.31%      2,112     6.24%
Mortgage-Backed
   Securities                   -0-      0.00%        -0-     0.00%        -0-    0.00%        -0-     0.00%
Other                           -0-      0.00%         10     5.50%      1,010    6.65%      2,059     3.98%
                            -------      -----    -------     -----    -------    -----     ------     -----
   Total                    $14,326      5.90%    $45,268     5.06%    $27,262    5.40%     $4,171     5.13%
                            =======      =====    =======     =====    =======    =====     ======     =====

TABLE 9a:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS(1)

                                  Mortgage-Backed      Available-for-Sale
                                     Securities           Securities
                              -------------------------------------------
(Dollars in Thousands)
                                 Amount      Yield     Amount     Yield
                              -------------------------------------------
U.S. Treasury Securities
   and Other U.S.
   Government Agencies           $    -0-    0.00%     $270,913    6.17%
State & Political
   Subdivisions                       -0-    0.00%        1,743    6.01%
Mortgage-Backed
   Securities                     110,066    6.59%       56,561    6.87%
Other                                 -0-    0.00%        9,811    8.66%
                                 --------    -----     --------    -----
   Total                         $110,066    6.59%     $339,028    6.36%
                                 ========    =====     ========    =====

(1) Yield information does not give effect to changes in fair value that are reflected as a separate component of stockholders' equity.

to available-for-sale and recorded an unrealized gain, net of tax, of approximately $1.3 million as a separate component of the capital accounts. Also in connection with First United's acquisition of InvestArk Bankshares, Inc. ("InvestArk"), First United reclassified to available-for-sale securities approximately $55.7 million of securities that InvestArk had previously classified as investment securities. The carrying value of available-for-sale securities that were sold during 1995 was approximately $42.4 million as compared to $3.6 million and $1.0 million in 1994 and 1993, respectively. The 1995 sales of available-for-sale securities were largely attributable to management's effort to maintain an appropriate position after the impact of available-for-sale securities acquired through the FirstBank transaction. See Notes 3 and 4 of the Notes to the Consolidated Financial Statements for additional information on available-for-sale and investment securities.

TABLE 10:  AVERAGE DEPOSITS

                                                         Year Ended December 31,
- -------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                     1995                         1994                      1993
- ---------------------------------------------------------      ---------------------      --------------------
                                    Amount          Rate         Amount        Rate        Amount       Rate
- ---------------------------------------------------------      ---------------------      --------------------
Non-interest-bearing
  Demand Deposits                   $  220,080      0.00%        $179,742      0.00%       $136,322      0.00%
Savings Deposits and
  Interest-bearing
  Deposits                             318,525      3.25%         324,084      2.95%        341,338      2.62%
Time Deposits of
  $100 or more                         153,077      5.48%         127,848      3.95%        139,776      3.98%
Other Time Deposits                    403,623      5.32%         334,838      4.18%        316,725      4.10%
                                    ----------                   --------                  --------
  Total                             $1,095,305                   $966,512                  $934,161
                                    ==========                   ========                  ========

                                      [11]

Even the most mature and established tree must be renewed each year. Likewise, First United continues to blossom, adding new growth in towns such as Stuttgart.





                                      [12]

CAPITAL ADEQUACY AND RESOURCES

CAPITAL AND LIQUIDITY

         The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

         First United is well capitalized with a primary capital to asset ratio of 10.39% at December 31, 1995 compared with 11.46% in 1994 and 10.53% in 1993.
First United's stockholders' equity for the year ended December 31, 1995 totalled $130.4 million compared with $109.5 million in 1994 and $108.1 million in 1993. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.


TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER


(Dollars in Thousands)                                       December 31, 1995
                                                             -----------------
Three Months or Less                                              $ 76,359
Over 3 Through  6 Months                                            39,157
Over 6 Through 12 Months                                            42,034
Over 12 Months                                                      29,779
                                                                  --------
   Total                                                          $187,329
                                                                  ========


TABLE 12:  SHORT-TERM BORROWINGS

                                                                December 31,
                                                      ------------------------------------
(Dollars in Thousands)                                  1995          1994          1993
                                                      -------        -------       -------
Balance at December 31                                $46,895        $22,480       $30,512
Daily Average Amount Outstanding                       36,003         30,197        33,247
Maximum Month-End Balance                              46,988         40,405        30,512
Daily Average Interest Rate                             4.89%          3.43%         2.26%
Weighted Average Interest Rate on
  Balance at December 31                                4.96%          4.77%         2.86%

TABLE 13:  CAPITAL RATIOS(1)

                                                                   December 31,
                                                     ---------------------------------------
                                                        1995            1994           1993
                                                     ---------        --------       -------
Equity Capital to Assets                                9.67%          10.69%          9.72%
Primary Capital to Assets                              10.39%          11.46%         10.53%
Leverage Ratio                                          8.87%          10.20%          9.31%
Tier 1 Capital                                         15.65%          18.85%         18.83%
Risk-Based Capital                                     16.90%          20.10%         19.53%
Dividend Payout Ratio(2)                               28.81%          27.53%         23.62%

(1)  Excludes unrealized gains and losses on securities available-for-sale.

(2) Based upon net income before the cumulative effect of the change in accounting principle.


TABLE 14:  REGULATORY COMPARISON OF CAPITAL RATIOS

- -----------------------------------------------------------------------------
                                                                 Regulatory
December 31, 1995                            First United       Requirements
- -----------------------------------------------------------------------------
Total Capital/Total Assets                     10.39%             6.00%
Primary Capital/Total Assets                   10.39%             5.50%
Total Risk-Based Capital                       16.90%             8.00%
Tier 1 Capital                                 15.65%             4.00%
Leverage Ratio                                  8.87%             3.00%


                                      [13]

TABLE 15:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE

1995                                 High        Low        Div. Paid
- ----------------------------------------------------------------------
First quarter                         $34          $28 1/2     $.19
Second quarter                         37 1/2       32 1/2      .22
Third quarter                          43           37 1/2      .22
Fourth quarter                         43           40          .22

1994                                 High        Low        Div. Paid
- ----------------------------------------------------------------------
First quarter                         $29 1/2     $26 1/2     $.17
Second quarter                         31          28          .19
Third quarter                          33          28          .19
Fourth quarter                         33          28          .19

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

         During the second quarter of 1994, First United increased its annual cash dividend from $0.68 per share to $0.76 per share and during the second quarter of 1995, First United increased its annual dividend to $0.88 per share. These increases result from higher sustainable earnings.

         First United Common Stock is traded on the NASDAQ-NMS Over-the-Counter Market under the symbol "UNTD."

         All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1995 and 1994 are listed in Table 15. Table 15 also lists dividends paid by First United to its stockholders during each of those quarters.

         On February 9, 1996, the Company had approximately 2,000 stockholders of record.

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

                                      [14]

Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results. At December 31, 1995, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

         First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. An interest rate sensitive balance sheet as of December 31, 1995 is presented in Table 16.

TABLE 16:  INTEREST RATE SENSITIVE BALANCE SHEET

                                                By Repricing Dates At December 31, 1995
- --------------------------------------------------------------------------------------------------------------
(Dollars in                   0-30       31-90       91-180     181-365      1-5        Over 5
 Thousands)                   Days        Days        Days       Days       Years       Years       Total
- --------------------------------------------------------------------------------------------------------------
ASSETS
  Short-Term
    Investments              $55,126   $     -0-   $     689   $     -0-   $      95   $     -0-   $   55,910
  Total Securities            49,228      39,786      33,716      60,128     283,786      73,477      540,121
  Loans and Leases,
    Net of Unearned
    Income                   145,461      56,285      72,314     118,326     208,281      41,451       642,118
                             -------   ---------   ---------   ---------   ---------   ---------   -----------
    Total Rate Sensitive
         Assets             $249,815   $  96,071    $106,719    $178,454    $492,162   $114,928    $1,238,149
                            --------   ---------    --------    --------    --------   --------    ----------
SOURCES OF FUNDS
  Savings and Interest-
    bearing Demand
    Deposits                 346,119         -0-         -0-         -0-         -0-         -0-      346,119
  Time Deposits               93,938     134,533     136,955     125,297      97,309         230      588,262
  Short-Term
    Borrowings                46,895         -0-         -0-         -0-         -0-         -0-       46,895
  Long-Term Debt               5,000         -0-         -0-         872       8,599       2,361       16,832
                          ----------  ----------  ---------- -----------  ----------   ---------  -----------
    Total Rate Sensitive
      Liabilities           $491,952    $134,533    $136,955    $126,169    $105,908   $   2,591   $  998,108
                            --------    --------    --------    --------    --------   ---------   ----------
Interest Rate
  Sensitivity Gap           (242,137)    (38,462)    (30,236)     52,285     386,254     112,337      240,041
Cumulative Interest
  Rate Sensitivity Gap      (242,137)   (280,599)   (310,835)   (258,550)    127,704     240,041
Cumulative Interest
  Rate Sensitivity Gap
  as a Percent of Total
  Assets                        (18%)       (21%)       (23%)       (19%)        10%         18%
- --------------------------------------------------------------------------------------------------------------


                                      [15]

         With each season come changes that offer special opportunity. First United is moving into new territory, allowing us to diversify our investments in different communities, such as Melbourne in North Central Arkansas.




                                      [16]

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

ACCOUNTING STANDARDS

         In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the consolidated financial statements.

         The FASB has also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." The new statement amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities" and primarily eliminates the distinction between purchased mortgage servicing rights and mortgage servicing rights on loans originated by the financial institution. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the consolidated financial statements.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material effect on First United's consolidated financial statements.


                                      [17]

TABLE 17: SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND CHANGES IN NET INTEREST INCOME (FTE)(1)

                                                                                           1995
- --------------------------------------------------------------------------------------------------------------------------
                                                                              Average
(Dollars in Thousands)                                                        Balance              Interest         Rate
- --------------------------------------------------------------------------------------------------------------------------
ASSETS
  INTEREST-EARNING ASSETS:
    Loans (net of unearned income)                                           $  615,338            $57,082         9.28%
  Securities(2):
    Taxable Securities                                                          454,186             29,948         6.59%
    Non-taxable Securities                                                       76,060              6,120         8.05%
  Money-Market Assets:
    Federal Funds Sold and Securities Purchased
      Under Agreements to Resell and Other Short-
      Term Investments                                                           30,401              1,726         5.68%
- --------------------------------------------------------------------------------------------------------------------------
        Total Interest-Earning Assets                                         1,175,985             94,876         8.07%
- --------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks                                                      58,086
    Premises and Equipment, Net                                                  23,754
    Other Assets                                                                 32,384
    Less Allowance for Loan Losses                                              (11,132)
- --------------------------------------------------------------------------------------------------------------------------
        Total                                                                $1,279,077
==========================================================================================================================
LIABILITIES
  INTEREST-BEARING LIABILITIES
    Savings and Interest-bearing Deposits                                    $  318,525            $10,348         3.25%
    Time Deposits of $100 or More                                               153,077              8,384         5.48%
    Other Time Deposits                                                         403,623             21,456         5.32%
    Federal Funds Purchased and Securities Sold
      Under Agreements to Repurchase                                             36,003              1,761         4.89%
    Notes Payable                                                                17,221              1,301         7.55%
- --------------------------------------------------------------------------------------------------------------------------
        Total Interest-bearing Liabilities                                      928,449             43,250         4.66%
- --------------------------------------------------------------------------------------------------------------------------
  NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits                                                             220,080
    Other Liabilities                                                            11,809
    Stockholders' Equity                                                        118,739
- --------------------------------------------------------------------------------------------------------------------------
        Total                                                                $1,279,077
==========================================================================================================================
        Net Interest-Earnings                                                                      $51,626
==========================================================================================================================
        Net Yield on Interest-Earning Assets                                                                       4.39%
==========================================================================================================================

(1)  Marginal Tax Rate of 35%.

(2)  Includes available-for-sale and investment securities.


                           1994                                       1995 Compared to 1994
- ---------------------------------------------------------  ---------------------------------------------
                                                               Total          Due To         Due to
             Average                                          Increase       Change in      Change in
             Balance             Interest        Rate        (Decrease)       Volume          Rate
- --------------------------------------------------------------------------------------------------------
           $  501,721              $41,084       8.19%         $15,998        $ 9,304       $  6,694

              449,150               26,792       5.97%           3,156            300          2,856
               68,417                5,812       8.49%             308            649           (341)


               28,701                1,560       5.44%             166             92             74
- --------------------------------------------------------------------------------------------------------
            1,047,989               75,248       7.18%          19,628         10,345          9,283
- --------------------------------------------------------------------------------------------------------
               55,417
               14,577
               19,112
               (9,778)
- --------------------------------------------------------------------------------------------------------
           $1,127,317
========================================================================================================


           $  324,084              $ 9,563       2.95%        $    785        $  (164)      $    949
              127,848                5,054       3.95%           3,330            997          2,333
              334,838               14,001       4.18%           7,455          2,876          4,579

               30,197                1,037       3.43%             724            199            525
                6,784                  598       8.81%             703            920           (217)
- --------------------------------------------------------------------------------------------------------
              823,751               30,253       3.67%          12,997          4,828          8,169
- --------------------------------------------------------------------------------------------------------
              179,742
               15,008
              108,816
- --------------------------------------------------------------------------------------------------------
           $1,127,317                                          $ 6,631        $ 5,517       $  1,114
========================================================================================================
                                   $44,995
========================================================================================================
                                                 4.29%
========================================================================================================

                                      [18]

                         1993                                          1994 Compared to 1993
- ---------------------------------------------------------  ---------------------------------------------
                                                               Total          Due To         Due To
             Average                                           Increase       Change in      Change in
             Balance              Interest       Rate         (Decrease)       Volume         Rate
- --------------------------------------------------------------------------------------------------------
           $  457,425              $37,910       8.29%         $ 3,174        $ 3,671        $  (497)

              470,478               29,292       6.23%          (2,500)        (1,328)        (1,172)
               56,412                5,860      10.39%             (48)         1,247         (1,295)


               30,285                  957       3.16%             603           (50)            653
- --------------------------------------------------------------------------------------------------------
            1,014,600               74,019       7.30%           1,229          3,540         (2,311)
- --------------------------------------------------------------------------------------------------------
               49,771
               12,425
               19,109
               (8,693)
- --------------------------------------------------------------------------------------------------------
           $1,087,212
========================================================================================================

           $  341,338              $ 8,931       2.62%         $   632        $  (451)       $ 1,083
              139,776                5,562       3.98%            (508)          (475)           (33)
              316,725               12,996       4.10%           1,005            743            262

               33,247                  750       2.26%             287            (69)           356
                7,894                  666       8.44%             (68)           (94)            26
- --------------------------------------------------------------------------------------------------------
              838,980               28,905       3.45%           1,348           (346)         1,694
- --------------------------------------------------------------------------------------------------------
              136,322
                7,858
              104,052
- --------------------------------------------------------------------------------------------------------
           $1,087,212
========================================================================================================
                                   $45,114                     $  (119)       $ 3,886        $(4,005)
========================================================================================================
                                                 4.45%
========================================================================================================


                                      [19]

                            SELECTED FINANCIAL DATA


                                                             Year Ended December 31,
                                                      (In Thousands, Except Per Share Data)
                                     ------------------------------------------------------------------------------
                                        1995            1994              1993             1992            1991
                                     ----------      -----------       ----------       ----------      -----------
OPERATING DATA
Total Interest Income                $   92,735       $   73,214       $   71,968       $   77,570       $   84,935
Net Interest Income                      49,485           42,961           43,063           42,511           36,710
Provision for Possible
  Loan Losses                               574              334            1,815            2,486            4,712
Income Before
  Cumulative Effect of a
  Change In Accounting
  Principle                              15,204           14,008           13,215           12,676            8,454
Net Income                               15,204           14,008           15,737           12,676            8,454


PER SHARE DATA
Income Before
  Cumulative Effect of a
  Change in Accounting
  Principle                          $     2.95       $     2.72       $     2.56       $     2.46       $     1.64
Net Income                                 2.95             2.72             3.05             2.46             1.64
Cash Dividends Paid                         .85              .74              .66              .60              .50

SELECTED BALANCE SHEET  ITEMS
Year Ended Balances
Total Assets
Total Securities(1)                  $1,336,020       $1,106,610       $1,123,598       $1,086,467       $1,038,320
Net Loans(2)                            540,121          489,036          513,399          509,552          446,063
Total Deposits                          642,118          512,493          499,305          450,633          456,471
Notes Payable                         1,127,914          953,904          969,749          943,097          909,703
Capital Accounts                         16,832           12,825            7,723            8,821           10,299
                                        130,405          109,509          108,122           95,438           85,571


(1)  Includes available-for-sale and investment securities.

(2)  Net of unearned discount.


                                      [20]

                        QUARTERLY RESULTS OF OPERATIONS


                                                                     Quarter Ended
                                                         (In Thousands, Except Per Share Data)
                                                  -----------------------------------------------------
(Unaudited)                                       March 31       June 30        Sept. 30       Dec. 31
                                                  --------      ---------      ---------       --------
1995
Interest Income                                  $  21,052      $  22,948      $  23,600      $  25,135
Interest Expense                                     9,497         10,792         11,288         11,673
Net Interest Income                                 11,555         12,156         12,312         13,462
Provision for Possible Loan Losses                     (46)           (61)          (300)          (167)
Other Income                                         1,905          2,157          2,173          1,570
Other Expense                                        8,188          8,696          8,434          9,326
Income Tax Expense                                   1,557          1,742          1,804          1,765
                                                 ---------      ---------      ---------      ---------
Net Income                                       $   3,669      $   3,814      $   3,947      $   3,774
                                                 =========      =========      =========      =========
Earnings Per Share                               $    0.71      $    0.74      $    0.77      $    0.73
                                                 =========      =========      =========      =========
1994
Interest Income                                  $  17,515      $  18,080      $  18,378      $  19,241
Interest Expense                                     7,117          7,258          7,706          8,172
Net Interest Income                                 10,398         10,822         10,672         11,069
Provision for Possible Loan Losses                     (45)          (199)           (45)           (45)
Other Income                                         1,711          1,582          1,810          1,044
Other Expense                                        7,097          7,018          7,278          7,404
Income Tax Expense                                   1,477          1,575          1,583          1,334
                                                 ---------      ---------      ---------      ---------
Net Income                                       $   3,490      $   3,612      $   3,576      $   3,330
                                                 =========      =========      =========      =========
Earnings Per Share                               $    0.68      $    0.70      $    0.69      $    0.65
                                                 =========      =========      =========      =========


                                      [21]

                         FINANCIAL STATEMENTS AND NOTES





                                      [22]

                      CONSOLIDATED STATEMENTS OF CONDITION

First United Bancshares, Inc.
(in thousands, except per share data)

                                                                                December 31,
                                                                      -------------------------------
                                                                          1995               1994
                                                                      ------------       ------------
ASSETS
Cash and Due from Banks . . . . . . . . . . . . . . . . . . . . .      $    50,485       $     49,419
                                                                       -----------       ------------
Short-Term Investments:
  Federal Funds Sold and Securities Purchased Under
    Agreements to Resell  . . . . . . . . . . . . . . . . . . . .           31,658             17,490
  Other Short-Term Investments  . . . . . . . . . . . . . . . . .           24,252              7,264
                                                                       -----------       ------------
    Total Short-Term Investments  . . . . . . . . . . . . . . . .           55,910             24,754
                                                                       -----------       ------------
Securities Available-For-Sale . . . . . . . . . . . . . . . . . .          339,028            324,679
                                                                       -----------       ------------
Investment Securities (Fair Value of $202,949 and $156,850 at
      December 31, 1995 and 1994, respectively.)  . . . . . . . .          201,093            164,357
                                                                       -----------       ------------
Total Loans . . . . . . . . . . . . . . . . . . . . . . . . . . .          644,097            512,950
  Unearned Discount . . . . . . . . . . . . . . . . . . . . . . .           (1,979)             (457)
  Allowance for Possible Loan Losses  . . . . . . . . . . . . . .          (10,581)           (9,667)
                                                                       -----------       ------------
    Net Loans . . . . . . . . . . . . . . . . . . . . . . . . . .          631,537            502,826
                                                                       -----------       ------------
Premises and Equipment  . . . . . . . . . . . . . . . . . . . . .           26,319             15,541
                                                                       -----------       ------------
Goodwill  . . . . . . . . . . . . . . . . . . . . . . . . . . . .           11,761              3,831
                                                                       -----------       ------------
Other Real Estate . . . . . . . . . . . . . . . . . . . . . . . .              712                520
                                                                       -----------       ------------
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .           19,175             20,683
                                                                       -----------       ------------
    Total Assets  . . . . . . . . . . . . . . . . . . . . . . . .      $ 1,336,020        $ 1,106,610
                                                                       ===========        ===========
LIABILITIES
Deposits:
  Demand  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $   193,533        $   155,413
  Savings and Interest-bearing Demand . . . . . . . . . . . . . .          346,119            330,506
  Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          588,262            467,985
                                                                       -----------       ------------
    Total Deposits  . . . . . . . . . . . . . . . . . . . . . . .        1,127,914            953,904
                                                                       -----------       ------------
Federal Funds Purchased and Securities Sold Under
  Agreements to Repurchase  . . . . . . . . . . . . . . . . . . .           46,895             22,480
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . .           13,974              7,892
Notes Payable:
  Unaffiliated Bank . . . . . . . . . . . . . . . . . . . . . . .           11,832              7,825
  Affiliated Company  . . . . . . . . . . . . . . . . . . . . . .            5,000              5,000
                                                                       -----------       ------------
    Total Liabilities . . . . . . . . . . . . . . . . . . . . . .        1,205,615            997,101
                                                                       -----------       ------------
Commitments and Contingencies

CAPITAL ACCOUNTS
Preferred Stock (Par value of $1.00; 500 shares authorized in
  1995 and 1994; none outstanding)  . . . . . . . . . . . . . . .               -0-               -0-
Common Stock (Par value of $1.00; 24,000 shares authorized;
   5,159 shares issued and outstanding in 1995 and 1994)  . . . .            5,159              5,159
Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           13,551             13,551
Undivided Profits . . . . . . . . . . . . . . . . . . . . . . . .          110,431             99,612
Net Unrealized Gain (Loss) on Securities Available-for-Sale, Net
of Tax  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            1,264            (8,813)
                                                                       -----------       ------------
    Total Capital Accounts  . . . . . . . . . . . . . . . . . . .          130,405            109,509
                                                                       -----------       ------------
    Total Liabilities and Capital Accounts  . . . . . . . . . . .      $ 1,336,020       $  1,106,610
                                                                       ===========       ============

The accompanying notes are an integral part of these financial statements.


                                      [23]

                       CONSOLIDATED STATEMENTS OF INCOME

First United Bancshares, Inc.
(in thousands, except per share data)

                                                                        Year Ended December 31,
                                                            ------------------------------------------------
                                                              1995                1994              1993
                                                            ---------           ---------          ---------
INTEREST INCOME
Interest and Fees on Loans  . . . . . . . . . . . . .       $  57,082           $  41,084          $  37,910
Interest on Securities:
  Taxable Securities  . . . . . . . . . . . . . . . .          29,260              26,792             29,292
  Non-taxable Securities  . . . . . . . . . . . . . .           3,979               3,778              3,809
Interest on Federal Funds Sold and Securities
    Purchased Under Agreements to Resell  . . . . . .           1,726               1,021                752
Interest on Deposits in Banks . . . . . . . . . . . .             688                 539                205
                                                            ---------           ---------          ---------
    TOTAL INTEREST INCOME . . . . . . . . . . . . . .          92,735              73,214             71,968
                                                            ---------           ---------          ---------

INTEREST EXPENSE
Interest on Deposits  . . . . . . . . . . . . . . . .          40,188              28,618             27,489
Interest on Federal Funds Purchased and Securities
     Sold Under Agreements to Repurchase  . . . . . .           1,761               1,037                750
Interest on Notes Payable . . . . . . . . . . . . . .           1,301                 598                666
                                                            ---------           ---------          ---------
    TOTAL INTEREST EXPENSE  . . . . . . . . . . . . .          43,250              30,253             28,905
                                                            ---------           ---------          ---------
    NET INTEREST INCOME . . . . . . . . . . . . . . .          49,485              42,961             43,063
Provision for Loan Losses . . . . . . . . . . . . . .            (574)               (334)            (1,815)
                                                            ---------           ---------          ---------
    NET INTEREST INCOME AFTER PROVISION
      FOR LOAN LOSSES . . . . . . . . . . . . . . . .          48,911              42,627             41,248
                                                            ---------           ---------          ---------

OTHER INCOME
Service Charges on Deposit Accounts . . . . . . . . .           4,227               3,229              3,280
Trust Department Income . . . . . . . . . . . . . . .           1,799               1,379              1,515
Security Gains (Losses) . . . . . . . . . . . . . . .            (108)                  9                144
Other Operating Income  . . . . . . . . . . . . . . .           1,887               1,530              1,724
                                                            ---------           ---------          ---------
    TOTAL OTHER INCOME  . . . . . . . . . . . . . . .           7,805               6,147              6,663
                                                            ---------           ---------          ---------
OTHER EXPENSE
Salaries  . . . . . . . . . . . . . . . . . . . . . .          13,288              11,071             10,356
Pension and Other Employee Benefits . . . . . . . . .           4,209               3,644              3,211
Net Occupancy Expense . . . . . . . . . . . . . . . .           2,924               2,435              2,215
Equipment Expense . . . . . . . . . . . . . . . . . .           1,766               1,318              1,267
Data Processing Expense . . . . . . . . . . . . . . .           1,705               1,511              1,744
Other Operating Expenses  . . . . . . . . . . . . . .          10,752               8,818             10,284
                                                            ---------           ---------          ---------
    TOTAL OTHER EXPENSE . . . . . . . . . . . . . . .          34,644              28,797             29,077
                                                            ---------           ---------          ---------

INCOME BEFORE INCOME TAX EXPENSE  . . . . . . . . . .          22,072              19,977             18,834
INCOME TAX EXPENSE  . . . . . . . . . . . . . . . . .           6,868               5,969              5,619
                                                            ---------           ---------          ---------
INCOME BEFORE CUMULATIVE EFFECT OF A
   CHANGE IN ACCOUNTING PRINCIPLE . . . . . . . . . .          15,204              14,008             13,215
CUMULATIVE EFFECT OF A CHANGE IN
   ACCOUNTING PRINCIPLE . . . . . . . . . . . . . . .             -0-                 -0-              2,522
                                                            ---------           ---------          ---------
NET INCOME  . . . . . . . . . . . . . . . . . . . . .       $  15,204           $  14,008          $  15,737
                                                            =========           =========          =========

EARNINGS PER SHARE
  Income Before Cumulative Effect of a Change in
        Accounting Principle  . . . . . . . . . . . .       $    2.95           $    2.72          $    2.56
  Cumulative Effect of a Change in Accounting
          Principle . . . . . . . . . . . . . . . . .             -0-                 -0-                .49
                                                            ---------           ---------          ---------
  Earnings Per Share  . . . . . . . . . . . . . . . .       $    2.95           $    2.72          $    3.05
                                                            =========           =========          =========

CASH DIVIDENDS PER SHARE  . . . . . . . . . . . . . .       $     .85           $     .74          $     .66
                                                            ---------           =========          =========
AVERAGE SHARES ISSUED AND
  OUTSTANDING . . . . . . . . . . . . . . . . . . . .           5,159               5,159              5,158
                                                            =========           =========          =========

The accompanying notes are an integral part of these financial statements.


                                      [24]

             CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

First United Bancshares, Inc.
(in thousands)

                                                                                                                 Net Unrealized
                                                                                                                 Gain (Loss) on
                                                  Common Stock                                                     Securities
                                              -------------------                   Undivided      Treasury       Available-For
                                              Shares     Amount       Surplus       Profits          Stock        Sale, Net of Tax
                                              -----     ---------     -------       --------       --------      -----------------
Balance, December 31, 1992                    5,170     $  5,170      $13,518      $  76,910         $ (157)        $       (3)
   Net Income                                    -0-          -0-          -0-        15,737             -0-                -0-
   Cash Dividends                                -0-          -0-          -0-        (3,068)            -0-                -0-
   Increase in Unrealized Loss on
      Securities Available-For-Sale, Net
      of Tax                                     -0-          -0-          -0-            -0-            -0-               (18)
   Sale of Common Stock                          -0-          -0-           6             -0-            27                 -0-
                                              -----     ---------     -------       --------       --------           --------
Balance, December 31, 1993                    5,170        5,170       13,524         89,579           (130)               (21)
   Change in Accounting Method                   -0-          -0-          -0-            -0-            -0-             1,271
   Retirement of Treasury Stock                 (12)         (12)          -0-          (118)           130                 -0-
   Net Income                                    -0-          -0-          -0-        14,008             -0-                -0-
   Cash Dividends                                -0-          -0-          -0-        (3,857)            -0-                -0-
   Increase in Unrealized Loss on
      Securities Available-For-Sale, Net
      of Tax                                     -0-          -0-          -0-            -0-            -0-           (10,063)
   Issuance of Common Stock                       1            1           27             -0-            -0-                -0-
                                              -----     ---------     -------       --------       --------           --------
Balance, December 31, 1994                    5,159        5,159       13,551         99,612             -0-            (8,813)
   Net Income                                    -0-          -0-          -0-        15,204             -0-                -0-
   Cash Dividends                                -0-          -0-          -0-        (4,385)            -0-                -0-
   Increase in Unrealized Gain (Loss)
     on Securities Available-For-Sale,
     Net of Tax                                  -0-          -0-          -0-            -0-            -0-            10,077
                                              -----     ---------     -------       --------       --------           --------
Balance, December 31, 1995                    5,159     $   5,159     $13,551       $110,431       $     -0-          $  1,264
                                              =====     =========     =======       ========       ========           ========


The accompanying notes are an integral part of these financial statements.


                                      [25]

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

First United Bancshares, Inc.
(in thousands)

                                                                       Year Ended December 31,
                                                                 -------------------------------------
                                                                   1995           1994          1993
                                                                 --------       --------      --------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . .    $ 15,204       $ 14,008      $ 15,737

Adjustments to Reconcile Net Income to Net Cash Provided
     by Operating Activities:
  Depreciation  . . . . . . . . . . . . . . . . . . . . . . .       2,067          1,558         1,460
  Amortization of Goodwill  . . . . . . . . . . . . . . . . .         940            477           345
  Provision for Possible Loan Losses  . . . . . . . . . . . .         574            334         1,815
  Provision for Deferred Taxes  . . . . . . . . . . . . . . .         470            722          (223)
  Change in Accounting Principle  . . . . . . . . . . . . . .          -0-            -0-       (2,522)
  (Gain) Loss on Sales of Securities  . . . . . . . . . . . .         108             (9)         (129)
  Accretion of Bond Discount, Net . . . . . . . . . . . . . .      (1,785)        (1,618)       (2,122)
  Decrease (Increase) in Other Assets . . . . . . . . . . . .       2,660           (642)          384
  Increase (Decrease) in Other Liabilities  . . . . . . . . .       3,860            426        (1,911)
                                                                 --------       --------      --------
Net Cash Provided by Operating Activities . . . . . . . . . .      24,098         15,256        12,834
                                                                 --------       --------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Maturities of Investment Securities . . . . .      27,795         26,774       138,339
  Proceeds from Maturities of Securities Available-for-Sale .      82,105        133,063            -0-
  Proceeds from Sales of Securities Available-for-Sale  . . .      42,446          3,622         1,000
  Purchase of Investment Securities . . . . . . . . . . . . .     (41,733)       (34,862)     (128,208)
  Purchase of Available-for-Sale Securities . . . . . . . . .    (112,303)      (116,105)           -0-
  Decrease in Federal Funds, Net  . . . . . . . . . . . . . .      23,940          2,243        13,607
  (Increase) Decrease in Other Short-Term Investments . . . .     (16,988)        (1,178)        2,174
  Increase in Loans . . . . . . . . . . . . . . . . . . . . .     (38,447)       (13,827)      (21,830)
  Capital (Additions) Retirements . . . . . . . . . . . . . .      (8,113)        (3,195)          751
  Purchase of Subsidiary Bank . . . . . . . . . . . . . . . .     (19,079)            -0-       (4,521)
                                                                 --------       --------      --------
Net Cash Provided by (Used in) Investing Activities . . . . .     (60,377)        (3,465)        1,312
                                                                 --------       --------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Decrease in Demand, Savings and Interest-bearing Demand
     Deposits . . . . . . . . . . . . . . . . . . . . . . . .     (13,689)       (15,248)       (2,293)
  Increase (Decrease) in Time Deposits  . . . . . . . . . . .      51,412           (597)      (11,305)
  Issuance (Payment) of Notes Payable . . . . . . . . . . . .       4,007          5,103        (1,958)
  Dividends Paid  . . . . . . . . . . . . . . . . . . . . . .      (4,385)        (3,857)       (3,068)
  Sale of Treasury Stock  . . . . . . . . . . . . . . . . . .          -0-            -0-           33
                                                                 --------       --------      --------
Net Cash Provided by (Used in) Financing Activities . . . . .      37,345        (14,599)      (18,591)
                                                                 --------       --------      --------
Net Increase (Decrease) in Cash and Cash Equivalents  . . . .       1,066         (2,808)       (4,445)

Cash and Cash Equivalents, Beginning  . . . . . . . . . . . .      49,419         52,227        56,672
                                                                 --------       --------      --------
Cash and Cash Equivalents, Ending . . . . . . . . . . . . . .    $ 50,485       $ 49,419      $ 52,227
                                                                 ========       ========      ========

The accompanying notes are an integral part of these financial statements.



                                      [26]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


First United Bancshares, Inc.


1. BUSINESS, BASIS OF FINANCIAL STATEMENT PRESENTATION, ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

BUSINESS:

         First United Bancshares, Inc. ("the Company") engages in the general banking business and activities closely related to banking and provides these services primarily to customers in Arkansas and Texas through its subsidiary banks. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION:

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions, the most significant of which is the estimate of the required amount of the allowance for possible loan losses, that affect the reported amounts of assets and liabilities as of the dates of the statements of condition and the reported amounts of income and expenses for the years then ended. Actual results could differ significantly from those estimates.

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of El Dorado; First National Bank of Magnolia; Merchants and Planters Bank, N.A. of Camden; City National Bank of Fort Smith; Commercial Bank at Alma; First Stuttgart Bank and Trust Company; The Bank of North Arkansas (Melbourne) and FirstBank (Texarkana, Texas). All significant intercompany accounts have been eliminated.

SECURITIES:

         The Company adopted Statement of Financial Accounting Standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Pursuant to SFAS No. 115, debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities are classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. The adoption of this statement on January 1, 1994, resulted in reflecting an unrealized gain, net of tax, of approximately $1,271,000 as a separate component of the capital accounts.

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

         The allowance for possible loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance is an amount that Management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when Management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of principal or interest is


                                      [27]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


doubtful. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

         Beginning in 1995, the Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standard, the allowance for possible loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's effective interest rate or the fair value of the collateral for certain collateral dependent loans. The effect of this statement upon adoption was not material.

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

GOODWILL:

         Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Accumulated amortization of goodwill was $3,179,000 and $2,256,000 at December 31, 1995 and 1994, respectively.

OTHER REAL ESTATE:

         Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date the Company determines that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $73,000 and $342,000 for the years ended December 31, 1995 and 1993, respectively. The Company had a net gain of $11,000 in 1994.

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


RECENT PRONOUNCEMENTS:

         In March, 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

         The FASB has also issued SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans." The statement amends SFAS No. 65 "Accounting for Certain Mortgage Banking Activities," and primarily eliminates the distinction between purchased mortgage servicing rights and mortgage servicing rights on loans originated by the financial institution. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation


                                      [28]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


plans and is effective for fiscal years beginning after December 15, 1995. This statement also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." However, entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Management of the Company anticipates that it will elect to remain with the accounting in Opinion No. 25. The adoption of this statement will not have a material impact on the Company's consolidated financial statements.


2.       ACQUISITIONS

         On January 31, 1995, the Company acquired all of the issued and outstanding stock of FirstBank for cash payments of approximately $25,000,000 funded through cash and borrowings. The transaction was accounted for as a purchase. FirstBank had assets of approximately $154,000,000 at the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired was allocated to goodwill. The results of operations for FirstBank are included in the consolidated statements of income from the date of acquisition. Unaudited pro forma results of operations of the Company for 1994 assuming that the acquisition of FirstBank had been completed at the beginning of 1994 would reflect net interest income of $49,600,000, net income of $15,096,000 and earnings per share of $2.93.

         On June 14, 1994, the Company merged with InvestArk Bankshares, Inc. ("InvestArk") and in connection therewith issued approximately 886,000 shares of common stock for all of InvestArk's outstanding common stock (the "Merger"). The Merger was accounted for as a pooling-of-interests and, accordingly, First United's financial statements for periods prior to the Merger have been restated to include the results of InvestArk for all periods presented.

         On November 30, 1993, the Company acquired all of the outstanding stock of Commerce Financial Corporation and its wholly-owned subsidiary, Commercial Bank at Alma ("Alma"), for $5,467,000. The consolidated assets of Alma were approximately $45,000,000 at the date of acquisition. The transaction was accounted for as a purchase, and, accordingly, the excess of the purchase price over the fair market value of the net assets acquired was allocated to goodwill. The results of operations for Alma are included in the consolidated statements of income from the date of acquisition. Unaudited pro forma results of operations of the Company assuming that the acquisition of Alma had been completed at the beginning of 1993 do not differ materially from the Company's actual results.

3.       SECURITIES AVAILABLE-FOR-SALE

         The carrying values and estimated fair values of securities available-for-sale at December 31, 1995 and 1994 consisted of the following (in thousands):


                                                                   Gross             Gross
                                              Amortized       Gross Unrealized     Unrealized        Estimated
                                                 Cost              Gains             Losses         Fair Value
                                               --------         -----------         --------        ----------
1995
U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                     $269,544           $2,675             $1,306           $270,913
Obligations of States and
  Political Subdivisions                          1,730               21                  8              1,743
Mortgage-Backed Securities                       56,022              810                271             56,561
Other                                             9,624              204                 17              9,811
                                               --------           ------             ------           --------
                                               $336,920           $3,710             $1,602           $339,028
                                               ========           ======             ======           ========
1994

U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                     $265,423           $   99           $ 11,246           $254,276
Obligations of States and
  Political Subdivisions                          2,522               22                 51              2,493
Mortgage-Backed Securities                       63,530              251              2,345             61,436
Other                                             6,495               95                116              6,474
                                               --------           ------           --------           --------
                                               $337,970           $  467           $ 13,758           $324,679
                                               ========           ======           ========           ========


         The amortized cost and estimated fair value of securities available-for-sale at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                      [29]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                            Amortized                  Estimated
                                                               Cost                    Fair Value
                                                            ---------                  ---------
Due in One Year or Less                                     $  93,370                  $  93,348
Due After One Year Through Five Years                         172,056                    173,335
Due After Five Years Through Ten Years                         12,423                     12,657
Due After Ten Years                                             3,049                      3,127

Mortgage-Backed Securities                                     56,022                     56,561
                                                             --------                   --------
                                                             $336,920                   $339,028
                                                             ========                   ========

Proceeds from sales of securities available-for-sale were $42,446,000 during 1995. Gross gains realized from the sale of these securities available-for-sale were $139,000.

4.       INVESTMENT SECURITIES

   The carrying values and estimated fair values of investments in debt securities as of December 31, 1995 and 1994 are as follows (in thousands):

                                                                  Gross               Gross
                                              Amortized         Unrealized         Unrealized         Estimated
                                                 Cost             Gains              Losses           Fair Value
                                            ------------        -----------        -----------        -----------
1995
U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                     $  9,068           $   35              $   65           $  9,038
Obligations of States and
  Political Subdivisions                         78,880            1,805                 450             80,235
Mortgage-Backed Securities                      110,066            1,263                 715            110,614
Other                                             3,079               -0-                 17              3,062
                                               --------           ------              ------           --------
                                               $201,093           $3,103              $1,247           $202,949
                                               ========           ======              ======           ========
1994
U.S. Treasury Securities and
  Other U.S. Government
  Agencies                                     $ 11,904           $    3              $  677           $ 11,230
Obligations of States and
  Political Subdivisions                         70,487              492               2,944             68,035
Mortgage-Backed Securities                       77,932               46               4,405             73,573
Other                                             4,034                3                  25              4,012
                                               --------           ------              ------           --------
                                               $164,357           $  544              $8,051           $156,850
                                               ========           ======              ======           ========

   The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                                           Amortized             Estimated
                                                              Cost               Fair Value
                                                           ----------            ---------
Due in One Year or Less                                     $ 14,326              $ 14,397
Due After One Year Through Five Years                         45,268                45,702
Due After Five Years Through Ten Years                        27,262                28,027
Due After Ten Years                                            4,171                 4,209

Mortgage-Backed Securities                                   110,066               110,614
                                                            --------              --------
                                                            $201,093              $202,949
                                                            ========              ========

   There were no sales of investment securities during 1995.

   Securities with a carrying value of $228,209,000 at December 31, 1995 were pledged to secure public deposits and for other purposes required by law.


                                      [30]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5. ALLOWANCE FOR POSSIBLE LOAN LOSSES

   The changes in the allowance for possible loan losses during 1995, 1994 and 1993 were as follows (in thousands):

                                                      1995                     1994                      1993
                                                    --------                 --------                  --------
Balance at Beginning of Year                        $  9,667                 $  9,972                  $  7,972
Allowance Applicable to Loans of
    Acquired Bank                                      1,627                      -0-                       520
Provision Charged Against Income                         574                      334                     1,815
Recoveries on Loans Charged-Off                        1,404                    1,563                     1,299
Loans Charged-Off                                     (2,691)                  (2,202)                   (1,634)
                                                    --------                 --------                  --------
Balance at End of Year                              $ 10,581                 $  9,667                  $  9,972
                                                    ========                 ========                  ========


6. LOANS

   Loans consist of the following categories (in thousands):

TYPE                                                        1995                   1994
                                                          --------                --------
Real Estate Loans Collateralized by -
  Residential Properties, Primarily
  Single Family Residences                                $175,390                $148,346
  Commercial Properties                                    191,602                 135,275
Commercial and Industrial Loans, Other Than Real
  Estate and Energy-Related                                143,536                 128,461
Energy-Related Loans                                        18,268                  15,910
Consumer Loans                                             108,360                  82,712
Loans for Purchasing or Carrying Securities                  6,643                   2,065
Financing Leases                                               298                     181
                                                          --------                --------
                                                          $644,097                $512,950
                                                          ========                ========



   In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1995 and 1994, officers, directors, and related parties had loans of approximately $14,821,000 and $12,856,000, respectively. At the time of acquisition by the Company, FirstBank also had loans outstanding of $1,556,000 to officers, directors and related parties. During the year ended December 31, 1995, loans made to these parties totalled $8,111,000 and repayments totalled $7,287,000. Loans to related parties at December 31, 1994 included loans of $415,000 to directors who retired during 1995.

   A summary of non-performing assets as of December 31, 1995 and 1994 is as follows (in thousands):

                                                         1995                   1994
                                                        -------                 ------
Non-Accrual Loans                                       $ 2,643                 $2,117
Past Due Loans (90 Days or more and
       still accruing)                                      472                    555
Renegotiated Loans                                          851                    326
                                                        -------                 ------
                                                          3,966                  2,998
Other Real Estate                                           712                    520
                                                        -------                 ------
Total Non-Performing Assets                             $ 4,678                 $3,518
                                                        =======                 ======


   The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1995 and 1994 by approximately $87,000 and $179,000, respectively. Substantially all payments on non-accrual loans were applied to principal.


                                      [31]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. PREMISES AND EQUIPMENT

   Premises and equipment consist of the following (in thousands):

                                          Principal
                                       Depreciation            Estimated
                                          Method              Useful Life             1995              1994
                                     ----------------         ------------          ---------         ---------
Land                                                                                $  5,408           $  4,658
Buildings and Leasehold
  Improvements                  Straight-line              5-40 years                 28,303             18,262
Furniture, Fixtures and
  Equipment                     Declining Balance          3-10 years                 11,682              9,796
                                                                                   ---------           --------
                                                                                      45,393             32,716
Less: Accumulated
  Depreciation                                                                       (19,074)           (17,175)
                                                                                    --------           --------
                                                                                    $ 26,319           $ 15,541
                                                                                    ========           ========


   Depreciation included in other expense, net occupancy expense and equipment expense was $2,067,000 in 1995, $1,558,000 in 1994, and $1,460,000 in 1993.

   The Company leases land on which two branches are located and rents on a monthly basis an employee parking lot from a company with common officers and directors of the Company. Rental payments related to these arrangements were approximately $20,000 during each of the years ended December 31, 1995, 1994 and 1993.

8. INCOME TAXES

   Income tax expense is composed of the following (in thousands):

                                          1995                1994                 1993
                                         -------            --------             --------
Currently Payable                        $ 6,398            $  5,247             $  5,842
Deferred:
   Effects of Temporary
   Differences                               470                 722                 (223)
                                         -------            --------             --------
                                         $ 6,868            $  5,969             $  5,619
                                         =======            ========             ========


   The income tax provision included $(38,000), $3,000 and $56,000 for the years ended December 31, 1995, 1994 and 1993, respectively, resulting from securities transactions.

   The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:

                                                       1995              1994                 1993
                                                      -----              -----               ------
Statutory Federal Income Tax Rate                      35.0%              35.0%               35.0%
    Less:
      Non-Taxable Interest Income                      (6.3)              (6.1)               (5.6)
      Amortization of Goodwill                          1.4                0.8                 0.6
      Other Items, Net                                  1.0                0.2                (0.2)
                                                       ----               ----                ----
Effective Income Tax Rate                              31.1%              29.9%               29.8%
                                                       ====               ====                ====


                                      [32]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   At December 31, 1995 and 1994, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets (in thousands).

                                                    1995                        1994
                                                   ------                      -------
Accelerated Depreciation                           $ (789)                     $ (963)
Provision for Possible Loan Losses                  3,075                       3,079
Unrealized (Gain) Loss on
   Marketable Securities                             (706)                      4,707
Effects of Pension and Benefit
Plans                                                (333)                         -0-
Difference in Tax and Book Basis
   of Securities                                     (455)                       (332)
Write-down of Other Real Estate                       110                         194
Other                                                 (82)                         18
                                                   ------                      ------
                                                   $  820                      $6,703
                                                   ======                      ======

   The Company has evaluated the need for a valuation allowance and, based on the weight of available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.


9. NOTES PAYABLE

   A summary of notes payable as of December 31, 1995 and 1994 is as follows (in thousands):

                                                                         1995                     1994
                                                                        -------                  -------
Promissory Note Bearing Interest at 1.20% Above
   the 30-Day LIBOR (7.1375% and 5.625% at
   December 31, 1995 and 1994), Principal Due 1997                       $5,000                  $ 5,000
Promissory Note Bearing Interest at 0.1% Above
   the 30-Day LIBOR (6.0375% and 4.525% at
   December 31, 1995 and 1994), Principal Due 2001                        5,000                    5,000
Promissory Note to Unaffiliated Bank Bearing
   Interest at 1.20% Above the 30-Day LIBOR
   (7.1375% and 5.625% at December 31, 1995 and
   1994), $872,000 Due Annually                                           5,235                    1,107
Other Installment Notes Payable Bearing Interest at
   Rates Varying From 4.40% to 7.47% and With
   Maturities Varying From 1998 to 2009                                   1,597                    1,718
                                                                        -------                  -------
                                                                        $16,832                  $12,825
                                                                        =======                  =======

   The installment note payable to the unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith and contains financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

   The notes payable require principal repayments as follows: 1996 - $990,000; 1997 - $5,997,000; 1998 - $977,000; 1999 - $1,945,000; 2000 - $907,000 and
thereafter - $6,016,000.


                                      [33]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. BENEFIT PLANS

   The Company has a defined benefit pension plan (the "Plan") which covers substantially all of the Company's employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company ($695,000 in 1995, $618,000 in 1994 and $848,000 in 1993) is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits. The following tables set forth the Plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1995 and 1994 (in thousands):


Actuarial Present Value of Benefit
Obligation at December 31:                               1995                       1994
                                                       ---------                  ---------
 Accumulated Benefit Obligation                        $ (11,310)                 $ (10,309)
 Effect of Projected Future
  Compensation Levels                                     (1,099)                      (865)
                                                       ---------                  ---------
 Projected Benefit Obligation for
  Service Rendered to Date                               (12,409)                   (11,174)
 Plan Assets at Fair Value, Primarily
  Stock and U.S. Government
  Securities                                              13,059                     11,279
                                                       ---------                  ---------
 Plan Assets Greater than Projected
   Benefit Obligation                                        650                        105
 Unrecognized Net Loss From Past
  Experience Different From That
    Assumed                                                2,314                      2,794
 Unrecognized Net Obligations                             (1,227)                    (1,415)
                                                       ---------                  ---------
 Prepaid Pension Cost                                  $   1,737                  $   1,484
                                                       =========                  =========

        The Plan's net pension cost for 1995, 1994 and 1993 included the following components (in thousands):

                                           1995                   1994                   1993
                                         --------               --------               --------
Service Cost                             $    424               $    412               $    524
Interest Cost on Projected
  Benefit Obligation                          845                    801                    860
Actual Return on Assets                    (1,948)                   (99)                  (702)
Net Amortization and
  Deferral                                  1,120                   (854)                   (77)
                                         --------               --------               --------
                                         $    441               $    260               $    605
                                         ========               ========               ========

Significant Assumptions:

  Weighted Average
    Discount Rate                             7.5%                   7.5%                   7.5%
  Estimated Future Pay
    Increases                                 4.0%                   4.0%                   4.0%
  Expected Return on Assets                   7.5%                   7.5%                   7.5%


   The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1995, 1994 and 1993, the Company's expenses totalled approximately $601,000, $525,000, and $362,000, respectively.

   Effective January 1, 1994, the Company adopted a defined contribution employee benefit plan, qualified under IRC Section 401(k) that covers all employees, with the exception of employees who are highly compensated. Contributions to the plan are based on the total amount of salary the employee elects to defer, a matching contribution not to exceed 2.75% of each employee's salary, and a discretionary amount determined each year by the Company. The amount of expense recognized in 1995 and 1994 was $384,000 and $138,000, respectively.

   The Company has a stock option plan under which options to purchase up to 100,000 shares of the Company's common stock may be granted to officers and other key employees of the Company. Terms and conditions of the Company's options including exercise price and period in which options are exercisable are generally at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. During 1994, options to purchase 4,800 shares of the Company's common stock at $28.50 per share were granted under this plan. As of December 31, 1995 and 1994, these options were still outstanding.


                                      [34]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11.   COMMITMENTS AND CONTINGENCIES

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

   Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1996. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1995 varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

   Financial instruments whose amounts represent credit risk as of December 31, 1995 and 1994 are as follows (in thousands):

                                                        1995                     1994
                                                       -------                  ------
Commitments to Extend Credit                           $93,561                  $74,822
Standby Letters of Credit                               13,255                    6,842

   The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. Payments related to this contract, which expires in 1998, are expensed when paid. This contract requires future annual minimum payments as follows: 1996
- - $1,362,000; 1997 - $1,421,000; 1998 - $1,236,000.

   Certain branch facilities and warehouse space are leased under various operating lease agreements. These leases require approximate minimum annual rentals as follows: 1996-$58,000; 1997-$58,000; 1998-$53,000; 1999-$52,000;
and thereafter-$135,000.

   The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company.

12.  RESTRICTIONS

     Each of the Company's subsidiary banks is subject to either national or state banking regulations which restrict the level of dividends that may be paid in a given year. Such restrictions are based on a percentage of the subsidiary bank's net income. During 1995, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $3,735,000 of undistributed earnings plus the net income earned in 1996.

     At December 31, 1995, the Company was required to maintain reserve balances in cash and due from accounts of approximately $9,862,000.

     Banking regulations also require that banks pay insurance premiums to the Federal Deposit Insurance Corporation (the "FDIC") in exchange for the FDIC insuring the deposits of the Company's customers. Insurance premiums paid to the FDIC for the years ended December 31, 1995, 1994 and 1993, were approximately $1,238,000, $2,186,000 and $2,111,000, respectively, and those premiums were included in other operating expenses on the Company`s Consolidated Statements of Income.


                                      [35]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13.  SUPPLEMENTARY DATA FOR CASH FLOWS

     Income taxes paid by the Company during the years ended December 31, 1995, 1994 and 1993, amounted to $5,812,000, $5,901,000 and $7,126,000, respectively.
Interest paid on notes payable during the years ended December 31, 1995, 1994 and 1993, was $1,134,000, $598,000 and $525,000, respectively.

   In connection with acquisitions in 1995 and 1993, the Company acquired assets and assumed liabilities as follows (in thousands):

                                              1995                     1993
                                            ---------                --------
Fair Value of Assets Acquired                $154,811                  $44,436
Goodwill                                        8,707                    1,622
Liabilities Assumed                          (138,518)                 (40,591)
                                            ---------                --------
Cash Paid                                      25,000                    5,467
Cash Acquired                                  (5,921)                    (946)
                                            ---------                --------
Net Payment for Purchase                    $  19,079                $   4,521
                                            =========                =========


14.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

     The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows (in thousands):

                                                                           December 31,
                                                                    ------------------------------
                                                                      1995                   1994
                                                                    --------               --------
CONDENSED FINANCIAL POSITION:

   Assets:
     Cash                                                          $  13,533              $  11,433
     Investment in Subsidiary Banks                                  126,838                105,389
     Other Assets                                                      2,477                  1,487
                                                                    --------               --------
         Total Assets                                               $142,848               $118,309
                                                                    ========               ========

   Liabilities and Capital Accounts:
     Notes Payable                                                  $ 10,235               $  6,107
     Other Liabilities                                                 2,208                  2,693
                                                                    --------               --------
         Total Liabilities                                            12,443                  8,800
                                                                    --------               --------
         Total Capital                                               130,405                109,509
                                                                    --------               --------
         Total Liabilities and Capital                              $142,848               $118,309
                                                                    ========               ========


                                      [36]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              Year Ended December 31,
                                                    ----------------------------------------------
(Dollars in Thousands)                                1995               1994              1993
                                                    --------           --------           --------
CONDENSED OPERATING RESULTS:
  Dividend Income From Subsidiary Banks             $ 30,170           $ 11,613           $ 11,584
  Management Fees                                        537              1,458              1,745
                                                    --------           --------           --------
                                                      30,707             13,071            13,329
                                                    --------           --------           --------
  Interest Expense                                       771                457                525
  Other Expense                                        1,956              2,620              2,381
                                                    --------           --------           --------
                                                       2,727              3,077              2,906
                                                    --------           --------           --------
  Income Before Tax Benefit and Equity in
   Undistributed Income of Subsidiary Banks           27,980              9,994            10,423
  Income Tax Benefit                                     864                602                325
                                                    --------           --------           --------
  Income Before Equity in Undistributed
   Income of Subsidiary Banks and Cumulative
   Effect of a Change in  Accounting Principle        28,844             10,596             10,748
  Cumulative Effect of a Change in
   Accounting Principle                                   -0-                -0-              (279)
                                                    --------           --------           --------
  Income Before Equity in Undistributed
   Income of Subsidiary Banks                         28,844             10,596             10,469
  Equity in Undistributed Income of
   Subsidiary Banks                                  (13,640)             3,412              5,269
                                                    --------           --------           --------
  Net Income                                        $ 15,204           $ 14,008           $ 15,738
                                                    ========           ========           ========

CONDENSED STATEMENTS OF CASH FLOWS:
  Cash Flows From Operating Activities:
   Net Income                                       $ 15,204           $ 14,008           $ 15,738
   Depreciation                                           17                 13                 11
   Undistributed Income                               13,640             (3,412)            (5,269)
   Increase in Other Assets                           (1,019)              (305)              (576)
   (Decrease) Increase in Other Liabilities             (485)               791                442
                                                    --------           --------           --------
                                                      27,357             11,095            10,346
                                                    --------           --------           --------
  Cash Flows From Investing Activities:
   Purchase of Subsidiary Bank                       (25,000)                -0-            (5,505)
                                                    --------           --------           --------
  Cash Flows From Financing Activities:
   Principal Repayments on Notes Payable                (872)            (1,107)            (1,607)
   Issuance of Notes Payable                           5,000                 -0-                -0-
   Sale of Treasury Stock                                 -0-                -0-                33
   Payment of Dividends                               (4,385)            (3,857)            (3,068)
                                                    --------           --------           --------
                                                        (257)            (4,964)            (4,642)
                                                    --------           --------           --------
   Net Increase in Cash                                2,100              6,131                199
   Cash at Beginning of Year                          11,433              5,302              5,103
   Cash at End of Year                              --------           --------           --------
                                                    $ 13,533           $ 11,433           $  5,302
                                                    ========           ========           ========

  Supplementary Data for Cash Flows:
    Taxes Paid                                     $   5,812          $   5,901          $   7,126
    Interest Paid on Notes Payable                     1,134                598                525



                                      [37]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15.  FAIR VALUES OF FINANCIAL INSTRUMENTS:

   SFAS No. 107 "Disclosure about Fair Values of Financial Instruments," requires disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The estimated fair values of financial instruments with immediate and shorter term maturities (generally 90 days or less) are assumed to be the same as the recorded value. All non-financial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities. The carrying amount and estimated fair values of financial instruments for December 31, 1995 and 1994 are as follows (in thousands):


                                                         1995                            1994
                                               ---------------------------        -----------------------
                                                  Carrying        Fair             Carrying       Fair
                                                   Value          Value             Value         Value
                                               ---------------------------        -----------------------
ASSETS
Cash and Short-Term Investments                 $  106,395     $  106,395          $ 74,173      $ 74,173
Securities                                         540,121        541,977           489,036       481,529
Loans                                              642,118        637,659           512,493       499,885

LIABILITIES
Deposits                                        $1,127,914     $1,128,713          $953,904      $951,766
Federal Funds Purchased and
   Securities Sold Under
   Agreements to Repurchase                         46,895         46,895            22,480        22,480
Notes Payable                                       16,832         16,832            12,825        12,825


The methodology and significant assumptions used in estimating the fair values presented above are as follows:

CASH AND SHORT-TERM INVESTMENTS

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


LOANS

The fair values of loans are estimated for portfolios of loans with similar financial characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for loans with a pre-determined or fixed rate are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for non-performing loans are estimated using the current carrying value less any specific reserve for which the Company has provided.

Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1995, the maximum financing limitation is 10.25%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.


                                      [38]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DEPOSITS
The fair value of deposits with no stated maturity, such as non-interest-bearing deposits, interest-bearing demand deposits and savings accounts are, by definition, equal to the amount payable on demand at the reporting date, commonly referred to as the carrying value. Fair value of certificates of deposit are based upon the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT-TERM LIABILITIES
The carrying amounts for federal funds purchased, securities sold under agreements to repurchase and other liabilities approximate their fair values.

OFF-BALANCE SHEET INSTRUMENTS
The fair values of loan commitments and standby letters of credit approximate the fees currently charged for similar agreements. The fees associated with these financial instruments are immaterial.





                                      [39]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of First United Bancshares, Inc.:


   We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1995. We did not audit the financial statements for the year ended December 31, 1993, of InvestArk, a company acquired during 1994 in a transaction accounted for as a pooling-of-interests. Such statements are included in the consolidated financial statements of First United Bancshares, Inc. and reflect 17% of net interest income for the year ended December 31, 1993. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for InvestArk, is based solely on the report of the other auditors. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

   In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three- year period ended December 31, 1995, in conformity with generally accepted accounting principles.

   As explained in Note 1 to the consolidated financial statements, effective January 1, 1994, First United Bancshares, Inc. changed its method of accounting for investment securities and effective January 1, 1993, the Company changed its method of accounting for income taxes.

Arthur Andersen LLP

New Orleans, Louisiana,
January 19, 1996.

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


                                      [40]

EXECUTIVE OFFICERS AND DIRECTORS

FIRST UNITED BANCSHARES, INC.              Richard H. Mason                          DIRECTORS
                                             President
OFFICERS                                     Gibraltar Energy Company                Claiborne P. Deming
                                                                                       President & Chief Executive Officer,
James V. Kelley                            W. E. Morgan, Jr.                           Murphy Oil Corporation
  Chairman of the Board,                     President,
  President & Chief Executive Officer        Warnock Furniture, Inc.
                                                                                     Robert G. Dudley
John E. Burns, CPA                         R. Madison Murphy                           President, First National Bank
  Vice President &                           Chairman of the Board,                    of El Dorado
  Chief Financial Officer                    Murphy Oil Corporation

Robert G. Dudley                           Robert C. Nolan                           Barry Felton
  Secretary                                  Managing Partner,                         Felton Oil Company, Inc.
                                             Munoco Company
Robert L. Jones
  Assistant Secretary                      Paula M. O'Connor                         James V. Kelley
                                             Investments                               Chairman, President & Chief
AUDIT                                                                                  Executive Officer,
                                           Kathering P. Ozment                         First United Bancshares, Inc. and
Jim Barnes                                   Investments                               Chairman & Chief Executive Officer
  Vice President & Auditor                                                             First National Bank of El Dorado
                                           Cal Partee, Jr.
LOAN REVIEW                                  Oil Investments
                                                                                     Michael F. Mahony
Richard E. Ulmer                           W. C. Partee                                Attorney
  Vice President &                           Owner, Partee Flooring Mill
  Loan Review Officer                        and Chairman of the Board,              Richard H. Mason
                                             First National Bank of Magnolia           President,
DIRECTORS                                                                              Gibraltar Energy Company
                                           Chesley Pruet
Larry Burrow                                 Oil Investments                         R. Madison Murphy
  Plant Manager,                                                                       Chairman of the Board
  Partee Flooring Mill                     John D. Trimble, Jr.                        Murphy Oil Corporation
                                             Managing Partner,
Claiborne P. Deming                          Trimble Properties                      Robert C. Nolan
  President & Chief Executive Officer,                                                 Managing Partner,
  Murphy Oil Corporation                   Ralph C. Weiser                             Munoco Company
                                             Managing Partner,
W. A. Eckert                                 Weiser-Brown Oil Company                Robert M. Reynolds
  Attorney                                                                             Shuler Drilling Company, Inc.
                                           Dr. David M. Yocum, Jr.
James V. Kelley                              Managing Partner,                       Dr. Henry B. Rogers
  Chairman of the Board, President           Alice-Sidney Oil Company                  Investments
  & Chief Executive Officer,
  First United Bancshares, Inc.            SUBSIDIARIES' OFFICERS                    John H. Sample
                                           AND DIRECTORS                               Security Oil Company, Inc.
Roy E. Ledbetter
  President & Chief Executive Officer,     FIRST NATIONAL BANK                       Stephen C. Smart, D.D.S.
  Highland Industrial Park, Inc.           OF EL DORADO                                Oral Surgeon

Jack W. McNutt                             EXECUTIVE OFFICERS                        Carolyn Tennyson
  Former President &                                                                   Timber Investments
  Chief Executive Officer,                 James V. Kelley
  Murphy Oil Corporation                     Chairman of the Board &                 Charles E. Thomsas
                                             Chief Executive Officer                   Calion Lumber mCompany, Inc.

Michael F. Mahony                          Robert G. Dudley                          John D. Trimble, Jr.
  Attorney                                   President                                 Managing Partner,
                                                                                       Trimble Properties
                                           Larry Kinard
                                             Executive Vice President                Dr. Srini Vasan
                                             & Secretary                               SARTI
                                             Lending

                                      [41]

EXECUTIVE OFFICERS AND DIRECTORS

FIRST NATIONAL BANK OF MAGNOLIA                      CITY NATIONAL BANK                           ADVISORY DIRECTORS
                                                     OF FORT SMITH
EXECUTIVE OFFICERS                                                                                Edward E. Bedwell
                                                     EXECUTIVE OFFICERS                             Attorney at Law
Robert L. Jones
  President & Chief Executive Officer                Jim Harwood                                  Franklin Hawkins
                                                       President & Chief Executive Officer          Investments
Steve Nipper
  Executive Vice President-Operations                Bill Staed                                   J. L. Swink
                                                       Executive Vice President                     Commercial Warehouses and
John Roewe                                             Lending Services Group                       Investments
  Executive Vice President-Loans
                                                     DIRECTORS                                    MERCHANTS & PLANTERS BANK, NA. OF
DIRECTORS                                                                                         CAMDEN
                                                     Thomas J. Barr
W. C. Partee                                           President,                                 EXECUTIVE OFFICER
  Chairman of the Board,                               Harry G. Barr Company
  First National Bank of Magnolia                                                                 James R. Jordan
                                                     Morris G. Boren                                President & chief Executive
Larry Burrow                                           General Manager, Baseline Design             Officer
  Plant Manager,
  Partee Flooring Mill                               Carolyn L. Branch                            DIRECTORS
                                                       Vice President for Institutional
Tommy Fallin, Jr.                                      Development, Westark Community             Eugene Bramblett
  Owner, Fallin Tractor Company                        College                                      Attorney at Law

 Robert L. Jones                                     George C. Fisher                             Edward E. Falwell
  President & Chief Executive Officer,                 Director/Manufacturing, Accounting           Retired, Western Auto
  First National Bank of Magnolia                      and Budgets, Arkansas Best
                                                       Corporation                                James R. Jordan
James V. Kelley                                                                                     President & Chief Executive
  Chairman, President & Chief Executive              Jim Harwood, CPA                               Officer
  Officer, First United Bancshares, Inc.               President & Chief Executive Officer,         Merchants & Planters Bank, N.A.
                                                       City National Bank of Fort Smith
Kathy E. Lewis                                                                                    James V. Kelley
  Timber and Land Management                         George R. Jacobs                               Chairman, President & Chief
                                                       Vice President, USA Truck                    Executive Officer,
W. E. Morgan, Jr.                                                                                   First United Bancshares, Inc.
  President, Warnock Furniture, Inc.                 James V. Kelley
                                                       Chairman, President & Chief Executive      Roy E. Ledbetter
Richard G. Murphy                                      Officer, First United Bancshares, Inc.       President & Chief Executive
  President, Murphy's Jewelers, Inc.                                                                Officer,
                                                     A. Samuel Koenig, III                          Highland Industrial Park, Inc.
Cal Partee, Jr.                                        Physician
  Oil Investments                                                                                 Jim Neeley
                                                     Emon A. Mahony, Jr.                            President, Neeley Forestry
David F. Rankin                                        President,                                   Service
  Professor,                                           Arkansas Oklahoma Gas Corporation
  Southern Arkansas University                                                                    Joe M. Rogers
                                                     Charles Shufield                               Owner and President,
George R. Stuart                                       President,                                   Rogers Lumber Company
  Cattle, Timber, Investments                          Sparks Regional Medical Center
                                                                                                  Thomas E. Watts
Joe D. Woodward                                      Bill Staed                                     Retired, Watts Department Store
  Chairman of the Board, AmFuel                        Executive Vice President,
  and Attorney                                         Lending Services Group                     COMMERCIAL BANK AT ALMA
                                                       City National Bank of Fort Smith
                                                                                                  EXECUTIVE OFFICERS
                                                     Bobby W. Stephens
                                                       Executive Vice President                   Jim V. Fincher
                                                       Beverly Enterprises, Inc.                    President & Chief Executive
                                                                                                    Officer
                                                     George Warmack
                                                       Partner, Warmack & Co.                     William N. "Dockey" Brasher, III
                                                                                                    Executive Vice President
                                                     Robert B. Westphal
                                                       Investments

                                      [42]

EXECUTIVE OFFICERS AND DIRECTORS

DIRECTORS                                            Lloyd T. Jones                                 FIRSTBANK
                                                       President & Chief Executive Officer
James A. Arnold, II                                    The Bank of North Arkansas                   EXECUTIVE OFFICERS
  Attorney
                                                     James E. Miller                                Gene D. Wyatt
Leonard L. Blaschke                                    G.H. Miller and Sons                           Chairman of the Board
  Grocer                                                                                              & President
                                                     Reed M. Perryman
William N. "Dockey" Brasher, III                       Pharmacist                                   Norman C. Rochelle
  Executive Vice President,                                                                           Executive Vice President,
  Commercial Bank at Alma                            FIRST STUTTGART BANK AND TRUST COMPANY           Lending

Jim V. Fincher                                       EXECUTIVE OFFICER                              Robert L. McDowell
  President & Chief Executive Officer,                                                                Executive Vice President,
  Commercial Bank at Alma                            Robert M. Koch                                   Branch Lending
                                                       President & Chief Executive Officer
John A. Griffin                                                                                     Brice E. Feasel
  Retired Oil Distributor                            DIRECTORS                                        Executive Vice President,
                                                                                                      Branch Lending
Jim Harwood, CPA                                     L. Clyde Carter
  President & Chief Executive Officer                  Retired, Former President and                DIRECTORS
  City National Bank of Fort Smith                     Chief Executive Officer,
                                                       Riceland Foods, Inc.                         James M. Carlow
Hilda Knight                                                                                          Bowie County Judge
  Retired Banker                                     Jack B. Coker
                                                       Pharmacist                                   Lucille T. Cook
Paul L. Winborn                                                                                       Investments
  Pharmacist                                         Harry C. Erwin
                                                       President, Financial Holdings of             Delton B. Gwinn
THE BANK OF NORTH ARKANSAS                             Arkansas, Inc.                                 Investments

EXECUTIVE OFFICERS                                   Tommy Hillman                                  Joe Connor Hart
                                                       President, Winrock Farms, Inc.                 President, Hart Farms, Inc.
Lloyd T. Jones
  President & Chief Executive Officer                Jerry J. Hoskyn                                James V. Kelley
                                                       President, Prairie Hill Farms, Inc.            Chairman of the Board,
W. Mike Cone                                                                                          President & Chief Executive
  Executive Vice President                           Harold Ives                                      Officer,
  Lending                                              Vice Chairman of the Board;                    First United Bancshares, Inc.
                                                       Chief Executive Officer,
DIRECTORS                                              Harold Ives Trucking Company                 Kenneth K. Martin
                                                                                                      Investments
W. Wesley Arnold                                     Steven M. Keith
  Rancher                                              President, KBX, Inc.                         M. L. Mayo
                                                                                                      Chairman, Mayo Mfg. Corp.
Brenda K. Barnes                                     James V. Kelley
  B & B Supply, Inc.                                   Chairman of the Board, Presudent &           H. J. Trammell
                                                       Chief Executive Officer,                       Investments
John E. Burns, CPA                                     First United Bancshares, Inc.
  Vice President & Chief                                                                            Graton E. White, Jr.
  Financial Officer                                  Robert M. Koch                                   President, Howles, Inc.
  First United Bancshares, Inc.                        President & Chief Executive Officer,
                                                       First Stuttgart Bank and Trust Company       Gene D. Wyatt
Thomas C. Colsgrove                                                                                   Chairman of the Board
  Retired, Moore Business Forms                      Wanda H. Northcutt                               & President
  and Systems                                          State Repreentative                            FirstBank

Harlin F. Hames                                      John E. Stephens
  Retired, Century Telephone                           President, Bovine Farms, Inc.


                                      [43]

CORPORATE INFORMATION

                 ANNUAL MEETING

                 The annual meeting of stockholders will convene on May 28, 1996, at 2:00 p.m. (CDT) in the Directors Room of the First National Bank, Main and Washington Streets,
                 El Dorado, Arkansas


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


                 STOCKHOLDER INFORMATION

                 Stockholders seeking any information concerning their shares or dividends should contact the transfer agent, First United Trust Company, N.A., as follows: ATTN: Corporate Trust,
                 P. O. Box 751, El Dorado, Arkansas 71731-0751,
                 Telephone (501) 863-3181, Extension 242.


                 First United Bancshares, Inc.

                 El Dorado, Arkansas
                 And its wholly-owned subsidiaries
                 First National Bank of El Dorado
                 City National Bank of Fort Smith
                 First National Bank of Magnolia
                 Merchants and Planters Bank, N.A. of Camden
                 Commercial Bank at Alma
                 The Bank of North Arkansas
                 First Stuttgart Bank and Trust Company
                 FirstBank, Texarkana, Texas
                 First United Trust Company, N.A.

                                      [44]

                         FIRST UNITED BANCSHARES, INC.
                                 P. O. BOX 751
                        EL DORADO, ARKANSAS  71731-0751

                                    APPENDIX

                                     TO THE
                       1995 ANNUAL REPORT TO STOCKHOLDERS



   This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1995 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

   1. The Cover Page of the Report is titled "First United Bancshares, Inc. 1995 Annual Report to Stockholders."

   2. Page 4 of the Report contains a bar graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of, $1.64, $2.46, $2.56, $2.72 and $2.95 for the years ended December 1991, 1992, 1993,
1993 and 1995, respectively.

   3. Page 4 of the Report contains a double bar graph titled "Book Value-Market Value at Year End (Dollars)" which discloses the book value of a share of First United common stock to be $16.59, $18.50, $20.97, $21.23 and $25.28 for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively. The graph also discloses the market value of a share of First United common stock to be $13.50, $26.00, $29.50, $30.25 and $41.50 for the
years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively.

   4. Page 5 of the Report contains a line graph titled "Interest Margin Analysis" which discloses the "Break-Even Yield", "Net Interest Margin" and "Net Interest Spread". The Break-Even Yield" is disclosed as 2.85% , 2.89% and 3.68%, the Net Interest Margin" is disclosed as 4.45%, 4.29% and 4.39%, and the "Net Interest Spread" is disclosed as 3.85%, 3.51% and 3.41%, for the years ended December 31, 1993, 1994 and 1995, respectively.

   5. Page 6 of the Report contains a bar graph titled "Loan Loss Provision" which discloses the dollar amount (in thousands) that has been allocated to the loan loss reserve account, which is disclosed as $4,385, $2,486, $1,815, $334 and $574 for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively.

   6. Page 8 of the Report contains a line graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $13,979, $8,579, $4,237, $3,518 and $4,678, the
"Non-Performing Loans" as $7,194, $4,723, $3,198, $2,998 and $3,966, and the
"Allowance for Loan Losses" as $7,499, $7,972, $9,972, $9,667 and $10,581, for
the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively.

   7. Page 11 of the Report contains a graph titled "Average 1995 Deposit Composition" which discloses the make-up of the deposits as 29.14% of "Savings and Interest-Bearing Demand" deposits, 36.85% of "Other Time Deposits", 20.04% of "Non-Interest Bearing Demand" deposits and 13.98% of "Time Deposits of $100,000 or More".

   8. Page 13 of the Report contains a bar graph titled "Stockholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximately $86, $95, $108, $110 and $130 for the years ended December 31, 1991, 1992, 1993, 1994 and 1995, respectively.

   9. Page 14 of the Report contains a graph titled "1995 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 15.65% and 16.90%, respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risked-Based Capital" as 4.0% and 8.0%, respectively.

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
InvestArk Bankshares, Inc.
Stuttgart, Arkansas


We have audited the consolidated statements of income, stockholders' equity and cash flows of InvestArk Bankshares, Inc. and subsidiaries for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of InvestArk Bankshares, Inc. and subsidiaries, for the year ended December 31, 1993, in conformity with generally accepted accounting principles.



/s/ Martin & Company

MARTIN & COMPANY
Certified Public Accountants


January 28, 1994