Form 10-K405, Exhibit 13
period 1996-12-31
FIRST UNITED BANCSHARES INC /AR/
filed 1997-03-28
CIK 355883

                                                                     EXHIBIT 13





                         FIRST UNITED BANCSHARES, INC.



                       1996 ANNUAL REPORT TO STOCKHOLDERS

TABLE OF CONTENTS




Financial Highlights ................................................................................................1

Letter to the Stockholders ..........................................................................................2

Financial Analysis ...............................................................................................4-19

Selected Financial Data  ...........................................................................................20

Quarterly Results of Operations ....................................................................................21

Financial Statements and Notes ..................................................................................22-39

Report of Independent Public Accountants ...........................................................................40

Report of Management on Financial Statements .......................................................................40

Executive Officers and Directors of First United and its Subsidiaries ...........................................41-43

Corporate Information ..............................................................................................44

FINANCIAL HIGHLIGHTS


================================================================================================
FIRST UNITED BANCSHARES, INC.                                                           %
(Dollars in Thousands, Except Per Share Data)      1996              1995             Change
------------------------------------------------------------------------------------------------
INCOME DATA
Net Income                                      $      18,259    $      15,204            20.09%
Net Interest Income                                    57,257           49,485            15.71%
                                                -------------    -------------    -------------
PER COMMON SHARE DATA
Net Income                                      $        2.21    $        1.96            12.76%
Book Value (End of Period)                              18.14            16.85             7.66%
Tangible Book Value (End of Period)                     16.75            15.33             9.26%
Market Value (End of Period)                            33.00            27.67            19.26%
Cash Dividends                                            .64              .57            12.28%
                                                -------------    -------------    -------------
BALANCE SHEET DATA (YEAR END)
Total Securities1                               $     639,240    $     540,121            18.35%
Loans2                                                721,161          642,118            12.31%
Earning Assets2                                     1,417,279        1,238,149            14.47%
Total Assets                                        1,531,039        1,336,020            14.60%
Deposits                                            1,297,273        1,127,914            15.02%
Stockholders' Equity                                  149,601          130,405            14.72%
                                                -------------    -------------    -------------
KEY RATIOS
Return on Average Assets                                 1.23%            1.19%
Return on Average Equity                                13.08%           12.38%
Net Interest Margin (FTE)                                4.30%            4.39%
Allowance for Loan Losses to Loans2                      1.55%            1.65%
Equity to Assets3                                        9.75%            9.67%
Leverage Ratio                                           9.07%            8.87%
Primary Capital Ratio                                   10.41%           10.39%
                                                =============    =============
================================================================================================

(1)Includes available-for-sale and investment securities.

(2)Net of unearned income.

(3)Excludes unrealized gains or losses on securities available-for-sale.


                                      [1]

To Our Stockholders and Friends:

I am pleased to share with you First United's 1996 operating report. Our results were good in almost every area and the Company made important investments in preparing for increasing competition and a changing customer profile. While I will summarize some of these results and actions, the complete report will be more illustrative of these achievements.

Net income was $18.3 million in 1996, 20% higher than 1995's $15.2 million. Earnings per share for 1996 were $2.21 compared with $1.96 in 1995, a 12.8% increase. The return on average assets (ROA) and the return on average equity
(ROE) for 1996 were 1.23% and 13.08%, respectively. Several events during the year caused reported net income to rise, including the acquisition of Carlisle Bancshares, Inc. and a 17.7% growth in recurring revenues. On a tax-equivalent basis, reported net interest income was $59.5 million, an increase of 15% from the 1995 total of $51.6 million. This resulted from a 12.31% growth in loans to $721.2 million.

During the second quarter of 1996, the quarterly cash dividend rate was increased for the fifth consecutive year to $.17 per share from the previous rate of $.15 per share. Book value per share advanced 7.7% during 1996 to $18.14 per share compared with $16.85 per share at year-end 1995. Tangible book value also grew during the year, from $15.33 per share at year-end 1995 to $16.75 per share or 9.3%. More importantly, the market value of First United's common stock reached a historical high during the year, closing at $33 per share, a 19.3% increase.

In August 1996, First United merged with Carlisle Bancshares, Inc. Its subsidiary banks, Citizens Bank and Trust (Carlisle, AR), Hazen First State Bank (Hazen, AR) and FirstBank of Arkansas (Brinkley, AR), along with our existing Stuttgart subsidiary, have given First United a solid presence in the Grand Prairie area of Arkansas.

First United banks have been investing in growth through the establishment of new banking offices this year, both traditional facilities as well as non-traditional locations. Many of our banks are opening banking centers inside supermarkets, convenience stores, and supercenters. For 24-hour banking, First United banks now have a total of 33 ATMs in a wide variety of convenient locations, with plans for additional locations to open during 1997.

The First United Trust Company became a subsidiary of First United in March 1996. This enhancement to our Company allowed us to merge the operations functions of all the trust departments of the First United banks, thereby allowing each trust office to concentrate exclusively on customer service and new business development.

During 1996, First United began a re-engineering of its management information systems and technology services. The scope of the conversion includes core processing, as well as the implementation of enhanced banking services, such as optical disk, document imaging, home banking, E-mail, check imaging, ATM processing and branch automation. Four of First United's banks were converted to the new system during 1996. The remaining banks will be integrated into the new system over the next two years. As a part of the conversion process, First United has established an Operations Center in Little Rock at which all daily work is captured and processed.

The change in data processing systems also coincided with the introduction of First United's own ATM network, the Eclipse network. A proprietary ATM network will provide access to regional and national switches and allow flexibility to establish new ATM outlets. As an enhanced service, customers can now receive instant issue ATM cards.

A challenge for First United in the future will be efficient and effective capital utilization. It is always a question of what is the optimum amount of capital in order to balance safety and soundness with shareholder returns. Certainly the strong capital levels that we have offer us options for growth, dividends and the like not otherwise available.

As this letter is written, bank stocks are trading at a high level. This would indicate increased and continuing consolidation within this industry in 1997. As we search for new merger partners, it will be for those banks with the same commitment to shareholder enrichment and community service as our existing banking organizations.

On behalf of our employees and directors, I want to sincerely thank you for your continued support of our efforts on your behalf.



                                James V. Kelley
                                Chairman, President and Chief Executive Office




                                      [2]

THE MARKET VALUE OF FIRST UNITED'S COMMON STOCK REACHED A HISTORICAL HIGH - CLOSING AT $33 PER SHARE, A 19.5% INCREASE.


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

         In 1996, First United increased its quarterly cash dividend by 15% as a result of higher sustainable earnings. The current annual dividend rate is $.68 per share versus $.59 prior to the increase.

         On August 31, 1996, First United acquired the issued and outstanding stock of Carlisle Bancshares, Inc. (Carlisle) in a transaction accounted for as a pooling-of-interests. First United issued approximately 508,000 shares in exchange for all of the outstanding shares of Carlisle. Carlisle had assets of approximately $110.0 million at the date of acquisition. First United's statements for years prior to the merger with Carlisle have not been restated to include the results of Carlisle.

         Operations for 1996 resulted in net income of $18.3 million or $2.21 per share compared to $15.2 million or $1.96 per share in 1995 and $14.0 million or $1.81 per share in 1994. As shown in Table 1, the most significant changes in per share net income for 1996 as compared to 1995 occurred in net interest income, non-interest income and non-interest expense. A more detailed discussion of the components of net income is given throughout this Financial Analysis.

         Net income as a percentage of total average assets (ROA) was 1.23% in 1996 versus 1.19% in 1995 and 1.24% in 1994. The return on stockholders' equity (ROE) was 13.08% in 1996 versus 12.38% in 1995 and 12.87% in 1994. These measures compare favorably with banks of similar size nationwide.

         Total assets at December 31, 1996 were $1.5 billion as compared to the year-end 1995 balance of $1.3 billion. The book value of First United's common stock increased 7.66% to $18.14 per share in 1996 from $16.85 per share in 1995. Cash dividends were $.64 per share in 1996 and $.57 per share in 1995 and $.49 per share in 1994.

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

TABLE 1:  CHANGES IN PER SHARE INCOME

                                                  December 31,
                                         --------------------------------
                                           1996        1995        1994
                                         --------    --------    --------
Prior year income                        $   1.96    $   1.81    $   2.03
Increase(decrease) attributable to:
Effect of Carlisle acquisition               0.02         -0-         -0-
Net interest income                          0.59        0.84       (0.01)
Provision for loan losses                   (0.10)      (0.03)       0.19
Non-interest income                          0.23        0.21       (0.06)
Non-interest expense                        (0.50)      (0.75)       0.04
Income taxes                                 0.01       (0.12)      (0.05)
Cumulative Effect of Accounting Change       0.00        0.00       (0.33)
                                         --------    --------    --------
Current year income                      $   2.21    $   1.96    $   1.81
                                         --------    --------    --------




                                      [4]

FINANCIAL ANALYSIS

         On a tax-equivalent basis, net interest income for the year ended December 31, 1996 was $59.5 million, an increase of 15% over the year-end 1995 total of $51.6 million. Net interest income for the year ended December 31, 1994 was $45.0 million. The 15% increase in net interest income for 1996 was the result of the effects of increased levels of earning assets. The 15% increase in net interest income for 1995 was primarily the result of the effect of First United's January 1995 acquisition of FirstBank.

         The net interest margin decreased in 1996 when compared with the previous year, from 4.39% in 1995 to 4.34% in 1996. First United's growth in interest-bearing liabilities at a rate greater than the growth in interest-earning assets has contributed to the decrease in net interest margin.

         Earning assets increased from a level of $1.24 billion at December 31, 1995 to a level of $1.42 billion at year-end 1996. Short-term investments increased $1.0 million, securities increased $99.1 million and loans increased $79.0 million. As a percentage of earning assets, short-term investments decreased from 5% to 4%, total securities increased from 44% to 45% and loans decreased from 52% to 51%. The relative level and mix of earning assets reflected the effect of higher earnings being available in the investment market.

         Interest-bearing deposits increased $141.4 million during 1996. Total interest-bearing deposits were $1.08 billion at December 31, 1996 compared with $934.4 million at year-end 1995. Non-interest-bearing demand deposits increased $27.9 million or 14% during 1996. The increase is attributable to a general increase in deposits on hand at First United's subsidiary banks.

TABLE 2:  ANALYSIS OF NET INTEREST MARGIN

                                            December 31,
                                  -----------------------------
                                    1996       1995       1994
                                  -------    -------    -------
Yield on earning assets ......      8.05%      8.07%      7.18%
Break-even yield .............      3.71%      3.68%      2.89%
Net interest margin ..........      4.34%      4.39%      4.29%
Net interest spread ..........      3.52%      3.41%      3.51%

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

         The provision for loan losses totalled $1.5 million in 1996 versus $0.6 million in 1995 and $0.3 million in 1994. First United's loan portfolio modestly reflects the national trend of increased consumer spending and borrowings. After two years of substantially reduced levels of loans charged off, 1995 and 1996 resulted in increasing levels of charge-offs. As a result, First United increased its 1996 provision together with a more modest increase in 1995 to ensure that the allowance is maintained at an adequate level.

NON-INTEREST INCOME

         Total non-interest income was $10.3 million for 1996 compared with $7.8 million in 1995 and $6.1 million in 1994. The increase in 1996 compared to prior year levels is primarily the result of continued increases in fee income earned on deposits and trust department accounts, as both of these have increased. The increased level of deposits subject to service charges in 1996 and 1995 was directly attributable to First United's acquisition of Carlisle and FirstBank, respectively.




                                      [5]

FINANCIAL ANALYSIS

NON-INTEREST EXPENSE

         Non-interest expense increased 17% or $5.8 million in 1996 over 1995 levels, and increased 20% in 1995 over 1994 levels. First United's 1996 conversion of four of its subsidiary banks to a new computer system accounts for the increase in non-interest expense in 1996. The acquisition of FirstBank was largely responsible for the 1995 increase in non-interest expense.

INCOME TAXES

         Federal income taxes as a percentage of pre-tax income were 28.7% in 1996, 31.1% in 1995 and 29.9% in 1994. Additional information regarding income taxes can be found in Note 8 in the Notes to the Consolidated Financial Statements.


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

         Construction loans outstanding at December 31, 1996 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table
3 as Real Estate Loans.

         A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totalled $3.7 million and $4.0 million at December 31, 1996 and 1995, respectively. The level of non-performing loans represented 0.5% and 0.6% of loans for the years ended 1996 and 1995, respectively.

    TABLE 3:  LOAN PORTFOLIO

                                                                   December 31,
                                               ----------------------------------------------------
(Dollars in Thousands)                           1996       1995       1994       1993       1992
                                               --------   --------   --------   --------   --------
Commercial, Financial and  Agricultural        $191,031   $161,804   $144,371   $108,979   $130,527
Real Estate                                     414,434    366,992    283,621    309,550    250,789
Consumer Loans                                  117,006    108,360     82,712     78,289     65,670
Loans for Purchasing or  Carrying Securities         79      6,643      2,065      2,655      3,035
Financing Leases                                    468        298        181        439      1,037
                                               --------   --------   --------   --------   --------

  Total Loans                                  $723,018   $644,097   $512,950   $499,912   $451,058
                                               ========   ========   ========   ========   ========

Non-Performing Assets                          $  4,203   $  4,678   $  3,518   $  4,237   $  8,579
                                               ========   ========   ========   ========   ========





                                      [6]

FIRST UNITED BANKS HAVE BEEN INVESTING IN GROWTH THROUGH THE
ESTABLISHMENT OF NEW BANKING OFFICES, BOTH TRADITIONAL FACILITIES AS WELL AS NONTRADITIONAL.



                                      [7]

FINANCIAL ANALYSIS

TABLE 4:  LOAN MATURITIES


(Dollars in Thousands)                December 31, 1996
                      -------------------------------------------------
                        1 Year    Over 1 through    Over
                        or Less     5 years      5 years        Total
                      ----------   ----------   ----------   ----------
Commercial,
   Financial &
   Agricultural       $  121,407   $   60,599   $    9,025   $  191,031
                      ==========   ==========   ==========   ==========


Variable Rate                                                $   62,488
Pre-determined Rate                                          $  128,543


         Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1996 totalled $2.2 million compared with $2.6 million at year ended 1995. It is the policy of First United to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1996 by approximately $0.1 million. The amount of interest income on such non-performing loans included in net income for 1996 was not material.

         Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

         Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $0.5 million at year ended 1996. This compares with $0.7 million and $0.5 million at year ended 1995 and 1994, respectively.

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

         On January 1, 1995, First United adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." Under the new standard, the 1995 allowance for loan losses related to loans that are identified for evaluation in accordance with SFAS No. 114 is based on discounted cash flows using the loan's initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. The effect of this statement upon adoption was not material.

         Allowance for possible loan losses as a percentage of non-performing loans was approximately 305%, 267% and 322% at December 31, 1996, 1995 and 1994, respectively.

         All non-performing assets of First United as of December 31, 1996 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1996, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.




                                      [8]

FINANCIAL ANALYSIS

TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE

                                                                  December 31,
                                                 ---------------------------------------------------
(Dollars in Thousands)                            1996       1995       1994       1993       1992
                                                 -------    -------    -------    -------    -------
Balance of Allowance for Loan
  Losses at Beginning of Period                  $10,581    $ 9,667    $ 9,972    $ 7,972    $ 7,499
                                                 -------    -------    -------    -------    -------

Allowance Applicable to Loans of Acquired Bank     1,215      1,627        -0-        520        -0-
                                                 -------    -------    -------    -------    -------

Loans Charged-Off:
  Commercial, Financial and Agricultural             901        937        862        511      1,836
  Real Estate                                        508        424        193        311      1,035
  Consumer                                         2,374      1,323      1,138        536        409
  Other                                              -0-          7          9        276        -0-
                                                 -------    -------    -------    -------    -------

Total Loans Charged-Off                            3,783      2,691      2,202      1,634      3,280
                                                 -------    -------    -------    -------    -------

Recoveries of Loans Previously Charged-Off:
  Commercial, Financial and Agricultural             582        728        543        397        469
  Real Estate                                        204        158        180        683        581
  Consumer                                           967        518        840        219        217
                                                 -------    -------    -------    -------    -------

Total Recoveries                                   1,753      1,404      1,563      1,299      1,267
                                                 -------    -------    -------    -------    -------

Net Loans Charged-Off                              2,030      1,287        639        335      2,013
                                                 -------    -------    -------    -------    -------

Provision to Allowance                             1,475        574        334      1,815      2,486
                                                 -------    -------    -------    -------    -------

Balance at End of Period                         $11,241    $10,581    $ 9,667    $ 9,972    $ 7,972
                                                 =======    =======    =======    =======    =======

Ratio of Net Charge-Offs to Loans Outstanding        .28%       .20%       .12%       .07%       .45%

TABLE 6: ALLOCATION OF RESERVE BY CATEGORY

                                                                  December 31,
                  -----------------------------------------------------------------------------------------------------------------
                         1996                  1995                     1994                    1993                   1992
                  -------------------    --------------------    --------------------    -------------------    -------------------
                              % LOANS                % Loans                  % Loans               % Loans                % Loans
(Dollars in                  IN EACH                 in each                  in each               in each                in each
 Thousands)       AMOUNT     CATEGORY    Amount      Category     Amount      Category    Amount    Category     Amount    Category
                  -------    --------    --------    --------    --------    --------    --------   --------    --------   --------
Commercial and
  Financial       $ 3,479          26%   $  3,969          26%   $  4,756          29%   $  5,313         22%   $  2,922       29%
Real Estate         1,567          57%      1,307          57%        923          55%      1,044         62%      2,063       56%
Consumer            2,267          17%      2,132          17%      1,484          16%      1,113         16%        576       15%
Unallocated         3,928         -0-       3,173         -0-       2,504         -0-       2,502        -0-       2,411      -0-
                  -------    --------    --------    --------    --------    --------    --------   --------    --------   --------
Total             $11,241         100%   $ 10,581         100%   $  9,667         100%   $  9,972        100%   $  7,972      100%
                  =======    ========    ========    ========    ========    ========    ========   ========    ========   ========

Allowance as a
  Percentage of
  Total Loans        1.55%                   1.65%                   1.88%                   1.99%                  1.77%




                                      [9]

FINANCIAL ANALYSIS

TABLE 7:  RISK ELEMENTS

                                                                      December 31,
                                                      ----------------------------------------------
(Dollars in Thousands)                                 1996      1995      1994      1993      1992
                                                      ------    ------    ------    ------    ------
Non-Performing Loans:
Non-Accrual Loans:
Commercial & Financial                                $  869    $1,843    $  620    $1,840    $1,610
Real Estate                                            1,143       724     1,427       713       829
Consumer                                                 150        76        70        80        68
                                                      ------    ------    ------    ------    ------
  Total Non-Accrual Loans                              2,162     2,643     2,117     2,633     2,507
                                                      ------    ------    ------    ------    ------
Past Due 90 Days or More and Still Accruing:
Commercial                                               282        83       197        64        92
Real Estate                                              250       117       151        51       554
Consumer                                                 316       272       207       227       156
                                                      ------    ------    ------    ------    ------
  Total Past Due 90 Days or More and Still Accruing      848       472       555       342       802
                                                      ------    ------    ------    ------    ------
Renegotiated Loans                                       677       851       326       223     1,414
                                                      ------    ------    ------    ------    ------
Total Non-Performing Loans                             3,687     3,966     2,998     3,198     4,723
Other Real Estate                                        516       712       520     1,039     3,856
                                                      ------    ------    ------    ------    ------
Total Non-Performing Assets                           $4,203    $4,678    $3,518    $4,237    $8,579
                                                      ------    ------    ------    ------    ------
Non-Performing Loans as a % of Outstanding Loans         .51%      .62%      .58%      .64%     1.05%
Non-Performing Assets  as a % of Equity Capital         2.81%     3.59%     3.21%     3.92%     8.99%
                                                      ------    ------    ------    ------    ------

SECURITIES

         First United's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. On January 1, 1994, First United adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". Under this accounting standard, debt securities that First United has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. At the date of adoption, First United recorded an unrealized gain, net of tax, of approximately $1.3 million as a

TABLE 8:  SECURITIES CARRYING VALUE(1)

                                                                      December 31,
                                                               ------------------------------
(Dollars in Thousands)                                           1996       1995       1994
                                                               --------   --------   --------
U.S. Treasury Securities and  Other U.S Government  Agencies   $398,226   $279,981   $266,180
Obligations of  States and  Political Subdivisions               66,238     80,623     72,980
Mortgage-Backed Securities                                      168,711    166,627    139,368
Other Securities                                                  6,065     12,890     10,508
                                                               --------   --------   --------
                                                               $639,240   $540,121   $489,036
                                                               ========   ========   ========

(1)Includes available-for-sale and investment securities.



                                      [10]

FINANCIAL ANALYSIS

TABLE 9:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS(1)

                                                           Investment Securities
                           --------------------------------------------------------------------------------------
                                                                Maturing
                           --------------------------------------------------------------------------------------
                                               After One But      After Five But                  Mortgage-Backed
                             Within One Year Within Five Years  Within Ten Years After Ten Years     Securities
                           --------------------------------------------------------------------------------------
(Dollars in Thousands)      Amount   Yield   Amount    Yield   Amount    Yield   Amount    Yield   Amount    Yield
-------------------------  -------   ----    -------   ----    -------   ----    -------   ----    -------   ----
U.S. Treasury Securities
  and Other U.S.
  Government Agencies      $17,435   5.40%   $20,921   5.32%   $12,801   5.90%   $18,236   5.76%     $ -0-   0.00%
State & Political
  Subdivisions               8,137   5.84%    26,782   5.08%    26,003   5.38%     4,010   6.34%       -0-   0.00%
Mortgage-Backed
  Securities                   -0-   0.00%       -0-   0.00%       -0-   0.00%       -0-   0.00%    82,911   6.84%
Other                          716   5.72%       250   6.74%        0-   0.00%        85   5.91%       -0-   0.00%
                           -------   ----    -------   ----    -------   ----    -------   ----    -------   ----
  Total                    $26,288   5.54%   $47,953   5.19%   $38,804   5.55%   $22,331   5.86%   $82,911   6.84%
                           =======   ====    =======   ====    =======   ====    =======   ====    =======   ====

                                                                                             Available-for-Sale Securities
                                                                                             -----------------------------
                                                                                               Amount              Yield
                                                                                             -----------------------------
U.S. Treasury Securities and Other U.S. Government Agencies.................................   $328,833             6.24%
State & Political Subdivisions..............................................................      1,306             5.61%
Mortgage-Backed Securities..................................................................     85,800             6.58%
Other.......................................................................................      5,014             6.60%
                                                                                              ---------             -----

Total.......................................................................................   $420,953             6.31%
                                                                                               ========             =====

(1)Yield information does not give effect to changes in fair value that are reflected as a separate component of stockholders' equity.

   separate component of the capital accounts. The carrying value of available-for-sale securities that were sold during 1996 was approximately $17.2 million as compared to $42.4 million and $3.6 million in 1995 and 1994, respectively. See Notes 3 and 4 of the Notes to the Consolidated Financial Statements for additional information on available-for-sale and investment securities.

TABLE 10:  AVERAGE DEPOSITS

                                                                     Year Ended December 31,
-----------------------------------------------------------------------------------------------------------------------------
                                                1996                         1995                           1994
-----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                   AMOUNT         RATE          Amount          Rate          Amount          Rate
-----------------------------------------------------------------------------------------------------------------------------
Non-interest-bearing
   Demand Deposits                       $  217,942        0.00%        $  220,080       0.00%         $179,742         0.00%
Savings Deposits and
   Interest-bearing Deposits                388,837        2.74%           318,525       3.25%          324,084         2.95%
Time Deposits of $100 or more               175,106        4.88%           153,077       5.48%          127,848         3.95%
Other Time Deposits                         485,360        5.68%           403,623       5.32%          334,838         4.18%
                                                                        ----------
  Total                                  $1,267,245                     $1,095,305                     $966,512
                                         ==========                     ==========                     ========





                                      [11]

DURING 1996, FIRST UNITED BEGAN A RE-ENGINEERING OF ITS MANAGEMENT INFORMATION SYSTEMS AND TECHNOLOGY SERVICES.




                                      [12]

FINANCIAL ANALYSIS

CAPITAL ADEQUACY AND RESOURCES

CAPITAL AND LIQUIDITY

         The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

         First United is well capitalized with a primary capital to asset ratio of 10.41% at December 31, 1996 compared with 10.39% in 1995 and 11.46% in 1994.
First United's stockholders' equity for the year ended December 31, 1996 totalled $149.6 million compared with $130.4 million in 1995 and $109.5 million in 1994. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

(Dollars in Thousands)                                   December 31, 1996
                                                         -----------------
Three Months or Less                                         $ 106,622
Over 3 Through  6 Months                                        68,454
Over 6 Through 12 Months                                        36,066
Over 12 Months                                                  18,605
                                                             ---------
   Total                                                     $ 229,747
                                                             =========

TABLE 12:  SHORT-TERM BORROWINGS

                                                                   December 31,
                                                           -----------------------------
(Dollars in Thousands)                                      1996       1995       1994
                                                           -------    -------    -------
Balance at December 31                                     $50,024    $46,895    $22,480
Daily Average Amount Outstanding                            52,229     36,003     30,197
Maximum Month-End Balance                                   58,357     46,988     40,405
Daily Average Interest Rate                                   4.46%      4.89%      3.43%
Weighted Average Interest Rate on Balance at December 31      4.99%      4.96%      4.77%

TABLE 13:  CAPITAL RATIOS(1)

                                    December 31,
                            -----------------------------
                             1996       1995       1994
                            -------    -------    -------
Equity Capital to Assets       9.75%      9.67%     10.69%
Primary Capital to Assets     10.41%     10.39%     11.46%
Leverage Ratio                 9.07%      8.87%     10.20%
Tier 1 Capital                16.36%     15.65%     18.85%
Risk-Based Capital            17.61%     16.90%     20.10%
Dividend Payout Ratio(2)      28.90%     28.81%     27.53%

(1) Excludes unrealized gains and losses on securities available-for-sale.

(2) Based upon net income before the cumulative effect of the change in accounting principle.

TABLE 14:  REGULATORY COMPARISON OF CAPITAL RATIOS

                                                                       Regulatory
December 31, 1996                                  First United       Requirements
-----------------------------------------------------------------------------------
Total Capital/Total Assets                              9.75%             6.00%
Primary Capital/Total Assets                            9.75%             5.50%
Total Risk-Based Capital                               17.61%             8.00%
Tier 1 Capital                                         16.36%             4.00%
Leverage Ratio                                          9.07%             3.00%



                                      [13]

FINANCIAL ANALYSIS

TABLE 15:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE


1996                                      HIGH                LOW           DIV. PAID
-------------------------------------------------------------------------------------
FIRST QUARTER                            $28 1/2            $26 1/2           $.15
SECOND QUARTER                            28                 26 1/2            .17
THIRD QUARTER                             28                 26 3/4            .17
FOURTH QUARTER                            33                 27                .17

1995                                      High                Low           Div. Paid
-------------------------------------------------------------------------------------
First quarter                             $22 1/2            $19             $.13
Second quarter                             25                 21 1/2          .15
Third quarter                              28 1/2             25              .15
Fourth quarter                             28 1/2             26 1/2          .15


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

         During the second quarter of 1996, First United increased its annual cash dividend from $0.59 per share to $0.68 per share and during the second quarter of 1995, First United increased its annual dividend from $0.51 to $0.59 per share. These increases result from higher sustainable earnings.

         First United Common Stock is traded on the NASDAQ-NMS Over-the-Counter Market under the symbol "UNTD."

         All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1996 and 1995 are listed in Table 15. Table 15 also lists dividends paid by First United to its stockholders during each of those quarters.

         On February 14, 1997, the Company had approximately 2,000 stockholders of record.

ASSET - LIABILITY MANAGEMENT

CHANGING INTEREST RATES

         First United, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results. At December 31, 1996, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.




                                      [14]

FINANCIAL ANALYSIS

         First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. An interest rate sensitive balance sheet as of December 31, 1996 is presented in Table 16.

TABLE 16:  INTEREST RATE SENSITIVE BALANCE SHEET

                                                                By Repricing Dates At December 31, 1996
 ----------------------------------------------------------------------------------------------------------------------------
(Dollars in                  0-30           31-90          91-180        181-365         1-5          Over 5
 Thousands)                  Days            Days           Days           Days          Years         Years          Total
 ----------------------------------------------------------------------------------------------------------------------------
ASSETS
  Short-Term
    Investments            $   53,661     $    1,160     $      986     $    1,071          $ -0-          $-0-    $   56,878
  Total Securities             70,864         59,454         50,217         62,720        287,837       108,148       639,240
  Loans and Leases,
    Net of Unearned
    Income                    169,320         59,573         79,023        114,167        255,136        43,942       721,161
                           ----------     ----------     ----------     ----------     ----------    ----------    ----------


    Total Rate Sensitive
       Assets              $  293,845     $  120,187     $  130,226     $  177,958     $  542,973    $  152,090    $1,417,279
                           ----------     ----------     ----------     ----------     ----------    ----------    ----------

SOURCES OF FUNDS
  Savings and Interest-
    bearing Demand
    Deposits                  391,874            -0-            -0-            -0-            -0-           -0-       391,874
  Time Deposits               116,888        149,921        164,011        150,145        102,706           255       683,926
  Short-Term
    Borrowings                 49,821            -0-            -0-            203            -0-           -0-        50,024
  Long-Term Debt                5,000          3,395            -0-            871         10,042         3,118        22,426
                           ----------     ----------     ----------     ----------     ----------    ----------    ----------

    Total Rate Sensitive
      Liabilities          $  563,583     $  153,316     $  164,011     $  151,219     $  112,748    $    3,373    $1,148,250
                           ----------     ----------     ----------     ----------     ----------    ----------    ----------

Interest Rate
  Sensitivity Gap            (269,738)       (33,129)       (33,785)        26,739        430,225       148,717       269,029
Cumulative Interest
  Rate Sensitivity Gap       (269,738)      (302,867)      (336,652)      (309,913)       120,312       269,029
Cumulative Interest
  Rate Sensitivity Gap
  as a Percent of Total
  Assets                          (18%)          (20%)          (22%)          (20%)            8%           18%
 ----------------------------------------------------------------------------------------------------------------------------




                                      [15]

A CHALLENGE FOR FIRST UNITED IN THE FUTURE WILL BE EFFICIENT AND EFFECTIVE CAPITAL UTILIZATION.




                                      [16]

FINANCIAL ANALYSIS

INFLATION

         Inflation also impacts the banking industry, but the problem with inflation for banking institutions differs substantially from those incurred by non-financial institutions. In industries with a high proportion of property and equipment, there is a greater potential for earnings to be inflated by understated depreciation charges, as well as the potential for significant understatement of the current values of those assets. In industries with high levels of inventories, reported earnings may reflect significant increases in inventory values. Neither of these factors is important in the banking industry since bank assets are primarily monetary assets which move in concert with inflation; however, interest rates earned and paid by banks do not necessarily move in the same direction or magnitude as general inflation. Because First United has a significant investment in long-term securities and fixed-rate loans, earnings on these assets will not keep up with yields available on alternative investments during periods of rising inflation. Furthermore, First United's liabilities are more sensitive to changes in interest rates than its assets are, so in this respect, inflation has a negative impact on earnings.

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

         The Federal Deposit Insurance Corporation Improvement Act of 1991 imposes strict statutory rules for a bank's senior management, outside directors, independent auditors, examiners and regulators to ensure that a bank's finances, management and legal compliance are thoroughly analyzed.

ACCOUNTING STANDARDS

         In March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the asset's carrying amount. SFAS No. 121 is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. First United adopted SFAS No. 121 on January 1, 1996. The adoption of this statement did not have a material impact on First United's consolidated financial statements.

         First United also adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans" on January 1, 1996. The statement amends Statement No. 65, "Accounting for Certain Mortgage Banking Activities" and primarily eliminates the distinction between purchased mortgage servicing rights and mortgage servicing rights on loans originated by the financial institution. The adoption of this statement did not have a material impact on the consolidated financial statements.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and disclosure standards for stock-based employee compensation plans. First United adopted the disclosure standards of SFAS No. 123 during the year ended December 31, 1996.

         In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial- components approach" that focuses on control. The impact of SFAS No. 125, when adopted on January 1, 1997, will not be material to the Company's financial condition or results of operations.




                                      [17]

TABLE 17:  SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND CHANGES IN
           NET INTEREST INCOME (FTE)

                                                                        1996                              1995
-------------------------------------------------------------------------------------------------------------------------------
                                                               Average                           Average
(Dollars in Thousands)                                         Balance     Interest   Rate       Balance    Interest    Rate
----------------------------------------------------------  ------------  ---------- -------   -----------  ---------  --------
ASSETS
  INTEREST-EARNING ASSETS:
    Loans (net of unearned income)                           $  710,852    $ 67,290    9.47%   $  615,338    $ 57,082    9.28%
  Securities2:
    Taxable Securities                                          522,705      33,053    6.32%      454,186      29,948    6.59%
    Non-taxable Securities                                       77,540       6,454    8.32%       76,060       6,120    8.05%
  Money-Market Assets:
    Federal Funds Sold and Securities  Purchased Under
      Agreements to Resell and Other Short-Term
      Investments                                                59,362       3,489    5.88%       30,401       1,726    5.68%
                                                             ----------    --------   -----    ----------    --------   -----
        Total Interest-Earning Assets                         1,370,459     110,286    8.05%    1,175,985      94,876    8.07%
                                                             ----------    --------   -----    ----------    --------   -----
  NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks                                      68,716                            58,086
    Premises and Equipment, Net                                  28,630                            23,754
    Other Assets                                                 35,237                            32,384
    Less Allowance for Loan Losses                              (11,736)                          (11,132)
                                                             ----------                        ----------
        Total                                                $1,491,306                        $1,279,077
==========================================================   ==========    ========   =====    ==========    ========   =====
LIABILITIES
  INTEREST-BEARING LIABILITIES
    Savings and Interest-bearing Deposits                    $  388,837    $ 10,643    2.74%   $  318,525    $ 10,348    3.25%
    Time Deposits of $100 or More                               175,106       8,539    4.88%      153,077       8,384    5.48%
    Other Time Deposits                                         485,360      27,569    5.68%      403,623      21,456    5.32%
    Federal Funds Purchased and Securities Sold Under
      Agreements to Repurchase                                   52,229       2,332    4.46%       36,003       1,761    4.89%
    Notes Payable                                                20,194       1,687    8.35%       17,221       1,301    7.55%
                                                             ----------    --------   -----    ----------    --------   -----
        Total Interest-Bearing Liabilities                    1,121,726      50,770    4.53%      928,449      43,250    4.66%
                                                             ----------    --------   -----    ----------    --------   -----
  NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits                                             217,942                           220,080
    Other Liabilities                                            11,991                            11,809
    Stockholders' Equity                                        139,647                           118,739
                                                             ----------                        ----------
        Total                                                $1,491,306                        $1,279,077
==========================================================   ==========    ========   =====    ==========    ========   =====
        Net Interest-Earnings                                              $ 59,516                          $ 51,626
==========================================================   ==========    ========   =====    ==========    ========   =====
        Net Interest Margin                                                            4.34%                             4.39%
==========================================================   ==========    ========   =====    ==========    ========   =====

(1) Marginal Tax Rate of 35%.
(2) Includes available-for-sale and investment securities.



                                      [18]

           1996 Compared to 1995                                1994                                  1995 Compared to 1994
-------------------------------------------- ------------------------------------------- -----------------------------------------
     Total          Due To         Due to                                                   Total        Due To         Due To
   Increase       Change in       Change in      Average                                   Increase     Change in     Change in
  (Decrease)        Volume          Rate         Balance        Interest        Rate      (Decrease)     Volume         Rate
--------------- --------------  ------------ ---------------- -------------  ----------- -----------   -----------   ----------
$    10,208     $     8,860   $     1,348    $   501,721   $    41,084          8.19%   $    15,998   $     9,304    $     6,694

      3,105           4,518        (1,413)       449,150        26,792          5.97%         3,156           300          2,856
        334             119           215         68,417         5,812          8.49%           308           649           (341)



      1,763           1,644           119         28,701         1,560          5.44%           166            92             74
-----------     -----------   -----------    -----------   -----------   -----------    -----------   -----------    -----------
     15,410          15,141           269      1,047,989        75,248          7.18%        19,628        10,345          9,283
-----------     -----------   -----------    -----------   -----------   -----------    -----------   -----------    -----------

                                                 55,417
                                                 14,577
                                                 19,112
                                                 (9,778)
                                             -----------
                                             $ 1,127,317
===========     ===========   ===========    ===========   ===========   ===========    ===========   ===========    ===========

$       295     $     2,284   $    (1,989)   $   324,084   $     9,563          2.95%   $       785   $      (164)   $       949
        155           1,207        (1,052)       127,848         5,054          3.95%         3,330           997          2,333
      6,113           4,345         1,768        334,838        14,001          4.18%         7,455         2,876          4,579

        571             794          (223)        30,197         1,037          3.43%           724           199            525
        386             225           161          6,784           598          8.81%           703           920           (217)
-----------     -----------   -----------    -----------   -----------   -----------    -----------   -----------    -----------
      7,520           8,855         (1335)        823,751       30,253          3.67%        12,997         4,828          8,169
-----------     -----------   -----------    -----------   -----------   -----------    -----------   -----------    -----------

                                                 179,742
                                                  15,008
                                                 108,816
                                             -----------
$     7,890     $     6,286   $     1,604    $ 1,127,317
                                                           $    44,995                  $     6,631   $     5,517    $     1,114
===========     ===========   ===========    ===========   ===========   ===========    ===========   ===========    ===========
                                                                               4.29%
===========     ===========   ===========    ===========   ===========   ===========    ===========   ===========    ===========




                                      [19]

SELECTED FINANCIAL DATA

                                                      Year Ended December 31,
                                                 (In Thousands, Except Per Share Data)
                                      --------------------------------------------------------------
                                         1996         1995         1994         1993         1992
                                      ----------   ----------   ----------   ----------   ----------
OPERATING DATA
Total Interest Income                 $  108,027   $   92,735   $   73,214   $   71,968   $   77,570
Net Interest Income                       57,257       49,485       42,961       43,063       42,511
Provision for Possible Loan Losses         1,475          574          334        1,815        2,486
Income Before Cumulative Effect of
   a Change In Accounting Principle       18,259       15,204       14,008       13,215       12,676
Net Income                                18,259       15,204       14,008       15,737       12,676


PER SHARE DATA
Income Before Cumulative
  Effect of a Change in
  Accounting Principle                $     2.21   $     1.96   $     1.81   $     1.71   $     1.64
Net Income                                  2.21         1.96         1.81         2.03         1.64
Cash Dividends Paid                          .64          .57          .49          .44          .40

SELECTED BALANCE SHEET  ITEMS
Year Ended Balances
Total Assets                          $1,531,039   $1,336,020   $1,106,610   $1,123,598   $1,086,467
Total Securities(1)                      639,240      540,121      489,036      513,399      509,552
Net Loans(2)                             721,161      642,118      512,493      499,305      450,633
Total Deposits                         1,297,273    1,127,914      953,904      969,749      943,097
Notes Payable                             22,426       16,832       12,825        7,723        8,821
Capital Accounts                         149,601      130,405      109,509      108,122       95,438


(1)Includes available-for-sale and investment securities.
(2)Net of unearned discount.




                                      [20]

QUARTERLY RESULTS OF OPERATIONS

                                                   Quarter Ended
                                       (In Thousands, Except Per Share Data)
                                     --------------------------------------------
(Unaudited)                          March 31     June 30    Sept. 30     Dec. 31
                                     --------    --------    --------    --------
1996
Interest Income                      $ 26,109    $ 26,586    $ 27,122    $ 28,210
Interest Expense                       12,460      12,587      12,647      13,076
                                     --------    --------    --------    --------
Net Interest Income                    13,649      13,999      14,475      15,134
Provision for Possible Loan Losses        (93)       (572)       (420)       (390)
Other Income                            2,602       2,384       2,620       2,686
Other Expense                           9,381       9,989      10,032      11,080
Income Tax Expense                      2,030       1,386       1,952       1,965
                                     --------    --------    --------    --------
Net Income                           $  4,747    $  4,436    $  4,691    $  4,385
                                     ========    ========    ========    ========

Earnings Per Share                   $   0.58    $   0.54    $   0.57    $   0.53
                                     ========    ========    ========    ========

1995
Interest Income                      $ 21,052    $ 22,948    $ 23,600    $ 25,135
Interest Expense                        9,497      10,792      11,288      11,673
                                     --------    --------    --------    --------
Net Interest Income                    11,555      12,156      12,312      13,462
Provision for Possible Loan Losses        (46)        (61)       (300)       (167)
Other Income                            1,905       2,157       2,173       1,570
Other Expense                           8,188       8,696       8,434       9,326
Income Tax Expense                      1,557       1,742       1,804       1,765
                                     --------    --------    --------    --------
Net Income                           $  3,669    $  3,814    $  3,947    $  3,774
                                     ========    ========    ========    ========

Earnings Per Share                   $   0.47    $   0.49    $   0.51    $   0.49
                                     ========    ========    ========    ========



                                      [21]

FINANCIAL STATEMENTS AND NOTES




                                      [22]

                     CONSOLIDATED STATEMENTS OF CONDITION


First United Bancshares, Inc.
(in thousands, except per share data)

                                                                          December 31,
                                                                   --------------------------
                                                                      1996            1995
                                                                   -----------    -----------
ASSETS
Cash and Due from Banks ........................................   $    61,194    $    50,485
                                                                   -----------    -----------
Short-Term Investments:
  Federal Funds Sold and Securities
    Purchased Under Agreements to Resell .......................        35,285         31,658
  Other Short-Term Investments .................................        21,593         24,252
                                                                   -----------    -----------
    Total Short-Term Investments ...............................        56,878         55,910
                                                                   -----------    -----------
Securities Available-For-Sale ..................................       420,953        339,028
                                                                   -----------    -----------
Investment Securities (Fair Value of $219,517 and $202,949
   at December 31, 1996 and 1995, respectively) ................       218,287        201,093
                                                                   -----------    -----------
Total Loans ....................................................       723,018        644,097
  Unearned Discount ............................................        (1,857)        (1,979)
  Allowance for Possible Loan Losses ...........................       (11,241)       (10,581)
                                                                   -----------    -----------
    Net Loans ..................................................       709,920        631,537
                                                                   -----------    -----------
Premises and Equipment .........................................        29,524         26,319
                                                                   -----------    -----------
Goodwill .......................................................        11,447         11,761
                                                                   -----------    -----------
Other Real Estate ..............................................           516            712
                                                                   -----------    -----------
Other Assets ...................................................        22,320         19,175
                                                                   -----------    -----------
    Total Assets ...............................................   $ 1,531,039    $ 1,336,020
                                                                   ===========    ===========
LIABILITIES
Deposits:
  Demand .......................................................   $   221,473    $   193,533
  Savings and Interest-bearing Demand ..........................       391,874        346,119
  Time .........................................................       683,926        588,262
                                                                   -----------    -----------
    Total Deposits .............................................     1,297,273      1,127,914
Federal Funds Purchased and Securities Sold Under
  Agreements to Repurchase .....................................        50,024         46,895
Other Liabilities ..............................................        11,715         13,974
Notes Payable:
  Unaffiliated Bank ............................................        17,426         11,832
  Affiliated Company ...........................................         5,000          5,000
                                                                   -----------    -----------
    Total Liabilities ..........................................     1,381,438      1,205,615
                                                                   -----------    -----------
Commitments and Contingencies

CAPITAL ACCOUNTS
Preferred Stock (Par value of $1.00; 500 shares
     authorized in 1996 and 1995; none outstanding) ............           -0-            -0-
Common Stock (Par value of $1.00; 24,000 shares authorized;
      8,246 and 7,738 shares issued and outstanding in
     1996 and 1995, respectively) ..............................         8,246          7,738
Surplus ........................................................        13,297         10,972
Undivided Profits ..............................................       127,683        110,431
Net Unrealized Gain on Securities Available-for-Sale,
       Net of Tax ..............................................           375          1,264
                                                                   -----------    -----------
    Total Capital Accounts .....................................       149,601        130,405
                                                                   -----------    -----------
    Total Liabilities and Capital Accounts .....................   $ 1,531,039    $ 1,336,020
                                                                   ===========    ===========


  The accompanying notes are an integral part of these financial statements.





                                      [23]

                       CONSOLIDATED STATEMENTS OF INCOME


First United Bancshares, Inc.
(in thousands, except per share data)

                                                                Year Ended December 31,
                                                          -----------------------------------
                                                            1996         1995         1994
                                                          ---------    ---------    ---------
INTEREST INCOME
Interest and Fees on Loans ............................   $  67,290    $  57,082    $  41,084
Interest on Securities:
  Taxable Securities ..................................      33,053       29,260       26,792
  Non-taxable Securities ..............................       4,195        3,979        3,778
Interest on Federal Funds Sold and Securities
   Purchased Under Agreements to Resell ...............       2,501        1,726        1,021
Interest on Deposits in Banks .........................         988          688          539
                                                          ---------    ---------    ---------
    TOTAL INTEREST INCOME .............................     108,027       92,735       73,214
                                                          ---------    ---------    ---------

INTEREST EXPENSE
Interest on Deposits ..................................      46,751       40,188       28,618
Interest on Federal Funds Purchased and Securities
 Sold Under Agreements to Repurchase ..................       2,332        1,761        1,037
Interest on Notes Payable .............................       1,687        1,301          598
                                                          ---------    ---------    ---------
    TOTAL INTEREST EXPENSE ............................      50,770       43,250       30,253
                                                          ---------    ---------    ---------
    NET INTEREST INCOME ...............................      57,257       49,485       42,961
Provision for Loan Losses .............................      (1,475)        (574)        (334)
                                                          ---------    ---------    ---------
    NET INTEREST INCOME AFTER
      PROVISION FOR LOAN LOSSES .......................      55,782       48,911       42,627
                                                          ---------    ---------    ---------

OTHER INCOME
Service Charges on Deposit Accounts ...................       4,953        4,227        3,229
Trust Department Income ...............................       2,180        1,799        1,379
Security Gains (Losses) ...............................         122         (108)           9
Other Operating Income ................................       3,037        1,887        1,530
                                                          ---------    ---------    ---------
    TOTAL OTHER INCOME ................................      10,292        7,805        6,147
                                                          ---------    ---------    ---------

OTHER EXPENSE
Salaries ..............................................      15,595       13,288       11,071
Pension and Other Employee Benefits ...................       5,022        4,209        3,644
Net Occupancy Expense .................................       3,670        2,924        2,435
Equipment Expense .....................................       2,480        1,766        1,318
Data Processing Expense ...............................       1,934        1,705        1,511
Other Operating Expenses ..............................      11,781       10,752        8,818
                                                          ---------    ---------    ---------
    TOTAL OTHER EXPENSE ...............................      40,482       34,644       28,797
                                                          ---------    ---------    ---------

INCOME BEFORE INCOME TAX EXPENSE ......................      25,592       22,072       19,977
INCOME TAX EXPENSE ....................................       7,333        6,868        5,969
                                                          ---------    ---------    ---------
NET INCOME ............................................   $  18,259    $  15,204    $  14,008
                                                          =========    =========    =========

EARNINGS PER SHARE ....................................   $    2.21    $    1.96    $    1.81
                                                          =========    =========    =========

CASH DIVIDENDS PER SHARE ..............................   $     .64    $     .57    $     .49
                                                          ---------    =========    =========

AVERAGE SHARES ISSUED AND OUTSTANDING .................       8,246        7,738        7,738
                                                          =========    =========    =========

  The accompanying notes are an integral part of these financial statements.





                                      [24]

             CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS


First United Bancshares, Inc.
(in thousands)

                                                                                                        Net Unrealized
                                                                                                        Gain (Loss) on
                                                                                                          Securities
                                             Common Stock                       Undivided     Treasury   Available-For-
                                          Shares       Amount       Surplus      Profits       Stock    Sale, Net of Tax
                                        ----------   ----------   ----------   ----------    ---------- ----------------
Balance, December 31, 1993                   7,749   $    7,749   $   10,945   $   89,579    $     (130)  $      (21)
   Change in Accounting Method                 -0-          -0-          -0-          -0-           -0-        1,271
   Retirement of Treasury Stock                (12)         (12)         -0-         (118)          130          -0-
   Net Income                                  -0-          -0-          -0-       14,008           -0-          -0-
   Cash Dividends                              -0-          -0-          -0-       (3,857)          -0-          -0-
   Increase in Unrealized Loss
       on Securities
       Available-For-Sale, Net of Tax          -0-          -0-          -0-          -0-           -0-      (10,063)
   Issuance of Common Stock                      1            1           27          -0-           -0-          -0-
                                        ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 1994                   7,738        7,738       10,972       99,612           -0-       (8,813)
   Net Income                                  -0-          -0-          -0-       15,204           -0-          -0-
   Cash Dividends                              -0-          -0-          -0-       (4,385)          -0-          -0-
   Increase in Unrealized Gain
       on Securities
       Available-For-Sale, Net of Tax          -0-          -0-          -0-          -0-           -0-       10,077
                                        ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 1995                   7,738        7,738       10,972      110,431           -0-        1,264
   Effect of Carlisle Acquisition              508          508        2,325        4,247           -0-          (77)
   Net Income                                  -0-          -0-          -0-       18,259           -0-          -0-
   Cash Dividends                              -0-          -0-          -0-       (5,254)          -0-          -0-
   Decrease in Unrealized Gain
       on Securities
       Available-For-Sale, Net of Tax          -0-          -0-          -0-          -0-           -0-         (812)
                                        ----------   ----------   ----------   ----------    ----------   ----------
Balance, December 31, 1996                   8,246   $    8,246   $   13,297   $  127,683          $-0-   $      375
                                        ==========   ==========   ==========   ==========    ==========   ==========


The accompanying notes are an integral part of these financial statements.




                                      [25]

CONSOLIDATED STATEMENTS OF CASH FLOWS

First United Bancshares, Inc.
(in thousands)

                                                                  Year Ended Decemer 31,
                                                              -----------------------------------
                                                                1996         1995         1994
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                    $  18,259    $  15,204    $  14,008

Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating
   Activities:
      Depreciation                                                2,624        2,067        1,558
      Amortization of Goodwill                                    1,119          940          477
      Provision for Possible Loan Losses                          1,475          574          334
      Provision for Deferred Taxes                                  142          470          722
      (Gain) Loss on Sales of Securities                           (122)         108           (9)
      Accretion of Bond Discount, Net                            (3,853)      (1,785)      (1,618)
      Decrease (Increase) in Other Assets                          (807)       2,660         (642)
      Increase (Decrease) in Other Liabilities                   (5,030)       3,860          426
                                                              ---------    ---------    ---------

Net Cash Provided by Operating Activities                        13,807       24,098       15,256
                                                              ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Maturities of Investment Securities              33,967       27,795       26,774
  Proceeds from Maturities of Securities Available-for-Sale     116,059       82,105      133,063
  Proceeds from Sales of Securities Available-for-Sale           17,187       42,446        3,622
  Purchase of Investment Securities                             (40,078)     (41,733)     (34,862)
  Purchase of Available-for-Sale Securities                    (193,338)    (112,303)    (116,105)
  Decrease in Federal Funds, Net                                  3,175       23,940        2,243
  (Increase) Decrease in Other Short-Term Investments             2,802      (16,988)      (1,178)
  Increase in Loans                                             (18,283)     (38,447)     (13,827)
  Capital Additions                                              (4,286)      (8,113)      (3,195)
  Purchase of Subsidiary Bank                                       -0-      (19,079)         -0-
                                                              ---------    ---------    ---------

Net Cash Used in Investing Activities                           (82,795)     (60,377)      (3,465)
                                                              ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (Decrease) in Demand, Savings and
     Interest-bearing Demand Deposits                            39,043      (13,689)     (15,248)
  Increase (Decrease) in Time Deposits                           46,785       51,412         (597)
  Issuance (Repayment) of Notes Payable                            (877)       4,007        5,103
  Dividends Paid                                                 (5,254)      (4,385)      (3,857)
                                                              ---------    ---------    ---------

Net Cash Provided by (Used in) Financing
    Activities                                                   79,697       37,345      (14,599)
                                                              ---------    ---------    ---------

Net Increase (Decrease) in Cash and Cash Equivalents             10,709        1,066       (2,808)

Cash and Cash Equivalents, Beginning                             50,485       49,419       52,227
                                                              ---------    ---------    ---------

Cash and Cash Equivalents, Ending                             $  61,194    $  50,485    $  49,419
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

         ACCOUNTING POLICIES

         PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, First National Bank of El Dorado; First National Bank of Magnolia; Merchants and Planters Bank, N.A. of Camden; City National Bank of Fort Smith; Commercial Bank at Alma; First United Bank (Stuttgart); The Bank of North Arkansas (Melbourne); FirstBank (Texarkana, Texas); Citizens Bank & Trust (Carlisle); Hazen First State Bank; FirstBank of Arkansas (Brinkley) and First United Trust Company, N.A. All significant intercompany accounts have been eliminated.

         SECURITIES:

         The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1994. Pursuant to SFAS No. 115, debt securities not classified as trading account securities or investment securities expected to be held to maturity and all equity securities are classified as available-for-sale securities and reported at fair value, with net unrealized gains and losses reported, net of tax, as a separate component of stockholders' equity. The adoption of this statement on January 1, 1994 resulted in reflecting an unrealized gain, net of tax, of approximately $1,271,000 as a separate component of the capital accounts.

         Management determines the appropriate classification of securities at the time of purchase. Securities available-for-sale include securities that Management intends to use as part of its asset-liability management strategy and that could be sold in response to changes in interest rates or other economic factors. The amortized costs of the specific securities sold are used to compute gains and losses on the sale of securities. Realized gains or losses upon sale of the securities available-for-sale are classified as securities gains (losses). When Management has the intent and ability at the time of purchase to hold securities until maturity, these securities are classified as investment securities and carried at amortized cost.

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

         The allowance for possible loan losses is established through a provision for possible loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance is an amount that Management believes will be adequate to absorb possible losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when Management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of principal or interest is doubtful. This evaluation is



                                      [27]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

         PREMISES AND EQUIPMENT:

         Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed over the estimated useful lives of assets utilizing the straight-line method of depreciation as disclosed in
Note 7. Maintenance, repairs and minor improvements are charged to operating expenses. Gains or losses on dispositions are reflected currently in the Statement of Income.

         GOODWILL:

         Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Accumulated amortization of goodwill was $4,149,000 and $3,179,000 at December 31, 1996 and 1995, respectively.

         OTHER REAL ESTATE:

         Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date the Company determines that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $42,000 and $73,000 for the years ended December 31, 1996 and 1995, respectively. The Company had a net gain of $11,000 in 1994.


         PER SHARE DATA:

         Income per share is based on the weighted average shares outstanding during the year. All per share data and number of shares outstanding have been retroactively restated to reflect the effect of a 3-for-2 stock split. (See
Note 15).


         STATEMENT OF CASH FLOWS:

         For purposes of the Statement of Cash Flows, the Company considers all currency on hand as well as all due from bank balances to be cash equivalents.

         RECENT PRONOUNCEMENTS:

         In March 1995, the Financial Accounting Standards Board ("FASB") issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This statement requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted SFAS No. 121 on January 1, 1996. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

         The Company also adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights and Excess Servicing Receivables and for Securitization of Mortgage Loans" on January 1, 1996. The statement amends SFAS No. 65, "Accounting for Certain Mortgage Banking Activities," and primarily eliminates the distinction between purchased mortgage servicing rights and mortgage servicing rights on loans originated by the financial institution. SFAS No. 122 is effective for fiscal years beginning after December 15, 1995. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

         In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This statement establishes financial accounting and reporting standards for stock-based employee compensation plans and is effective for fiscal years beginning after December 15, 1995. This statement also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting

                                      [28]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." However, entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures as if the fair value based method of accounting defined in SFAS No. 123 had been applied. Management of the Company elected to remain with the accounting in Opinion No.
25. The adoption of this statement did not have a material impact on the Company's consolidated financial statements.

         In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components approach" that focuses on control. The impact of SFAS No. 125, when adopted on January 1, 1997, will not be material to the Company's financial condition or results of operations.

2.       ACQUISITIONS

         On August 31, 1996, the Company acquired Carlisle Bancshares, Inc. ("Carlisle") in a merger accounted for as a pooling-of-interests (the "Merger"). In connection with the Merger, the Company issued approximately 508,000 shares of common stock for all of Carlisle's outstanding common stock. As the effect of the Merger has been deemed immaterial, the Company's statements for years prior to the Merger have not been restated to include the results of Carlisle.

         On January 31, 1995, the Company acquired all of the issued and outstanding stock of FirstBank for cash payments of approximately $25,000,000 funded through cash and borrowings. The transaction was accounted for as a purchase. FirstBank had assets of approximately $154,000,000 at the date of acquisition. The excess of the purchase price over the fair market value of the net assets acquired was allocated to goodwill. The results of operations for FirstBank are included in the consolidated statements of income from the date of acquisition. Unaudited pro forma results of operations of the Company for 1994, assuming that the acquisition of FirstBank had been completed at the beginning of 1994, would reflect net interest income of $49,600,000, net income of $15,096,000 and earnings per share of $1.95.

         On June 14, 1994, the Company merged with InvestArk Bankshares, Inc. ("InvestArk") and in connection therewith issued approximately 886,000 shares of common stock for all of InvestArk's outstanding common stock (the "InvestArk Merger"). The InvestArk Merger was accounted for as a pooling-of-interests. The Company's financial statements for periods prior to the InvestArk Merger have been restated to include the results of InvestArk for all periods presented.

3.       SECURITIES AVAILABLE-FOR-SALE

         The carrying values and estimated fair values of securities available-for-sale at December 31, 1996 and 1995 consisted of the following (in thousands):

                                                       Gross        Gross
                                        Amortized    Unrealized  Unrealized   Estimated
                                          Cost         Gains        Losses     Fair Value
                                       ----------   ----------   ----------   ----------
1996
U.S. Treasury Securities and
     Other U.S. Government  Agencies   $  328,453   $    1,838   $    1,458   $  328,833
Obligations of States and Political         1,294           19            7        1,306
Subdivisions                               85,566          657          423       85,800
Mortgage-Backed Securities                  4,982           38            6        5,014
                                       ----------   ----------   ----------   ----------
Other                                  $  420,295   $    2,552   $    1,894   $  420,953
                                       ==========   ==========   ==========   ==========


1995

U.S. Treasury Securities and
      Other U.S. Government Agencies   $  269,544   $    2,675   $    1,306   $  270,913
Obligations of States and Political         1,730           21            8        1,743
Subdivisions                               56,022          810          271       56,561
Mortgage-Backed Securities                  9,624          204           17        9,811
                                       ----------   ----------   ----------   ----------
Other                                  $  336,920   $    3,710   $    1,602   $  339,028
                                       ==========   ==========   ==========   ==========


         The amortized cost and estimated fair value of securities available-for-sale at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.



                                      [29]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                          Amortized   Estimated
                                            Cost      Fair Value
                                         ----------   ----------
Due in One Year or Less                  $  106,453   $  106,668
Due After One Year Through Five Years       203,332      203,550
Due After Five Years Through Ten Years       24,302       24,282
Due After Ten Years                             642          653

Mortgage-Backed Securities                   85,566       85,800
                                         ----------   ----------
                                         $  420,295   $  420,953
                                         ==========   ==========

Proceeds from sales of securities available-for-sale were $17,187,000, $42,446,000 and $3,622,000 during 1996, 1995 and 1994, respectively. Gross gains realized on these sales during 1996 and 1994 were $122,000 and $9,000, respectively. There were gross losses of $108,000 during 1995.


4.       INVESTMENT SECURITIES

         The carrying values and estimated fair values of investments in debt securities as of December 31, 1996 and 1995 are as follows (in thousands):

                                              Gross        Gross
                                Amortized   Unrealized    Unrealized  Estimated
                                  Cost         Gains       Losses     Fair Value
                               ----------   ----------   ----------   ----------
1996
U.S. Treasury Securities and
     Other U.S. Government
     Agencies                  $   69,393   $      241   $      399   $   69,235
Obligations of States and
     Political Subdivisions        64,932        1,220          224       65,928
Mortgage-Backed Securities         82,911          807          438       83,280
Other                               1,051           28            5        1,074
                               ----------   ----------   ----------   ----------
                               $  218,287   $    2,296   $    1,066   $  219,517
                               ==========   ==========   ==========   ==========

1995
U.S. Treasury Securities and
     Other U.S. Government
     Agencies                  $    9,068   $       35   $       65   $    9,038
Obligations of States and
     Political Subdivisions        78,880        1,805          450       80,235
Mortgage-Backed Securities        110,066        1,263          715      110,614
Other                               3,079          -0-           17        3,062
                               ----------   ----------   ----------   ----------
                               $  201,093   $    3,103   $    1,247   $  202,949
                               ==========   ==========   ==========   ==========

         The amortized cost and estimated fair value of debt securities at December 31, 1996, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Amortized    Estimated
                                            Cost      Fair Value
                                         ----------   ----------
Due in One Year or Less                  $   26,288   $   26,872
Due After One Year Through Five Years        47,953       47,821
Due After Five Years Through Ten Years       38,804       39,379
Due After Ten Years                          22,331       22,165

Mortgage-Backed Securities                   82,911       83,280
                                         ----------   ----------
                                         $  218,287   $  219,517
                                         ==========   ==========

         There were no sales of investment securities during 1996.

         Securities with a carrying value of $278,079,000 at December 31, 1996 were pledged to secure public deposits and for other purposes required by law.




                                      [30]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.       ALLOWANCE FOR POSSIBLE LOAN LOSSES

              The changes in the allowance for possible loan losses during 1996, 1995 and 1994 were as follows (in thousands):

                                          1996          1995          1994
                                       ----------    ----------    ----------
Balance at Beginning of Year           $   10,581    $    9,667    $    9,972
Allowance Applicable to Loans of
   Acquired Bank                            1,215         1,627           -0-
Provision Charged Against Income            1,475           574           334
Recoveries on Loans Charged-Off             1,753         1,404         1,563
Loans Charged-Off                          (3,783)       (2,691)       (2,202)
                                       ----------    ----------    ----------
Balance at End of Year                 $   11,241    $   10,581    $    9,667
                                       ==========    ==========    ==========

6.       LOANS

         Loans consist of the following categories (in thousands):


                                                 1996        1995
                                              ---------   ---------
TYPE
Real Estate Loans Collateralized by -
  Residential Properties, Primarily  Single
       Family Residences
  Commercial Properties                       $ 198,195   $ 175,390
Commercial and Industrial Loans, Other Than     216,239     191,602
   Real Estate and Energy-Related
Energy-Related Loans
Consumer Loans                                  173,398     143,536
Loans for Purchasing or Carrying Securities      17,633      18,268
Financing Leases                                117,006     108,360
                                                     79       6,643
                                                    468         298
                                              ---------   ---------
                                              $ 723,018   $ 644,097
                                              =========   =========

         In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1996 and 1995, officers, directors, and related parties had loans of approximately $15,794,000 and $14,821,000, respectively. At the time of acquisition by the Company, Carlisle also had loans outstanding of $607,000 to officers, directors and related parties. During the year ended December 31, 1996, loans made to these parties totalled $8,819,000 and repayments totalled $8,336,000. Loans to related parties at December 31, 1995 included loans of $117,000 to directors who retired during 1996.

         A summary of non-performing assets as of December 31, 1996 and 1995 is as follows (in thousands):

                                                          1996        1995
                                                       ---------   ---------
Non-Accrual Loans                                      $   2,162   $   2,643
Past Due Loans (90 Days or more and  still accruing)         848         472
Renegotiated Loans                                           677         851
                                                       ---------   ---------
                                                           3,687       3,966
Other Real Estate                                            516         712
                                                       ---------   ---------
Total Non-Performing Assets                            $   4,203   $   4,678
                                                       =========   =========

         The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1996 and 1995 by approximately $81,000 and $87,000, respectively. Substantially all payments on non-accrual loans were applied to principal.



                                      [31]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.       PREMISES AND EQUIPMENT

         Premises and equipment consist of the following (in thousands):

                                       Principal
                                     Depreciation         Estimated
                                       Method             Useful Life         1996         1995
                                   ----------------    ----------------     ---------    ---------
Land                                                                          $ 5,872     $  5,408
Buildings and Leasehold
  Improvements                      Straight-line          5-40 years          29,870       28,303
Furniture, Fixtures and
  Equipment                         Straight-line          3-10 years          18,197       11,682
                                                                              -------     --------
                                                                               53,939       45,393
Less: Accumulated
  Depreciation                                                                (24,415)     (19,074)
                                                                              -------     --------
                                                                              $29,524     $ 26,319
                                                                              =======     ========

         Depreciation included in other expense, net occupancy expense and equipment expense was $2,624,000 in 1996, $2,067,000 in 1995 and $1,558,000 in
1994.

         The Company leases land on which two branches are located and rents on a monthly basis an employee parking lot from a company with common officers and directors of the Company. Rental payments related to these arrangements were approximately $20,000 during each of the years ended December 31, 1996, 1995 and 1994.

8.       INCOME TAXES

         Income tax expense is composed of the following (in thousands):

                                               1996        1995        1994
                                            ---------   ---------   ---------
Currently Payable                           $   7,191   $   6,398   $   5,247
Deferred:
         Effects of Temporary Differences         142         470         722
                                            ---------   ---------   ---------
                                            $   7,333   $   6,868   $   5,969
                                            =========   =========   =========


         The income tax provision included $42,000, $(38,000) and $3,000 for the years ended December 31, 1996, 1995 and 1994, respectively, resulting from securities transactions.

         The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:

                                       1996          1995          1994
                                    ---------     ---------     ---------
Statutory Federal Income Tax Rate        35.0%         35.0%         35.0%
    Less:
      Non-Taxable Interest Income        (5.7)         (6.3)         (6.1)
      Charitable Contributions           (0.8)          -0-           -0-
      Amortization of Goodwill            1.3           1.4           0.8
      Other Items, Net                   (1.1)          1.0           0.2
                                    ---------     ---------     ---------
Effective Income Tax Rate                28.7%         31.1%         29.9%
                                    =========     =========     =========

         At December 31, 1996 and 1995, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets (in thousands).




                                      [32]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                     1996         1995
                                                  ---------    ---------
Accelerated Depreciation                          $  (1,137)   $    (789)
Provision for Possible Loan Losses                    3,056        3,075
Unrealized Gain on Marketable Securities               (202)        (706)
Effects of Pension and Benefit Plans                   (295)        (333)
Difference in Tax and Book Basis  of Securities        (430)        (455)
Write-down of Other Real Estate                          52          110
Other                                                   138          (82)
                                                  ---------    ---------
                                                  $   1,182    $     820
                                                  =========    =========

         The Company has evaluated the need for a valuation allowance and, based on the weight of available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

9.    OTHER BORROWED FUNDS

         Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized below.

                                                                                     1996         1995
                                                                                  ---------    ---------
Average balance during the year                                                   $  52,229    $  36,003
Average interest rate during the year                                                  4.46%        4.89%
Maximum month-end balance during the year                                         $  58,357    $  46,988

U.S. government securities pledged as collateral for the repurchase agreements:
    Carrying Value                                                                $  80,988    $  64,821
    Estimated Fair Value                                                             81,015       65,063

10.   NOTES PAYABLE

         A summary of notes payable as of December 31, 1996 and 1995 is as follows (in thousands):

                                                                                    1996      1995
                                                                                   -------   -------
Promissory Note Bearing Interest at 1.20% Above the 30-Day LIBOR
    (6.763% and 7.1375% at December 31, 1996 and 1995), Principal Due 1997         $ 5,000   $ 5,000
Promissory Note Bearing Interest at 0.1% Above the 30-Day LIBOR
    (5.475% and 6.0375% at December 31, 1996 and 1995), Principal Due 2001           5,000     5,000
Promissory Note to Unaffiliated Bank Bearing Interest at 1.20%
    Above the 30-Day LIBOR (6.763% and 7.1375% at December 31, 1996
    and 1995), $872,000 Due Annually                                                 4,362     5,235
Other Installment Notes Payable Bearing Interest at Rates Varying From
     4.400% to 7.470% and With  Maturities Varying From 1998 to 2023                 4,670     1,597
Line of Credit from Unaffiliated Bank Bearing Interest at 1.20% Above the 30-Day
LIBOR (6.763% at December 31, 1996), Principal Due January 31, 1998                  3,394       -0-
                                                                                   -------   -------
                                                                                   $22,426   $16,832
                                                                                   =======   =======

         The promissory note to the unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith and contains financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

         The notes payable require principal repayments as follows: 1997 - $6,078,000; 1998 - $4,461,000; 1999 - $2,140,000; 2000 - $1,883,000; 2001 -
$6,215,000; and thereafter - $1,649,000.

11.   BENEFIT PLANS

         The Company has a defined benefit pension plan (the "Plan") which covers substantially all of the Company's employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company ($762,000 in 1996, $695,000 in 1995 and $618,000 in 1994) is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits. The following tables set forth the Plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1996 and 1995 (in thousands):




                                      [33]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Actuarial Present Value of Benefit
Obligation at December 31:

                                                    1996         1995
                                                 ---------    ---------
Accumulated Benefit Obligation                   $ (11,942)   $ (11,310)
Effect of Projected Future Compensation Levels      (1,222)      (1,099)
                                                 ---------    ---------
Projected Benefit Obligation for
  Service Rendered to Date                         (13,164)     (12,409)
Plan Assets at Fair Value, Primarily Stock
   and U.S. Government Securities                   13,873       13,059
                                                 ---------    ---------
Plan Assets Greater Than Projected
   Benefit Obligation                                  709          650
Unrecognized Net Loss From Past Experience
   Different From That Assumed                       2,496        2,314
Unrecognized Net Obligations                        (1,156)      (1,227)
                                                 ---------    ---------

Prepaid Pension Cost                             $   2,049    $   1,737
                                                 =========    =========


The Plan's net pension cost for 1996, 1995 and 1994 included the following components (in thousands):

                                     1996          1995          1994
                                   ---------     ---------     ---------
Service Cost                       $     578     $     424     $     412
Interest Cost on Projected
  Benefit Obligation                     915           845           801
Actual Return on Assets               (1,104)       (1,948)          (99)
Net Amortization and  Deferral
                                          61         1,120          (854)
                                   ---------     ---------     ---------
                                   $     450     $     441     $     260
                                   =========     =========     =========

Significant Assumptions:
  Weighted Average Discount Rate        7.25%         7.50%         7.50%
  Estimated Future Pay Increases        4.00%         4.00%         4.00%
  Expected Return on Assets             7.50%         7.50%         7.50%

         The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1996, 1995 and 1994, the Company's expenses totalled approximately $777,000, $601,000, and $525,000 respectively.

         Effective January 1, 1994, the Company adopted a defined contribution employee benefit plan, qualified under IRC Section 401(k) that covers all employees, with the exception of employees who are highly compensated. Contributions to the plan are based on the total amount of salary the employee elects to defer, a matching contribution not to exceed 2.75% of each employee's salary, and a discretionary amount determined each year by the Company. The amount of expense recognized in 1996, 1995 and 1994 was $269,000, $384,000 and $138,000, respectively.

         The Company has a stock option plan under which options to purchase up to 100,000 shares of the Company's common stock may be granted to officers and other key employees of the Company. Terms and conditions of the Company's options including exercise price and period in which options are exercisable are generally at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. The table below details the stock option activity for the past three years.

                         DECEMBER 31, 1996         DECEMBER 31, 1995          DECEMBER 31, 1994
                      -----------------------   -----------------------   -------------------------
                        AMOUNT OF    AVERAGE     AMOUNT OF     AVERAGE     AMOUNT OF      AVERAGE
                         OPTIONS     EXERCISE    OPTIONS       EXERCISE     OPTIONS      EXERCISE
                       OUTSTANDING    PRICE     OUTSTANDING     PRICE     OUTSTANDING      PRICE
                      ------------ ----------   -----------  ----------   -----------    ----------
Outstanding,
  beginning of year        9,444   $    18.96        4,832   $    19.00          -0-        $ -0-
Granted                   31,902        26.45        4,612        18.92        4,832        19.00
Exercised                    -0-          -0-          -0-          -0-          -0-          -0-
Canceled                     -0-          -0-          -0-          -0-          -0-          -0-
                      ----------                ----------                ----------
Outstanding,
  end of year             41,346   $    24.74        9,444   $    18.96        4,832   $    19.00
                      ==========                ==========                ==========




                                      [34]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Options to purchase 3,596 shares of common stock were exercisable at an average exercise price of $18.97 at December 31, 1996. Using the Black-Scholes model, the Company determined the pro forma effect of these options on 1996 and 1995 net income and earnings per share would not be material.

12.      COMMITMENTS AND CONTINGENCIES

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

         Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1997. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996 varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

         Financial instruments whose amounts represent credit risk as of December 31, 1996 and 1995 are as follows (in thousands):

                                 1996       1995
                               --------   --------
Commitments to Extend Credit   $114,849   $ 93,561
Standby Letters of Credit         8,409     13,255

         The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. Payments related to this contract, which expires in 1998, are expensed when paid. This contract requires future annual minimum payments as follows: 1997 - $1,416,000 and 1998 - $1,473,000.

         Certain branch facilities and warehouse space are leased under various operating lease agreements. These leases require approximate minimum annual rentals as follows: 1997- $132,000; 1998-$127,000; 1999-$65,000; 2000-$55,000;
2001-$118,000; and thereafter- $66,000.

         The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company.

13.      RESTRICTIONS

         Each of the Company's subsidiary banks is subject to either national or state banking regulations which restrict the level of dividends that may be paid in a given year. Such restrictions are based on a percentage of the subsidiary bank's net income. During 1996, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $6,520,000 of undistributed earnings plus the net income earned in 1997.

         At December 31, 1996, the Company was required to maintain reserve balances in cash and due from accounts of approximately $10,228,000.

         Banking regulations also require that banks pay insurance premiums to the Federal Deposit Insurance Corporation (the "FDIC") in exchange for the FDIC insuring the deposits of the Company's customers. Insurance premiums paid to the FDIC for the years ended December 31, 1996, 1995 and 1994 were approximately $87,000, $1,238,000 and $2,186,000, respectively, and those premiums were included in other operating expenses on the Company`s Consolidated Statements of Income.




                                      [35]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.      SUPPLEMENTARY DATA FOR CASH FLOWS

         Income taxes paid by the Company during the years ended December 31, 1996, 1995 and 1994 amounted to $6,150,000, $5,812,000 and $5,901,000, respectively. Interest paid on notes payable during the years ended December 31, 1996, 1995 and 1994 was $1,609,000, $1,134,000 and $598,000, respectively.

         In connection with the acquisition in 1995, the Company acquired assets and assumed liabilities as follows (in thousands):

                                   1995
                                ---------
Fair Value of Assets Acquired   $ 154,811
Goodwill                            8,707
Liabilities Assumed              (138,518)
                                ---------
Cash Paid                          25,000
Cash Acquired                      (5,921)
                                ---------
Net Payment for Purchase        $  19,079
                                =========

15.      STOCKHOLDERS' EQUITY

         On May 20, 1996, the Company declared a 3-for-2 stock split which was effected in the form of a fifty percent (50%) stock dividend. The dividend was distributed on June 28, 1996 and increased the issued and outstanding common stock of the Company from 5,159 to 7,738 shares. All per share data and number of shares outstanding have been retroactively restated to reflect the effect of this stock split.

         The Company and each of its subsidiary banks are subject to minimum capital requirements which are administered by various federal regulatory agencies. These capital requirements, as defined by federal guidelines, involve quantitative and qualitative measures of assets, liabilities and certain off-balance sheet instruments. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the financial statements of the Company and its subsidiaries.

         Management believes, as of December 31, 1996, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject. At December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized each of the subsidiaries as well capitalized. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios (as defined in applicable regulations) as set forth in the table below. There are no conditions or events since the notification that Management believes have changed any of the subsidiary banks' category.

         The actual regulatory capital amounts and ratios for the Company and the most significant of its bank subsidiaries are presented in the table below (dollars in thousands):

                                                                                                                Minimum Regulatory
                                                       Actual                    Minimum Regulatory               Provision to be
                                                 Regulatory Capital               Capital Required           Well Capitalized
                                              -------------------------      --------------------------   -------------------------
                                                 Amount        Ratio            Amount         Ratio         Amount        Ratio
                                              ------------- -----------      -------------  -----------   ------------- -----------
At December 31, 1996:
  Total Capital (to Risk Weighted Assets)
    First United Bancshares, Inc.                 $ 148,387      17.61%         $67,410        8.00%             N/A
    City National Bank of Fort Smith              $  36,846      14.31%         $20,478        8.00%         $25,597      10.00%
 Tier 1 Capital (to Risk Weighted Assets)
    First United Bancshares, Inc.                 $ 137,835      16.36%         $33,705        4.00%             N/A
    City National Bank of Fort Smith              $  33,623      13.06%         $10,239        4.00%         $15,359       6.00%
 Tier 1 Capital (to Average Assets)
    First United Bancshares, Inc.                 $ 137,835       9.07%         $60,781        4.00%             N/A
    City National Bank of Fort Smith              $  33,623       8.39%         $16,025        4.00%         $20,031       5.00%
At December 31, 1995:
  Total Capital (to Risk Weighted Assets)
    First United Bancshares, Inc.                 $ 126,834      16.90%         $60,053        8.00%             N/A
    City National Bank of Fort Smith              $  32,890      14.56%         $18,019        8.00%         $27,524      10.00%
  Tier 1 Capital (to Risk Weighted Assets)
    First United Bancshares, Inc.                 $ 117,451      15.65%         $30,026        4.00%             N/A
    City National Bank of Fort Smith              $  30,067      13.31%         $ 9,010        4.00%         $13,515       6.00%
  Tier 1 Capital (to Average Assets)
    First United Bancshares, Inc.                 $ 117,451       8.87%         $52,974        4.00%             N/A
    City National Bank of Fort Smith              $  30,067       8.62%         $13,944        4.00%         $17,430       5.00%





                                      [36]

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16.   CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

         The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows (in thousands):

                                               December 31,
                                            -------------------
                                              1996       1995
                                            --------   --------
CONDENSED FINANCIAL POSITION:
      Assets:
         Cash
         Investment in Subsidiaries         $ 15,300   $ 13,533
         Other Assets                        142,512    126,838
            Total Assets                       5,556      2,477
                                            --------   --------
                                            $163,368   $142,848
                                            ========   ========

      Liabilities and Capital Accounts:
         Notes Payable                      $ 12,756   $ 10,235
         Other Liabilities                     1,011      2,208
                                            --------   --------
            Total Liabilities                 13,767     12,443
                                            --------   --------

            Total Capital                    149,601    130,405
                                            --------   --------

            Total Liabilities and Capital   $163,368   $142,848
                                            ========   ========

                                                  Year Ended December 31,
                                              -------------------------------
                                                1996       1995        1994
                                              --------   --------    --------
CONDENSED OPERATING RESULTS:
  Dividend Income From Subsidiaries           $ 14,135   $ 30,170    $ 11,613
  Management Fees                                  427        537       1,458
  Other Income                                     100        -0-         -0-
                                              --------   --------    --------
                                                14,662     30,707      13,071
                                              --------   --------    --------
  Interest Expense                                 812        771         457
  Other Expense                                  3,406      1,956       2,620
                                              --------   --------    --------
                                                 4,218      2,727       3,077
                                              --------   --------    --------
  Income Before Tax Benefit and Equity in
       Undistributed Income of Subsidiaries     10,444     27,980       9,994
  Income Tax Benefit                             1,761        864         602
                                              --------   --------    --------
  Income Before Equity in Undistributed
       Income of Subsidiaries                   12,205     28,844      10,596
  Equity in Undistributed Income
       of  Subsidiaries                          6,054    (13,640)      3,412
                                              --------   --------    --------
  Net Income                                  $ 18,259   $ 15,204    $ 14,008
                                              ========   ========    ========








                                      [37]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




CONDENSED STATEMENTS OF CASH FLOWS:
  Cash Flows From Operating Activities:
   Net Income                                 $ 18,259    $ 15,204    $ 14,008
   Depreciation                                     17          17          13
   Undistributed Income                         (6,054)     13,640      (3,412)
   Increase in Other Assets                     (2,630)     (1,019)       (305)
   (Decrease) Increase in Other Liabilities     (1,310)       (485)        791
                                              --------    --------    --------
                                                 8,282      27,357      11,095
                                              --------    --------    --------
  Cash Flows From Investing Activities:
   Purchase of Subsidiaries                       (500)    (25,000)        -0-
                                              --------    --------    --------

  Cash Flows From Financing Activities:
   Principal Repayments on Notes Payable        (4,155)       (872)     (1,107)
   Issuance of Notes Payable                     3,394       5,000         -0-
   Payment of Dividends                         (5,254)     (4,385)     (3,857)
                                              --------    --------    --------
                                                (6,015)       (257)     (4,964)
                                              --------    --------    --------
   Net Increase in Cash                          1,767       2,100       6,131
   Cash at Beginning of Year                    13,533      11,433       5,302
                                              --------    --------    --------
   Cash at End of Year                        $ 15,300    $ 13,533    $ 11,433
                                              ========    ========    ========

  Supplementary Data for Cash Flows:
    Taxes Paid                                $  6,150    $  5,812    $  5,901
    Interest Paid on Notes Payable               1,609       1,134         598


17.      FAIR VALUES OF FINANCIAL INSTRUMENTS

         SFAS No. 107 "Disclosure about Fair Values of Financial Instruments," requires disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The estimated fair values of financial instruments with immediate and shorter term maturities (generally 90 days or less) are assumed to be the same as the recorded value. All non-financial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities. The carrying amount and estimated fair values of financial instruments for December 31, 1996 and 1995 are as follows (in thousands):

                                              1996                      1995
                                     -----------------------   -----------------------
                                      Carrying     Estimated     Carrying    Estimated
                                       Value      Fair Value      Value      Fair Value
                                     ----------   ----------   ----------   ----------
ASSETS
Cash and Short-Term Investments      $  118,072   $  118,072   $  106,395   $  106,395
Securities                              639,240      640,529      540,121      541,977
Loans                                   721,161      707,339      642,118      637,659

LIABILITIES
Deposits                             $1,297,273   $1,296,907   $1,127,914   $1,128,713
Federal Funds Purchased and
  Securities Sold Under Agreements
  to Repurchase                          48,629       48,629       46,895       46,895
Notes Payable                            22,426       22,426       16,832       16,832





                                      [38]

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1996, the maximum financing limitation is 10.00%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.

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



                                      [39]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of First United Bancshares, Inc.:

         We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

Arthur Andersen LLP

New Orleans, Louisiana,
January 22, 1997.


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




                                      [40]

EXECUTIVE OFFICERS AND DIRECTORS


FIRST UNITED                                  Katherine P. Ozment                         John H. Sample
BANCSHARES, INC.                              Investments                                 Security Oil Company, Inc.

OFFICERS                                      Cal Partee, Jr.                             Stephen C. Smart, D.D.S.
                                              Oil Investments                             Oral Surgeon
James V. Kelly
Chairman of the Board                         Chesley Pruet                               Carolyn Tennyson
President & Chief Execuitve Officer           Oil Investments                             Timber Investments

John E. Burns, CPA                            John D. Trimble, Jr.                        Charles E. Thomas
Vice President &                              Managing Partner,                           Calion Lumber Company, Inc.
Chief Financial Officer                       Trimble Properties
                                                                                          John D. Trimble, Jr.
Robert G. Dudley                              Ralph C. Wesier                             Managing Partner,
Secretary                                     Managing Partner,                           Trimble Properties
                                              Weiser-Brown Oil Company
Robert L. Jones                                                                           Dr. Srini Vasan
Assistant Secretary                           Dr. David M. Yocum, Jr.                     SARTI
                                              Managing Partner,
AUDIT                                         Alice-Sidney Oil Company                    FIRST NATIONAL BANK
                                                                                          OF MAGNOLIA
Jim Barnes                                    SUBSIDIARIES' OFFICERS
Vice President & Auditor                      AND DIRECTORS                               EXECUTIVE OFFICERS

LOAN REVIEW                                   FIRST NATIONAL BANK                         Robert L. Jones
                                              OF EL DORADO                                President &
Richard E. Ulmer                                                                          Chief Executive Officer
Vice President &                              EXECUTIVE OFFICERS
Loan Review Officer                                                                       Steve Nipper
                                              James V. Kelley                             Executive Vice President -
DIRECTORS                                     Chairman of the Board &                     Operations
                                              Chief Executive Officer
Larry Burrow                                                                              John Roewe
Plant Manager,                                Robert G. Dudley                            Executive Vice President -
Partee Flooring Mill                          President                                   Loans

Claiborne P. Deming                           Larry Kinard                                DIRECTORS
President and                                 Executive Vice President
Chief Execuitve Officer,                      & Secretary                                 Larry Burrow
Murphy Oil Corporation                        Lending                                     Plant Manager,
                                                                                          Partee Flooring Mill
W. A. Eckert                                  DIRECTORS
Attorney                                                                                  Kathy Dickson
                                              Claiborne P. Deming                         Timber and Land Management
James V. Kelley                               President & Chief Executive Officer,
Chairman of the Board, President              Murphy Oil Corporation                      Tommy Fallin, Jr.
& Chief Executive Officer,                                                                Owner,
First United Bancshares, Inc.                 Robert G. Dudley                            Fallin Tractor Compnay
                                              President, First National Bank
Roy E. Ledbetter                              of El Dorado                                Robert L. Jones
President & Chief  Executive Officer,                                                     President & Chief Executive Officer,
Highland Industrial Park, Inc.                Barry Felton                                First National Bank of Magnolia
                                              Felton Oil Company, Inc.
Jack W. McNutt                                                                            James V. Kelley
Former President and                          James V. Kelley                             Chairman of the Board, President
Chief Executive Officer,                      Chairman, President & Chief                 & Chief Executive Officer,
Murphy Oil Corporation                        Executive Officer,                          First United Bancshares, Inc.
                                              First United Bancshares, Inc. and
Michael F. Mahony                             Chairman & Chief Executive Officer,         Richard G. Murphy
Attorney                                      First National Bank of El Dorado            President, Murphy's Jewelers, Inc.

Richard H. Mason                              Michael F. Mahony                           Cal Partee, Jr.
President,                                    Attorney                                    Oil Investments
Gibraltar Energy Company
                                              Richard H. Mason                            David F. Rankin
                                              President, Gibraltar Energy Company         Professor,
                                                                                          Southern Arkansas University

W. E. Morgan, Jr.                             R. Madison Murphy                           George R. Stuart
President,                                    Chairman of the Board,                      Cattle, Timber, Investments
Warnock Furniture, Inc.                       Murphy Oil Corporation
                                                                                          Chris W. Weiser
R. Madison Murphy                             Robert C. Nolan                             Weiser-Brown Operating Company
Chairman of the Board,                        Managing Partner,
Murphy Oil Corporation                        Munoco Company                              Joe D. Woodward
                                                                                          Chairman of the Board,
Robert C. Nolan                               Robert M. Reynolds                          Amfuel and
Managing Partner                              Shuler Drilling Company, Inc.               Attorney
Munoco Company
                                              Dr. Henry B. Rogers
Paula M. O'Connor                             Investments
Investments



                                      [41]

EXECUTIVE OFFICERS AND DIRECTORS


CITY NATIONAL BANK                          MERCHANTS & PLANTERS                            THE BANK OF NORTH
OF FORT SMITH                               BANK, N.A. OF CAMDEN                             ARKANSAS

EXECUTIVE OFFICERS                          EXECUTIVE OFFICER                               EXECUTIVE OFFICERS

Jim Harwood                                 James R. Jordan                                 Lloyd T. Jones
President &                                 President &                                     President &
Chief Executive Officer                     Chief Executive Officer                         Chief Executive Officer

Bill Staed                                  DIRECTORS                                       W. Mike Cone
Executive Vice Pesident                                                                     Executive Vice President
Lending Servcies Group                      Eugene Bramblett                                Lending
                                            Attorney at Law
DIRECTORS                                                                                   DIRECTORS
                                            James R. Jordan
Thomas J. Barr                              President & Chief Executive Officer,            W. Wesley Arnold
President,                                  Merchants and Planters Bank, N.A.               Rancher
Harry G. Barr Company
                                            James V. Kelley                                 Brenda K. Barnes
Morris G. Boren                             Chairman of the Board, President                B&B Supply, Inc.
Consultant,                                 & Chief Executive Officer,
Scott Abell Associates                      First United Bancshares, Inc.                   John E. Burns, CPA
                                                                                            Vice President &
Carolyn L. Branch                           Roy E. Ledbetter                                Chief Financial Officer,
Vice President for                          President & Chief Executive Officer,            First United Bancshares, Inc.
Institutional Development,                  Highland Industrial Park, Inc.
Wesark CommunityCollege                                                                     Thomas C. Colegrove
                                            Jim Neeley                                      Retired, Moore Business Forms
George C. Fisher                            President,                                      and Systems
Director/Manufacturing,                     Neeley Forestry Service
Accounting and Budgets,                                                                     Harlin F. Hames
Arkansas Best Corporation                   Richard L. Robertson                            Retired, Century Telephone
                                            Regional Director,
Jim Harwood                                 Camden Medical Supply/Rotech                    Lloyd T. Jones
President & Chief Executive Officer,        Medical Corporation                             President &
City National Bank of Fort Smith                                                            Chief Executive Officer,
                                            Joe M. Rogers                                   The Bank of North Arkansas
George R. Jacobs                            Owner and President,
Vice President, USA Truck                   Rogers Lumber Company                           James E. Miller
                                                                                            G.H. Miller and Sons
James V. Kelly                              COMMERCIAL BANK
Chairman of the Board, President            AT ALMA                                         Reed M. Perryman
& Chief Executive Officer,                                                                  Pharmacist
First United Bancshares, Inc.               EXECUTIVE OFFICERS
                                                                                            FIRST UNITED BANK
A. Samuel Koenig III                        Jim V. Fincher
Physician                                   President &                                     EXECUTIVE OFFICER
                                            Chief Executive Officer
Emon A. Mahony, Jr.                                                                         Robert M. Koch
Chairman, Arkansas Oklahoma                 William N. "Dockey" Brasher III                 President &
Gas Corporation                             Executive Vice President                        Chief Executive Officer
Vice President,
Mahony Corporation                          DIRECTORS
                                                                                            DIRECTORS
Charles Shuffield                           James A. Arnold III
President, Sparks                           Attorney                                        Jack B. Coker
Regional Medical Center                                                                     Pharmacist
                                            Leonard L. Blaschke
                                            Grocer

Bill Staed                                  William N. "Dockey" Brasher III                 Tommy Hillman
Executive Vice President,                   Executive Vice President                        President, Winrock Farms, Inc.
Lending Services Group                      Commercial Bank of Alma
City National Bank of                                                                       Jerry J. Hoskyn
Fort Smith                                  Jim V. Fincher                                  President, Prarie Hill Farms, Inc.
                                            President & Chief Executive Officer,
Bobby W. Stephens                           Commercial Bank at Alma                         Harold Ives
Executive Vice President,                                                                   Vice Chairman of the Board;
Beverly Enterprises, Inc.                   John A. Griffin                                 Chief Executive Officer,
                                            Retired Oil Distributor                         Harold Ives Trucking Company
George Warmack
Partner, Warmack & Co.                      Jim Harwood                                     Steven M. Keith
                                            President & Chief Executive Officer,            President, KBX, Inc.
Robert B. Westphal                          City National Bank of Fort Smith
Investments                                                                                 James V. Kelley
                                            Hilda Knight                                    Chairman of the Board, President
ADVISORY DIRECTOR                           Retired Banker                                  & Chief Executive Officer
                                                                                            First United Bancshares, Inc.
J. L. Swink                                 Paul L. Winborn
Commercial Warehouses                       Pharmacist                                      Robert M. Koch
and Investments                                                                             President &
                                                                                            Chief Executive Officer,
                                                                                            First United Bank



                                      [42]

EXECUTIVE OFFICERS AND DIRECTORS


Wanda H. Northcutt                           Gene D. Wyatt                                    Ralph Wilson
State Representaive                          Chairman of the Board                            Optometrist
                                             & Chief Executive Officer,
John E. Stephens                             FirstBank                                        FIRST UNITED TRUST
President, Bovine Farms, Inc.                                                                 COMPANY, N.A.
                                             CITIZENS BANK AND TRUST
HONORARY DIRECTOR                                                                             EXECUTIVE OFFICERS
                                             EXECUTIVE OFFICERS
L. Clyde Carter                                                                               Richard P. Clark II
Retired, Former President                    Robert M. Koch                                   President & Chief Executive Officer
& Chief Executive Officer,                   President & Chief Executive Officer
Riceland Foods, Inc.                                                                          Robert McDowell
                                             Bill Shoup                                       Executive Vice President
FIRSTBANK                                    Executive Vice President - Lending
                                                                                              DIRECTORS
EXECUTIVE OFFICERS                           DIRECTORS
                                                                                              Richard P. Clark II
Gene D. Wyatt                                Tommy Hillman                                    President & Chief Executive Officer,
Chairman of the Board                        President, Winrock Farms, Inc.                   First United Trust Company, N.A.
& Chief Executive Officer
                                             Robert M. Koch                                   Robert G. Dudley
Steve C. Wiggs                               President & Chief Executive Officer,             President, First National Bank of
President &                                  Citizens Bank and Trust                          El Dorado
Chief Operating Officer
                                             Bill Shoup                                       Harry C. Erwin
Norman C. Rochelle                           Executive Vice President - Lending               Retired CPA
Executive Vice President,                    Citizens Bank and Trust
Lending                                                                                       Jim Harwood
                                             Randall Snider                                   President & Chief Executive Officer,
Robert L. McDowell                           Farmer                                           City National Bank of Fort Smith
Executive Vice President
& Trust Officer                              Gaines Young                                     R. Madison Murphy
                                             Senior Vice President                            Chairman of the Board,
Brice E. Feasel                              Citizens Bank and Trust                          Murphy Oil Corporation
Executive Vice President,
Branch Lending                               HAZEN FIRST STATE BANK

DIRECTORS                                    EXECUTIVE OFFICERS

James M. Carlow                              Robert M. Koch
Bowie County Judge                           President & Chief Executive Officer

Steve Conner                                 Tony Lambert
Conner & Williams Insurance                  Executive Vice President - Lending

Lucille T. Cook                              DIRECTORS
Investments
                                             Tommy Hillman
Delton B. Gwinn                              President, Winrock Farms, Inc.
Investments
                                             Robert M. Koch
Joe Connor Hart                              President & Chief Executive Officer,
President, Hart Farms, Inc.                  Hazen First State Bank

James V. Kelley                              Robert Petter, Sr.
Chairman of the Board,                       Farmer
President & Chief Executive Officer,
First United Bancshares, Inc.                FIRSTBANK OF ARKANSAS

Kenneth K. Martin                            EXECUTIVE OFFICERS
Investments
                                             Robert M. Koch
M. L. Mayo                                   President & Chief Executive Officer
Chairman, Mayo Mfg. Corp.
                                             Carl A. Gunter
Amos McCulloch, Jr.                          Executive Vice President
President,
Wholesale Electric Supply
Company, Inc.

H. J. Trammell                               DIRECTORS
Investments
                                             Tommy Hillman
Graton E. White, Jr.                         President, Winrock Farms, Inc.
President, Howtex, Inc.
                                             Robert M. Koch
Steve C. Wiggs                               President & Chief Executive Officer,
President &                                  First Bank of Arkansas
Chief Operating Officer,
FirstBank                                    Ben Myers
                                             Pharmacist

                                             Dewey Snowden
                                             Retired School Superintendent







                                      [43]

CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will convene on May 27, 1997, at 2:00 p.m.
(CDT) in the Directors Room of the First National Bank, Main and Washington Streets, El Dorado, Arkansas

CORPORATE HEADQUARTERS

Main and Washington Streets
El Dorado, Arkansas  71730

COMMON STOCK

NASDAQ Symbol: UNTD
Listed: NASDAQ System National Market List

INDEPENDENT PUBLIC ACCOUNTANTS

Arthur Andersen LLP
New Orleans, Louisiana

FINANCIAL AND GENERAL INFORMATION

First United's Annual Report to the Securities and Exchange Commission on Form 10-K is incorporated in this report. Additional copies and other financial reports or information are available without charge upon request by writing:
John E. Burns, First United Bancshares, Inc., P. O. Box 751, El Dorado, Arkansas 71731- 0751.

STOCKHOLDER INFORMATION

Stockholders seeking any information concerning their shares or dividends should contact the transfer agent, First United Trust Company, N.A., as follows: ATTN: Corporate Trust, P. O. Box 751, El Dorado, Arkansas 71731-0751, Telephone (501) 863-3181, Extension 242.

First United Bancshares, Inc.

El Dorado, Arkansas
And its wholly-owned subsidiaries
First National Bank of El Dorado
City National Bank of Fort Smith
First National Bank of Magnolia
Merchants and Planters Bank, N.A. of Camden
Commercial Bank at Alma
The Bank of North Arkansas
First United
FirstBank, Texarkana, Texas
Citizens Bank and Trust
Hazen First State Bank
FirstBank of Arkansas
First United Trust Company, N.A.



                                      [44]

                         FIRST UNITED BANCSHARES, INC.

                                    APPENDIX

                                     TO THE
                       1996 ANNUAL REPORT TO STOCKHOLDERS

         This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1996 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

         1. The Cover Page of the Report is titled "1996 Annual Report "First United Bancshares, Inc."

         2. Page 4 of the Report contains a bar graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of $1.64, $1.71, $1.81, $1.96, and $2.21 for the years ended December 1992, 1993,
1994,1995, and 1996, respectively.

         3. Page 4 of the Report contains a double bar graph titled "Book Value-Market Value at Year End (Dollars)" which discloses the book value of a share of First United common stock to be $12.43, $13.98, $14.15, $16.85, and $18.14 for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, respectively. The graph also discloses the market value of a share of First United common stock to be $17.33, $19.67, $20.17, $27.67, and $33.00 for the
years ended December 31,1992, 1993, 1994, 1995,and 1996, respectively.

         4. Page 5 of the Report contains a line graph titled "Interest Margin Analysis" which discloses the "Break-Even Yield", "Net Interest Margin" and "Net Interest Spread". The Break-Even Yield" is disclosed as 2.89%, 3.68%, and 3.71%, the Net Interest Margin" is disclosed as 4.29%, 4.39%, and 4.34%, the "Net Interest Spread" is disclosed as 3.51% , 3.41%, and 3.52%, for the years ended December 31, 1994, 1995, and 1996, respectively.

         5. Page 6 of the Report contains a bar graph titled "Loan Loss Provision" which discloses the dollar amount (in thousands) that has been allocated to the loan loss reserve account, which is disclosed as $2,486, $1,815, $334, $574, and $1,475 for the years ended December 31, 1992, 1993,
1994, 1995, and 1996, respectively.

         6. Page 8 of the Report contains a line graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $8,579, $4,237, $3,518, $4,678,and $4,203, the
"Non-Performing Loans" as, $4,723, $3,198, $2,998, $3,966, and $3,687,and the
"Allowance for Loan Losses" as $7,972, $9,972, $9,667, $10,581, and $11,241,
for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, respectively.

         7. Page 11 of the Report contains a graph titled "Average 1996 Deposit Composition" which discloses the make-up of the deposits as 30.68% of "Savings and Interest-Bearing Demand" deposits, 17.20% of "Other Time Deposits", 38.81% of "Non-Interest Bearing Demand" deposits and 13.31% of "Time Deposits of $100,000 or More".

         8. Page 13 of the Report contains a bar graph titled "Stockholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximately $95, $108, $110, $130, and $ 149 for the years ended December 31, 1992, 1993, 1994, 1995, and 1996, respectively.

         9. Page 14 of the Report contains a graph titled "1996 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 16.36% and 17.61% respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risked-Based Capital" as 4.0% and 8.0%, respectively.