Form 10-K405, Exhibit 13
period 1997-12-31
FIRST UNITED BANCSHARES INC /AR/
filed 1998-03-31
CIK 355883

                                                                     EXHIBIT 13



                          FIRST UNITED BANCSHARES, INC.



                       1997 ANNUAL REPORT TO STOCKHOLDERS

TABLE OF CONTENTS

         Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . . .       1

         Letter to the Stockholders . . . . . . . . . . . . . . . . . . . . . . .       2

         Financial Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . .    3-16

         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . .      17

         Quarterly Results of Operations  . . . . . . . . . . . . . . . . . . . .      18

         Financial Statements and Notes . . . . . . . . . . . . . . . . . . . . .   19-36

         Report of Independent Public Accountants . . . . . . . . . . . . . . . .      37

         Report of Management on Financial Statements . . . . . . . . . . . . . .      37

         Executive Officers and Directors of First United and its Subsidiaries. .   38-40

         Corporate Information  . . . . . . . . . . . . . . . . . . . . . . . . .      41

FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------------------------------------------
FIRST UNITED BANCSHARES, INC.
(Dollars In Thousands, Except Per Share Data)                               1997              1996         % Change
--------------------------------------------------------------------------------------------------------------------
INCOME DATA
Net Income                                                            $    24,905        $   22,372          11.32%
Net Interest Income                                                        74,826            65,582          14.10%
--------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
Net Income                                                            $      2.42        $     2.27           6.61%
Book Value (End of Period)                                                  19.17             17.55           9.23%
Tangible Book Value (End of Period)                                         18.14             16.39          10.68%
Market Value (End of Period)                                                40.00             33.00          21.21%
Cash Dividends                                                                .77               .66          16.67%
--------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA (YEAR END)
Total Securities(1)                                                   $   732,608        $  731,802           0.11%
Loans(2)                                                                1,003,308           844,255          18.84%
Earning Assets(2)                                                       1,806,139         1,642,327           9.97%
Total Assets                                                            1,938,236         1,772,992           9.32%
Deposits                                                                1,633,222         1,514,038           7.87%
Stockholders' Equity                                                      197,006           172,800          14.01%
--------------------------------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets                                                     1.37%             1.29%
Return on Average Equity                                                    13.94%            13.92%
Net Interest Margin (FTE)                                                    4.45%             4.28%
Allowance for Loan Losses to Loans(2)                                        1.45%             1.50%
Equity to Assets(3)                                                         10.10%             9.75%
Leverage Ratio                                                               9.61%             9.07%
Primary Capital Ratio                                                       10.77%            10.41%
--------------------------------------------------------------------------------------------------------------------

(1) Includes available-for-sale and investment securities.

(2) Net of unearned income.

(3) Excludes unrealized gains or losses on securities available-for-sale.



                                                                            [1]

TO OUR STOCKHOLDERS AND FRIENDS:


     1997 was a very active year for First United Bancshares. While achieving record earnings, the company announced four new bank mergers, further progress on our technology enhancement plan and another increase in our cash dividend rate. This letter will outline each of these areas and hopefully convey our thoughts concerning the future direction of our company.

Operating Results

     Earnings per share for 1997 were $2.42 compared with $2.27 for 1996 and $1.97 for 1995, all on a restated basis, to reflect acquisitions. When compared with originally reported earnings per share in 1996 of $2.21, earnings per share increased approximately 10% during 1997. First United reported record net income of $24.9 million during 1997 when compared to $22.4 million and $18.4 million during 1996 and 1995, respectively. Total assets at year-end were $1.9 billion.

     The internal growth rate of our consolidated loan portfolio grew 13.3% to approximately $1 billion. While we were pleased with this growth, it brings our loan to deposit ratio to 61.43%. This represents potential for continued growth.

     Our efficiency ratio of 55.58% is indicative of our commitment to controlling non-interest expense. Additionally, our return on equity of 13.94% during the past year, while not at the level we wish, is an improvement over our originally stated returns for 1996 and 1995. Improving our return on equity continues to be a high priority for First United. Return on average assets was 1.37%, also an increase from last year.

     The cash dividend rate was increased from $0.17 to $0.20 in May 1997. This was the sixth consecutive year of dividend increases. One of the primary focuses of this company is on increasing total return to the shareholders through return on equity and yield through cash dividends. Our efforts which are outlined in this letter are to further that end.

Expansion

     Expansion of our core banking franchise was furthered by the addition of Fredonia State Bank (Nacogdoches, Texas) with $250 million in assets and City Bank & Trust (Shreveport, Louisiana) with $65 million in assets to First United. We also announced during 1997 pending mergers with First Republic Bank (Monroe, Louisiana) with $149 million in assets and Citizens National Bancshares (Hope, Arkansas) with $263 million in assets. It is anticipated that all of these transactions have been or will be accretive to earnings per share immediately upon consummation. These fine banks fit the model that we are looking for in First United banks - strong community orientation, excellent management and a commitment to increasing shareholder value. We would expect continued merger and acquisition opportunities in 1998.

Technology Enhancements

     This past year saw First United continuing a reengineering program of its management information systems and technology services. Work continued on the conversion of our banking subsidiaries to our consolidated core processing, branch automation, and ATM network systems. As you are aware, the next millennium is fast approaching and with it comes complex issues related to reprogramming of many electronic and data processing systems. We are fortunate to have business partners that are for all practical purposes year 2000 compliant with respect to their computer software and hardware products. Unlike many financial institutions, we do not anticipate significant additional expenses to bring our banking systems into compliance with year 2000 standards. This fact will assist your company in meeting the financial goals and objectives we have set for 1998 and beyond.

     Our online Internet Banking product was introduced in the Nacogdoches, Texas market during the third quarter of last year. With the online banking product, bank customers are able to make inquiries on their loan and deposit accounts, get online account statements, transfer funds, make loan payments, order checks, request stop payments, apply for loans and open new accounts. Online banking makes it easier and more convenient for our banks' customers to access their accounts from their homes, offices or any site with Internet access. It is our plan to introduce this product in our other markets during 1998. Online banking is part of a broader array of services that banks must offer in order to meet the needs of a diverse population and First United is leading the way in providing our customers with this outstanding product. Our customers will continue to be able to handle their transactions at the bank if they prefer, but the segment of our customers who prefer to use the online method will be able to do so.

     It was recently announced that First United is purchasing a one-third interest in the DASH(TM) ATM Network. The transaction is expected to close during the first quarter of 1998. DASH(TM) provides turnkey ATM network processing and debit card services. Electronic commerce is a strong source of fee income and we would like to expand our presence in that area because more and more financial transactions, i.e., credit card, debit card, merchant, ATM and smart card transactions are being processed in this manner. The purchase of an interest in this network will provide us with a vehicle to increase our fee income and scope of services.

     The results reported here would not be possible without your support and the complete dedication and hard work of our staff. We hope that our progress this past year reflects our commitment to making First United a high performing company in every way. We are confident that 1998 will be another year in which your company achieves a high level of financial performance.




                                 James V. Kelley
                                 Chairman, President and
                                 Chief Executive Officer



                                                                            [2]

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

     In 1997, First United increased its quarterly cash dividend as a result of higher sustainable earnings. The current annual dividend rate is $0.80 per share versus $0.68 prior to the increase.

     On September 3, 1997, First United merged with Fredonia Bancshares, Inc. ("Fredonia") and in connection therewith issued approximately 1,606,000 shares of common stock for all of Fredonia's outstanding common stock (the "Merger"). The Merger was accounted for as a pooling-of-interests and, accordingly, First United's financial statements for periods prior to the Merger have been restated to include the results of Fredonia for all periods presented.

     On December 31, 1997, First United acquired the issued and outstanding stock of City Bank & Trust of Shreveport, Louisiana ("City Bank") in a transaction accounted for as a pooling-of-interests. First United issued approximately 425,000 shares in exchange for all of the outstanding shares of City Bank. City Bank had assets of approximately $65.9 million at the date of acquisition. First United's statements for years prior to the merger with City Bank have not been restated to include the results of City Bank.

     Operations for 1997 resulted in net income of $24.9 million or $2.42 per share compared to $22.4 million or $2.27 per share in 1996. As shown in Table 1, the most significant changes in per share net income for 1997 as compared to 1996 occurred in net interest income, non-interest income and non-interest expense. A more detailed discussion of the components of net income is given throughout this Financial Analysis.

     Net income as a percentage of total average assets (ROA) was 1.37% in 1997 versus 1.29% in 1996 and 1.32% in 1995. The return on stockholders' equity (ROE) was 13.94% in 1997 versus 13.92% in 1996 and 13.46% in 1995. These measures compare favorably with banks of similar size nationwide.

     Total assets at December 31, 1997 were $1.9 billion as compared to the year-end 1996 balance of $1.8 billion. The book value of First United's common stock increased 9.23% to $19.17 per share in 1997 from $17.55 per share in 1996. Cash dividends were $.77 per share in 1997 and $.66 per share in 1996 and $.62 per share in 1995.



                                                                             [3]

TABLE 1:  CHANGES IN PER SHARE INCOME


                                                                          December 31,
------------------------------------------------------------------------------------------------
                                                               1997          1996         1995
------------------------------------------------------------------------------------------------
Prior year income                                              $2.27        $1.97        $1.79
Increase(decrease) attributable to:
Effect of immaterial pooling                                    0.03         0.02           -0-
Net interest income                                             0.53         0.53         0.75
Provision for loan losses                                      (0.16)       (0.01)       (0.03)
Non-interest income                                             0.16         0.20         0.19
Non-interest expense                                           (0.42)       (0.41)       (0.60)
Income taxes                                                    0.01        (0.03)       (0.13)
------------------------------------------------------------------------------------------------

Current year income                                            $2.42        $2.27        $1.97
------------------------------------------------------------------------------------------------


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

     On a tax-equivalent basis, net interest income for the year ended December 31, 1997 was $77.3 million, an increase of 13% over the year-end 1996 total of $68.3 million. Net interest income for the year ended December 31, 1995 was $60.1 million. The growth in net interest income for 1997 and 1996 was the result of the effects of increased levels of earning assets.


TABLE 2:  ANALYSIS OF NET INTEREST MARGIN

                                                           December 31,
       ------------------------------------------------------------------------------

                                                 1997          1996         1995
       ------------------------------------------------------------------------------
       Yield on earning assets                   8.07%         7.95%        7.93%
       Break-even yield                          3.62%         3.66%        3.62%
       Net interest margin                       4.45%         4.28%        4.30%
       Net interest spread                       3.61%         3.47%        3.37%
       ------------------------------------------------------------------------------

     The net interest margin increased in 1997 when compared with the previous year, from 4.28% in 1996 to 4.45% in 1997. First United's growth in interest-earning assets at a rate greater than the growth in interest-bearing liabilities has contributed to the increase in net interest margin.

     Earning assets increased from a level of $1.64 billion at December 31, 1996 to a level of $1.81 billion at year-end 1997. Short-term investments increased $4.0 million, securities increased $0.8 million and loans increased $159.1 million. As a percentage of earning assets, short-term investments remained at 4%, total securities decreased from 45% to 41% and loans increased from 51% to 56%. The relative level and mix of earning assets reflected the effect of higher earnings being available in the investment market.

     Interest-bearing deposits increased $104.9 million during 1997. Total interest-bearing deposits were $1.36 billion at December 31, 1997 compared with $1.26 billion at year-end 1996. Non-interest-bearing demand deposits increased $14.3 million or 6% during 1997. The increase is attributable to a general increase in deposits on hand at First United's subsidiary banks.



                                                                            [4]

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

     The provision for loan losses totaled $2.4 million in 1997 versus $0.7 million in 1996 and $0.6 million in 1995. First United's loan portfolio modestly reflects the national trend of increased levels of consumer spending and borrowings. As a result, First United increased its 1997 provision as compared to 1996 and 1995 levels to ensure that the allowance is maintained at an adequate level.


NON-INTEREST INCOME

     Total non-interest income was $15.3 million for 1997 compared with $12.3 million in 1996 and $9.6 million in 1995. The increase in 1997 compared to prior year levels is primarily the result of continued increases in fee income earned on deposits and trust company accounts. Since 1995, deposits subject to service charges have increased by 5.6% while trust assets under management have increased by 7.9%.

NON-INTEREST EXPENSE

     Non-interest expense increased 16% or $7.4 million in 1997 over 1996 levels, and increased 14% in 1996 over 1995 levels. First United's 1996 conversion of four of its subsidiary banks to a new computer system accounts for the increase in non-interest expense in 1996.

INCOME TAXES

     Federal income taxes as a percentage of pre-tax income were 27.98% in 1997, 28.89% in 1996 and 30.94% in 1995. Additional information regarding income taxes can be found in Note 9 in the Notes to the Consolidated Financial Statements.


BALANCE SHEET ANALYSIS

LOANS AND CREDIT RISK MANAGEMENT

     A sound credit policy combined with periodic and independent credit reviews are the key factors for First United's credit risk management program. All subsidiary banks operate under written loan policies that help maintain a consistent lending function and provide sound credit decisions.


TABLE 3:  LOAN PORTFOLIO


                                                                        December 31,
---------------------------------------------------------------------------------------------------------------------

(Dollars in Thousands)                      1997            1996            1995          1994            1993
---------------------------------------------------------------------------------------------------------------------
Commercial, Financial and
  Agricultural                          $  256,893       $207,886       $181,256        $158,272        $121,148
Real Estate                                579,948        488,846        434,722         346,590         370,813
Consumer Loans                             170,502        149,867        133,599         103,318          98,696
Loans for Purchasing or
  Carrying Securities                          237            116          6,835           2,461           2,830
Financing Leases                               424            605            512             237             509
                                        ----------       --------       --------        --------        --------
  Total Loans                           $1,008,004       $847,320       $756,924        $610,878        $593,996
                                        ==========       ========       ========        ========        ========

Non-Performing Assets                   $    5,889       $  5,636       $  6,174        $  5,210        $  6,649
                                        ==========       ========       ========        ========        ========



                                                                            [5]

TABLE 4: LOAN MATURITIES

--------------------------------------------------------------------------------------------------------

                                                                 December 31, 1997
--------------------------------------------------------------------------------------------------------

                                            1 Year            Over 1              Over
(Dollars in Thousands)                     or Less        through 5 years       5 years         Total
                                           -------        ---------------       -------         -----

Commercial, Financial &
Agricultural                               $147,815          $96,681            $12,397        $256,893
                                           ========          =======            =======        ========
Variable Rate                                                                                  $ 91,495
Pre-determined Rate                                                                            $165,398
--------------------------------------------------------------------------------------------------------

     Credit decisions continue to be based on the borrower's cash flow position and the value of the underlying collateral, as well as other relevant factors. Each bank is responsible for evaluating its loans to identify those credits beginning to show signs of deterioration so that prompt corrective action may be taken. In addition, First United has a loan review function that operates independently of the subsidiary banks. The loan review teams perform periodic examinations of each bank's loans and related documentation. Results of these examinations are reviewed with the Chairman and Chief Executive Officer of First United, the management and boards of the respective subsidiary banks, and the First United Audit Committee.

     Construction loans outstanding at December 31, 1997 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

     A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $5.1 million and $4.5 million at December 31, 1997 and 1996, respectively. The level of non-performing loans represented 0.5% of loans for the years ended 1997 and 1996.

     Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1997 totaled $2.8 million compared with $2.9 million at year ended 1996. It is the policy of First United to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1997 by approximately $0.1 million. The amount of interest income on such non-performing loans included in net income for 1997 was not material.

     Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

     Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $0.7 million at year ended 1997. This compares with $1.1 million and $1.3 million at year ended 1996 and 1995, respectively.

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



                                                                            [6]

TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE

                                                                                  December 31,
   --------------------------------------------------------------------------------------------------------------------

   (Dollars in Thousands)                                  1997          1996         1995         1994         1993
   --------------------------------------------------------------------------------------------------------------------
   Balance of Allowance for Loan
     Losses at Beginning of Period                       $ 12,655     $ 12,882      $12,250       $12,704      $10,535
                                                         --------     --------      -------       -------      -------

   Allowance Applicable to Loans of Acquired Bank             426        1,215        1,627            86          840
                                                         --------     --------      -------       -------      -------

   Loans Charged-Off:
     Commercial, Financial and Agricultural                   615          982        1,118         1,131          611
     Real Estate                                              199          533          550           315          407
     Consumer                                               1,775        2,532        1,444         1,372          696
     Other                                                      2          -0-            7             9          276
                                                         --------     --------      -------       -------      -------

   Total Loans Charged-Off                                  2,591        4,047        3,119         2,827        1,990
                                                         --------     --------      -------       -------      -------

   Recoveries of Loans Previously Charged-Off:
     Commercial, Financial and Agricultural                   894          663          834           825          501
     Real Estate                                              170          231          169           218          718
     Consumer                                                 520          986          547           910          285
                                                         --------     --------      -------       -------      -------

   Total Recoveries                                         1,584        1,880        1,550         1,953        1,504
                                                         --------     --------      -------       -------      -------

   Net Loans Charged-Off                                    1,007        2,167        1,569           874          486
                                                         --------     --------      -------       -------      -------

   Provision to Allowance                                   2,448          725          574           334        1,815
                                                         --------     --------      -------       -------      -------

   Balance at End of Period                              $ 14,522     $ 12,655      $12,882       $12,250      $12,704
                                                         ========     ========      =======       =======      =======

   Ratio of Net Charge-Offs to Loans
   Outstanding                                                .10%         .26%         .20%          .12%         .08%
   --------------------------------------------------------------------------------------------------------------------

TABLE 6: ALLOCATION OF RESERVE BY CATEGORY

                                                                   December 31,
-----------------------------------------------------------------------------------------------------------------------------------
                       1997                    1996                    1995                    1994                    1993
-----------------------------------------------------------------------------------------------------------------------------------
                              % Loans               % Loans in               % Loans                 % Loans             % Loans in
(Dollars in                   in each                  each                  in each                 in each                 each
 Thousands)       AMOUNT      Category    Amount     Category     Amount     Category     Amount     Category    Amount    Category
-----------------------------------------------------------------------------------------------------------------------------------
Commercial and
 Financial      $  4,264         25%     $4,028          24%      $4,548         29%    $  6,027         22%    $  6,769        15%
Real Estate        2,144         58%      1,567          58%       1,307         55%       1,170         62%       1,330        29%
Consumer           2,106         17%      2,322          18%       2,166         16%       1,880         16%       1,418        56%
Unallocated        6,008         -0-      4,738          -0-       4,861         -0-       3,173         -0-       3,187        -0-
-----------------------------------------------------------------------------------------------------------------------------------
Total            $14,522        100%    $12,655         100%     $12,882        100%     $12,250        100%     $12,704       100%
-----------------------------------------------------------------------------------------------------------------------------------

Allowance as a
Percentage of
Total Loans         1.44%                  1.50%                    1.70%                   2.01%                   2.14%
-----------------------------------------------------------------------------------------------------------------------------------

     Allowance for possible loan losses as a percentage of non-performing loans was approximately 282%, 278% and 265% at December 31, 1997, 1996 and 1995, respectively.

     All non-performing assets of First United as of December 31, 1997 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1997, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.



                                                                            [7]

TABLE 7: RISK ELEMENTS

                                                                            December 31,
         -----------------------------------------------------------------------------------------------------------

         (Dollars in Thousands)                         1997         1996          1995          1994         1993
         -----------------------------------------------------------------------------------------------------------
         Non-Performing Loans:
         Non-Accrual Loans:
         Commercial & Financial                      $   965      $   929       $ 1,865        $   697      $ 2,001
         Real Estate                                   1,457        1,667         1,284          2,082        1,514
         Consumer                                        334          288           174            183          175
         -----------------------------------------------------------------------------------------------------------
           Total Non-Accrual Loans                     2,756        2,884         3,323          2,962        3,690
         -----------------------------------------------------------------------------------------------------------
         Past Due 90 Days or More and
         Still Accruing:
         Commercial                                      582          287           173            204           84
         Real Estate                                     854          358           208            197          409
         Consumer                                        427          340           312            220          261
         -----------------------------------------------------------------------------------------------------------
           Total Past Due 90 Days
             or More and Still
             Accruing                                  1,863          985           693            621          754
         -----------------------------------------------------------------------------------------------------------
         Renegotiated Loans                              524          677           851            326          223
         -----------------------------------------------------------------------------------------------------------
         Total Non-Performing Loans                    5,143        4,546         4,867          3,909        4,667
         Other Real Estate                               746        1,090         1,307          1,301        1,982
         -----------------------------------------------------------------------------------------------------------
         Total Non-Performing Assets                 $ 5,889      $ 5,636       $ 6,174        $ 5,210      $ 6,649
         -----------------------------------------------------------------------------------------------------------
         Non-Performing Loans
           as a % of Outstanding Loans                   .51%         .54%          .64%           .64%         .79%
         Non-Performing Assets
           as a % of Equity Capital                     2.99%        3.26%         4.11%          4.15%        5.37%
         -----------------------------------------------------------------------------------------------------------

SECURITIES

     First United's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. On January 1, 1994, First United adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Under this accounting standard, debt securities that First United has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. The carrying value of available-for-sale securities that were sold during 1997 was approximately $10.3 million as compared to $17.2 million and $50.9 million in 1996 and 1995, respectively. See Notes 4 and 5 of the Notes to the Consolidated Financial Statements for additional information on available-for-sale and investment securities.

TABLE 8: SECURITIES CARRYING VALUE(1)

(Dollars in Thousands)                                                        December 31,
----------------------------------------------------------------------------------------------------------
                                                                    1997           1996            1995
                                                                 ---------      ----------      ----------

U.S. Treasury Securities and Other U.S. Government Agencies      $ 452,539      $  439,873      $  331,295
Obligations of States and Political Subdivisions                   105,292          80,993         100,343
Mortgage-Backed Securities                                         174,123         203,933         201,994
Other Securities                                                       654           7,003          13,870
                                                                 ---------      ----------      ----------
                                                                 $ 732,608      $  731,802      $  647,502
                                                                 =========      ==========      ==========

(1) Includes available-for-sale and investment securities.



                                                                            [8]

TABLE 9:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS(1)

                                                              Investment Securities
                             -----------------------------------------------------------------------------------

                                                           Maturing
                             ------------------------------------------------------------------

                                                After One But    After Five But                  Mortgage-Backed Available-for-Sale
                             Within One Year  Within Five Years Within Ten Years After Ten Years   Securities       Securities
                             ------------------------------------------------------------------------------------------------------
(Dollars in Thousands)
                             Amount   Yield    Amount   Yield   Amount   Yield   Amount   Yield   Amount   Yield    Amount  Yield
                             ------------------------------------------------------------------------------------------------------
U.S. Treasury Securities
 and Other U.S.
 Government Agencies         $15,423   6.59%   $36,531   6.75%  $ 7,063  6.45% $    -0-   0.00% $    -0-   0.00%  $393,522  6.35%
State & Political
 Subdivisions                 16,019   5.20%    36,184   4.87%   36,201  5.19%  12,803    6.31%      -0-   0.00%     4,085  5.09%
Mortgage-Backed
 Securities                       -0-  0.00%        -0-  0.00%       -0- 0.00%      -0-   0.00%  77,047    6.53%    97,076  6.51%
Other                            153   5.76%        -0-  0.00%       -0- 0.00%      -0-   0.00%      -0-   0.00%       501  5.78%
                             -------   ----    -------   ----   -------  ----  -------    ----  -------    ----   --------  ----
Total                        $31,595   5.88%   $72,715   5.82%  $43,264  5.40% $12,803    6.31% $77,047    6.53%  $495,184  6.37%
                             =======   ====    =======   ====   =======  ====  =======    ====  =======    ====   ========  ====


(1) Yield information does not give effect to changes in fair value that are reflected as a separate component of stockholders' equity.


TABLE 10: AVERAGE DEPOSITS

                                                              Year Ended December 31,
                             -------------------------------------------------------------------------------------
(Dollars in Thousands)                   1997                           1996                       1995
                             ------------------------------   --------------------------  ------------------------
                                   Amount          Rate           Amount        Rate         Amount        Rate
                             ------------------------------   --------------------------  ------------------------
Non-interest-bearing
  Demand Deposits               $  270,466        0.00%        $   252,191     0.00%      $  254,384      0.00%
Savings Deposits and
  Interest-bearing
  Deposits                         497,820        2.79%            463,152     2.75%         395,709      3.16%
Time Deposits of $100 or
  more                             238,076        5.44%            205,458     4.92%         181,772      5.40%
Other Time Deposits                592,576        5.33%            561,134     5.62%         477,410      5.26%
                                ----------                     -----------                ----------
  Total                         $1,598,938                     $ 1,481,935                $1,309,275
                                ==========                     ===========                ==========


CAPITAL ADEQUACY AND RESOURCES

CAPITAL AND LIQUIDITY

     The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

     First United is well capitalized with a primary capital to asset ratio of 10.77% at December 31, 1997 compared with 10.41% in 1996 and 10.39% in 1995.
First United's stockholders' equity for the year ended December 31, 1997 totaled



                                                                            [9]

$197.0 million compared with $172.8 million in 1996 and $150.2 million in 1995. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

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


TABLE 11: MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

(Dollars in Thousands)                       December 31, 1997
                                    ---------------------------
Three Months or Less                                  $121,989
Over 3 Through  6 Months                                73,828
Over 6 Through 12 Months                                52,467
Over 12 Months                                          17,449
                                                      --------
   Total                                              $265,733
                                                      ========

TABLE 12: SHORT-TERM BORROWINGS

                                                                   December 31,
                                                    ---------------------------------------
(Dollars in Thousands)                                  1997           1996           1995
                                                    -------------- -------------- ---------
Balance at December 31                                 $72,112        $50,024       $49,245
Daily Average Amount Outstanding                        60,941         52,229        36,162
Maximum Month-End Balance                               72,112         58,357        46,988
Daily Average Interest Rate                               5.00%          4.47%         4.89%
Weighted Average Interest Rate on
  Balance at December 31                                  5.07%          4.99%         4.96%

TABLE 13: CAPITAL RATIOS(1)

                                                                   December 31,
                                                    ---------------------------------------
                                                       1997            1996           1995
                                                    --------         --------      --------
Equity Capital to Assets                              10.10%           9.74%           9.48%
Primary Capital to Assets                             10.77%          10.45%          10.30%
Leverage Ratio                                         9.61%           9.16%           8.79%
Tier 1 Capital                                        16.52%          16.61%          15.72%
Risk-Based Capital                                    17.77%          17.85%          16.97%
Dividend Payout Ratio                                 32.98%          25.72%          26.26%

(1) Excludes unrealized gains and losses on securities available-for-sale.

TABLE 14: REGULATORY COMPARISON OF CAPITAL RATIOS

           ----------------------------------------------------------------------

                                                                      Regulatory
           December 31, 1997                         First United    Requirements
           ----------------------------------------------------------------------

           Total Capital/Total Assets                    10.77%        6.00%
           Primary Capital/Total Assets                  10.77%        5.50%
           Total Risk-Based Capital                      17.77%        8.00%
           Tier 1 Capital                                16.52%        4.00%
           Leverage Ratio                                 9.61%        3.00%



                                                                            [10]

TABLE 15:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE


             1997                               High         Low       Div. Paid
             --------------------------------------------------------------------
             First quarter                     $40 7/8    $31 1/2          $.17
             Second quarter                     44 3/4     37 1/2           .20
             Third quarter                      49 1/4     39 3/8           .20
             Fourth quarter                     42 5/8     37 5/8           .20

             1996                                 High       Low       Div. Paid
             --------------------------------------------------------------------
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

     During the second quarter of 1997, First United increased its annual cash dividend rate from $0.68 per share to $0.80 per share and during the second quarter of 1996, First United increased its annual dividend from $0.60 to $0.68 per share. These increases result from higher sustainable earnings.

     First United Common Stock is traded on the NASDAQ-NMS Over-the-Counter Market under the symbol "UNTD."

     All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1997 and 1996 are listed in Table 15. Table 15 also lists dividends paid by First United to its stockholders during each of those quarters.

     On March 3, 1998, the Company had approximately 1,860 stockholders of record.

ASSET - LIABILITY MANAGEMENT

CHANGING INTEREST RATES

     First United, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results. At December 31, 1997, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

     First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. An interest rate sensitive balance sheet as of December 31, 1997 is presented in Table 17.

     The interest rate sensitivity table that follows provides additional information about the Company's financial instruments that are sensitive to changes in interest rates. The quantitative information about market risk is necessarily



                                                                            [11]
limited because it does not take into account operating transactions. The tabular disclosure of the Company's market risk is also limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in Management's expectations or intentions. The information in the interest rate sensitivity table that follows reflects contractual interest rate repricing dates and contractual maturity (including principal amortization) dates. Weighted average floating rates are based on the rate for that product as of December 31, 1997.


TABLE 16: INTEREST RATE SENSITIVITY OTHER THAN TRADING PORTFOLIO

                                                         December 31, 1997
                        ----------------------------------------------------------------------------------------------------
                                                                                                                   Current
(Dollars in Thousands)       1998         1999        2000        2001        2002        BEYOND        Total     Fair Value
Loans
Fixed Rate              $   270,002    $115,941    $140,155   $  82,460    $ 65,409      $106,454   $  780,421   $  777,984
  Average Interest Rate        9.27%       9.43%       9.22%       9.04%       9.00%         8.57%        9.14%
Floating Rate               142,838       6,990       2,773       3,356       3,768        63,162      222,887      222,887
 Average Interest Rate         9.32%       9.22%       9.24%       8.48%       9.26%         8.86%        8.72%

INVESTMENT SECURITIES
Fixed Rate                   81,431      69,957      72,648      81,678      75,331       226,076      607,121      610,850
 Average Interest Rate         5.02%       6.03%       6.35%       6.15%       6.37%         6.23%        6.06%
Floating Rate                 7,243       3,653       9,987         273          -0-       98,009      119,165      119,897
 Average Interest Rate         4.86%       4.58%       4.85%       8.69%       0.00%         6.45%        6.17%

OTHER EARNING ASSETS
Fixed Rate                   70,223         -0-         -0-         -0-         -0-           -0-       70,223       70,223
 Average Interest Rate         5.28%        -0-         -0-         -0-         -0-           -0-         5.28%
Floating Rate                    -0-        -0-         -0-         -0-         -0-           -0-           -0-         -0-
 Average Interest Rate           -0-        -0-         -0-         -0-         -0-           -0-           -0-


TOTAL FINANCIAL ASSETS  $   571,737    $196,541    $225,563   $ 167,767    $144,508      $493,701   $1,799,817   $1,801,841
 Average Interest Rate         8.13%       8.12%       8.10%       7.62%       7.64%         7.11%        7.70%

DEPOSITS
Fixed Rate              $   717,448    $110,696    $ 31,692   $   1,890    $  1,720      $    296   $  863,742   $  865,226
 Average Interest Rate         5.32%       5.62%       5.80%       5.76%       5.52%         7.92%        5.38%
Floating Rate               497,325       3,453          -0-         -0-         -0-           -0-     500,778      500,777
 Average Interest Rate         2.92%       5.37%         -0-         -0-         -0-           -0-        2.93%


OTHER INTEREST-BEARING
LIABILITIES
Fixed Rate                       -0-         -0-         -0-         -0-         -0-           -0-           -0-          -0-
 Average Interest Rate           -0-         -0-         -0-         -0-         -0-           -0-           -0-
Floating Rate                72,112          -0-         -0-         -0-         -0-           -0-       72,112       72,112
 Average Interest Rate         5.07%         -0-         -0-         -0-         -0-           -0-         5.07%

LONG TERM DEBT
Fixed Rate                       -0-         -0-         -0-         -0-         -0-           -0-          -0-          -0-
 Average Interest Rate           -0-         -0-         -0-         -0-         -0-           -0-          -0-
Floating Rate                 6,294       1,295       2,076       6,299       1,299         3,828       21,091       21,091
 Average Interest Rate         7.05%       6.94%       6.56%       6.02%       6.94%         6.29%        6.54%

TOTAL FINANCIAL
 LIABILITIES            $ 1,293,179    $115,444    $ 33,768   $   8,189    $  3,019      $  4,124   $1,457,723   $1,459,206
 Average Interest Rate         4.39%       5.62%       5.85%       5.96%       6.13%         6.41%        4.54%



                                                                           [12]

TABLE 17:  INTEREST RATE SENSITIVE BALANCE SHEET

                                                    By Repricing Dates At December 31, 1997
                           --------------------------------------------------------------------------------------------
(Dollars in Thousands)       0-30           31-90         91-180         181-365      1-5        Over 5
                             Days           Days           Days            Days      Years       Years          Total
                           --------------------------------------------------------------------------------------------
ASSETS
 Short-Term
  Investments              $ 70,223       $     -0-      $     -0-     $     -0-   $     -0-   $      -0-    $   70,223
 Total Securities            79,817         93,078         71,767        65,360     311,936      110,650        732,608
 Loans and Leases,
  Net of Unearned
  Income                    196,256         67,263         86,748       147,062     430,537       75,442      1,003,308
                           --------       --------       --------      --------    --------    ---------     ----------
 Total Rate Sensitive
  Assets                   $346,296       $160,341       $158,515      $212,422    $742,473    $ 186,092     $1,806,139
                           ========       ========       ========      ========    ========    =========     ==========
SOURCES OF FUNDS
 Savings and Interest-
  bearing Demand
  Deposits                  472,991             -0-            -0-           -0-         -0-          -0-       472,991
 Time Deposits              169,893        180,363        218,048       201,474     121,329          422        891,529
 Short-Term
  Borrowings                 71,715            183             -0-          214          -0-          -0-        72,112
 Long-Term Debt               6,048             -0-            19            -0-     10,059        4,965         21,091
                           --------       --------       --------      --------    --------    ---------     ----------
  Total Rate Sensitive
   Liabilities             $720,647       $180,546       $218,067      $201,688    $131,388    $   5,387     $1,457,723
                           ========       ========       ========      ========    ========    =========     ==========
Interest Rate
 Sensitivity Gap           (374,351)       (20,205)       (59,552)       10,734     611,085      180,705        348,416
Cumulative Interest
 Rate Sensitivity Gap      (374,351)      (394,556)      (454,108)     (443,374)    167,711      348,416
Cumulative Interest
 Rate Sensitivity Gap
 as a Percent of Total
 Assets                         (19%)          (20%)          (23%)         (23%)         9%          18%
-----------------------------------------------------------------------------------------------------------------------


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



                                                                           [13]

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

ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management does not expect this standard to have a material impact on First United's consolidated financial condition or results of operations. Management intends to comply with this standard in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management does not expect this standard to have a material impact on First United's consolidated financial condition or results of operations. Management intends to comply with this standard in 1998.

YEAR 2000 COMPLIANCE

     First United has established a task force to review all computer-based systems and applications and develop an action plan to ensure that its computer and information systems will function properly in the year 2000. This plan, which has been approved by the Board of Directors and Management, documents First United's approach to having all systems and applications year 2000 compliant by December 31, 1998 with final testing to take place during 1999. At this time, Management believes that implementation of its year 2000 plan will not materially affect First United's future operations. However, First United could be affected by the unsuccessful attempt of other entities in addressing this issue. First United is in the process of identifying which of its systems could be adversely affected by the year 2000 issue and is developing an implementation plan to resolve the issue. Management does not expect the cost of any of the required modifications to have a material effect on First United's consolidated financial statements.



                                                                           [14]

TABLE 18:  SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND CHANGES IN NET
           INTEREST INCOME (FTE)(1)

                                                                               1997                                1996
                                                            -----------------------------------------------------------------------
                                                                   Average                         Average
(Dollars in Thousands)                                             Balance    Interest    Rate     Balance        Interest    Rate
                                                            -----------------------------------------------------------------------
ASSETS
  INTEREST-EARNING ASSETS:
    Loans (net of unearned income)                              $   938,909   $  87,613   9.33%   $   828,585    $  77,171    9.31%
  Securities(2):
    Taxable Securities                                              655,421      41,986   6.41%       603,034       37,877    6.28%
    Non-taxable Securities                                           96,940       7,091   7.31%        93,899        7,654    8.15%
  Money-Market Assets:
    Federal Funds Sold and Securities Purchased Under
      Agreements to Resell and Other Short-Term
      Investments                                                    46,572       3,582   7.69%        67,521        3,924    5.81%
-----------------------------------------------------------------------------------------------------------------------------------

        Total Interest-Earning Assets                             1,737,842     140,272   8.07%     1,593,039      126,626    7.95%
-----------------------------------------------------------------------------------------------------------------------------------

  NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks                                          90,710                            78,347
    Premises and Equipment, Net                                      34,346                            31,852
    Other Assets                                                     40,787                            39,652
    Less Allowance for Loan Losses                                  (13,525)                          (13,400)
-----------------------------------------------------------------------------------------------------------------------------------

        Total                                                   $ 1,890,160                       $ 1,729,490
                                                                ===========                       ===========
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
  INTEREST-BEARING LIABILITIES:
    Savings and Interest-Bearing Deposits                       $   497,820   $  13,868   2.79%   $   463,152    $  12,718    2.75%
    Time Deposits of $100 or More                                   238,076      12,948   5.44%       205,458       10,117    4.92%
    Other Time Deposits                                             592,576      31,586   5.33%       561,134       31,509    5.62%
    Federal Funds Purchased and Securities Sold Under
      Agreements to Repurchase                                       60,941       3,050   5.00%        52,229        2,334    4.47%
    Notes Payable                                                    23,480       1,512   6.44%        20,194        1,687    8.35%
-----------------------------------------------------------------------------------------------------------------------------------

        Total Interest-Bearing Liabilities                        1,412,893      62,964   4.46%     1,302,167       58,365    4.48%
-----------------------------------------------------------------------------------------------------------------------------------

  NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits                                                 270,466                           252,191
    Other Liabilities                                                18,154                            14,375
    Stockholders' Equity                                            188,647                           160,757
-----------------------------------------------------------------------------------------------------------------------------------

        Total                                                   $ 1,890,160                       $ 1,729,490
                                                                ===========                       ===========
        Net Interest-Earnings                                                 $  77,308                          $  68,261
                                                                              =========                          =========
        Net Interest Margin                                                               4.45%                               4.28%
                                                                                          ====                                ====
-----------------------------------------------------------------------------------------------------------------------------------


(1) Marginal Tax Rate of 35%.
(2) Includes available-for-sale and investment securities.



                                                                           [15]

                                                                   1997 Compared to 1996                    1995
                                                        ----------------------------------    --------------------------------
                                                           Total      Due To     Due to
                                                         Increase    Change in   Change in      Average
(Dollars in Thousands)                                  (Decrease)    Volume      Rate          Balance       Interest   Rate
                                                        -----------------------------------   --------------------------------
ASSETS
  INTEREST-EARNING ASSETS:
    Loans (net of unearned income)                      $10,442        $10,275     $   167    $  718,668    $  65,732    9.15%
  Securities(2):
    Taxable Securities                                    4,109          3,290         819       545,983       34,680    6.34%
    Non-taxable Securities                                (563)            248       (811)        92,539        7,348    7.94%
  Money-Market Assets:
    Federal Funds Sold and Securities Purchased Under
      Agreements to Resell and Other Short-Term
      Investments                                         (342)        (1,217)         875        38,611        2,891    7.49%
------------------------------------------------------------------------------------------------------------------------------

        Total Interest-Earning Assets                    13,646         12,596       1,050     1,395,801      110,651    7.93%
------------------------------------------------------------------------------------------------------------------------------

  NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks                                                                       67,152
    Premises and Equipment, Net                                                                   27,035
    Other Assets                                                                                  37,270
    Less Allowance for Loan Losses                                                              (13,519)
------------------------------------------------------------------------------------------------------------------------------

        Total                                                                                 $1,513,739

------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
  INTEREST-BEARING LIABILITIES:
    Savings and Interest-Bearing Deposits               $ 1,150        $   952     $   198    $  395,709    $  12,499    3.16%
    Time Deposits of $100 or More                         2,831          1,606       1,225       181,772        9,814    5.40%
    Other Time Deposits                                      77          1,766     (1,689)       477,410       25,132    5.26%
    Federal Funds Purchased and Securities Sold Under
      Agreements to Repurchase                              716            389         327        36,162        1,768    4.89%
    Notes Payable                                         (175)            275       (450)        17,989        1,356    7.54%
------------------------------------------------------------------------------------------------------------------------------

        Total Interest-Bearing Liabilities                4,599          4,988       (389)     1,109,042       50,569    4.56%
------------------------------------------------------------------------------------------------------------------------------

  NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits                                                                              254,384
    Other Liabilities                                                                             13,742
    Stockholders' Equity                                                                         136,571
------------------------------------------------------------------------------------------------------------------------------

        Total                                                                                 $1,513,739
                                                                                              ==========
        Net Interest-Earnings                           $ 9,047        $ 7,608     $ 1,439                  $  60,082
                                                        =======        =======     =======                  =========
        Net Interest Margin                                                                                              4.30%
                                                                                                                         =====
------------------------------------------------------------------------------------------------------------------------------


                                                                    1996 Compared to 1995
                                                          ----------------------------------------
                                                             Total          Due To         Due To
                                                           Increase       Change in      Change in
(Dollars in Thousands)                                    (Decrease)        Volume         Rate
                                                          ----------------------------------------
ASSETS
  INTEREST-EARNING ASSETS:
    Loans (net of unearned income)                         $ 11,439        $10,053         $1,386
  Securities(2):
    Taxable Securities                                        3,197          3,624          (427)
    Non-taxable Securities                                      306            108            198
  Money-Market Assets:
    Federal Funds Sold and Securities Purchased Under
      Agreements to Resell and Other Short-Term
      Investments                                             1,033          2,165        (1,132)
--------------------------------------------------------------------------------------------------

        Total Interest-Earning Assets                        15,975         15,950             25
--------------------------------------------------------------------------------------------------

  NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks
    Premises and Equipment, Net
    Other Assets
    Less Allowance for Loan Losses
--------------------------------------------------------------------------------------------------

        Total

--------------------------------------------------------------------------------------------------

LIABILITIES
  INTEREST-BEARING LIABILITIES:
    Savings and Interest-Bearing Deposits                  $    219        $ 2,130      $ (1,911)
    Time Deposits of $100 or More                               303          1,279          (976)
    Other Time Deposits                                       6,377          4,407          1,970
    Federal Funds Purchased and Securities Sold Under
      Agreements to Repurchase                                  566            786          (220)
    Notes Payable                                               331            166            165
--------------------------------------------------------------------------------------------------

        Total Interest-Bearing Liabilities                    7,796          8,768          (972)
--------------------------------------------------------------------------------------------------

  NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits
    Other Liabilities
    Stockholders' Equity
--------------------------------------------------------------------------------------------------

        Total

        Net Interest-Earnings                              $  8,179         $7,182           $997
                                                           ========         ======           ====
        Net Interest Margin

--------------------------------------------------------------------------------------------------

                                     [16]

                             SELECTED FINANCIAL DATA


                                                                Year Ended December 31,
                                                         (In Thousands, Except Per Share Data)
                                   -------------------------------------------------------------------------------------

                                          1997             1996              1995               1994             1993
                                   ---------------- ----------------  ---------------- ----------------- ---------------
OPERATING DATA
Total Interest Income                 $   137,790     $    123,947      $    108,079      $     86,614     $     83,930
Net Interest Income                        74,826           65,582            57,510            50,478           50,017
Provision for Possible
  Loan Losses                               2,448              725               574               334            1,815
Net Income                                 24,905           22,372            18,376            16,711           16,187


PER SHARE DATA
Net Income                            $      2.42     $       2.27      $       1.97      $       1.79     $       1.74
Cash Dividends Paid                           .77              .66               .62               .45              .41

SELECTED BALANCE SHEET ITEMS
Year Ended Balances
Total Assets                          $ 1,938,236     $  1,772,992      $  1,572,682      $  1,339,440     $  1,334,383
Total Securities(1)                       732,608          731,802           647,502           598,129          615,282
Net Loans(2)                            1,003,308          844,255           741,080           598,171          580,685
Total Deposits                          1,633,222        1,514,038         1,340,492         1,168,815        1,163,703
Notes Payable                              21,091           22,426            16,832            13,892            7,723
Capital Accounts                          197,006          172,800           150,163           125,466          123,876


(1)Includes available-for-sale and investment securities.

(2)Net of unearned discount.



                                                                            [17]

                         QUARTERLY RESULTS OF OPERATIONS

                                                                        Quarter Ended
                                                            (In Thousands, Except Per Share Data)
                                                    ---------------------------------------------------------
(Unaudited)                                           March 31        June 30       Sept. 30        Dec. 31
                                                    -----------    -----------     ----------      ---------
1997
Interest Income                                     $   33,053     $    34,187     $   35,042      $  35,508
Interest Expense                                        15,125          15,613         15,845         16,381
Net Interest Income                                     17,928          18,574         19,197         19,127
Provision for Possible Loan Losses                       (407)            (296)          (812)          (933)
Other Income                                             3,354           3,639          3,996          4,313
Other Expense                                           12,315          13,119         12,683         14,980
Income Tax Expense                                       2,374           2,647          3,237          1,420
                                                    ----------     -----------     ----------      ---------
Net Income                                          $    6,186     $     6,151     $    6,461      $   6,107
                                                    ==========     ===========     ==========      =========

Earnings Per Share                                  $     0.60     $      0.60     $     0.63      $    0.60
                                                    ==========     ===========     ==========      =========

1996
Interest Income                                     $   30,331     $    30,770     $   31,381      $  31,465
Interest Expense                                        14,364          14,457         14,546         14,998
Net Interest Income                                     15,967          16,313         16,835         16,467
Provision for Possible Loan Losses                         657            (572)          (390)          (420)
Other Income                                             3,131           2,894          3,070          3,181
Other Expense                                           10,915          11,566         11,608         11,582
Income Tax Expense                                       2,671           1,743          2,321          2,355
                                                    ----------     -----------     ----------      ---------
Net Income                                          $    6,169     $     5,326     $    5,586      $   5,291
                                                    ==========     ===========     ==========      =========

Earnings Per Share                                  $     0.63     $      0.54     $     0.57      $    0.54
                                                    ==========     ===========     ==========      =========



                                                                           [18]

FINANCIAL STATEMENTS AND NOTES







                                                                            [19]

                      CONSOLIDATED STATEMENTS OF CONDITION

First United Bancshares, Inc.

(in thousands, except per share data)                                               December 31,
                                                                          -------------------------------
                                                                              1997               1996
                                                                          -------------      ------------
ASSETS
Cash and Due from Banks  . . . . . . . . . . . . . . . . . . . . . . .    $     70,557       $     72,075
                                                                          ------------       ------------
Short-Term Investments:
  Federal Funds Sold and Securities Purchased Under
    Agreements to Resell . . . . . . . . . . . . . . . . . . . . . . .          48,002             44,677
  Other Short-Term Investments . . . . . . . . . . . . . . . . . . . .          22,221             21,593
                                                                          ------------       ------------

    Total Short-Term Investments . . . . . . . . . . . . . . . . . . .          70,223             66,270
                                                                          ------------       ------------

Securities Available-for-Sale  . . . . . . . . . . . . . . . . . . . .         495,184            455,488
                                                                          ------------       ------------

Investment Securities (Fair Value of $239,766 and $277,954 at
  December 31, 1997 and 1996, respectively). . . . . . . . . . . . . .         237,424            276,314
                                                                          ------------       ------------

Total Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       1,008,004            847,320
  Unearned Discount  . . . . . . . . . . . . . . . . . . . . . . . . .         (4,696)            (3,065)
  Allowance for Possible Loan Losses . . . . . . . . . . . . . . . . .        (14,522)           (12,655)
                                                                          ------------       ------------

    Net Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .         988,786            831,600
                                                                          ------------       ------------

Premises and Equipment . . . . . . . . . . . . . . . . . . . . . . . .          34,857             32,688
                                                                          ------------       ------------
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          10,597             11,447
                                                                          ------------       ------------
Other Real Estate  . . . . . . . . . . . . . . . . . . . . . . . . . .             746              1,090
                                                                          ------------       ------------
Other Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          29,862             26,020
                                                                          ------------       ------------

    Total Assets . . . . . . . . . . . . . . . . . . . . . . . . . . .    $  1,938,236       $  1,772,992
                                                                          ============       ============

LIABILITIES
Deposits:
  Demand   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    268,702       $    254,426
  Savings and Interest-bearing Demand  . . . . . . . . . . . . . . . .         472,991            469,377
  Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         891,529            790,235
                                                                          ------------       ------------

    Total Deposits . . . . . . . . . . . . . . . . . . . . . . . . . .       1,633,222          1,514,038

Federal Funds Purchased and Securities Sold Under
  Agreements to Repurchase . . . . . . . . . . . . . . . . . . . . . .          72,112             50,024
Other Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . .          14,805             13,704
Notes Payable:
  Unaffiliated Bank  . . . . . . . . . . . . . . . . . . . . . . . . .          16,091             17,426
  Affiliated Company . . . . . . . . . . . . . . . . . . . . . . . . .           5,000              5,000
                                                                          ------------       ------------

    Total Liabilities  . . . . . . . . . . . . . . . . . . . . . . . .       1,741,230          1,600,192
                                                                          ------------       ------------

Commitments and Contingencies

CAPITAL ACCOUNTS
Preferred Stock (Par value of $1.00; 500 shares authorized in 1997
    and 1996; none outstanding). . . . . . . . . . . . . . . . . . . .             -0-                -0-
Common Stock (Par value of $1.00; 24,000 shares authorized;
    10,277 and 9,852 shares issued and outstanding in 1997 and
    1996, respectively). . . . . . . . . . . . . . . . . . . . . . . .          10,277              9,852
Surplus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          25,243             21,975
Undivided Profits  . . . . . . . . . . . . . . . . . . . . . . . . . .         160,114            141,845
Treasury Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . .             -0-              (936)
Net Unrealized Gain on Securities Available-for-Sale, Net of Tax . . .           1,372                 64
                                                                          ------------       ------------

    Total Capital Accounts . . . . . . . . . . . . . . . . . . . . . .         197,006            172,800
                                                                          ------------       ------------

    Total Liabilities and Capital Accounts . . . . . . . . . . . . . .    $  1,938,236       $  1,772,992
                                                                          ============       ============

The accompanying notes are an integral part of these financial statements.



                                                                           [20]

                        CONSOLIDATED STATEMENTS OF INCOME


First United Bancshares, Inc.

(in thousands, except per share data)                                    Year Ended December 31,
                                                          ------------------------------------------------------
                                                               1997              1996               1995
                                                          ---------------- ------------------ ------------------

INTEREST INCOME
Interest and Fees on Loans                                       $ 87,613           $ 77,171           $ 65,732
Interest on Securities:
  Taxable Securities                                               41,986             37,877             34,680
  Non-taxable Securities                                            4,609              4,975              4,776
Interest on Federal Funds Sold and Securities
  Purchased Under Agreements to Resell                              2,462              2,936              2,203
Interest on Deposits in Banks                                       1,120                988                688
                                                                  -------           --------           --------
    TOTAL INTEREST INCOME                                         137,790            123,947            108,079
                                                                  -------           --------           --------

INTEREST EXPENSE                                                   58,402             54,344             47,445
Interest on Deposits
Interest on Federal Funds Purchased and Securities
    Sold Under Agreements to Repurchase                             3,050              2,334              1,768
Interest on Notes Payable                                           1,512              1,687              1,356
                                                                  -------           --------           --------
    TOTAL INTEREST EXPENSE                                         62,964             58,365             50,569
                                                                  -------           --------           --------
    NET INTEREST INCOME                                            74,826             65,582             57,510
Provision for Loan Losses                                          (2,448)              (725)              (574)
                                                                  -------           --------           --------
    NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                72,378             64,857             56,936
                                                                  -------           --------           --------
OTHER INCOME
Service Charges on Deposit Accounts                                 7,743              6,609              5,876
Trust Income                                                        2,287              2,180              1,799
Security Gains (Losses)                                                21                122               (355)
Other Operating Income                                              5,251              3,365              2,311
                                                                  -------           --------           --------
    TOTAL OTHER INCOME                                             15,302             12,276              9,631
                                                                  -------           --------           --------

OTHER EXPENSE
Salaries                                                           20,841             17,302             15,228
Pension and Other Employee Benefits                                 6,588              5,882              4,919
Net Occupancy Expense                                               4,293              4,162              3,350
Equipment Expense                                                   3,449              2,852              1,953
Data Processing Expense                                             3,127              2,331              1,715
Other Operating Expenses                                           14,799             13,142             12,793
                                                                  -------           --------           --------
    TOTAL OTHER EXPENSE                                            53,097             45,671             39,958
                                                                  -------           --------           --------

INCOME BEFORE INCOME TAX EXPENSE                                   34,583             31,462             26,609
INCOME TAX EXPENSE                                                  9,678              9,090              8,233
                                                                  -------           --------           --------
NET INCOME                                                        $24,905           $ 22,372           $ 18,376
                                                                  =======           ========           ========

EARNINGS PER SHARE
    Basic                                                         $  2.42           $   2.27           $   1.97
                                                                  =======           ========           ========
    Diluted                                                       $  2.42           $   2.27           $   1.97
                                                                  =======           ========           ========

CASH DIVIDENDS PER SHARE                                          $  0.77           $   0.66           $   0.62
                                                                  =======           ========           ========
AVERAGE SHARES ISSUED AND
OUTSTANDING                                                        10,277              9,852              9,344
                                                                  =======           ========           ========

The accompanying notes are an integral part of these financial statements.



                                                                           [21]

             CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

First United Bancshares, Inc.
(in thousands)

                                                                                                            Net Unrealized
                                                                                                            Gain (Loss) on
                                              Common Stock                                                    Securities
                                         ---------------------                  Undivided    Treasury        Available-for
                                           Shares      Amount       Surplus      Profits       Stock       Sale, Net of Tax
                                         ---------    --------      -------      -------      -----       ----------------

Balance, December 31, 1994                   9,344    $  9,344      $19,638     $107,430      $  (45)          $(10,895)
   Net Income                                  -0-         -0-          -0-       18,376         -0-                -0-
   Cash Dividends                              -0-         -0-          -0-      (4,825)         -0-                -0-
   Sale of Treasury Stock                      -0-         -0-           12          -0-          45                -0-
   Purchase of Treasury Stock                  -0-         -0-          -0-          -0-        (936)               -0-
   Increase in Unrealized Gain on
   Securities Available-for-Sale,
       Net of Tax                              -0-         -0-          -0-          -0-         -0-             12,025
                                          --------    --------      -------     --------      ------          ---------
Balance, December 31, 1995                   9,344       9,344       19,650      120,981        (936)             1,130
    Effect of Carlisle Acquisition             508         508        2,325        4,247         -0-               (77)
    Net Income                                 -0-         -0-          -0-       22,372         -0-                -0-
    Cash Dividends                             -0-         -0-          -0-       (5,755)        -0-                -0-
    Decrease in Unrealized Gain on             -0-
    Securities Available-for-Sale,
       Net of Tax                              -0-         -0-          -0-          -0-         -0-               (989)
                                          --------    --------      -------     --------      ------          ---------

Balance, December 31, 1996                   9,852       9,852       21,975      141,845        (936)                64
   Effect of City Bank Acquisition             425         425        3,268        2,514         -0-                 56
   Retirement of Treasury Stock                -0-         -0-          -0-         (936)        936                -0-
   Net Income                                  -0-         -0-          -0-       24,905         -0-                -0-
   Dividends Paid                              -0-         -0-          -0-       (8,214)        -0-                -0-
   Increase in Unrealized Gain on
   Securities Available-for-Sale,
        Net of Tax                             -0-         -0-          -0-          -0-         -0-              1,252
                                          --------    --------      -------     --------      ------          ---------
Balance, December 31, 1997                  10,277    $ 10,277      $25,243     $160,114      $  -0-             $1,372
                                          ========    ========      =======     ========      ======          =========



The accompanying notes are an integral part of these financial statements.



                                                                            [22]

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

First United Bancshares, Inc.
(in thousands)

                                                                               Year Ended December 31,
                                                                     -------------------------------------------
                                                                          1997           1996           1995
                                                                     -------------  -------------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income                                                              $  24,905      $  22,372      $  18,376

Adjustments to Reconcile Net Income to Net Cash Provided by
  Operating Activities:
    Depreciation                                                            3,547          2,938          2,474
    Amortization of Goodwill                                                1,149          1,158            979
    Provision for Possible Loan Losses                                      2,448            725            574
    Provision (Benefit) for Deferred Taxes                                   (228)           521            249
    (Gain) Loss on Sales of Securities                                        (21)          (122)           355
    Accretion of Bond Discount, Net                                        (2,457)        (3,463)        (1,436)
    Decrease (Increase) in Other Assets                                     2,227           (580)         1,541
    Increase (Decrease) in Other Liabilities                                  541         (5,011)         4,941
                                                                        ---------      ---------      ---------
Net Cash Provided by Operating Activities                                  32,111         18,538         28,053
                                                                        ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Maturities of Investment Securities                        49,708         52,110         43,023
  Proceeds from Maturities of Securities Available-for-Sale               179,122        120,624         90,737
  Proceeds from Sales of Securities Available-for-Sale                     10,292         17,187         50,951
  Purchase of Investment Securities                                       (34,108)       (47,607)       (63,849)
  Purchase of Available-for-Sale Securities                              (192,213)      (194,311)      (118,439)
  Increase (Decrease) in Federal Funds, Net                                22,738         (8,328)        36,834
  (Increase) Decrease in Other Short-Term Investments                        (628)         2,802        (16,988)
  Increase in Loans                                                      (119,631)       (29,656)       (52,469)
  Capital Additions                                                        (4,523)        (4,483)        (8,974)
  Purchase of Subsidiary Bank                                                 -0-            -0-        (19,079)
                                                                        ---------      ---------        -------
Net Cash Used in Investing Activities                                     (89,243)       (91,662)       (58,253)
                                                                        ---------      ---------        -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (Decrease) in Demand, Savings and
    Interest-bearing Demand Deposits                                      (10,796)        41,857        (20,077)
  Increase in Time Deposits                                                75,959         48,158         55,467
  Issuance (Repayment) of Notes Payable                                    (1,335)          (877)         2,940
  Purchase of Treasury Stock                                                  -0-            -0-           (879)
  Dividends Paid                                                           (8,214)        (5,755)        (4,825)
                                                                        ---------       --------      ---------
Net Cash Provided by Financing Activities                                  55,614         83,383         32,626
                                                                        ---------      ---------      ---------

Net Increase (Decrease) in Cash and Cash Equivalents                       (1,518)        10,259          2,426

Cash and Cash Equivalents, Beginning                                       72,075         61,816         59,390
                                                                        ---------      ---------      ---------

Cash and Cash Equivalents, Ending                                       $  70,557      $  72,075      $  61,816
                                                                        =========      =========      =========


The accompanying notes are an integral part of these financial statements.



                                                                            [23]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



First United Bancshares, Inc.

1.   THE MERGER

     On September 3, 1997, First United Bancshares, Inc. ("the Company") merged with Fredonia Bancshares, Inc. ("Fredonia") and in connection therewith issued approximately 1,606,000 shares of common stock for all of Fredonia's outstanding common stock (the "Merger"). The Merger was accounted for as a pooling-of-interests and, accordingly, the Company's financial statements for periods prior to the Merger have been restated to include the results of Fredonia for all periods presented. Separate and combined results of operations for periods prior to the Merger are as follows (in thousands):

                                         Six Months
                                           Ended                 For the Year Ended
                                          June 30,                  December 31,
                                            1997                1996              1995


         Net Interest Income
              First United              $   29,626          $   57,257       $   49,485
              Fredonia                       5,025               8,325            8,025
                                        ----------          ----------       ----------
                                        $   34,651          $   65,582       $   57,510
                                        ==========          ==========       ==========

         Net Income
              First United              $    9,571          $   18,259       $   15,204
              Fredonia                       1,946               4,113            3,172
                                        ----------          ----------       ----------
                                        $   11,517          $   22,372       $   18,376
                                        ==========          ==========       ==========


2. BUSINESS, BASIS OF FINANCIAL STATEMENT PRESENTATION, ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

BUSINESS:

     The Company engages in the general banking business and activities closely related to banking and provides these services primarily to customers in Arkansas, Louisiana and Texas through its subsidiary banks and trust company. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

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

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts have been eliminated.

SECURITIES:

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



                                                                           [24]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

PREMISES AND EQUIPMENT:

     Premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed over the estimated useful lives of assets utilizing the straight-line method of depreciation as disclosed in Note 8. Maintenance, repairs and minor improvements are charged to operating expenses. Gains or losses on dispositions are reflected currently in the Statement of Income.

GOODWILL:

     Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Accumulated amortization of goodwill was $5,334,000 and $4,240,000 at December 31, 1997 and 1996, respectively.

OTHER REAL ESTATE:

     Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date the Company determines that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $293,000 and $30,000 for the year ended December 31, 1997 and 1996, respectively. The Company had net gains of $70,000 for the year ended December 31, 1995.

PER SHARE DATA:

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 established standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock or potential common stock. This statement replaces the presentation of primary EPS with a presentation of basic EPS and requires dual presentation of basic and diluted EPS on the face of the Consolidated Statement of Condition for all entities with complex capital structures. The Company has adopted this statement effective December 31, 1997, and restated all prior period per share data to conform with this statement. This restatement has no effect on prior period per share data.

     Basic EPS was computed by dividing net income by the weighted average shares of common stock outstanding, 10,277,000 in 1997, 9,852,000 in 1996 and 9,344,000 in 1995. Diluted EPS was computed by dividing net income by the sum of the weighted average shares of common stock outstanding and the effect of stock options outstanding. The effect of the stock options was to increase the weighted average number of shares by 33,000 in 1997, 19,000 in 1996 and 5,000 in 1995.

     All per share data and number of shares outstanding have been retroactively restated to reflect the effect of a 3-for-2 stock split during 1996. (See Note 16.)

STATEMENT OF CASH FLOWS:

     For purposes of the Statement of Cash Flows, the Company considers all currency on hand as well as all due from bank balances to be cash equivalents.

RECENT PRONOUNCEMENTS:

     In June 1996, FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a "financial-components approach" that focuses on control. The Company adopted SFAS No. 125 on January 1, 1997. The adoption of this statement did not have a material impact on the Company's consolidated financial condition or results of operations.

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. This statement requires that all items that are to be recognized under accounting standards as components of



                                                                            [25]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

comprehensive income be reported in a financial statement that is to be displayed with the same prominence as other financial statements. The statement is effective for fiscal years beginning after December 15, 1997. Management does not expect this standard to have a material impact on the Company's consolidated financial condition or results of operations. Management intends to comply with this standard in 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This statement establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement is effective for financial statements for periods beginning after December 15, 1997. Management does not expect this standard to have a material impact on the Company's consolidated financial condition or results of operations. Management intends to comply with this standard in 1998.

3.   ACQUISITIONS

     On December 31, 1997, the Company acquired City Bank & Trust of Shreveport, Louisiana ("City Bank") in a merger accounted for as a pooling-of-interests (the "City Bank Merger"). In connection with the City Bank Merger, the Company issued approximately 425,000 shares of common stock for all of City Bank's outstanding common stock. As the effect of the City Bank Merger has been deemed immaterial, the Company's statements for years prior to the City Bank Merger have not been restated to include the results of City Bank.

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

4.   SECURITIES AVAILABLE-FOR-SALE

     The carrying values and estimated fair values of securities available-for-sale at December 31, 1997 and 1996 consisted of the following (in thousands):

                                                        Gross           Gross
                                     Amortized       Unrealized      Unrealized       Estimated
                                        Cost            Gains          Losses         Fair Value
                                        ----            -----          ------         ----------
1997
U.S. Treasury Securities and
Other U.S. Government Agencies        $392,079         $1,534          $   91         $393,522
Obligations of States and
Political Subdivisions                   4,040             45             -0-            4,085
Mortgage-Backed Securities              96,441          1,099             464           97,076
Other                                      504             -0-              3              501
                                      --------         ------          ------         --------
                                      $493,064         $2,678          $  558         $495,184
                                      ========         ======          ======         ========
1996
U.S. Treasury Securities and
Other U.S. Government Agencies        $336,550         $1,884          $1,612         $336,822
Obligations of States and
Political Subdivisions                   1,294             19               7            1,306
Mortgage-Backed Securities             112,381            918           1,046          112,253
Other                                    5,075             38               6            5,107
                                      --------         ------          ------         --------
                                      $455,300         $2,859          $2,671         $455,488
                                      ========         ======          ======         ========

     The amortized cost and estimated fair value of securities available-for-sale at December 31, 1997, by contractual maturity, are shown on the following page (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized           Estimated
                                                         Cost             Fair Value
                                                       ----------         ----------
      Due in One Year or Less                            $154,452           $155,462
      Due After One Year Through Five Years               201,226            201,324
      Due After Five Years Through Ten Years               38,462             38,787
      Due After Ten Years                                   2,483              2,535

      Mortgage-Backed Securities                           96,441             97,076
                                                         --------           --------
                                                         $493,064           $495,184
                                                         ========           ========



                                                                           [26]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Proceeds from sales of securities available-for-sale were $10,292,000, $17,187,000 and $50,951,000 during 1997, 1996 and 1995, respectively. Gross gains realized on these sales during 1997 and 1996 were $21,000 and $122,000, respectively. There were gross losses of $355,000 during 1995.

5.   INVESTMENT SECURITIES

     The carrying values and estimated fair values of investments in debt securities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                                 Gross
                                                          Gross Unrealized     Unrealized      Estimated Fair
                                       Amortized Cost          Gains             Losses            Value
                                      ----------------    ----------------    -------------   ---------------
1997
U.S. Treasury Securities and
  Other U.S. Government Agencies       $  59,017             $    230          $      95         $ 59,152
Obligations of States and
  Political Subdivisions                 101,207                1,311                 49          102,469
Mortgage-Backed Securities                77,047                  949                  4           77,992
Other                                        153                  -0-                -0-              153
                                        --------             --------          ---------         --------
                                        $237,424             $  2,490          $     148         $239,766
                                        ========             ========          =========         ========

1996
U.S. Treasury Securities and
  Other U.S. Government Agencies       $ 103,051             $    518          $     463         $103,106
Obligations of States and
  Political Subdivisions                  79,687                1,464                224           80,927
Mortgage-Backed Securities                91,680                  836                562           91,954
Other                                      1,896                   76                  5            1,967
                                       ---------             --------          ---------         --------
                                       $ 276,314             $  2,894          $   1,254         $277,954
                                       =========             ========          =========         ========

         The amortized cost and estimated fair value of debt securities at December 31, 1997, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Amortized               Estimated
                                                            Cost                 Fair Value
                                                       --------------          --------------
Due in One Year or Less                                    $ 31,595                $ 31,819
Due After One Year Through Five Years                        72,715                  73,396
Due After Five Years Through Ten Years                       43,264                  43,655
Due After Ten Years                                          12,803                  12,903

Mortgage-Backed Securities                                   77,047                  77,993
                                                           --------                --------
                                                           $237,424                $239,766
                                                           ========                ========

         There were no sales of investment securities during 1997 and 1996.

         Securities with a carrying value of $351,880,000 at December 31, 1997 were pledged to secure public deposits and for other purposes required by law.

6.   ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The changes in the allowance for possible loan losses during 1997, 1996 and 1995 were as follows (in thousands):

                                                 1997                 1996                1995
                                           ----------------     -----------------   ----------------

Balance at Beginning of Year                   $  12,655             $  12,882        $  12,250
Allowance Applicable to Loans of
  Acquired Bank                                      426                 1,215            1,627
Provision Charged Against Income                   2,448                   725              574
Recoveries on Loans Charged-Off                    1,584                 1,880            1,550
Loans Charged-Off                                (2,591)                (4,047)          (3,119)
                                               ---------             ---------        ---------
Balance at End of Year                         $  14,522             $  12,655        $  12,882
                                               =========             =========        =========



                                                                           [27]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
7.    LOANS

         Loans consist of the following categories (in thousands):

TYPE                                               1997           1996
                                                ----------     -----------
Real Estate Loans Collateralized by -
  Residential Properties,  Primarily
    Single Family  Residences                   $  280,828     $  248,314
  Commercial Properties                            299,120        240,532
Commercial and Industrial Loans, Other Than
  Real Estate and Energy-Related                   245,827        190,253
Energy-Related Loans                                11,066         17,633
Consumer Loans                                     170,502        149,867
Loans for Purchasing or Carrying
  Securities                                           237            116
 Financing Leases                                      424            605
                                                ----------     ----------
                                                $1,008,004     $  847,320
                                                ==========     ==========

         In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1997 and 1996, officers, directors, and related parties had loans of approximately $22,993,000 and $17,644,000, respectively. At the time of acquisition by the Company, City Bank also had loans outstanding of $1,825,000 to officers, directors and related parties. During the year ended December 31, 1997, loans made to these parties totaled $11,969,000 and repayments totaled $8,445,000.

         A summary of non-performing assets as of December 31, 1997 and 1996 is as follows (in thousands):

                                                                1997             1996
                                                             ----------       ----------

      Non-Accrual Loans                                      $   2,756        $   2,467
      Past Due Loans (90 Days or more and still
        accruing)                                                1,863              985
      Renegotiated Loans                                           524            1,094
                                                             ---------        ---------
                                                                 5,143            4,546
      Other Real Estate                                            746            1,090
                                                             ---------        ---------
      Total Non-Performing Assets                            $   5,889        $   5,636
                                                             =========        =========

         The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1997 and 1996 by approximately $113,000 and $81,000, respectively. Substantially all payments on non-accrual loans were applied to principal.

8.   PREMISES AND EQUIPMENT

         Premises and equipment consist of the following (in thousands):

                                Principal
                               Depreciation      Estimated
                                  Method        Useful Life        1997         1996
                           ----------------- -----------------  ----------   ----------
Land                                                             $  7,596       $ 7,139
Buildings and Leasehold
  Improvements              Straight-line        5-40 years        34,829        32,221
Furniture, Fixtures and
  Equipment                 Straight-line        3-10 years        23,378        20,725
                                                                 --------      --------
                                                                   65,803        60,085
Less: Accumulated
  Depreciation                                                    (30,946)      (27,397)
                                                                 --------      --------
                                                                 $ 34,857      $ 32,688
                                                                 ========      ========



                                                                            [28]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Depreciation included in other expense, net occupancy expense and equipment expense was $3,547,000 in 1997, $2,938,000 in 1996 and $2,474,000 in
1995.

         The Company leases land on which two branches are located and rents on a monthly basis an employee parking lot from a company with common officers and directors of the Company. Rental payments related to these arrangements were approximately $20,000 during each of the years ended December 31, 1997, 1996 and 1995.

9. INCOME TAXES

         Income tax expense (benefit) is composed of the following (in thousands):

                                1997           1996           1995
                              ---------      --------       --------

Currently Payable              $ 9,906        $ 8,569        $ 7,984
Deferred                         (228)            521            249
                               -------        -------        -------
                               $ 9,678        $ 9,090        $ 8,233
                               =======        =======        =======


         The income tax provision included $7,000, $35,000 and $(109,000) for the years ended December 31, 1997, 1996 and 1995, respectively, resulting from securities transactions.

         The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:


                                                 1997        1996        1995
                                               --------    --------    --------

Statutory Federal Income Tax Rate                35.0%      35.0%        35.0%
    Less:
      Non-Taxable Interest Income                (4.4)      (5.5)        (6.2)
      Charitable Contributions                     -0-      (0.7)         -0-
      Amortization of Goodwill                     1.1        1.1         1.2
      Other Items, Net                           (3.7)      (1.0)         0.9
                                                 ----       ----         ----
Effective Income Tax Rate                        28.0%      28.9%        30.9%
                                                 ====       ====         ====

         At December 31, 1997 and 1996, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets (in thousands).

                                                                    1997                 1996
                                                             -----------------     ----------------

Accelerated Depreciation                                          $(1,411)            $ (1,213)
Provision for Possible Loan Losses                                   4,336                3,266
Unrealized Gain on Marketable Securities                             (742)                 (43)
Effects of Pension and Benefit Plans                                  (92)                (295)
Difference in Tax and Book Basis of Securities                       (923)                (586)
Difference in Tax and Book Basis  of Loans                           (544)                  -0-
Write-down of Other Real Estate                                         33                   88
Other                                                                  128                   39
                                                                  --------              -------
                                                                  $    785              $ 1,256
                                                                  ========              =======

         The Company has evaluated the need for a valuation allowance and, based on the weight of available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.



                                                                           [29]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10. OTHER BORROWED FUNDS

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


                                                                         1997           1996
                                                                       ---------      ---------

     Average balance during the year                                    $60,941        $52,229
     Average interest rate during the year                                5.00%          4.47%
     Maximum month-end balance during the year                          $72,112        $58,357

     U.S. government securities pledged as collateral for the
     repurchase agreements:
          Carrying Value                                                $88,412        $80,988
          Estimated Fair Value                                           89,056         81,015


11.  NOTES PAYABLE

         A summary of notes payable as of December 31, 1997 and 1996 is as follows (in thousands):

                                                                             1997                     1996
                                                                        ---------------          ----------------
      Promissory Note Bearing Interest at 1.20% Above the 30-Day
          LIBOR (7.118% and 6.763% at December 31, 1997 and
          1996), Principal Due 1998                                         $ 5,000                  $  5,000
      Promissory Note Bearing Interest at 0.1% Above the 30-Day
          LIBOR (5.788% and 5.475% at December 31, 1997 and
          1996), Principal Due 2001                                           5,000                     5,000
      Promissory Note to Unaffiliated Bank Bearing Interest at 1.20%
          Above the 30-Day LIBOR (7.118% and 6.763% at
          December 31, 1997 and 1996), $1,100,000 Due Annually                6,657                     4,362
      Other Installment Notes Payable Bearing Interest at Rates
          Varying From 4.400% to 7.470% and With Maturities
          Varying From 1998 to 2023                                           4,434                     4,670
      Line of Credit from Unaffiliated Bank Bearing Interest at 1.20%
          Above the 30-Day LIBOR (6.763% at December 31, 1996)                  -0-                     3,394
                                                                            -------                   -------
                                                                            $21,091                   $22,426
                                                                            =======                   =======


         The promissory note to the unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith and contains financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

         The notes payable require principal repayments as follows: 1998 - $6,294,000; 1999 - $1,295,000; 2000 - $2,076,000; 2001 - $6,299,000; 2002 -
$1,299,000; and thereafter - $3,828,000.

12. BENEFIT PLANS

         The Company has a defined benefit pension plan (the "Plan") which covers substantially all of the Company's employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company ($904,000 in 1997, $762,000 in 1996 and $695,000 in 1995) is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits. The following tables set forth the Plan's funded status and amounts recognized in the Company's balance sheet at December 31, 1997 and 1996 (in thousands):

      Actuarial Present Value of Benefit
      Obligation at December 31:                      1997          1996
                                                   ---------     ---------
       Accumulated Benefit Obligation              $(13,131)     $(11,942)
       Effect of Projected Future
         Compensation Levels                         (1,450)       (1,222)
                                                   --------      --------
       Projected Benefit Obligation for
         Service Rendered to Date                   (14,581)      (13,164)
       Plan Assets at Fair Value, Primarily
         Stock and U.S. Government Securities        16,330        13,873
                                                   --------      --------
       Plan Assets Greater Than Projected             1,749           709
        Benefit Obligation
       Unrecognized Net Loss From Past
        Experience Different From That Assumed        1,555         2,496
       Unrecognized Net Obligations                    (851)       (1,156)
                                                   --------      --------
       Prepaid Pension Cost                        $  2,453      $  2,049
                                                   ========      ========



                                                                           [30]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Plan's net pension cost for 1997, 1996 and 1995 included the following components (in thousands):

                                          1997              1996            1995
                                      -------------     -------------     ----------

Service Cost                            $  664          $   578           $   424
Interest Cost on Projected
  Benefit Obligation                        926             915               845
Actual Return on Assets                  (2,488)         (1,104)           (1,948)
Net Amortization and Deferral             1,399              61             1,120
                                        -------         -------           -------

                                        $   501         $   450           $   441
                                        =======         =======           =======
Significant Assumptions:

  Weighted Average Discount Rate           7.00%           7.25%             7.50%
  Estimated Future Pay Increases           4.00%           4.00%             4.00%
  Expected Return on Assets                7.50%           7.50%             7.50%


         The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1997, 1996 and 1995, the Company's expenses totaled approximately $855,000, $777,000 and $601,000, respectively.

         The Company offers qualified employees the opportunity to participate in one of its defined contribution employee benefit plans, qualifying under
Section 401(k) of the Internal Revenue Code. Contributions to the plan are based on the total amount of salary the employee elects to defer, a matching contribution which in none of the plans exceeds 5% of each employee's salary, and a discretionary amount determined each year by the Company. The amount of expense recognized in 1997, 1996 and 1995 was $353,000, $569,000 and $607,000,
respectively.

         The Company has a stock option plan under which options to purchase up to 150,000 shares of the Company's common stock may be granted to officers and other key employees of the Company. Terms and conditions of the Company's options including exercise price and period in which options are exercisable are generally at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. The table on the following page details the stock option activity for the past three years.

                                              DECEMBER 31, 1997              DECEMBER 31, 1996              DECEMBER 31, 1995
                                        ------------------------------ ----------------------------- ------------------------------
                                           AMOUNT OF       AVERAGE        AMOUNT OF      AVERAGE        AMOUNT OF       AVERAGE
                                            OPTIONS       EXERCISE         OPTIONS       EXERCISE        OPTIONS       EXERCISE
                                          OUTSTANDING       PRICE        OUTSTANDING      PRICE        OUTSTANDING       PRICE
                                        ------------------------------ ----------------------------- ------------------------------

     Outstanding, beginning of year              48,269        $24.25           14,166       $18.96            7,248        $19.00
     Granted                                      6,603         32.49           34,103        26.45            6,918         18.92
     Exercised                                      -0-           -0-              -0-          -0-              -0-           -0-
     Canceled                                       -0-           -0-              -0-          -0-              -0-           -0-
                                               --------        ------           ------       ------           ------        ------
     Outstanding, end of year                    54,872        $25.24           48,269       $24.25           14,166        $18.96
                                               ========                         ======                        ======

         Options to purchase 17,421 shares of common stock were exercisable at an average exercise price of $22.63 at December 31, 1997.

         The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. If compensation cost had been determined based on the fair value at grant date for awards in 1997 and 1996 in accordance with SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                                  1997          1996
  Net income - As reported                      $24,905       $22,372
  Net income - Pro forma                        $24,763       $22,307
  Net income per share - As reported            $  2.42       $  2.27
  Net income per share - Pro forma              $  2.41       $  2.26



                                                                            [31]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                                      1997            1996
 Expected life                     10 years        10 years
 Risk-free interest rate              6.54%           6.49%
 Expected volatility                 30.00%          30.64%
 Dividend yield                       2.46%           2.10%

         The weighted average fair value of options granted during 1997 and 1996 was $12.54 and $18.97 per share, respectively. The pro forma effect on net income for 1997 and 1996 is not representative of the pro forma effect on net income in future years because pro forma compensation expense related to grants made prior to 1996 is not included.

13. COMMITMENTS AND CONTINGENCIES

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

         Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 1998. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997 varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

         Financial instruments whose amounts represent credit risk as of December 31, 1997 and 1996 are as follows (in thousands):

                                      1997             1996
                                   ---------         --------
Commitments to Extend Credit         $86,067         $133,568
Standby Letters of Credit             11,323            8,593

         The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. Payments related to this contract, which expires in 1998, are expensed when paid. Certain branch facilities and warehouse space are leased under various operating lease agreements. These contracts require approximate minimum annual rentals as follows: 1998-$1,600,000; 1999-$65,000; 2000-$55,000; 2001-$118,000;
and 2002-$66,000.

         The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company's results of operations.

14.   RESTRICTIONS

         Each of the Company's subsidiary banks is subject to either national or state banking regulations which restrict the level of dividends that may be paid in a given year. Such restrictions are based on a percentage of the subsidiary bank's net income. During 1997, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $450,000 of undistributed earnings plus the net income earned in 1997.

         At December 31, 1997, the Company was required to maintain reserve balances in cash and due from accounts of approximately $11,834,000.

         Banking regulations also require that banks pay insurance premiums to the Federal Deposit Insurance Corporation (the "FDIC") in exchange for the FDIC insuring the deposits of the Company's customers. Insurance premiums paid to the FDIC for the years ended December 31, 1997, 1996 and 1995 were approximately $178,000, $102,000 and $1,483,000, respectively, and those premiums were included in other operating expenses on the Company`s Consolidated Statements of Income.



                                                                           [32]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


15.  SUPPLEMENTARY DATA FOR CASH FLOWS

         Income taxes paid by the Company during the years ended December 31, 1997, 1996 and 1995 amounted to $6,875,000, $7,621,000 and $7,023,000, respectively. Interest paid on notes payable during the years ended December 31, 1997, 1996 and 1995 was $1,434,000, $1,609,000 and $1,199,000, respectively.

         In connection with the acquisition in 1995, the Company acquired assets and assumed liabilities as follows (in thousands):

                                                1995
                                           --------------
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
                                               =========

16.  CAPITAL ACCOUNTS

         On May 20, 1996, the Company declared a 3-for-2 stock split which was effected in the form of a fifty percent (50%) stock dividend. The dividend was distributed on June 28, 1996 and increased the issued and outstanding common stock of the Company from 6,225 to 9,338 shares. All per share data and number of shares outstanding have been retroactively restated to reflect the effect of this stock split.

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

         Management believes, as of December 31, 1997, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject. At December 31, 1997, the most recent notification from the Office of the Comptroller of the Currency categorized each of the subsidiaries as well capitalized. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios (as defined in applicable regulations) as set forth in the table below. There are no conditions or events since the notification that Management believes have changed any of the subsidiary banks' category.

         The actual regulatory capital amounts and ratios for the Company and the most significant of its bank subsidiaries are presented in the table below (dollars in thousands):

                                                                                                      Minimum Regulatory
                                                 Actual                  Minimum Regulatory            Provision to be
                                            Regulatory Capital            Capital Required            Well Capitalized
                                          -----------------------      ------------------------   ------------------------
                                           Amount         Ratio          Amount       Ratio          Amount       Ratio
                                          -----------------------      ------------------------   ------------------------
At December 31, 1997:

Total Capital (to Risk Weighted Assets)
  First United Bancshares, Inc.            $ 198,784      17.77%        $ 89,481      8.00%            N/A
  City National Bank of Fort Smith         $  40,126      13.57%        $ 23,657      8.00%        $ 29,571       10.00%

Tier 1 Capital (to Risk Weighted Assets)
  First United Bancshares, Inc.            $ 184,803      16.52%        $ 44,740      4.00%            N/A
  City National Bank of Fort Smith         $  36,462      12.33%        $ 11,828      4.00%        $ 67,111        6.00%

Tier 1 Capital (to Average Assets)
  First United Bancshares, Inc.            $ 184,803       9.59%        $ 77,053      4.00%            N/A
  City National Bank of Fort Smith         $  36,462       8.35%        $ 17,475      4.00%        $ 21,843        5.00%

At December 31, 1996:

  Total Capital (to Risk Weighted Assets)
  First United Bancshares, Inc.            $ 172,253      17.85%        $ 77,217      8.00%            N/A
  City National Bank of Fort Smith         $  36,846      14.31%        $ 20,478      8.00%        $ 25,597       10.00%

Tier 1 Capital (to Risk Weighted Assets)
  First United Bancshares, Inc.            $ 160,287      16.61%        $ 38,608      4.00%            N/A
  City National Bank of Fort Smith         $  33,623      13.06%        $ 10,239      4.00%        $ 15,359        6.00%

Tier 1 Capital (to Average Assets)
  First United Bancshares, Inc.            $ 160,287       9.10%        $ 70,475      4.00%            N/A
  City National Bank of Fort Smith         $  33,623       8.39%        $ 16,025      4.00%        $ 20,031        5.00%



                                                                            [33]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17.  CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

      The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows (in thousands):

                                                   December 31,
                                          --------------------------------
                                              1997              1996
                                          --------------    --------------
 CONDENSED FINANCIAL POSITION:

 Assets:
  Cash                                        $  29,313         $  15,848
  Investment in Subsidiaries                    173,169           165,157
  Other Assets                                   10,072             5,556
                                              ---------         ---------
     Total Assets                             $ 212,554         $ 186,561
                                              =========         =========

 Liabilities and Capital Accounts:
  Notes Payable                               $  11,657         $  12,756
  Other Liabilities                               3,891             1,005
                                              ---------         ---------
     Total Liabilities                           15,548            13,761
                                              ---------         ---------

     Total Capital                              197,006           172,800
                                              ---------         ---------

     Total Liabilities and Capital            $ 212,554         $ 186,561
                                              =========         =========


                                                              Year Ended December 31,
                                                -----------------------------------------------------
(Dollars in Thousands)                               1997               1996               1995
                                                ---------------     -------------      --------------
CONDENSED OPERATING RESULTS:
  Dividend Income From Subsidiaries                 $26,060            $14,135              $ 31,870
  Management Fees                                       428                427                   537
  Other Income                                           88                100                    35
                                                    -------            -------              --------
                                                     26,576             14,662                32,442
                                                    -------            -------              --------
  Interest Expense                                      919                812                   836
  Other Expense                                       3,667              3,406                 1,956
                                                    -------            -------              --------
                                                      4,586              4,218                 2,792
                                                    -------            -------              --------
  Income Before Tax Benefit and Equity in
     Undistributed Income of Subsidiaries            21,990             10,444                29,650
  Income Tax Benefit                                  2,466              1,754                   864
                                                    -------            -------              --------
  Income Before Equity in Undistributed
     Income of Subsidiaries                          24,456             12,198                30,514
  Equity in Undistributed Income of
     Subsidiaries                                       449             10,174               (12,138)
                                                    -------            -------              --------
  Net Income                                        $24,905            $22,372              $ 18,376
                                                    =======            =======              ========



                                                                            [34]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              Year Ended December 31,
                                                         ------------------------------------
(Dollars in Thousands)                                     1997          1996          1995
                                                         --------      --------      --------
CONDENSED STATEMENTS OF CASH FLOWS:
  Cash Flows From Operating Activities:                  $ 24,905      $ 22,372      $ 18,376
   Net Income                                                 272            17            17
   Depreciation                                              (449)      (10,174)       12,138
   Undistributed Income                                    (4,831)       (2,623)       (1,023)
   Increase in Other Assets                                 2,880        (1,310)         (485)
                                                         --------      --------      --------
   (Decrease) Increase in Other Liabilities                22,777         8,282        29,023
                                                         --------      --------      --------

  Cash Flows From Investing Activities:                       -0-          (500)      (25,000)
   Purchase of Subsidiaries                                   -0-           -0-        (1,495)
   Purchase of Investment Securities                          -0-           -0-         3,000
                                                         --------      --------      --------
   Maturities of Investment Securities                        -0-          (500)      (23,495)
                                                         --------      --------      --------


  Cash Flows From Financing Activities:                    (1,099)       (4,155)       (2,875)
   Principal Repayments on Notes Payable                      -0-         3,394         5,936
   Issuance of Notes Payable                                  -0-           -0-          (879)
   Treasury Stock Transactions                             (8,214)       (5,755)       (4,825)
                                                         --------      --------      --------
   Payment of Dividends                                    (9,313)       (6,516)       (2,643)
                                                         --------      --------      --------
                                                           13,464         1,266         2,885
   Net Increase in Cash                                    15,848        14,582        11,697
                                                         --------      --------      --------
   Cash at Beginning of Year                             $ 29,312      $ 15,848        14,582
                                                         ========      ========      ========
   Cash at End of Year

  Supplementary Data for Cash Flows:                        6,875         7,621         7,023
    Taxes Paid                                              1,434         1,609         1,199
    Interest Paid on Notes Payable


18.  FAIR VALUES OF FINANCIAL INSTRUMENTS

     SFAS No. 107 "Disclosure about Fair Values of Financial Instruments," requires disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The estimated fair values of financial instruments with immediate and shorter term maturities (generally 90 days or less) are assumed to be the same as the recorded value. All non-financial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities. The carrying amount and estimated fair values of financial instruments for December 31, 1997 and 1996 are as follows (in thousands):



                                                                            [35]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                           1997                                 1996
                                              --------------------------------    ----------------------------------

                                              CARRYING VALUE     ESTIMATED         Carrying Value      Estimated
                                                                 FAIR VALUE                           Fair Value
                                              ---------------- ---------------    ----------------- ----------------

ASSETS
Cash and Short-Term Investments                   $   140,780     $   140,780          $   138,345      $   138,345
Securities                                            732,608         734,950              731,802          733,442
Loans                                               1,003,308       1,000,871              844,255          830,238

LIABILITIES
Deposits                                           $1,633,222      $1,634,705           $1,514,038       $1,514,027
Federal Funds Purchased and
         Securities Sold Under
Agreements to Repurchase                               72,112          72,112               50,024           50,024
Notes Payable                                          21,091          21,091               22,426           22,426

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

     Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1997, the maximum financing limitation is 10%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.

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



                                                                            [36]

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of First United Bancshares, Inc.:

         We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 and 1995 financial statements of Fredonia Bancshares, Inc., a company acquired during 1997 in a transaction accounted for as a pooling-of-interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of First United and reflect total assets and total interest income of 14 percent and 13 percent, respectively, in 1996 and 14 percent of total interest income in 1995 of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Fredonia Bancshares, Inc., is based solely upon the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based upon our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and its subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1997.


Arthur Andersen LLP

Jackson, Mississippi,
January 20, 1998.


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



                                                                            [37]

FIRST UNITED BANCSHARES, INC. OFFICERS AND BOARD OF DIRECTORS


EXECUTIVE OFFICERS

James V. Kelley
Chairman of the Board,
President & Chief Executive Officer

John E. Burns, CPA
Senior Vice President,
Chief Financial Officer & Secretary

Jim Barnes
Vice President & Auditor

Richard E. Ulmer
Vice President &
Loan Review Officer

Missy Pearcy
Marketing Officer

Cindy Alphin
Assistant Vice President of Planning

REGIONAL CHAIRMEN

John Robert Graves
(effective April 1, 1998)
South Arkansas

Jim Harwood
North and West Arkansas

Gordon Lewis
Texas and Louisiana

BOARD OF DIRECTORS

Larry Burrow
Plant Manager,
Partee Flooring Mill

Claiborne P. Deming
President and
Chief Executive Officer,
Murphy Oil Corporation

Tommy Hillman
President, Winrock Farms, Inc.

James V. Kelley
Chairman of the Board, President
& Chief Executive Officer,
First United Bancshares, Inc.

Roy E. Ledbetter
President & Chief Executive Officer,
Highland Industrial Park, Inc.

Jack W. McNutt
Former President and
Chief Chief Executive Officer,
Murphy Oil Corporation

Michael F. Mahony
Attorney

Richard H. Mason
President,
Gibraltar Energy Company

George Middlebrook, III
Investments

R. Madison Murphy
Chairman of the Board,
Murphy Oil Corporation

Robert C. Nolan
Chairman,
Deltic Timber Corporation

Cal Partee, Jr.
Oil Investments

John D. Trimble, Jr.
Managing Partner,
Trimble Properties



                                                                            [38]

SUBSIDIARY BANKS' BOARD OF DIRECTORS


FIRST NATIONAL BANK
OF EL DORADO, ARKANSAS

Claiborne P. Deming
Barry Felton
James V. Kelley
Larry Kinard
Michael F. Mahony
Richard H. Mason
R. Madison Murphy
Robert C. Nolan
Robert M. Reynolds
Dr. Henry B. Rogers
John H. Sample
Stephen C. Smart, D.D.S.
Carolyn Tennyson
Charles E. Thomas
John D. Trimble, Jr.
Dr. Srini Vasan

FIRST NATIONAL BANK
OF MAGNOLIA, ARKANSAS

Larry Burrow
Kathy Dickson
Tommy Fallin, Jr.
John Robert Graves
Robert L. Jones
Richard G. Murphy
Cal Partee, Jr.
David F. Rankin
George R. Stuart
Chris W. Weiser
Joe D. Woodward

CITY NATIONAL BANK
OF FORT SMITH, ARKANSAS

Thomas J. Barr
Morris G. Boren
Carolyn L. Branch
George C. Fisher
Jim Harwood
George R. Jacobs
James V. Kelley
A. Samuel Koenig III
Emon A. Mahony, Jr.
Charles Shuffield
Bobby W. Stephens
Robert B. Westphal

ADVISORY DIRECTOR

J. L. Swink

MERCHANTS & PLANTERS
BANK, N.A. OF CAMDEN, ARKANSAS

Eugene Bramblett
John Robert Graves
James R. Jordan
Roy E. Ledbetter
Jim Neeley
Richard L. Robertson
Joe M. Rogers

COMMERCIAL BANK
AT ALMA, ARKANSAS

James A. Arnold II
Leonarde L. Blaschke
William M. "Dockey" Brasher III
Jim V. Fincher
John A. Griffin
Jim Harwood
Paul L. Winborn

THE BANK OF
NORTH ARKANSAS
MELBOURNE, ARKANSAS

W. Wesley Arnold
Brenda K. Barnes
Thomas C. Colegrove
Harlin F. Hames
Jim Harwood
Lloyd T. Jones
James E. Miller
Reed M. Perryman

FIRST UNITED BANK
STUTTGART, ARKANSAS

Jack B. Coker, RPh
Tommy Hillman
Jerry J. Hoskyn
Harold Ives
Steven M. Keith
James V. Kelley
Robert M. Koch
Ben A. Myers, P.D.
Wanda H. Northcutt
Robert Petter, Sr.
Randall Snider
Dewey Snowden
John E. Stephens
Ralph Wilson

FIRSTBANK
TEXARKANA, TEXAS

James M. Carlow
Steve Conner
Lucille T. Cook
Delton G. Gwinn
Joe Connor Hart
Gordon Lewis
M. L. Mayo
Amos McCulloch, Jr.
H. J. Trammell
Graton E. White,, Jr.
Steve C. Wiggs

FREDONIA STATE BANK
NACOGDOCHES, TEXAS

Roy Blake
Hank Crouse
J. R. Honea
James V. Kelley
Gordon Lewis
George Middlebrook, III
Arthur L. Speck, M.D.
Dan Stansel
Craig Stripling
Roger Van Horn

CITY BANK & TRUST
SHREVEPORT, LOUISIANA

Ron C. Boudreaux
John E. Burns, CPA
James E. Egan, Jr.
John C. Gehl
Gordon Lewis
R.A. Mackey
J. Russell Reeves
Gene C. Sigler
Richard K. Speairs, Jr., Ph.D.
S.M. Trombetta
David L. Winkley

FIRST UNITED TRUST
COMPANY, N.A.

Richard P. Clark, II
John Robert Graves
Robert M. Koch
Michael F. Mahony
R. Madison Murphy


                                                                            [39]

SUBSIDIARY BANKS

EXECUTIVE OFFICERS                                                              LOCATION         TELEPHONE
--------------------------------------------------------------------------------------------------------------------

FIRST NATIONAL BANK OF EL DORADO
--------------------------------------------------------------------------------------------------------------------
James V. Kelley, Chairman of the Board & Chief Executive Officer                El Dorado, AR      (870) 863-3181
--------------------------------------------------------------------------------------------------------------------


FIRST NATIONAL BANK OF MAGNOLIA
--------------------------------------------------------------------------------------------------------------------
Robert L. Jones, President & Chief Executive Officer                            Magnolia, AR       (870) 234-1234
--------------------------------------------------------------------------------------------------------------------


CITY NATIONAL BANK OF FORT SMITH
--------------------------------------------------------------------------------------------------------------------
Jim Harwood, President & Chief Executive Officer                                Fort Smith, AR     (501) 785-2811
--------------------------------------------------------------------------------------------------------------------


MERCHANTS & PLANTERS BANK, N.A. OF CAMDEN
--------------------------------------------------------------------------------------------------------------------
James R. Jordan, President & Chief Executive Officer                            Camden, AR         (870) 836-8136
--------------------------------------------------------------------------------------------------------------------


COMMERCIAL BANK AT ALMA
--------------------------------------------------------------------------------------------------------------------
Jim V. Fincher, President & Chief Executive Officer                             Alma, AR           (501) 632-2257
--------------------------------------------------------------------------------------------------------------------


THE BANK OF NORTH ARKANSAS
--------------------------------------------------------------------------------------------------------------------
Lloyd T. Jones, President & Chief Executive Officer                             Melbourne, AR      (870) 368-4205
--------------------------------------------------------------------------------------------------------------------


FIRST UNITED BANK
--------------------------------------------------------------------------------------------------------------------
Robert M. Koch, President & Chief Executive Officer                             Stuttgart, AR      (870) 673-3545
--------------------------------------------------------------------------------------------------------------------


FIRSTBANK
--------------------------------------------------------------------------------------------------------------------
Steve C. Wiggs, Chairman, President & Chief Executive Officer                   Texarkana, TX      (903) 838-6500
--------------------------------------------------------------------------------------------------------------------


FREDONIA STATE BANK
--------------------------------------------------------------------------------------------------------------------
Gordon Lewis, Chairman & President                                              Nacogdoches, TX    (409) 564-6191
--------------------------------------------------------------------------------------------------------------------


CITY BANK & TRUST
--------------------------------------------------------------------------------------------------------------------
Ron C. Boudreaux, President & Chief Executive Officer                           Shreveport, LA     (318) 865-6555
--------------------------------------------------------------------------------------------------------------------


FIRST UNITED TRUST COMPANY, N.A.
--------------------------------------------------------------------------------------------------------------------
Richard P. Clark II, President & Chief Executive Officer                        El Dorado, AR      (870) 863-3181
--------------------------------------------------------------------------------------------------------------------


PENDING ACQUISITIONS

CITIZENS NATIONAL BANK
--------------------------------------------------------------------------------------------------------------------
John Robert Graves, President & Chief Executive Officer                         Hope, AR           (870) 777-2313
--------------------------------------------------------------------------------------------------------------------


FIRST REPUBLIC BANK
--------------------------------------------------------------------------------------------------------------------
Henry A. Logue, President & Chief Executive Officer                             Monroe, LA         (318) 388-3990
--------------------------------------------------------------------------------------------------------------------



                                                                            [40]

CORPORATE INFORMATION


      ANNUAL MEETING

      The annual meeting of stockholders will convene on Tuesday, May 26, 1998, at 2:00 p.m. (CDT) in the Board of Directors Room of the First National Bank, Main and
      Washington Streets, El Dorado, Arkansas


      CORPORATE HEADQUARTERS

      Main and Washington Streets
      El Dorado, Arkansas  71730


      COMMON STOCK

      NASDAQ Symbol: UNTD
      Listed: NASDAQ System National Market List


      INDEPENDENT PUBLIC ACCOUNTANTS

      Arthur Andersen LLP
      Jackson, Mississippi.

      FINANCIAL AND GENERAL INFORMATION

      First United's Annual Report to the Securities and Exchange Commission on Form 10-K is available upon request. Additional copies and other financial reports or information are available without charge upon request by writing:
      John E. Burns, First United Bancshares, Inc.,
      P. O. Box 751, El Dorado, Arkansas  71731-0751


      STOCKHOLDER INFORMATION

      Stockholders seeking any information concerning their shares or dividends should contact the transfer agent, First United Trust Company, N.A., as follows:
      ATTN: First United Trust Company, N.A.,
      P. O. Box 751, El Dorado, Arkansas 71731-0751,
      Telephone (870) 863-3181, Extension 242.



                                                                            [41]

      First United Bancshares, Inc.
      El Dorado, Arkansas
      And its wholly-owned subsidiaries

      First National Bank of El Dorado, Arkansas
      City National Bank of Fort Smith, Arkansas
      First National Bank of Magnolia, Arkansas
      Merchants and Planters Bank, N.A. of Camden, Arkansas
      Commercial Bank at Alma, Arkansas
      The Bank of North Arkansas, Melbourne, Arkansas
      First United Bank, Stuttgart, Arkansas
      FirstBank, Texarkana, Texas
      Fredonia State Bank, Nacogdoches, Texas
      City Bank & Trust, Shreveport, Louisiana
      First United Trust Company, N.A.
      Citizens National Bank, Hope, Arkansas (Pending)
      First Republic Bank, Monroe, Louisiana (Pending)

                         [AXLEY & RODE LLP LETTERHEAD]




                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Fredonia Bancshares, Inc.
Nacogdoches, Texas


     We have audited the consolidated balance sheets of Fredonia Bancshares, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fredonia Bancshares, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     As discussed more fully in Note 10, Fredonia Bancshares, Inc. has adopted the accrual method of accounting for certain salary continuation agreements. Previously the Bank accounted for these agreements using the cash basis method of accounting.


                                             /s/ AXLEY & RODE LLP
                                             ----------------------------
                                             CERTIFIED PUBLIC ACCOUNTANTS

Lufkin, Texas
February 20, 1997

                                    APPENDIX

                                     TO THE
                       1997 ANNUAL REPORT TO STOCKHOLDERS

         This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1997 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

          1. The Cover Page of the Report is titled "First United Bancshares, Inc. 1997 Annual Report"

          2. Page 3 of the Report contains a bar graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of $1.74, $1.79, $1.97, $ 2.27 and $2.42 for the years ended December 31, 1993, 1994,
1995, 1996 and 1997, respectively.

          3. Page 4 of the Report contains a double bar graph titled "Book Value-Market Value at Year End (Dollars)" which discloses the book value of a share of First United common stock to be $13.25, $13.43, $16.07, $17.55 and $19.17 for the years ended December 31, 1993, 1994, 1995, 1996 and 1997, respectively. The graph also discloses the market value of a share of First United common stock to be $19.67, $20.17, $27.67, $33.00, and $40.00 for the
years ended December 31, 1993, 1994, 1995, 1996, and 1997, respectively.

          4. Page 4 of the Report contains a line graph titled "Interest Margin Analysis" which discloses the "Break-Even Yield", "Net Interest Margin" and "Net Interest Spread". The Break-Even Yield" is disclosed as 3.62%, 3.66%, and 3.62%, the Net Interest Margin" is disclosed as 4.30%, 4.28%, and 4.45%, the "Net Interest Spread" is disclosed as , 3.37%, 3.47%, and 3.61%, for the years ended December 31, 1995, 1996, and 1997, respectively.

          5. Page 5 of the Report contains a bar graph titled "Loan Loss Provision" which discloses the dollar amount (in thousands) that has been allocated to the loan loss reserve account, which is disclosed as $1,815, $334, $574, $725, and $2,448, for the years ended December 31, 1993, 1994, 1995, 1996, and 1997, respectively.

          6. Page 6 of the Report contains a line graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $6,649, $5,210, $6,174, $5,636, and $5,889, the
"Non-Performing Loans" as, $4,667, $3,909, $4,867, $4,546, and $5,143, and the
"Allowance for Loan Losses" as $12,704, $12,250, $12,882, $12,655, and $14,522,
for the years ended December 31, 1993, 1994, 1995, 1996, and 1997, respectively.

          7. Page 9 of the Report contains a graph titled "Average 1997 Deposit Composition" which discloses the make-up of the deposits as 31.13% of "Savings and Interest-Bearing Demand" deposits, 37.06% of "Other Time Deposits", 16.92% of "Non-Interest Bearing Demand" deposits and 14.89% of "Time Deposits of $100,000 or More".

          8. Page 10 of the Report contains a bar graph titled "Stockholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximately $123.9, $125.5, $150.2, $ 172.8, and $197.0, for the years ended
December 31, 1993, 1994, 1995, 1996, and 1997, respectively.

          9. Page 11 of the Report contains a graph titled "1997 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 16.52% and 17.77% respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risked-Based Capital" as 4.0% and 8.0%, respectively.