Form 10-K, Exhibit 13
period 1998-12-31
FIRST UNITED BANCSHARES INC /AR/
filed 1999-03-30
CIK 355883

                                                                      EXHIBIT 13





                          FIRST UNITED BANCSHARES, INC.



                       1998 ANNUAL REPORT TO STOCKHOLDERS

TABLE OF CONTENTS

Financial Highlights ............................................................1

Letter to the Stockholders ......................................................2

Financial Analysis ...........................................................3-16

Selected Financial Data ........................................................17

Quarterly Results of Operations ................................................18

Financial Statements and Notes ..............................................19-36

Report of Independent Public Accountants .......................................37

Report of Management on Financial Statements ...................................37

Officers and Directors of First United and its Subsidiaries .................38-40

Corporate Information ..........................................................41

FINANCIAL HIGHLIGHTS

FIRST UNITED BANCSHARES, INC.
(Dollars in Thousands, Except Per Share Data)


                                                                                        %
                                                1998               1997               Change
                                                ----               ----               ------

INCOME DATA
Net Income                                 $      30,268    $      25,772            17.45%
Net Interest Income                               94,410           90,657             4.14%


PER COMMON SHARE DATA
Net Income                                 $        1.20    $        1.02            17.65%
Book Value (End of Period)                         10.11             9.27             9.06%
Tangible Book Value (End of Period)                 9.57             8.72             9.75%
Market Value (End of Period)                       17.75            21.00           (15.48%)
Cash Dividends                                       .45              .39            15.38%



BALANCE SHEET DATA (YEAR END)
Total Securities(1)                        $     910,745    $     901,906             0.98%
Loans(2)                                       1,353,161        1,213,338            11.52%
Earning Assets(2)                              2,351,530        2,197,962             6.99%
Total Assets                                   2,516,457        2,355,255             6.84%
Deposits                                       2,133,951        1,990,159             7.23%
Stockholders' Equity                             255,633          234,549             8.99%



KEY RATIOS
Return on Average Assets                            1.26%            1.12%
Return on Average Equity                           12.64%           11.38%
Net Interest Margin (FTE)                           4.34%            4.43%
Allowance for Loan Losses to Loans(2)               1.27%            1.46%
Equity to Assets(3)                                10.05%            9.86%
Leverage Ratio                                     10.08%            9.59%
Primary Capital Ratio                              10.66%           10.53%



(1)      Includes available-for-sale and investment securities.

(2)      Net of unearned income.

(3)      Excludes unrealized gains or losses on securities available-for-sale.

                                                          LETTER TO STOCKHOLDERS

To our Stockholders and Friends,

       The year 1998 was a year of mixed results as far as First United was concerned. While we showed solid growth in both deposits and loans, consummated two merger transactions, converted four banks to our Data Center and posted solid earnings ratios, our earnings growth and the market performance of our stock, indeed most bank stocks, was disappointing.

       First United Bancshares ended the year with $2.52 billion in assets. This represents an internal growth rate of 7%. Our loan totals grew by $140 million or 11.5%. While this is impressive growth, it brings our loan to deposit ratio to 62.6% allowing the opportunity for continued growth in this area. With spreads and margins narrowing, this will be an important factor in our continued success.

       Our earnings for the year were $30.3 million or $1.20 per share. This equated to a 1.26% Return on Assets and a 12.64% Return on Equity. While these are certainly respectable numbers, they did not meet our expectations and are somewhat equal to last year's results on an originally reported basis.

       In March, we completed mergers with First Republic Bank, a $170 million asset bank with locations in Monroe, West Monroe, Ruston and Rayville, Louisiana, and with Citizens National Bancshares, a $260 million asset bank with locations in Hope, Lewisville and Texarkana, Arkansas. Both of these fine organizations bring a history of community service and dedicated management to First United. Accordingly, the results shown elsewhere in this report are restated for the effects of a pooling of interest. That is, our 1997 and 1996 results include the results of First Republic and Citizens National.

       During 1998, we converted four of our largest banks to our Data Center in Little Rock. The conversions and the operations thereafter were and continue to be much more costly than anticipated. However, the capabilities of this system and the potential it offers remain. It is incumbent on us to look for the efficiencies that this system offers.

       During 1998 and building into 1999, there has been quite a bit of talk and speculation about the effect of Year 2000 (Y2K) on computer systems in our nation. First United has expended enormous time, effort, and dollars to test our systems to make sure that there will be no interruption of service to our customers. These tests included operating our systems on dates that would be affected by Y2K. We will continue our efforts and planning throughout 1999. Our efforts are more fully discussed elsewhere in this report.

       In mid to late summer of 1998, regional bank stocks began to decline after quite a period of continued price appreciation and lofty price/earning ratios. Ours was no exception as we ended the year at $17.75 per share. During the second half of 1998 and continuing into 1999, the merger and acquisition pace in the banking industry has slowed considerably. Lower stock prices, integration of previous merger partners and concentration on internal factors, such as Y2K, have combined to interrupt the incredible merger and acquisition pace of the 1990s.

    Although affected by the above factors, First United continues to search for candidates for merger and acquisition that share our vision and will help us in meeting our shareholder enrichment goals.

       Our reason for being is shareholder enrichment and all actions we take are for that end. In that light, we announced a 2-for-1 stock split in May and again raised our dividend rate, from 10 cents per share to 11 1/2 cents per share per quarter. This is a 15% increase and the seventh consecutive year we have been able to do so. We are afforded this opportunity due to our earnings level and strong capital ratios.

       The year 1999, like others, brings both challenge and opportunity. The challenges of narrowing interest margins, economic uncertainties and growth prospects, if somewhat accentuated, are not new. These are issues we must face because of the nature of our industry.

       The opportunities come from our proven ability to meet customer needs in a "user-friendly" way. We are prepared with the technology, the products and, most importantly, the people to meet our challenges in a successful way.

       Your support of our efforts is very much appreciated.


                    James V. Kelley
                    Chairman, President and
                    Chief Executive Officer

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

         In 1998, First United increased its quarterly cash dividend for the seventh consecutive year to a split adjusted rate of $0.11 1/2 in 1998 as compared to $0.10 per share in 1997. The current annual dividend rate is $0.46 per share.


                                    [ GRAPH ]



         On March 30, 1998, First United merged with two institutions, First Republic Bancshares, Inc., Rayville, Louisiana, and Citizens National Bancshares of Hope, Inc. of Hope, Arkansas. In connection with the First Republic Bancshares, Inc. transaction, approximately 1,600,000 shares were issued and with the Citizens National Bancshares of Hope, Inc. transaction, 3,140,000 shares were issued. Both mergers were accounted for as a pooling of interests and, accordingly, First United's financials prior to the mergers have been restated to include results from First Republic Bancshares and Citizens National Bancshares for all periods presented.

         Operations for 1998 resulted in net income of $30.3 million or $1.20 per share compared to $25.8 million or $1.02 per share in 1997. A detailed discussion of the components of net income is given throughout this Financial Analysis.

         Net income as a percentage of total average assets (ROA) was 1.26% in 1998 versus 1.12% in 1997. The return on stockholders' equity (ROE) was 12.64% in 1998 versus 11.38% in 1997. These measures compare favorably with banks of similar size nationwide.

         Total assets at December 31, 1998 were $2.52 billion as compared to the year-end 1997 balance of $2.36 billion. The book value of First United's common stock increased 9.06% to $10.11 per share in 1998 from $9.27 per share in 1997.

                                                              FINANCIAL ANALYSIS

TABLE 1:  CHANGES IN PER SHARE INCOME

                                                        December 31,                         [ GRAPH ]
                                           -----------------------------------
                                              1998         1997         1996
                                           ---------    ---------    ---------
Prior year income                          $    1.02    $    1.11    $    0.96
Increase (decrease) attributable to:
Effect of immaterial pooling                      -0-        0.03         0.02
Net interest income                             0.15         0.25         0.30
Provision for loan losses                       0.08        (0.15)       (0.02)
Non-interest income                               -0-        0.10         0.10
Non-interest expense                            0.10        (0.40)       (0.23)
Income taxes                                   (0.15)        0.08        (0.02)
                                           ---------    ---------    ---------
Current year income                        $    1.20    $    1.02    $    1.11
                                           =========    =========    =========


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

         On a tax-equivalent basis, net interest income for the year ended December 31, 1998 was $98.1 million, an increase of 4.30% over the year-end 1997 total of $94.1 million. Net interest income for the year ended December 31, 1996 was $84.2 million. The growth in net interest income for 1998 and 1997 was the result of the effects of increased levels of earning assets.

TABLE 2:  ANALYSIS OF NET INTEREST MARGIN


       [ GRAPH ]


                                               December 31,
                                    -----------------------------------
                                      1998         1997         1996
                                    ---------    ---------    ---------

Yield on earning assets               8.00%        8.17%        8.10%
Break-even yield                      3.66%        3.74%        3.78%
Net interest margin                   4.34%        4.43%        4.32%
Net interest spread                   3.45%        3.60%        3.52%

The net interest margin decreased in 1998 when compared with the previous year, from 4.43% in 1997 to 4.34% in 1998.

         Earning assets increased from a level of $2.2 billion at December 31, 1997 to a level of $2.4 billion at year-end 1998. Short-term investments increased $4.9 million, securities increased $8.8 million and loans increased $140 million. As a percentage of earning assets, short-term investments remained at 4%, total securities decreased from 41% to 39% and loans increased from 55% to 57%. The relative level and mix of earning assets reflected the effect of higher earnings being available in the investment market.

         Interest-bearing deposits increased $115 million during 1998. Total interest-bearing deposits were $1.80 billion at December 31, 1998 compared with $1.68 billion at year-end 1997. Non-interest-bearing demand deposits increased $28.7 million or 9.27% during 1998. The increase is attributable to a general increase in deposits on hand at First United's subsidiary banks.

FINANCIAL ANALYSIS

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

                                    [ GRAPH ]


         The provision for loan losses totaled $3.2 million in 1998 versus $5.2 million in 1997 and $1.4 million in 1996. First United's loan portfolio modestly reflects the national trend of increased levels of consumer spending and borrowings.

NON-INTEREST INCOME

         Total non-interest income was $18.3 million for 1998 compared with $18.2 million in 1997 and $14.9 million in 1996. The increase in 1997 compared to 1996 is primarily the result of continued increases in fee income earned on deposits and other operating income. Since 1996, deposits subject to service charges have increased by 6.2% while trust assets under management have increased by 8.3%.

NON-INTEREST EXPENSE

         Non-interest expense decreased 3.5% or $2.4 million in 1998 over 1997 levels, and increased 21.8% in 1997 over 1996 levels. The increase in 1997 is due to employee benefits, data processing and professional fees incurred for the mergers closed in 1998.

INCOME TAXES

         Federal income taxes as a percentage of pre-tax income were 30.0% in 1998, 26.4% in 1997 and 28.3% in 1996. Additional information regarding income taxes can be found in Note 9 in the Notes to the Consolidated Financial Statements.


BALANCE SHEET ANALYSIS

LOANS AND CREDIT RISK MANAGEMENT

         A sound credit policy combined with periodic and independent credit reviews are the key factors for First United's credit risk management program. All subsidiary banks operate under written loan policies that help maintain a consistent lending function and provide sound credit decisions.

TABLE 3:  LOAN PORTFOLIO



                                                          December 31,
                                 --------------------------------------------------------------
(Dollars in Thousands)              1998         1997         1996         1995         1994
                                 ----------   ----------   ----------   ----------   ----------
Commercial, Financial and
  Agricultural                   $  325,487   $  293,430   $  250,767   $  226,945   $  193,201
Real Estate                         830,394      724,706      618,414      546,984      436,544
Consumer Loans                      202,520      200,803      183,343      167,252      131,702
Loans for Purchasing or
  Carrying Securities                   276          237          116        6,835        2,461
Financing Leases                        808          424          605          512          237
                                 ----------   ----------   ----------   ----------   ----------

  Total Loans                    $1,359,485   $1,219,600   $1,053,245   $  948,528   $  764,145
                                 ==========   ==========   ==========   ==========   ==========

Non-Performing Assets            $   12,056   $    9,623   $    8,687   $    8,608   $    7,307
                                 ==========   ==========   ==========   ==========   ==========

                                                              FINANCIAL ANALYSIS

TABLE 4:  LOAN MATURITIES

                                                          December 31, 1998
                                   --------------------------------------------------------------
(Dollars in Thousands)             1 Year          Over 1 through        Over
                                   or Less           5 years            5 years           Total
                                  --------         --------------       -------           -----
Commercial,
   Financial &
   Agricultural                    $181,784          $119,428          $ 24,275          $325,487
                                   ========          ========          ========          ========

Variable Rate                                                                            $114,628
Pre-determined Rate                                                                      $210,859


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

         Construction loans outstanding at December 31, 1998 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

         A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. Non-performing loans totaled $10.7 million and $8.6 million at December 31, 1998 and 1997, respectively. The level of non-performing loans represented 0.8% and 0.7% of loans for the years ended 1998 and 1997.

                                   [ GRAPH ]

         Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1998 totaled $6.8 million compared with $3.9 million at year ended 1997. It is the policy of First United to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1998 and 1997 by approximately $0.2 and $0.3 million, respectively.

         Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

         Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $1.4 million at year ended 1998. This compares with $1.0 million at year ended 1997.

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

FINANCIAL ANALYSIS


TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE


                                                                                 December 31,
                                                       ---------------------------------------------------------------------
(Dollars in Thousands)                                   1998           1997           1996           1995           1994
                                                       ---------      ---------      ---------      ---------      ---------
Balance of Allowance for Loan
   Losses at Beginning of Period .................     $  17,694      $  14,951      $  15,259      $  14,291      $  14,611
                                                       ---------      ---------      ---------      ---------      ---------

Allowance Applicable to Loans of Acquired Bank ...            -0-           426          1,215          1,627             86
                                                       ---------      ---------      ---------      ---------      ---------

Loans Charged-Off:
   Commercial, Financial and Agricultural ........         3,011          1,446          1,017          1,561          1,178
   Real Estate ...................................           615          1,075            921            551            348
   Consumer ......................................         2,044          2,175          3,057          1,553          1,468
   Other .........................................            -0-             2             -0-             7              9
                                                       ---------      ---------      ---------      ---------      ---------

Total Loans Charged-Off ..........................         5,670          4,698          4,995          3,672          3,003
                                                       ---------      ---------      ---------      ---------      ---------

Recoveries of Loans Previously Charged-Off:
   Commercial, Financial and Agricultural ........           986            998            720            897            912
   Real Estate ...................................           257            210            250            176            238
   Consumer ......................................           805            641          1,059            579            921
                                                       ---------      ---------      ---------      ---------      ---------

Total Recoveries .................................         2,048          1,849          2,029          1,652          2,071
                                                       ---------      ---------      ---------      ---------      ---------

Net Loans Charged-Off ............................         3,622          2,849          2,966          2,020            932
                                                       ---------      ---------      ---------      ---------      ---------

Provision to Allowance ...........................         3,230          5,166          1,443          1,361            526
                                                       ---------      ---------      ---------      ---------      ---------

Balance at End of Period .........................     $  17,302      $  17,694      $  14,951      $  15,259      $  14,291
                                                       =========      =========      =========      =========      =========

Ratio of Net Charge-Offs to Loans Outstanding ....           .27%           .23%           .28%           .21%           .12%







TABLE 6: ALLOCATION OF RESERVE BY CATEGORY

(Dollars in Thousands)
                                                       December 31,
                         ------------------------------------------------------------------------
                                 1998                      1997                     1996
                         --------------------      --------------------      --------------------
                                     % Loans                    % Loans                   % Loans
                                     in each                    in each                   in each
                         Amount      Category      Amount       Category     Amount       Category
                         -------      -------      -------      -------      -------      -------
Commercial and
   Financial .......     $ 3,916           24%     $ 4,721           24%     $ 4,451           24%
Real Estate ........       3,785           61%       3,949           59%       2,804           59%
Consumer ...........       2,316           15%       2,534           17%       2,610           17%
Unallocated ........       7,285           -0-       6,490           -0-       5,086           -0-
                         -------      -------      -------      -------      -------      -------

Total ..............     $17,302          100%     $17,694          100%     $14,951          100%
                         =======      =======      =======      =======      =======      =======

Allowance as a
   Percentage of
   Total Loans .....      1.27%                       1.45%                     1.42%


(Dollars in Thousands)
                                         December 31,
                         ---------------------------------------------
                                1995                     1994
                          -------------------      -------------------
                                     % Loans                 % Loans
                                     in each                  in each
                          Amount     Category      Amount    Category
                          -------     -------      -------     -------
Commercial and
   Financial .......      $ 4,732          23%     $ 6,146          25%
Real Estate ........        2,128          58%       1,435          57%
Consumer ...........        2,387          18%       2,055          18%
Unallocated ........        6,012           1%       4,655          -0-
                          -------     -------      -------     -------

Total ..............      $15,259         100%     $14,291         100%
                          =======     =======      =======     =======

Allowance as a
   Percentage of
   Total Loans .....         1.61%                    1.87%


         Allowance for possible loan losses as a percentage of non-performing loans was approximately 162%, 205% and 199% at December 31, 1998, 1997 and 1996, respectively.

         All non-performing assets of First United as of December 31, 1998 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1998, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.

                                                              FINANCIAL ANALYSIS

TABLE 7:  RISK ELEMENTS


                                                                                   December 31,
                                                            -----------------------------------------------------------
(Dollars in Thousands)                                       1998         1997         1996         1995         1994
                                                            -------      -------      -------      -------      -------
Non-Performing Loans:
Non-Accrual Loans:
Commercial & Financial ................................     $ 3,020      $ 1,570      $ 1,382      $ 2,834      $   934
Real Estate ...........................................       3,236        2,010        2,285        1,600        3,041
Consumer ..............................................         521          365          389          284          230
                                                            -------      -------      -------      -------      -------


  Total Non-Accrual Loans .............................       6,777        3,945        4,056        4,718        4,205
                                                            -------      -------      -------      -------      -------

Past Due 90 Days or More and Still Accruing:
Commercial ............................................       1,225        1,235          787          404          240
Real Estate ...........................................       1,293        2,034        1,089          282          343
Consumer ..............................................         294          548          500          460          248
                                                            -------      -------      -------      -------      -------

  Total Past Due 90 Days or More and Still Accruing ...       2,812        3,817        2,376        1,146          831
                                                            -------      -------      -------      -------      -------

Renegotiated Loans ....................................       1,068          878        1,082        1,301          819
                                                            -------      -------      -------      -------      -------

Total Non-Performing Loans ............................      10,657        8,640        7,514        7,165        5,855
Other Real Estate .....................................       1,399          983        1,173        1,443        1,452
                                                            -------      -------      -------      -------      -------

Total Non-Performing Assets ...........................     $12,056      $ 9,623      $ 8,687      $ 8,608      $ 7,307
                                                            =======      =======      =======      =======      =======

Non-Performing Loans as a % of Outstanding Loans ......         .78%         .71%         .71%         .76%         .77%
Non-Performing Assets as a % of Equity Capital ........        4.72%        4.10%        4.13%        4.71%        4.78%


SECURITIES

         First United's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. Debt securities that First United has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. The carrying value of available-for-sale securities that were sold during 1998 was approximately $24.3 million as compared to $10.3 million and $18.3 million in 1997 and 1996, respectively. See Notes 4 and 5 of the Notes to the Consolidated Financial Statements for additional information on available-for-sale and investment securities.

TABLE 8:  SECURITIES CARRYING VALUE(1)




(Dollars in Thousands)                                                           December 31,
                                                                    -------------------------------------
                                                                      1998          1997          1996
                                                                    ---------     ---------     ---------
U.S. Treasury Securities and Other U.S. Government Agencies         $ 518,064     $ 551,283     $ 555,287
Obligations of States and Political Subdivisions                      160,573       142,260       112,748
Mortgage-Backed Securities                                            231,480       187,622       213,527
Other Securities                                                          628        20,741         7,003
                                                                    ---------     ---------     ---------
                                                                    $ 910,745     $ 901,906     $ 888,565
                                                                    =========     =========     =========


(1)      Includes available-for-sale and investment securities.

FINANCIAL ANALYSIS


TABLE 9:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS(1)

                                                                      INVESTMENT SECURITIES
                                   ------------------------------------------------------------------------------------------
                                                                            MATURING
                                   ------------------------------------------------------------------------------------------
                                                                        AFTER ONE BUT                 AFTER FIVE BUT
                                         WITHIN ONE YEAR              WITHIN FIVE YEARS               WITHIN TEN YEARS
                                   ------------------------------------------------------------------------------------------
(Dollars in Thousands)               AMOUNT          YIELD          AMOUNT          YIELD          AMOUNT           YIELD
                                   ----------      ----------     ----------      ----------     ----------      ----------
U.S. Treasury Securities
   and Other U.S.
   Government Agencies             $    7,808           6.59%     $   15,024           6.58%     $    1,285            6.40%
State & Political
   Subdivisions                        17,496           5.16%         42,595           4.85%         39,888            5.16%
Mortgage-Backed Securities                 -0-          0.00%             -0-          0.00%             -0-           0.00%
Other                                     198           5.75%             -0-          0.00%             -0-           0.00%
                                   ----------      ---------      ----------      ---------      ----------      ----------
Total                              $   25,502           5.60%     $   57,619           5.30%     $   41,173            5.20%
                                   ==========      =========      ==========      =========      ==========      ==========



                                                    INVESTMENT SECURITIES
                                  ---------------------------------------------------------
                                              MATURING
                                  -------------------------
                                                                         MORTGAGE-
                                        AFTER TEN YEARS              BACKED SECURITIES
                                  ---------------------------------------------------------
(Dollars in Thousands)              AMOUNT           YIELD         AMOUNT            YIELD
                                  ----------      ----------     ----------      -----------
U.S. Treasury Securities
   and Other U.S.
   Government Agencies            $       -0-           0.00%    $       -0-            0.00%
State & Political
   Subdivisions                       12,668            6.23%            -0-            0.00%
Mortgage-Backed Securities                -0-           0.00%        89,121             6.57%
Other                                     -0-           0.00%            -0-            0.00%
                                  ----------      ----------     ----------      -----------
Total                             $   12,668            6.23%    $   89,121             6.57%
                                  ==========      ==========     ==========      ===========



                                                                     AVAILABLE-FOR-SALE
                                                                         SECURITIES
                                                                    ---------------------
                                                                     AMOUNT       YIELD
                                                                    --------     --------
U.S. Treasury Securities and Other U.S. Government Agencies         $493,947         6.20%
State & Political Subdivisions                                        47,926         5.03%
Mortgage-Backed Securities                                           142,359         6.61%
Other                                                                    430         5.78%
                                                                    --------     --------
Total                                                               $684,662         6.21%
                                                                    ========     ========

(1) Yield information does not give effect to changes in fair value that are reflected as a separate component of stockholders' equity.

TABLE 10:  AVERAGE DEPOSITS
(Dollars in Thousands)

                                                                     Year Ended December 31,
                                ---------------------------------------------------------------------------------------------
                                             1998                           1997                            1996
                                --------------------------- -------------------------------  ----------------------------
                                    AMOUNT         RATE       AMOUNT              RATE          AMOUNT        RATE         [ GRAPH ]
                                ------------- ------------- -------------     -------------  -------------  -------------
Non-interest-bearing
    Demand Deposits             $     320,496     0.00%     $     314,404         0.00%      $     285,741      0.00%

Savings Deposits and
    Interest-bearing Deposits         493,737     3.25%           553,379         2.98%            522,687      2.92%

Time Deposits of $100 or more         352,325     5.82%           327,022         5.92%            281,641      5.29%

Other Time Deposits                   878,812     4.67%           751,544         5.03%            716,063      5.38%
                                -------------               -------------                    -------------
    Total                       $   2,045,370               $   1,946,349                    $   1,806,132
                                =============               =============                    =============


CAPITAL ADEQUACY AND RESOURCES

CAPITAL AND LIQUIDITY

        The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

        First United is well capitalized with a primary capital to asset ratio of 10.66% at December 31, 1998 compared with 10.53% in 1997 and 10.33% in 1996.
First United's stockholders' equity

                                                              FINANCIAL ANALYSIS

for the year ended December 31, 1998 totaled $255.6 million compared with $234.5 million in 1997 and $210.1 million in 1996. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.


                                    [ GRAPH ]

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

TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER


(Dollars in Thousands)

                                     December 31, 1998
                                     -----------------

Three Months or Less..............      $  176,576
Over 3 Through  6 Months..........         107,325
Over 6 Through 12 Months..........         115,811
Over 12 Months....................          66,265
                                        ----------

   Total..........................      $  465,977
                                        ==========


TABLE 12:  SHORT-TERM BORROWINGS

                                                          December 31,
                                             ---------------------------------------
(Dollars in Thousands)                         1998           1997           1996
                                             ---------      ---------      ---------

Balance at December 31.................      $  82,470      $  75,017      $  50,094
Daily Average Amount Outstanding.......         65,280         64,726         56,710
Maximum Month-End Balance..............         89,448         76,344         63,678
Daily Average Interest Rate............           5.11%          4.94%          4.85%
Weighted Average Interest Rate on......
  Balance at December 31...............           5.14%          4.96%          4.94%


TABLE 13:  CAPITAL RATIOS(1)

                                                   December 31,
                                     ---------------------------------------
                                        1998           1997           1996
                                     ---------      ---------      ---------
Equity Capital to Assets.........      10.05%          9.86%          9.66%
Primary Capital to Assets........      10.66%         10.53%         10.33%
Leverage Ratio...................      10.08%          9.59%          9.34%
Tier 1 Capital...................      16.04%         16.26%         16.54%
Risk-Based Capital...............      17.19%         17.57%         17.79%
Dividend Payout Ratio............      36.92%         38.28%         26.15%


(1)      Excludes unrealized gains and losses on securities available-for-sale.

TABLE 14:  REGULATORY COMPARISON OF CAPITAL RATIOS

                                                                Regulatory
December 31, 1998                              First United    Requirements
                                               ------------    ------------

Total Capital/Total Assets.................        10.66%        6.00%
Primary Capital/Total Assets...............        10.66%        5.50%
Total Risk-Based Capital...................        17.19%        8.00%
Tier 1 Capital.............................        16.04%        4.00%
Leverage Ratio.............................        10.08%        3.00%

FINANCIAL ANALYSIS

TABLE 15:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE


                                                                        [GRAPH]

                                High              Low
1998                            Sale              Sale           Div. Paid
----                            ----              ----           ---------

   First quarter              $26 3/4            $19 1/2          $.10
   Second quarter              28 1/2             23 1/2           .11 1/2
   Third quarter               25 1/2             17 3/4           .11 1/2
   Fourth quarter              21 5/8             16 1/2           .11 1/2


                                High              Low
1997                            Sale              Sale           Div. Paid
----                            ----              ----           ---------
First quarter                 $20 7/16           $15 3/4          $.08 1/2
Second quarter                 22 3/8             18 3/4           .10
Third quarter                  24 5/8             19 1/2           .10
Fourth quarter                 21 5/16            18 13/16         .10


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

         During the second quarter of 1998, First United increased its annual cash dividend rate from $0.40 per share to $0.46 per share and during the second quarter of 1997, First United increased its annual dividend from $0.34 to $0.40 per share. These increases result from higher sustainable earnings.

         First United Common Stock is traded on the NASDAQ-NMS Over-the-Counter Market under the symbol "UNTD."

         All Over-the-Counter Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1998 and 1997 are listed in Table 15. Table 15 also lists dividends paid by First United to its stockholders during each of those quarters.

         On February 12, 1999, the Company had approximately 1,935 stockholders of record.

ASSET - LIABILITY MANAGEMENT

CHANGING INTEREST RATES

         First United, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap." An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results.

         First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition. At December 31, 1998, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

                                                              FINANCIAL ANALYSIS

         The interest rate sensitivity table that follows provides additional information about the Company's financial instruments that are sensitive to changes in interest rates. The quantitative information about market risk is necessarily limited because it does not take into account operating transactions. The tabular disclosure of the Company's market risk is also limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in Management's expectations or intentions. The information in the interest rate sensitivity table that follows reflects contractual interest rate repricing dates and contractual maturity (including principal amortization) dates. Weighted average floating rates are based on the rate for that product as of December 31, 1998.

TABLE 16:  INTEREST RATE SENSITIVITY OTHER THAN TRADING PORTFOLIO

(Dollars in Thousands)                                                     DECEMBER 31, 1998
                                              -------------------------------------------------------------------------------


                                                   1999                 2000                 2001                 2002
                                              -------------         -------------        -------------        -------------
LOANS
Fixed Rate ...........................        $     359,895         $     155,763        $     151,752        $     104,416
   Average Interest Rate .............                 9.14%                 9.20%                8.93%                8.80%
Floating Rate ........................              111,593                15,590               20,272               22,773
    Average Interest Rate ............                 9.70%                 8.40%                8.75%                8.62%
SECURITIES
Fixed Rate ...........................              102,826                87,361               85,392               91,561
   Average Interest Rate .............                 4.98%                 5.87%                6.12%                6.25%
Floating Rate ........................               10,076                 5,084               14,028                  862
    Average Interest Rate ............                 4.84%                 4.65%                4.87%                8.68%
OTHER EARNING ASSETS
Fixed Rate ...........................               87,624                    -0-                  -0-                  -0-
   Average Interest Rate .............                 5.21%                   -0-                  -0-                  -0-
Floating Rate ........................                   -0-                   -0-                  -0-                  -0-
    Average Interest Rate ............                   -0-                   -0-                  -0-                  -0-
TOTAL FINANCIAL ASSETS ...............        $     672,014         $     263,798        $     271,444        $     219,612
    Average Interest Rate ............                 8.02%                 7.96%                7.82%                7.70%
DEPOSITS
Fixed Rate ...........................        $     963,268         $     143,832        $      42,873        $       8,962
   Average Interest Rate .............                 5.24%                 5.51%                5.47%                5.72%
Floating Rate ........................              631,762                 4,088                   -0-                  -0-
    Average Interest Rate ............                 2.73%                 5.23%                  -0-                  -0-
OTHER INTEREST-BEARING LIABILITIES
Fixed Rate ...........................                   -0-                   -0-                  -0-                  -0-
   Average Interest Rate .............                   -0-                   -0-                  -0-                  -0-
Floating Rate ........................               82,470                    -0-                  -0-                  -0-
   Average Interest Rate .............                 5.14%                   -0-                  -0-                  -0-
LONG-TERM DEBT
Fixed Rate ...........................                   -0-                   -0-                  -0-                  -0-
   Average Interest Rate .............                   -0-                   -0-                  -0-                  -0-
Floating Rate ........................                9,547                 4,125                6,818                1,321
    Average Interest Rate ............                 6.86%                 6.78%                6.41%                6.01%
TOTAL FINANCIAL LIABILITIES ..........        $   1,687,047         $     152,045        $      49,691        $      10,283
    Average Interest Rate ............                 4.30%                 5.54%                5.60%                5.76%




(Dollars in Thousands)                                                      DECEMBER 31, 1998
                                              ----------------------------------------------------------------------------
                                                                                                                CURRENT
                                                                                                                 FAIR
                                                 2003                BEYOND                 TOTAL                VALUE
                                              ------------        --------------         ------------        -------------
LOANS
Fixed Rate ...........................        $    144,259        $      146,428         $  1,062,513        $    1,059,329
   Average Interest Rate .............                8.47%                 8.23%                8.87%
Floating Rate ........................              27,640                92,780              290,648               290,648
    Average Interest Rate ............                8.36%                 8.37%                8.93%
SECURITIES
Fixed Rate ...........................              91,285               285,847              744,272               746,803
   Average Interest Rate .............                6.18%                 6.03%                5.92%
Floating Rate ........................                  -0-              136,423              166,473               166,473
    Average Interest Rate ............                  -0-                 6.27%                6.03%
OTHER EARNING ASSETS
Fixed Rate ...........................                  -0-                   -0-               87,624               87,624
   Average Interest Rate .............                  -0-                   -0-                 5.21%
Floating Rate ........................                  -0-                   -0-                   -0-                  -0-
    Average Interest Rate ............                  -0-                   -0-                   -0-
TOTAL FINANCIAL ASSETS ...............        $    263,184        $      661,478         $   2,351,530        $   2,350,877
    Average Interest Rate ............                7.66%                 6.90%                 7.61%
DEPOSITS
Fixed Rate ...........................        $        752                    -0-        $   1,159,687        $   1,161,728
   Average Interest Rate .............                5.41%                   -0-                 5.29%
Floating Rate ........................                  -0-                   -0-              635,850              635,850
    Average Interest Rate ............                  -0-                   -0-                 2.75%
OTHER INTEREST-BEARING LIABILITIES
Fixed Rate ...........................                  -0-                   -0-                   -0-                  -0-
   Average Interest Rate .............                  -0-                   -0-                   -0-
Floating Rate ........................                  -0-                   -0-               82,470               82,470
   Average Interest Rate .............                  -0-                   -0-                 5.14%
LONG-TERM DEBT
Fixed Rate ...........................                  -0-                   -0-                   -0-                  -0-
   Average Interest Rate .............                  -0-                   -0-                   -0-
Floating Rate ........................               1,326                 3,230                26,367               26,367
    Average Interest Rate ............                6.75%                 6.18%                 6.60%
TOTAL FINANCIAL LIABILITIES ..........        $      2,078        $        3,230         $   1,904,374        $   1,906,415
    Average Interest Rate ............                6.27%                 6.18%                 4.45%

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

                                                              FINANCIAL ANALYSIS


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

ACCOUNTING STANDARDS

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management does not expect this standard to have a material impact on First United's consolidated financial condition or results of operations.

YEAR 2000 COMPLIANCE

         The "Year 2000 Issue" has arisen due to the fact that many computer hardware and software systems along with components of certain automated equipment utilize only the last two digits of a date to refer to the year, failing to distinguish dates within the twentieth century from those of the twenty-first or other centuries. If not corrected, these systems could fail or produce erroneous results with the advent of the twenty-first century.

         First United has identified its systems, including computer-based systems and applications and other systems with date sensitive embedded chips, and assessed whether they will function properly in the Year 2000. This assessment is part of a comprehensive action plan ("Year 2000 Readiness Project") approved by the Board of Directors and Management documenting First United's approach to having all systems and applications Year 2000 ready by June 30, 1999. First United does not anticipate that it will need to replace any mission critical systems to achieve Year 2000 readiness.

         Implementation of upgrades required to make mission critical systems Year 2000 ready and testing of mission critical systems are expected to be completed by June 30, 1999. Testing of the core banking systems for the majority of First United's banks was completed by December 31, 1998 with the testing of the remainder of the banks to be completed by March 31, 1999. While all mission critical systems are currently expected to be Year 2000 ready, a contingency plan will be developed prior to June 30, 1999, that will mitigate the risks associated with the failure of any mission critical systems at critical Year 2000 dates.

         Ultimately, the potential impact of the Year 2000 Issue will depend not only on the corrective measures First United undertakes, but also on the way in which the Year 2000 Issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from, First United, or whose financial condition or operational capability is important to First United as borrowers, vendors, customers or investment opportunities. Therefore, communications with these parties has commenced to heighten their awareness of the Year 2000 Issue. Over the next several months, the plans of such third parties to address the Year 2000 Issue will be monitored and any identified impact on First United will be evaluated.

         First United estimates that the cumulative cost of the Year 2000 Readiness Project will be approximately $2 million. As of December 31, 1998, First United has incurred $1.2 million of that amount. The cost estimates include personnel cost related to all aspects of the Project, including testing of mission critical systems, as well as the cost to purchase upgrades or replacement hardware and software and other out-of-pocket expenses. The purchase of hardware and software will be capitalized according to normal policy. Cost associated with personnel and out-of-pocket expenses will be expensed in the period incurred.

         First United established a new data processing center in 1996 and converted nine of its banks to its new data processing system between 1996 and 1998. The new system and equipment have been successfully tested as Year 2000 compliant. The conversion costs and equipment were allocated to regular data processing costs. If such costs and equipment necessary for the new system had been included as Year 2000 costs, First United's Year 2000 compliance costs incurred and cost estimates would be substantially higher.

         The forward-looking statements contained herein with regard to the timing and overall cost estimates of First United's efforts to address the Year 2000 Issue are based upon First United's experience thus far in this effort. Should First United encounter unforeseen difficulties either in the continuing review of its computerized systems, their ultimate remediation, or the responses of its business partners, the actual results could vary significantly from the estimates contained in these forward-looking statements.

FINANCIAL ANALYSIS


TABLE 17:
SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND
CHANGES IN NET INTEREST INCOME (FTE)(1)

(Dollars in Thousands)                                                          1998
                                                          ---------------------------------------------------
                                                            Average
                                                            Balance            Interest             Rate
                                                          -------------       -------------     -------------
ASSETS
INTEREST-EARNING ASSETS:
    Loans (net of unearned income) ...............        $   1,296,393       $     120,035              9.26%
Securities(2):
    Taxable Securities ...........................              716,667              44,934              6.27%
    Non-taxable Securities .......................              144,035              10,634              7.38%
Money-Market Assets:
    Federal Funds Sold and Securities
       Purchased Under Agreements to Resell
       and Other Short-Term Investments ..........              103,273               5,335              5.17%
                                                          -------------       -------------     -------------
          Total Interest-Earning Assets ..........            2,260,368             180,938              8.00%
                                                          -------------       -------------     -------------
NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks ......................               70,283
    Premises and Equipment, Net ..................               42,785
    Other Assets .................................               43,897
    Less Allowance for Loan Losses ...............              (17,728)
                                                          -------------
         Total ...................................        $   2,399,605
                                                          =============
LIABILITIES
INTEREST-BEARING LIABILITIES:
    Savings and Interest-Bearing Deposits ........        $     493,737       $      16,056              3.25%
    Time Deposits of $100 or More ................              352,325              20,502              5.82%
    Other Time Deposits ..........................              878,812              41,081              4.67%
    Federal Funds Purchased and Securities Sold
       Under Agreements to Repurchase ............               65,280               3,336              5.11%
    Notes Payable ................................               27,844               1,831              6.58%
                                                          -------------       -------------     -------------
        Total Interest-Bearing Liabilities .......            1,817,998              82,806              4.55%
                                                          -------------       -------------     -------------
NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits ..............................              320,496
    Other Liabilities ............................               21,658
    Stockholders' Equity .........................              239,453
                                                          -------------
        Total ....................................        $   2,399,605
                                                          =============
         Net Interest-Earnings ...................                            $     98,132
                                                                              ============
         Net Interest Margin .....................                                                       4.34%
                                                                                                 =============

(Dollars in Thousands)                                                            1997
                                                          ---------------------------------------------------
                                                             Average
                                                             Balance             Interest          Rate
                                                          -------------       -------------     -------------
ASSETS
INTEREST-EARNING ASSETS:
    Loans (net of unearned income) ...............        $   1,150,955       $     108,790              9.45%
Securities(2):
    Taxable Securities ...........................              786,831              50,739              6.45%
    Non-taxable Securities .......................              128,138               9,788              7.64%
Money-Market Assets:
    Federal Funds Sold and Securities
       Purchased Under Agreements to Resell
       and Other Short-Term Investments ..........               57,006               4,105              7.20%
                                                          -------------       -------------     -------------
          Total Interest-Earning Assets ..........            2,122,930             173,422              8.17%
                                                          -------------       -------------     -------------
NON-INTEREST-EARNING ASSETS:
    Cash and Due From Banks ......................             100,431
    Premises and Equipment, Net ..................              41,782
    Other Assets .................................              49,002
    Less Allowance for Loan Losses ...............             (15,773)
                                                          ------------
         Total ...................................        $  2,298,372
                                                          ============
LIABILITIES
INTEREST-BEARING LIABILITIES:
    Savings and Interest-Bearing Deposits ........        $    553,379        $      16,492              2.98%
    Time Deposits of $100 or More ................             327,022               19,361              5.92%
    Other Time Deposits ..........................             751,544               37,802              5.03%
    Federal Funds Purchased and Securities Sold
       Under Agreements to Repurchase ............              64,726                3,229              4.99%
    Notes Payable ................................              38,023                2,455              6.46%
                                                          ------------        -------------     -------------
        Total Interest-Bearing Liabilities .......           1,734,694               79,339              4.57%
                                                          ------------        -------------     -------------
NON-INTEREST-BEARING LIABILITIES:
    Demand Deposits ..............................             314,404
    Other Liabilities ............................              22,844
    Stockholders' Equity .........................             226,430
                                                          ------------
        Total ....................................        $  2,298,372
                                                          ============
         Net Interest-Earnings ...................                            $     94,083
                                                                              =============
         Net Interest Margin .....................                                                       4.43%
                                                                                                =============




(1)      Marginal tax rate of 35%.

(2)      Includes available-for-sale and investment securities.

                                                              FINANCIAL ANALYSIS





             1998 Compared to 1997                                    1996
----------------------------------------------     -------------------------------------------
     Total          Due To          Due To
   Increase         Change          Change              Average
  (Decrease)       In Volume        In Rate             Balance        Interest        Rate
  ----------       ---------        -------             -------        --------        ----


    $    11,245      $  13,747      $  (2,502)           $ 1,031,620    $   97,962       9.50%

         (5,805)        (4,526)        (1,279)               719,444        45,434       6.32%
            846          1,214           (368)               123,851        10,275       8.30%



          1,230          3,332         (2,102)                76,872         4,377       5.69%
    -----------      ---------      ---------           ------------    ----------       ----
          7,516         13,767         (6,251)             1,951,787       158,048       8.10%
    -----------      ---------      ---------           ------------    ----------       ----

                                                              87,767
                                                              39,227
                                                              47,483
                                                             (15,591)
                                                        ------------
                                                        $  2,110,673
                                                        ============

    $      (436)     $  (1,777)     $   1,341           $    522,687    $   15,262       2.92%
          1,141          1,498           (357)               281,641        14,902       5.29%
          3,279          6,401         (3,122)               716,063        38,510       5.38%

            107             27             80                 56,710         2,573       4.54%
           (624)          (665)            41                 35,204         2,560       7.27%
    -----------      ---------      ---------           ------------    ----------       ----
          3,467          5,484         (2,017)             1,612,305        73,807       4.58%
    -----------      ---------      ---------           ------------    ----------       ----

                                                             285,741
                                                              17,494
                                                             195,133
                                                        ------------
                                                        $  2,110,673
    $     4,049      $   8,283      $  (4,234)          ============     $  84,241
    ===========      =========      =========                             =========
                                                                                         4.32%
                                                                                         ====



                 1997 Compared to 1996
      -------------------------------------------
           Total          Due To        Due To
         Increase         Change        Change
        (Decrease)       In Volume      In Rate
        ----------       ---------      -------


        $   10,828      $   11,332      $    (504)

             5,305           4,256          1,049
              (487)            356           (843)



              (272)         (1,131)           859
        ----------       ---------       --------
            15,374          14,813            561
        ----------       ---------       --------








        $    1,230       $     896      $     334
             4,459           2,401          2,058
              (708)          1,908         (2,616)

               656             388            268
              (105)            191           (296)
        ----------       ---------      ---------
             5,532           5,784           (252)
        ----------       ---------      ---------





        $    9,842       $   9,029      $     813
        ==========       =========      =========

SELECTED FINANCIAL DATA



                                                                       Year Ended December 31,
                                                            (In Thousands, Except Per Share Data)
                                         ----------------------------------------------------------------------------------
                                             1998              1997              1996              1995              1994
                                         ----------        ----------        ----------        ----------        ----------
OPERATING DATA
Total Interest Income ...........        $  177,216        $  169,996        $  154,452        $  133,909        $  107,423
Net Interest Income .............            94,410            90,657            80,645            70,580            61,820
Provision for Possible Loan
        Losses ..................             3,230             5,166             1,443             1,361               526
Net Income ......................            30,268            25,772            27,059            22,527            20,236

PER SHARE DATA
Net Income ......................        $     1.20        $     1.02        $     1.11        $      .96        $      .87
Cash Dividends Paid .............               .45               .39               .33               .31               .23

SELECTED BALANCE
SHEET ITEMS
Year Ended Balances
Total Assets ....................        $2,516,457        $2,355,255        $2,172,561        $1,935,896        $1,649,565
Total Securities(1) ...............         910,745           901,906           888,565           784,512           727,834
Net Loans(2) ......................       1,353,161         1,213,338         1,048,179           928,283           747,801
Total Deposits ..................         2,133,951         1,990,159         1,859,854         1,645,444         1,420,106
Notes Payable ...................            26,367            30,636            35,311            31,314            27,488
Capital Accounts ................           255,633           234,549           210,099           184,364           152,975



(1)      Includes available-for-sale and investment securities.

(2)      Net of unearned discount.

                                                 QUARTERLY RESULTS OF OPERATIONS


                                                                     Quarter Ended
(Unaudited)                                               (In Thousands, Except Per Share Data)
                                                -----------------------------------------------------------
                                                March 31         June 30          Sept. 30         Dec. 31
                                                --------         --------         --------         --------
1998
Interest Income ........................        $ 43,334         $ 44,413         $ 44,782         $ 44,687
Interest Expense .......................          20,213           20,557           20,921           21,115
Net Interest Income ....................          23,121           23,856           23,861           23,572
Provision for Possible Loan Losses .....            (317)          (1,350)            (513)          (1,050)
Other Income ...........................           4,379            4,131            5,075            4,673
Other Expense ..........................          15,922           16,406           17,432           16,458
Income Tax Expense .....................           3,064            2,942            3,753            3,193
                                                --------         --------         --------         --------
Net Income .............................        $  8,197         $  7,289         $  7,238         $  7,544
                                                ========         ========         ========         ========

Earnings Per Share .....................        $   0.32         $   0.29         $   0.29         $   0.30
                                                ========         ========         ========         ========

1997
Interest Income ........................        $ 39,484         $ 43,993         $ 43,392         $ 43,127
Interest Expense .......................          18,623           20,140           19,996           20,580
Net Interest Income ....................          20,861           23,853           23,396           22,547
Provision for Possible Loan Losses .....            (469)            (815)            (870)          (3,012)
Other Income ...........................           3,968            4,222            4,582            5,384
Other Expense ..........................          14,384           16,171           15,717           22,353
Income Tax Expense .....................           2,760            3,248            3,442             (200)
                                                --------         --------         --------         --------
Net Income .............................        $  7,216         $  7,841         $  7,949         $  2,766
                                                ========         ========         ========         ========

Earnings Per Share .....................        $   0.29         $   0.31         $   0.31         $   0.11
                                                ========         ========         ========         ========

CONSOLIDATED STATEMENTS OF CONDITION


First United Bancshares, Inc.
(in thousands, except per share data)

                                                                                    December 31,
                                                                           -------------------------------
                                                                              1998                1997
                                                                           -----------         -----------
ASSETS

Cash and Due from Banks ...........................................        $    91,207         $    83,291
                                                                           -----------         -----------
Short-Term Investments:
   Federal Funds Sold and Securities Purchased Under
     Agreements to Resell .........................................             71,928              58,117
Other Short-Term Investments ......................................             15,696              24,601
                                                                           -----------         -----------

   Total Short-Term Investments ...................................             87,624              82,718
                                                                           -----------         -----------

Securities Available-for-Sale .....................................            684,662             664,482
                                                                           -----------         -----------
Investment Securities (Fair Value of $228,614 and $239,766 at
   December 31, 1998 and 1997, respectively) ......................            226,083             237,424
                                                                           -----------         -----------
Total Loans .......................................................          1,359,485           1,219,600
   Unearned Discount ..............................................             (6,324)             (6,262)
   Allowance for Possible Loan Losses .............................            (17,302)            (17,694)
                                                                           -----------         -----------

     Net Loans ....................................................          1,335,859           1,195,644
                                                                           -----------         -----------

Premises and Equipment ............................................             42,739              41,441
                                                                           -----------         -----------
Goodwill ..........................................................             10,674              11,636
                                                                           -----------         -----------
Other Real Estate .................................................              1,399                 983
                                                                           -----------         -----------
Other Assets ......................................................             36,210              37,636
                                                                           -----------         -----------

     Total Assets .................................................        $ 2,516,457         $ 2,355,255
                                                                           ===========         ===========

LIABILITIES
Deposits:
   Demand .........................................................        $   338,414         $   309,699
   Savings and Interest-bearing Demand ............................            588,311             536,338
   Time ...........................................................          1,207,226           1,144,122
                                                                           -----------         -----------

    Total Deposits ................................................          2,133,951           1,990,159

Federal Funds Purchased and Securities Sold Under
   Agreements to Repurchase .......................................             82,470              75,017
Other Liabilities .................................................             18,036              24,894
Notes Payable:
   Unaffiliated Bank ..............................................             21,367              25,636
   Affiliated Company .............................................              5,000               5,000
                                                                           -----------         -----------

    Total Liabilities .............................................          2,260,824           2,120,706
                                                                           -----------         -----------

Commitments and Contingencies

CAPITAL ACCOUNTS
Preferred Stock (Par value of $1.00; 500 shares authorized in
    1998 and 1997; none outstanding) ..............................                 -0-                 -0-
Common Stock (Par value of $1.00; 50,000 shares authorized;
    25,294 shares issued and outstanding in 1998 and 1997,
    respectively) .................................................             25,294              25,294
Surplus ...........................................................             26,610              25,111
Undivided Profits .................................................            200,769             181,787
Treasury Stock ....................................................                -0-                (110)
Accumulated Other Comprehensive Income ............................              2,960               2,467
                                                                           -----------         -----------

    Total Capital Accounts ........................................            255,633             234,549
                                                                           -----------         -----------

    Total Liabilities and Capital Accounts ........................        $ 2,516,457         $ 2,355,255
                                                                           ===========         ===========



The accompanying notes are an integral part of these financial statements.

                                               CONSOLIDATED STATEMENTS OF INCOME



First United Bancshares, Inc.
(in thousands, except per share data)


                                                                               Year Ended December 31,
                                                                      -----------------------------------------------
                                                                         1998               1997               1996
                                                                      ----------        -----------       -----------
INTEREST INCOME
Interest and Fees on Loans.....................................       $  120,035        $   108,790       $    97,962
Interest on Securities:
  Taxable Securities...........................................           44,934             50,739            45,434
  Non-taxable Securities.......................................            6,912              6,362             6,679
Interest on Federal Funds Sold and Securities
   Purchased Under Agreements to Resell........................            4,179              2,856             3,267
Interest on Deposits in Banks..................................            1,156              1,249             1,110
                                                                      ----------        -----------       -----------
    TOTAL INTEREST INCOME......................................          177,216            169,996           154,452
                                                                      ----------        -----------       -----------

INTEREST EXPENSE
Interest on Deposits...........................................           77,639             73,655            68,674
Interest on Federal Funds Purchased and Securities Sold
    Under Agreements to Repurchase.............................            3,336              3,229             2,573
Interest on Notes Payable......................................            1,831              2,455             2,560
                                                                      ----------        -----------       -----------
    TOTAL INTEREST EXPENSE.....................................           82,806             79,339            73,807
                                                                      ----------        -----------       -----------
    NET INTEREST INCOME........................................           94,410             90,657            80,645
Provision for Loan Losses......................................            3,230              5,166             1,443
                                                                      ----------        -----------       -----------
NET INTEREST INCOME AFTER PROVISION
     FOR LOAN LOSSES...........................................           91,180             85,491            79,202
                                                                      ----------        -----------       -----------

OTHER INCOME
Service Charges on Deposit Accounts............................            9,358              9,787             8,544
Trust Income...................................................            2,201              2,287             2,180
Security Gains (Losses)........................................              444                 99               264
Other Operating Income.........................................            6,255              5,983             3,871
                                                                      ----------        -----------       -----------
    TOTAL OTHER INCOME.........................................           18,258             18,156            14,859
                                                                      ----------        -----------       -----------

OTHER EXPENSE
Salaries.......................................................           26,966             26,255            22,422
Pension and Other Employee Benefits............................            8,078              9,562             6,543
Net Occupancy Expense..........................................            5,218              5,831             5,328
Equipment Expense..............................................            4,063              5,007             3,252
Data Processing Expense........................................            4,497              3,127             2,331
Merger-related Costs...........................................              567                385                -0-
Other Operating Expenses.......................................           16,829             18,458            16,445
                                                                      ----------        -----------       -----------
    TOTAL OTHER EXPENSE........................................           66,218             68,625            56,321
                                                                      ----------        -----------       -----------

INCOME BEFORE INCOME TAX EXPENSE...............................           43,220             35,022            37,740
INCOME TAX EXPENSE.............................................           12,952              9,250            10,681
                                                                      ----------        -----------       -----------
NET INCOME.....................................................       $   30,268        $    25,772       $    27,059
                                                                      ==========        ===========       ===========

EARNINGS PER SHARE.............................................
    Basic......................................................       $     1.20        $      1.02       $      1.11
                                                                      ==========        ===========       ===========
    Diluted....................................................       $     1.20        $      1.02       $      1.11
                                                                      ==========        ===========       ===========

CASH DIVIDENDS PER SHARE.......................................       $     0.45        $      0.39       $      0.33
                                                                      ==========        ===========       ===========
AVERAGE SHARES ISSUED AND OUTSTANDING..........................
                                                                          25,294             25,294            24,444
                                                                      ==========        ===========       ===========


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

First United Bancshares, Inc.
(in thousands)


                                                                                                          Accumulated
                                                    Common Stock                                              Other
                                               ---------------------                Undivided    Treasury Comprehensive
                                                 Shares      Amount     Surplus      Profits      Stock      Income        Total
                                               ---------   ---------   ---------    ---------   ---------   ---------    ---------
Balance, December 31, 1995 ..................     23,428   $  23,428   $  20,451    $ 140,064   $  (1,142)  $   1,563    $ 184,364

Comprehensive Income:
   Net Income ...............................         -0-         -0-         -0-      27,059          -0-         -0-      27,059
   Increase (Decrease) in Unrealized Gain ...         -0-         -0-         -0-          -0-         -0-     (1,255)      (1,255)
                                                                                                                         ---------
      Comprehensive Income ..................                                                                               25,804
   Effect of Immaterial Pooling
      Carlisle Acquisition ..................      1,016       1,016       1,817        4,247          -0-        (77)       7,003
   Purchase of Treasury Stock ...............         -0-         -0-         -0-           8          (5)         -0-           3
   Dividends Paid ...........................         -0-         -0-         -0-      (7,075)         -0-         -0-      (7,075)
                                               ---------   ---------   ---------    ---------   ---------   ---------    ---------
Balance, December 31, 1996 ..................     24,444      24,444      22,268      164,303      (1,147)        231      210,099

Comprehensive Income:
   Net Income ...............................         -0-         -0-         -0-      25,772          -0-         -0-      25,772
   Increase (Decrease) in Unrealized Gain ...         -0-         -0-         -0-          -0-         -0-      2,180        2,180
                                                                                                                         ---------
      Comprehensive Income ..................                                                                               27,952
   Effect of Immaterial Pooling
      City Bank Acquisition .................        850         850       2,843        2,514          -0-         56        6,263
   Retirement of Treasury Stock .............         -0-         -0-         -0-        (936)      1,037          -0-         101
   Dividends Paid ...........................         -0-         -0-         -0-      (9,866)         -0-         -0-      (9,866)
                                               ---------   ---------   ---------    ---------   ---------   ---------    ---------
Balance, December 31, 1997 ..................     25,294      25,294      25,111      181,787        (110)      2,467      234,549

Comprehensive Income:
   Net Income ...............................         -0-         -0-         -0-      30,268          -0-         -0-      30,268
   Increase (Decrease) in Unrealized Gain ...         -0-         -0-         -0-          -0-         -0-        493          493
                                                                                                                         ---------
      Comprehensive Income ..................                                                                               30,761
Tax Effect of Exercise of Stock Options .....         -0-         -0-      1,499           -0-         -0-         -0-       1,499
Retirement of Treasury Stock ................         -0-         -0-         -0-        (110)        110          -0-          -0-
Dividends Paid ..............................         -0-         -0-         -0-     (11,176)         -0-         -0-     (11,176)
                                               ---------   ---------   ---------    ---------   ---------   ---------    ---------

Balance, December 31, 1998 ..................     25,294   $  25,294   $  26,610    $ 200,769   $      -0-  $   2,960    $ 255,633
                                               =========   =========   =========    =========   =========   =========    =========


The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

First United Bancshares, Inc.
(in thousands)


                                                                     Year Ended December 31,
                                                              -----------------------------------
                                                                 1998         1997         1996
                                                              ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income ................................................   $  30,268    $  25,772    $  27,059
Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
    Depreciation ..........................................       4,128        4,750        3,704
    Amortization of Goodwill ..............................         962        1,149        1,188
    Provision for Possible Loan Losses ....................       3,230        5,166        1,443
    Provision (Benefit) for Deferred Taxes ................         192       (1,012)         494
    (Gain) Loss on Sales of Securities ....................        (444)         (99)        (264)
    Accretion of Bond Discount, Net .......................      (2,412)      (2,832)      (3,289)
    Decrease (Increase) in Other Assets ...................       1,338        4,074         (946)
    Increase (Decrease) in Other Liabilities ..............      (6,858)       6,933       (5,109)
                                                              ---------    ---------    ---------

Net Cash Provided by Operating Activities .................      30,404       43,901       24,280
                                                              ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Maturities of Investment Securities .......      53,693       49,708       52,110
  Proceeds from Maturities of Securities Available-for-Sale     251,061      294,057      120,624
  Proceeds from Sales of Securities Available-for-Sale ....      24,303       10,293       18,327
  Purchase of Investment Securities .......................     (42,352)     (34,158)     (47,621)
  Purchase of Available-for-Sale Securities ...............    (291,216)    (351,159)    (215,486)
  Increase (Decrease) in Federal Funds, Net ...............      (6,358)      28,283      (14,608)
  (Increase) Decrease in Other Short-Term Investments .....       8,905          305        1,812
  Increase in Loans .......................................    (143,445)    (157,250)     (44,821)
  Capital Additions, Net ..................................      (5,426)      (3,233)      (5,658)
                                                              ---------    ---------    ---------

Net Cash Used in Investing Activities .....................    (150,835)    (163,154)    (135,321)
                                                              ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (Decrease) in Demand, Savings and
    Interest-bearing Demand Deposits ......................      80,688       20,399       49,365
  Increase in Time Deposits ...............................      63,104      109,906       81,513
  Repayment of Notes Payable ..............................      (4,269)      (4,675)      (1,599)
  Dividends Paid ..........................................     (11,176)      (8,214)      (7,083)
                                                              ---------    ---------    ---------

Net Cash Provided by Financing Activities .................     128,347      117,416      122,196
                                                              ---------    ---------    ---------

Net Increase (Decrease) in Cash and Cash Equivalents ......       7,916       (1,837)      11,155

Cash and Cash Equivalents, Beginning ......................      83,291       85,128       73,973
                                                              ---------    ---------    ---------

Cash and Cash Equivalents, Ending .........................   $  91,207    $  83,291    $  85,128
                                                              =========    =========    =========


The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         First United Bancshares, Inc.

1.       THE MERGERS

         On March 30, 1998, First United Bancshares, Inc. (the "Company") merged with First Republic Bancshares, Inc. ("First Republic") and Citizens National Bancshares of Hope, Inc. ("Citizens") and in connection therewith issued approximately 4,740,000 shares of common stock for all of First Republic's and Citizens' outstanding common stock (the "Mergers"). The Mergers were accounted for as a pooling-of-interests and, accordingly, the Company's financial statements for periods prior to the Mergers have been restated to include the results of First Republic and Citizens for all periods presented. Separate and combined results of operations for periods prior to the Mergers are as follows (in thousands):


                                          For the Year Ended
                                             December 31,
                                         --------------------
                                           1997        1996
                                         --------    --------
                   Net Interest Income
                        First United     $ 74,826    $ 65,582
                        First Republic      6,868       6,525
                        Citizens            8,963       8,538
                                         --------    --------
                                         $ 90,657    $ 80,645
                                         ========    ========
                   Net Income
                        First United     $ 24,905    $ 22,372
                        First Republic       (653)      1,353
                        Citizens            1,520       3,334
                                         --------    --------
                                         $ 25,772    $ 27,059
                                         ========    ========

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

GOODWILL:

         Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Accumulated amortization of goodwill was $6,803,000 and $5,841,000 at December 31, 1998 and 1997, respectively.

OTHER REAL ESTATE:

         Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date the Company determines that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $362,000, $315,000 and $51,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

PER SHARE DATA:

         Basic EPS was computed by dividing net income by the weighted average shares of common stock outstanding, 25,294,000 in 1998 and 1997 and 24,444,000 in 1996. Diluted EPS was computed by dividing net income by the sum of the weighted average shares of common stock outstanding and the effect of stock options outstanding. The effect of the stock options was to increase the weighted average number of shares by 30,000 in 1998, 66,000 in 1997 and 38,000 in 1996.

         All per share data and number of shares outstanding have been retroactively restated to reflect the effect of a 2-for-1 stock split in 1998 and a 3-for-2 stock split during 1996.

STATEMENT OF CASH FLOWS:

         For purposes of the Statement of Cash Flows, the Company considers all currency on hand as well as all due from bank balances to be cash equivalents.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


RECENT PRONOUNCEMENTS:

         In June 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which applies to all entities, established accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the consolidated statement of condition and measure those instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15,1999. Management does not expect this standard to have a material impact on the Company's consolidated financial condition or results of operations. Management intends to comply with this standard in 2000.

3.       ACQUISITIONS

         On December 31, 1997, the Company acquired City Bank & Trust of Shreveport, Louisiana ("City Bank") in a merger accounted for as a pooling-of-interests (the "City Bank Merger"). In connection with the City Bank Merger, the Company issued approximately 850,000 shares of common stock for all of City Bank's outstanding common stock. As the effect of the City Bank Merger has been deemed immaterial, the Company's statements for years prior to the City Bank Merger have not been restated to include the results of City Bank.

         On August 30, 1997, First United acquired all of the issued and outstanding common stock of Fredonia Bancshares, Inc., Nacogdoches, Texas, through the issuance of approximately 3,200,000 shares of First United common stock in a transaction accounted for as a pooling-of-interests. Results have been restated to include the results of Fredonia.

4.       SECURITIES AVAILABLE-FOR-SALE

         The carrying values and estimated fair values of securities available-for-sale at December 31, 1998 and 1997 consisted of the following (in thousands):


                                                           Gross        Gross
                                           Amortized     Unrealized   Unrealized    Estimated
                                             Cost          Gains        Losses      Fair Value
                                          -----------   -----------   -----------   -----------
1998
U.S. Treasury Securities and Other U.S.
    Government Agencies                   $   491,617   $     2,368   $        38   $   493,947
Obligations of States and Political
    Subdivisions                               46,259         1,667            -0-       47,926
Mortgage-Backed Securities                    141,799           638            78       142,359
Other                                             432            -0-            2           430
                                          -----------   -----------   -----------   -----------
                                          $   680,107   $     4,673   $       118   $   684,662
                                          ===========   ===========   ===========   ===========

1997
U.S. Treasury Securities and Other U.S.
    Government Agencies                   $   490,304   $     2,171   $       209   $   492,266
Obligations of States and Political
    Subdivisions                               39,865         1,209            21        41,053
Mortgage-Backed Securities                    109,871         1,160           456       110,575
Other                                          20,559           193           164        20,588
                                          -----------   -----------   -----------   -----------
                                          $   660,599   $     4,733   $       850   $   664,482
                                          ===========   ===========   ===========   ===========

         The amortized cost and estimated fair value of securities available-for-sale at December 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          Amortized    Estimated
                                             Cost      Fair Value
                                         -----------   -----------
Due in One Year or Less                  $   166,780   $   167,539
Due After One Year Through Five Years        265,531       267,839
Due After Five Years Through Ten Years        83,781        84,532
Due After Ten Years                           22,216        22,393

Mortgage-Backed Securities                   141,799       142,359
                                         -----------   -----------
                                         $   680,107   $   684,662
                                         ===========   ===========

         Gross gains realized on these sales during 1998, 1997 and 1996 were $444,000, $99,000 and $264,000, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


5.       INVESTMENT SECURITIES

         The carrying values and estimated fair values of investments in debt securities as of December 31, 1998 and 1997 are as follows (in thousands):


                                                                      Gross           Gross
                                                  Amortized        Unrealized      Unrealized          Estimated
                                                    Cost              Gains           Losses           Fair Value
                                                 -----------       ----------      -----------        -----------
1998
U.S. Treasury Securities and Other U.S.
    Government Agencies                          $    24,117       $      215      $        -0-       $    24,332
Obligations of States and Political
    Subdivisions                                     112,647            2,302               86            114,863
Mortgage-Backed Securities                            89,121              117               17             89,221
Other                                                    198               -0-              -0-               198
                                                 -----------       ----------      -----------        -----------
                                                 $   226,083       $    2,634      $       103        $   228,614
                                                 ===========       ==========      ===========        ===========

1997
U.S. Treasury Securities and Other U.S.
    Government Agencies                          $    59,017       $      230      $        95        $    59,152
Obligations of States and Political
    Subdivisions                                     101,207            1,311               49            102,469
Mortgage-Backed Securities                            77,047              949                4             77,992
Other                                                    153               -0-              -0-               153
                                                 -----------       ----------      -----------        -----------
                                                 $   237,424       $    2,490      $       148        $   239,766
                                                 ===========       ==========      ===========        ===========


    The amortized cost and estimated fair value of debt securities at December 31, 1998, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          Amortized    Estimated
                                            Cost       Fair Value
                                         -----------   -----------
Due in One Year or Less                  $    25,502   $    25,887
Due After One Year Through Five Years         57,619        58,983
Due After Five Years Through Ten Years        41,173        41,593
Due After Ten Years                           12,668        12,930

Mortgage-Backed Securities                    89,121        89,221
                                         -----------   -----------
                                         $   226,083   $   228,614
                                         ===========   ===========

      There were no sales of investment securities during 1998 and 1997.

      Securities with a carrying value of $421,516,000 at December 31, 1998 were pledged to secure public deposits and for other purposes required by law.

6.       ALLOWANCE FOR POSSIBLE LOAN LOSSES

         The changes in the allowance for possible loan losses during 1998, 1997 and 1996 were as follows (in thousands):


                                                   1998        1997        1996
                                                 --------    --------    --------
Balance at Beginning of Year                     $ 17,694    $ 14,951    $ 15,259
Allowance Applicable to Loans of Acquired Bank         -0-        426       1,215
Provision Charged Against Income                    3,230       5,166       1,443
Recoveries on Loans Charged-Off                     2,048       1,849       2,029
Loans Charged-Off                                  (5,670)     (4,698)     (4,995)
                                                 --------    --------    --------
Balance at End of Year                           $ 17,302    $ 17,694    $ 14,951
                                                 ========    ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


7.       LOANS

         Loans consist of the following categories (in thousands):


TYPE                                                                1998         1997
                                                                 ----------   ----------
Real Estate Loans Collateralized by -
    Residential Properties, Primarily Single Family Residences   $  407,075   $  342,765
    Commercial Properties                                           423,319      381,941
Commercial and Industrial Loans, Other Than Real Estate
    and Energy-Related                                              314,120      282,364
Energy-Related Loans                                                 11,367       11,066
Consumer Loans                                                      202,520      200,803
Loans for Purchasing or Carrying Securities                             276          237
Financing Leases                                                        808          424
                                                                 ----------   ----------
                                                                 $1,359,485   $1,219,600
                                                                 ==========   ==========

         In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1998 and 1997, officers, directors, and related parties had loans of approximately $31,853,000 and $30,645,000, respectively. During the year ended December 31, 1998, loans made to these parties totaled $43,423,000 and repayments totaled $41,083,000. Loans to former officers, directors and related parties included in the 1997 amounts totaled $1,132,000.

         A summary of non-performing assets as of December 31, 1998 and 1997 is as follows (in thousands):


                                                        1998      1997
                                                      -------   -------
Non-Accrual Loans                                     $ 6,777   $ 3,945
Past Due Loans (90 Days or more and still accruing)     2,812     3,817
Renegotiated Loans                                      1,068       878
                                                      -------   -------
                                                       10,657     8,640
Other Real Estate                                       1,399       983
                                                      -------   -------
Total Non-Performing Assets                           $12,056   $ 9,623
                                                      =======   =======

         The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1998, 1997 and 1996 by approximately $227,000, $300,000 and $171,000, respectively. Substantially all payments on non-accrual loans were applied to principal.


8.       PREMISES AND EQUIPMENT

         Premises and equipment consist of the following (in thousands):


                                                    Principal
                                                  Depreciation           Estimated             1998             1997
                                                     Method             Useful Life
                                                  -------------         -----------          -----------       ----------
Land                                                                                         $     8,866       $   8,441
Buildings and Leasehold Improvements              Straight-line         5-40 years                41,512          41,414
Furniture, Fixtures and Equipment                 Straight-line         3-10 years                30,641          27,363
                                                                                             -----------       ---------
                                                                                                  81,019          77,218

Less: Accumulated Depreciation                                                                   (38,280)        (35,777)
                                                                                             -----------       ---------
                                                                                             $    42,739       $  41,441
                                                                                             ===========       =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         Depreciation included in other expense, net occupancy expense and equipment expense was $4,128,000 in 1998, $4,750,000 in 1997 and $3,704,000 in
1996.

         The Company leases land on which two branches are located and rents on a monthly basis an employee parking lot from a company with common officers and directors of the Company. Rental payments related to these arrangements were approximately $10,000 for the year ended December 31, 1998 and $20,000 for each of the years ended December 31, 1997 and 1996. In June of 1998, the Company purchased the parking lot for $283,000.

9.       INCOME TAXES

         Income tax expense (benefit) is composed of the following (in thousands):


                      1998       1997        1996
                    --------   --------    --------
Currently Payable   $ 12,760   $ 10,262    $ 10,187
Deferred                 192     (1,012)        494
                    --------   --------    --------
                    $ 12,952   $  9,250    $ 10,681
                    ========   ========    ========


         The income tax provision included $155,000, $35,000 and $92,000 for the years ended December 31, 1998, 1997 and 1996, respectively, resulting from securities transactions.

         The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:


                                       1998       1997       1996
                                      ------     ------     ------
Statutory Federal Income Tax Rate       35.0%      35.0%      35.0%
    Less:
      Non-Taxable Interest Income       (5.5)      (6.4)      (6.2)
      Charitable Contributions           0.0        0.0       (0.6)
      Amortization of Goodwill           0.9        1.1        1.1
      Merger-related Costs               0.4        0.0        0.0

      Other Items, Net                  (0.8)      (3.3)      (1.0)
                                      ------     ------     ------
Effective Income Tax Rate               30.0%      26.4%      28.3%
                                      ======     ======     ======

         At December 31, 1998 and 1997, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets (in thousands):


                                                   1998       1997
                                                 -------    -------
Accelerated Depreciation                         $(1,348)   $(1,369)
Provision for Possible Loan Losses                 5,377      5,069
Unrealized Gain on Marketable Securities          (1,581)    (1,354)
Effects of Pension and Benefit Plans                 (66)       858
Difference in Tax and Book Basis of Securities      (427)      (966)
Difference in Tax and Book Basis of Loans           (605)      (579)
Write-down of Other Real Estate                       48         53
Other                                                327        432
                                                 -------    -------
                                                 $ 1,725    $ 2,144
                                                 =======    =======

         The Company has evaluated the need for a valuation allowance and, based on the weight of available evidence, has determined that it is more likely than not that all deferred tax assets will be realized.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


10.      OTHER BORROWED FUNDS

         Federal funds purchased and securities sold under agreements to repurchase generally mature within one to four days from the transaction date. Other borrowed funds consist of term federal funds purchased and treasury tax and loan deposits and generally are repaid within one to 120 days from the transaction date. Information concerning securities sold under agreements to repurchase is summarized below (in thousands):


                                                                                    1998       1997
                                                                                  -------    -------
Average balance during the year                                                   $65,280    $64,726
Average interest rate during the year                                                5.11%      4.94%
Maximum month-end balance during the year                                         $89,448    $76,344
U.S. government securities pledged as collateral for the repurchase agreements:
     Carrying Value                                                               $91,312    $84,823
     Estimated Fair Value                                                          92,025     85,649

11.      NOTES PAYABLE

         A summary of notes payable as of December 31, 1998 and 1997 is as follows (in thousands):


                                                                             1998      1997
                                                                           -------   -------
Promissory Note Bearing Interest at 1.20% Above the 30-Day LIBOR
   (6.264% and 7.118% at December 31, 1998 and 1997), Principal Due 1999   $ 5,000   $ 5,000
Promissory Note Bearing Interest at 0.583% Above the 30-Day LIBOR
   (5.647% and 5.788% at December 31, 1998 and 1997), Principal Due 2001     5,024     5,000
Promissory Note to Unaffiliated Bank Bearing Interest at 1.41%
   Above the 30-Day LIBOR (6.475% and 7.118% at December 31, 1998
    and 1997), $1,100,000 Due Annually                                       5,557     6,657
Other Installment Notes Payable Bearing Interest at Rates Varying From
   5.390% to 7.470% and With Maturities Varying From 2000 to 2023           10,786    13,979
                                                                           -------   -------
                                                                           $26,367   $30,636
                                                                           =======   =======

         The promissory note to the unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith and contains financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

         The notes payable require principal repayments as follows: 1999 - $9,547,000; 2000 - $4,125,000; 2001 - $6,818,000; 2002 - $1,321,000; 2003 -
$1,326,000 and thereafter - $3,230,000.

12.      BENEFIT PLANS

         The Company has a defined benefit pension plan (the "Plan") which covers substantially all of the Company's employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits. The following tables set forth the Change in Benefit Obligation and Change in Plan Assets for the years ended December 31, 1998 and 1997 (in thousands):


For the Years Ended December 31:                                              1998        1997
                                                                            --------    --------
Change in Benefit Obligation
   Benefit Obligation at Beginning of Year                                  $ 14,581    $ 13,164
   Service Cost                                                                  882         664
   Interest Cost                                                               1,053         926
   Actuarial Losses                                                            2,426         722
   Benefit Paid                                                               (1,023)       (895)
                                                                            --------    --------
   Benefit Obligation at End of Year                                        $ 17,919    $ 14,581
                                                                            ========    ========

Change in Plan Assets
   Fair Value of Plan Assets at Beginning of Year                           $ 16,330    $ 13,873
   Actual Return on Plan Assets                                                1,554       2,448
   Employer Contribution                                                       1,096         904
   Benefits Paid                                                              (1,023)       (895)
                                                                            --------    --------
   Fair Value of Plan Assets at End of Year                                 $ 17,957    $ 16,330
                                                                            ========    ========
Funded Status                                                               $     38    $  1,749
Unrecognized Net Actuarial Loss                                                3,620       1,555
Unrecognized Prior Service Cost                                                 (663)       (851)
                                                                            --------    --------
Prepaid Benefit Cost                                                        $  2,995    $  2,453
                                                                            ========    ========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The Plan's net pension cost for 1998, 1997 and 1996 included the following components (in thousands):


                                                  1998        1997        1996
                                                -------     -------     -------
Service Cost                                    $   882     $   664     $   578
Interest Cost on Projected Benefit Obligation     1,053         926         915
Expected Return on Assets                        (1,194)     (1,012)       (981)
Net Amortization and Deferral                       204       1,399          61
                                                -------     -------     -------
                                                $   945     $ 1,977     $   573
                                                =======     =======     =======
Significant Assumptions:
  Weighted Average Discount Rate                   7.00%       7.25%       7.50%
  Estimated Future Pay Increases                   4.00%       4.00%       4.00%
  Expected Return on Assets                        7.50%       7.50%       7.50%

         The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1998, 1997 and 1996, the Company's expenses totaled approximately $1,244,000, $855,000 and $777,000, respectively.

         The Company offers qualified employees the opportunity to participate in one of its defined contribution employee benefit plans, qualifying under
Section 401(k) of the Internal Revenue Code. Contributions to the plan are based on the total amount of salary the employee elects to defer, a matching contribution which in none of the plans exceeds 5% of each employee's salary, and a discretionary amount determined each year by the Company. The amount of expense recognized in 1998, 1997 and 1996 was $480,000, $353,000 and $569,000,
respectively.

         The Company has a stock option plan under which options to purchase up to 300,000 shares of the Company's common stock may be granted to officers and other key employees of the Company. Terms and conditions of the Company's options including exercise price and period in which options are exercisable are generally at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. The table below details the stock option activity for the past three years.


                                     December 31, 1998              December 31, 1997             December 31, 1996
                                ---------------------------   --------------------------  ----------------------------
                                   Amount of      Average        Amount of      Average       Amount of      Average
                                    Options       Exercise        Options      Exercise        Options       Exercise
                                  Outstanding      Price        Outstanding      Price       Outstanding      Price
                                ---------------------------   --------------------------  ----------------------------
Outstanding, beginning of year       109,744    $     12.62        96,538   $     12.13        28,332   $      9.48
Granted                              105,000          20.31        13,206         16.25        68,206         13.23
Exercised                             (1,250)         13.24            -0-           -0-           -0-           -0-
Canceled                             (13,750)         18.34            -0-           -0-           -0-           -0-
                                 -----------                  -----------                 -----------
Outstanding, end of year             199,744    $     16.03       109,744   $     12.62        96,538   $     12.13
                                 ===========                  ===========                 ===========

         Options to purchase 59,778 shares of common stock were exercisable at an average exercise price of $11.83 at December 31, 1998.

         The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. If compensation cost had been determined based on the fair value at grant date for awards in 1998 and 1997 in accordance with SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:


                                         1998         1997         1996
                                     ----------   ----------   ----------
Net Income - As reported             $   30,268   $   25,772   $   27,059
Net Income - Pro forma               $   29,956   $   25,630   $   26,994
Net Income per share - As reported   $     1.20   $     1.02   $     1.11
Net Income per share - Pro forma     $     1.18   $     1.01   $     1.10

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:


                             1998         1997         1996
                          ---------    ---------    ---------
Expected Life              10 years     10 years     10 years
Risk-free Interest Rate        5.80%        6.54%        6.49%
Expected Volatility           28.74%       30.00%       30.64%
Dividend Yield                 2.50%        2.46%        2.10%

         The weighted average fair value of options granted during 1998 and 1997 was $12.42 and $11.79 per share, respectively. The pro forma effect on net income for 1998 and 1997 is not representative of the pro forma effect on net income in future years because pro forma compensation expense related to grants made prior to 1997 is not included.

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

    Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire in 1999. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998 varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

    Financial instruments whose amounts represent credit risk as of December 31, 1998 and 1997 are as follows (in thousands):


                                 1998       1997
                               --------   --------
Commitments to Extend Credit   $185,123   $102,053
Standby Letters of Credit         9,679     11,656

    The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. In addition, certain branch facilities and warehouse space are leased under various operating lease agreements. These contracts require approximate minimum annual rentals as follows: 1999-$3,379,000; 2000-$3,397,000; 2001-$3,570,000;
2002-$3,639,000; 2003-$3,703,000 and thereafter $1,715,000.

    The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company's results of operations.

14.   RESTRICTIONS

     Each of the Company's subsidiary banks is subject to either national or state banking regulations which restrict the level of dividends that may be paid in a given year. Such restrictions are based on a percentage of the subsidiary bank's net income. During 1999, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $4,690,000 of undistributed earnings plus the net income earned in 1999.

     At December 31, 1998, the Company was required to maintain reserve balances in cash and due from accounts of approximately $18,344,000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 15.     SUPPLEMENTARY DATA FOR CASH FLOWS

         Income taxes paid by the Company during the years ended December 31, 1998, 1997 and 1996 amounted to $9,423,000, $8,673,000 and $9,335,000, respectively. Interest paid on notes payable during the years ended December 31, 1998, 1997 and 1996 was $1,831,000, $2,377,000 and $2,482,000, respectively.

 16.     CAPITAL ACCOUNTS

         On May 26, 1998, the Company declared a 2-for-1 stock split which was effected in the form of a one hundred percent (100%) stock dividend. The dividend was distributed on June 30, 1998 and increased the issued and outstanding common stock of the Company from 12,647,000 to 25,294,000 shares. On May 20, 1996, the Company declared a 3-for-2 stock split which was effected in the form of a fifty percent (50%) stock dividend. All per share data and number of shares outstanding have been retroactively restated to reflect the effect of this stock split.

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

         Management believes, as of December 31, 1998, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject. At December 31, 1998, the most recent notification from the Office of the Comptroller of the Currency categorized each of the subsidiaries as well capitalized. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios (as defined in applicable regulations) as set forth in the table below. There are no conditions or events since the notification that Management believes have changed any of the subsidiary banks' category.

         The actual regulatory capital amounts and ratios for the Company and the most significant of its bank subsidiaries are presented in the table below (dollars in thousands):


                                                                                                Minimum Regulatory
                                                 Actual              Minimum Regulatory          Provision to be
                                           Regulatory Capital         Capital Required           Well Capitalized
                                       ------------------------   ------------------------   ------------------------
                                          Amount         Ratio      Amount          Ratio      Amount          Ratio
                                       ------------------------   ------------------------   ------------------------
At December 31, 1998:
 Total Capital (to Risk Weighted
    Assets)                            $  255,633        16.95%   $  120,669         8.00%          N/A
    First United Bancshares, Inc.      $   40,136        13.78%   $   23,305         8.00%   $   29,131        10.00%
    City National Bank of Fort Smith
 Tier 1 Capital (to Risk Weighted
    Assets)
    First United Bancshares, Inc.      $  241,999        16.04%   $   54,216         4.00%          N/A
    City National Bank of Fort Smith   $   39,392        13.52%   $   11,652         4.00%   $   17,479         6.00%
 Tier 1 Capital (to Average Assets)
    First United Bancshares, Inc.      $  241,999        10.08%   $   95,984         4.00%          N/A
    City National Bank of Fort Smith   $   39,392         8.23%   $   19,141         4.00%   $   23,926         5.00%



At December 31, 1997:
 Total Capital (to Risk Weighted
    Assets)
    First United Bancshares, Inc.      $  234,549        17.30%   $  108,431         8.00%          N/A
    City National Bank of Fort Smith   $   40,126        13.57%   $   23,657         8.00%   $   29,571        10.00%
 Tier 1 Capital (to Risk Weighted
    Assets)
    First United Bancshares, Inc.      $  220,389        16.26%   $   54,216         4.00%          N/A
    City National Bank of Fort Smith   $   36,462        12.33%   $   11,828         4.00%   $   67,111         6.00%
 Tier 1 Capital (to Average Assets)
    First United Bancshares, Inc.      $  220,389         9.59%   $   91,935         4.00%          N/A
    City National Bank of Fort Smith   $   36,462         8.35%   $   17,475         4.00%   $   21,843         5.00%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





 COMPREHENSIVE INCOME

         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." Comprehensive income is the change in equity during a period from transactions and other events and circumstances from nonowner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

         In addition to net income, the Company has identified changes related to other nonowner transactions in the Consolidated Statements of Changes in Capital Accounts. Changes in other nonowner transactions consist entirely of changes in unrealized holding gains and losses on securities available-for-sale.

         In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in unrealized holding gains and losses on securities available-for-sale for the three years ended December 31, 1998, 1997 and 1996 (in thousands):


                                  1998                                1997                               1996
                     --------------------------------    --------------------------------    -------------------------------
                       Before      Tax         After      Before       Tax        After      Before       Tax        After
                        Tax     (Expense) or    Tax        Tax      (Expense) or   Tax        Tax      (Expense) or   Tax
                       Amount    Benefit       Amount     Amount      Benefit     Amount     Amount      Benefit     Amount
                     --------------------------------    --------------------------------    -------------------------------
Net unrealized
  holding gains
  (losses) arising
  during the period  $  1,202    $   (420)   $    782    $  3,452    $ (1,208)   $  2,244    $ (1,666)   $    583   $ (1,083)
Reclassification
  adjustment for
  gains included
  in net income          (444)        155        (289)        (99)         35         (64)       (264)         92       (172)
                     --------    --------    --------    --------    --------    --------    --------    --------   --------
Net change in
  unrealized gains
  on securities      $    758    $   (265)   $    493    $  3,353    $ (1,173)   $  2,180    $ (1,930)   $    675   $ (1,255)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 17.     CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

      The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows (in thousands):


                                             December 31,
                                         -------------------
                                           1998       1997
                                         --------   --------
CONDENSED FINANCIAL POSITION:

    Assets:
      Cash                               $ 46,403   $ 31,983
      Investment in Subsidiaries          216,356    210,229
      Other Assets                          7,190     12,639
                                         --------   --------
         Total Assets                    $269,949   $254,851
                                         ========   ========

    Liabilities and Capital Accounts:
      Notes Payable                      $ 10,557   $ 14,401
      Other Liabilities                     3,759      5,901
                                         --------   --------
         Total Liabilities                 14,316     20,302
                                         --------   --------

         Total Capital                    255,633    234,549
                                         --------   --------

         Total Liabilities and Capital   $269,949   $254,851
                                         ========   ========


                                               Year Ended December 31,
                                            ---------------------------
                                             1998      1997      1996
                                            -------   -------   -------
CONDENSED OPERATING RESULTS:
  Dividend Income From Subsidiaries         $31,505   $26,750   $14,550
  Management Fees                               588       428       427
  Other Income                                   75        78        91
                                            -------   -------   -------
                                             32,168    27,256    15,068
                                            -------   -------   -------
  Interest Expense                              810     1,204     1,063
  Other Expense                               6,311     5,046     3,443
                                            -------   -------   -------
                                              7,121     6,250     4,506
                                            -------   -------   -------

  Income Before Tax Benefit and Equity in
  Undistributed Income of Subsidiaries       25,047    21,006    10,562
  Income Tax Benefit                            530     3,037     1,859
                                            -------   -------   -------
  Income Before Equity in Undistributed
  Income of Subsidiaries                     25,577    24,043    12,421
  Equity in Undistributed Income of
  Subsidiaries                                4,691     1,729    14,638
                                            -------   -------   -------

  Net Income                                $30,268   $25,772   $27,059
                                            =======   =======   =======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                 YEAR ENDED DECEMBER 31,
                                                                               -----------------------------
                                                                                 1998       1997       1996
                                                                               -------    -------    -------
CONDENSED STATEMENTS OF CASH FLOWS:
  Cash Flows From Operating Activities:
   Net Income                                                                  $30,268    $25,772    $27,059
   Depreciation                                                                    314        283         20
   Undistributed Income                                                         (4,691)    (1,729)   (14,638)
   Increase in Other Assets                                                      6,691     (5,883)    (2,626)
   (Decrease) Increase in Other Liabilities                                     (2,142)     3,505     (1,118)
                                                                               -------    -------    -------
                                                                                30,440     21,948      8,697
  Cash Flows From Investing Activities:                                        -------    -------    -------

   Purchase of Subsidiaries                                                     (1,000)        -0-        -0-
   Purchase of Investment Securities                                                -0-        -0-      (499)
   Maturities of Investment Securities                                              -0-        -0-        -0-
                                                                               -------    -------    -------
                                                                                (1,000)        -0-      (499)
                                                                               -------    -------    -------

  Cash Flows From Financing Activities:
   Principal Repayments on Notes Payable                                        (3,844)    (1,295)    (4,180)
   Issuance of Notes Payable                                                        -0-        50      4,194
   Treasury Stock Transactions                                                      -0-       (11)         4
   Payment of Dividends                                                        (11,176)    (9,339)    (7,073)
                                                                               -------    -------    -------
                                                                               (15,020)   (10,595)    (7,055)
                                                                               -------    -------    -------

   Net Increase in Cash                                                         14,420     11,353      1,143
   Cash at Beginning of Year                                                    31,983     20,630     19,487
                                                                               -------    -------    -------
   Cash at End of Year                                                         $46,403    $31,983    $20,630
                                                                               =======    =======    =======

  Supplementary Data for Cash Flows:
    Taxes Paid                                                                 $ 9,423    $ 8,673    $ 9,335
    Interest Paid on Notes Payable                                               1,831      2,377      2,482




18.   FAIR VALUES OF FINANCIAL INSTRUMENTS

    SFAS No. 107, "Disclosure about Fair Values of Financial Instruments," requires disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The estimated fair values of financial instruments with immediate and shorter term maturities (generally 90 days or less) are assumed to be the same as the recorded value. All non-financial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented on the next page do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities. The carrying amount and estimated fair values of financial instruments for December 31, 1998 and 1997 are on the next page (in thousands):

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                 1998                      1997
                                       ------------------------  ------------------------
                                        CARRYING    ESTIMATED     Carrying    Estimated
                                          VALUE     FAIR VALUE     Value      Fair Value
                                       ----------   -----------  ----------   -----------
ASSETS
Cash and Short-Term Investments        $  178,831   $  178,831   $  166,009   $  166,009
Securities                                910,745      913,276      901,906      904,248
Loans                                   1,353,161    1,349,977    1,213,338    1,210,384

LIABILITIES
Deposits                               $2,133,951   $2,135,992   $1,990,159   $1,990,762
Federal Funds Purchased and
    Securities Sold Under Agreements
    to Repurchase                          82,470       82,470       75,017       75,017
Notes Payable                              26,367       26,367       30,636       30,636

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

    Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1998, the maximum financing limitation is 9.5%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of First United Bancshares, Inc.:

    We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 and 1996 financial statements of Citizens National Bancshares of Hope, Inc., the 1996 financial statements of First Republic Bancshares, Inc. and the 1996 financial statements of Fredonia Bancshares, Inc., companies acquired during 1998 and 1997 in transactions accounted for as a poolings-of-interests, as discussed in Notes 1 and 3. Such statements are included in the consolidated financial statements of First United and reflect total assets and total interest income of 11 percent in 1997 and 31 percent of total interest income in 1996 of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Citizens National Bancshares of Hope, Inc., First Republic Bancshares, Inc. and Fredonia Bancshares, Inc., is based solely upon the report of the other auditors.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

    In our opinion, based upon our audit and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and its subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998.

Arthur Andersen LLP


Jackson, Mississippi,
January 19, 1999.


REPORT OF MANAGEMENT ON FINANCIAL STATEMENTS

    The management of First United Bancshares, Inc. ("First United") is responsible for the integrity and objectivity of the financial statements and other financial information contained in this Annual Report. The financial statements have been prepared in conformity with generally accepted accounting principles. Financial information throughout this Annual Report is consistent with that in the financial statements.

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

    The financial statements in this Annual Report have been audited by First United's independent public accountants, Arthur Andersen LLP, for the purpose of determining that the financial statements are presented fairly. Their audit included an evaluation of First United's system of internal controls for the purpose of setting the scope of their auditing procedures.

                                                          OFFICERS AND DIRECTORS

FIRST UNITED BANCSHARES, INC. OFFICERS AND BOARD OF DIRECTORS


EXECUTIVE OFFICERS                                BOARD OF DIRECTORS
James V. Kelley                                   Larry Burrow                                      Richard H. Mason
Chairman of the Board,                            Plant Manager,                                    President,
President & Chief Executive Officer               Partee Flooring Mill                              Gibraltar Energy Company

Robert L. Jones                                   Claiborne P. Deming                               George Middlebrook, III
Acting Chief Financial Officer &                  President & Chief Executive Officer,              Investments
Assistant Secretary                               Murphy Oil Corporation
                                                                                                    R. Madison Murphy
OFFICERS                                          Al Graves, Jr.                                    Chairman of the Board,
                                                  Attorney                                          Murphy Oil Corporation
Robert O. Boggess
Senior Vice President of                          Tommy Hillman                                     Robert C. Nolan
IT/Operations                                     President, Winrock Farms, Inc.                    Chairman,
                                                                                                    Deltic Timber Corporation
Jim Barnes                                        James V. Kelley
Vice President & Auditor                          Chairman of the Board,                            Cal Partee, Jr.
                                                  President & Chief Executive Officer,              Oil Investments
Betty W. Scarborough                              First United Bancshares, Inc.
Vice President/Special Projects                                                                     Carolyn Tennyson
                                                  Roy E. Ledbetter                                  Timber Investments
Richard E. Ulmer                                  President & Chief Executive Officer,
Vice President & Loan Review Officer              Highland Industrial Park, Inc.                    John D. Trimble, Jr.
                                                                                                    Managing Partner,
Cynthia C. Alphin                                 Jack W. McNutt                                    Trimble Properties
Assistant Vice President of Planning &            Former President & Chief Executive Officer,
Assistant Secretary                               Murphy Oil Corporation

REGIONAL CHAIRMEN                                 Michael F. Mahony
                                                  Attorney
John Robert Graves
South Arkansas

Jim Harwood
North and West Arkansas

Gordon Lewis
Texas and Louisiana

    OFFICERS AND DIRECTORS

    SUBSIDIARY BANKS' BOARD OF DIRECTORS


FIRST NATIONAL BANK                COMMERCIAL BANK                         CITY BANK & TRUST
OF EL DORADO, ARKANSAS             AT ALMA, ARKANSAS                       SHREVEPORT, LOUISIANA
Claiborne P. Deming                James A. Arnold II                      James C. Egan, Jr.
Barry Felton                       Leonarde L. Blaschke                    Jerry A. Fielder
James V. Kelley                    William M. "Dockey" Brasher III         John C. Gehl
Larry Kinard                       Jim V. Fincher                          Gordon Lewis
Michael F. Mahony                  Jim Harwood                             R.A. Mackey
Richard H. Mason                   Paul L. Winborn                         J. Russell Reeves
R. Madison Murphy                                                          Richard H. Sale
Robert C. Nolan                    THE BANK OF NORTH ARKANSAS              Richard K. Speairs, Jr., Ph.D.
Robert M. Reynolds                 MELBOURNE, ARKANSAS                     S.M. Trombetta
Dr. Henry B. Rogers
John H. Sample                     W. Wesley Arnold                        CITIZENS NATIONAL BANK
Stephen C. Smart, D.D.S.           Brenda K. Barnes                        HOPE, ARKANSAS
Carolyn Tennyson                   Thomas C. Colegrove
Charles E. Thomas                  Harlin F. Hames                         Rodney H. Bobo
John D. Trimble, Jr.               Jim Harwood                             John M. Cox
Dr. Srini Vasan                    Lloyd T. Jones                          George Frazier
                                   James E. Miller                         Albert Graves
FIRST NATIONAL BANK                Reed M. Perryman                        Al Graves, Jr.
OF MAGNOLIA, ARKANSAS                                                      John Robert Graves
                                   FIRST UNITED BANK                       Jim Hart
Larry Burrow                       STUTTGART, ARKANSAS                     Henry Haynes
Kathy Dickson                                                              Louis C. Jordan
Tommy Fallin, Jr.                  Jack B. Coker, RPh                      James V. Kelley
John Robert Graves                 Tommy Hillman                           Hillman Koen
Robert L. Jones                    Jerry J. Hoskyn                         Mitchell LaGrone
Richard G. Murphy                  Harold Ives                             Ned Ray Purtle
Cal Partee, Jr.                    Steven M. Keith                         Dennis Ramsey
David F. Rankin                    James V. Kelley                         William R. Routon
Chris W. Weiser                    Robert M. Koch
Joe D. Woodward                    Ben A. Myers, P.D.                      PEOPLES BANK & LOAN COMPANY
                                   Wanda Northcutt Hartz                   LEWISVILLE, ARKANSAS
CITY NATIONAL BANK                 Robert Petter, Sr.
OF FORT SMITH, ARKANSAS            Randall Snider                          Phil Alford, Jr.
                                   Dewey Snowden                           Charles Black
Thomas J. Barr                     John E. Stephens                        Richard Burton
Morris G. Boren                    Dr. Ralph H. Wilson                     O. M. Covington
Carolyn L. Branch                                                          John Robert Graves
George C. Fisher                   FIRSTBANK                               Dennis Ramsey
Jim Harwood                        TEXARKANA, TEXAS                        Wilma Willbanks
George R. Jacobs
James V. Kelley                    James M. Carlow                         FIRST REPUBLIC BANK
A. Samuel Koenig III               Steve Conner                            MONROE, LOUISIANA
Emon A. Mahony, Jr.                Lucille T. Cook
John R. Meyers                     Delton G. Gwinn                         C. S. Aycock, Jr.
J. R. Minish                       Joe Connor Hart                         John Hoychick, Jr.
Jim Nunnelee                       Gordon Lewis                            Gordon Lewis
Linda Schmidt                      M. L. Mayo                              Henry A. Logue
Charles Shuffield                  Amos McCulloch, Jr.                     Guy C. Pardue
Bobby W. Stephens                  H. J. Trammell                          David Thomason
Robert B. Westphal                 Graton E. White, Jr.                    Dallas Thomason
                                   Steve C. Wiggs                          Terry B. Ware
MERCHANTS & PLANTERS
BANK, N.A. OF CAMDEN,              FREDONIA STATE BANK                     FIRST UNITED TRUST
ARKANSAS                           NACOGDOCHES, TEXAS                      COMPANY, N.A.

Eugene Bramblett                   Roy Blake
John Robert Graves                 Hank Crouse                             Richard P. Clark, II
James R. Jordan                    J. R. Honea                             John Robert Graves
Roy E. Ledbetter                   James V. Kelley                         Tommy Hillman
Jim Neeley                         Gordon Lewis                            Robert M. Koch
Richard L. Robertson               George Middlebrook, III                 R. Madison Murphy
Joe M. Rogers                      Arthur L. Speck, M.D.
                                   Dan Stansel
                                   Craig Stripling
                                   Roger Van Horn



                                                          OFFICERS AND DIRECTORS
SUBSIDIARY BANKS


EXECUTIVE OFFICERS                                                           LOCATION                 TELEPHONE
------------------                                                           --------                 ---------
FIRST NATIONAL BANK OF EL DORADO

James V. Kelley, Chairman of the Board & Chief Executive Officer             El Dorado, AR          (870) 863-3181


FIRST NATIONAL BANK OF MAGNOLIA

Robert L. Jones, President & Chief Executive Officer                         Magnolia, AR           (870) 234-1234


CITY NATIONAL BANK OF FORT SMITH

Jim Harwood, President & Chief Executive Officer                             Fort Smith, AR         (501) 785-2811


MERCHANTS & PLANTERS BANK, N.A. OF CAMDEN

James R. Jordan, President & Chief Executive Officer                         Camden, AR             (870) 836-8136


COMMERCIAL BANK AT ALMA

Jim V. Fincher, President & Chief Executive Officer                          Alma, AR               (501) 632-2257


THE BANK OF NORTH ARKANSAS

Lloyd T. Jones, President & Chief Executive Officer                          Melbourne, AR          (870) 368-4205


FIRST UNITED BANK

Robert M. Koch, President & Chief Executive Officer                          Stuttgart, AR          (870) 673-3545


FIRSTBANK

Steve C. Wiggs, Chairman, President & Chief Executive Officer                Texarkana, TX          (903) 838-6500


FREDONIA STATE BANK

Gordon Lewis, Chairman & President                                           Nacogdoches, TX        (409) 564-6191


CITY BANK & TRUST

Jerry A. Fielder, President & Chief Executive Officer                        Shreveport, LA         (318) 865-6555


CITIZENS NATIONAL BANK

John Robert Graves, Chief Executive Officer                                  Hope, AR               (870) 777-2313


PEOPLES BANK & LOAN COMPANY

Charles Black, President & Chief Executive Officer                           Lewisville, AR         (870) 921-4244


FIRST REPUBLIC BANK

Henry A. Logue, Chairman, President & Chief Executive Officer                Monroe, LA             (318) 388-3990


FIRST UNITED TRUST COMPANY, N.A.

Richard P. Clark II, President & Chief Executive Officer                     El Dorado, AR          (870) 863-3181


CORPORATE INFORMATION


         ANNUAL MEETING

         The annual meeting of stockholders will convene on Tuesday, May 25, 1999, at 2:00 p.m. (CDT) in the Board of Directors Room of the First National Bank,
         Main and Washington Streets, El Dorado, Arkansas


         CORPORATE HEADQUARTERS

         Main and Washington Streets
         El Dorado, Arkansas  71730


         COMMON STOCK

         NASDAQ Symbol: UNTD
         Listed: NASDAQ System National Market List


         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP
         Jackson, Mississippi


         FINANCIAL AND GENERAL INFORMATION

         First United's Annual Report to the Securities and Exchange Commission on Form 10-K is available upon request. Additional copies and other financial reports or information are available without charge upon request by writing:
         Cynthia C. Alphin, First United Bancshares, Inc.,
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


         NASDAQ MARKET MAKERS IN FIRST UNITED STOCK

         J. C. Bradford & Company
         Edward D. Jones & Company
         Morgan Keegan & Company
         Stephens Inc.
         Stifel, Nicolaus & Company

                     FIRST UNITED BANCSHARES, INC.
                     EL DORADO, ARKANSAS
                     AND ITS WHOLLY-OWNED SUBSIDIARIES

                     First National Bank of El Dorado, Arkansas
                     City National Bank of Fort Smith, Arkansas
                     First National Bank of Magnolia,Arkansas
                     Merchants and Planters Bank, N.A. of Camden, Arkansas Commercial Bank at Alma, Arkansas
                     The Bank of North Arkansas, Melbourne, Arkansas
                     First United Bank, Stuttgart, Arkansas
                     FirstBank, Texarkana, Texas
                     Fredonia State Bank, Nacogdoches, Texas
                     City Bank & Trust, Shreveport, Louisiana
                     Citizens National Bank, Hope, Arkansas
                     Peoples Bank & Loan Company, Lewisville, Arkansas First Republic Bank, Monroe, Louisiana
                     First United Trust Company, N.A.

                                    APPENDIX

                                     TO THE
                       1998 ANNUAL REPORT TO STOCKHOLDERS

         This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1998 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

         1. The Cover Page of the Report is titled "First United Bancshares, Inc. 1998 Annual Report"

         2. Page 3 of the Report contains a bar graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of $0.87, $0.96, $1.11, $1.02 and $1.20 for the years ended December 31, 1994, 1995,1996,
1997 and 1998, respectively.

         3. Page 4 of the Report contains a double bar graph titled "Book Value-Market Value at Year End (Dollars)" which discloses the book value of a share of First United common stock to be $6.53, $7.86, $8.60, $9.27 and $10.11 for the years ended December 31, 1994, 1995,1996, 1997 and 1998, respectively. The graph also discloses the market value of a share of First United common stock to be $9.83, $13.83, $16.50, $21.00 and $17.75 for the years ended
December 31, 1994, 1995,1996, 1997 and 1998, respectively.

         4. Page 4 of the Report contains a line graph titled "Interest Margin Analysis" which discloses the "Break-Even Yield", "Net Interest Margin" and "Net Interest Spread". The Break-Even Yield" is disclosed as 3.78%, 3.74%, and 3.66%, the Net Interest Margin" is disclosed as 4.32%, 4.43%, and 4.34%, the "Net Interest Spread" is disclosed as 3.52%, 3.60%, and 3.45%, for the years ended December 31, 1996, 1997, and 1998, respectively.

         5. Page 5 of the Report contains a bar graph titled "Loan Loss Provision" which discloses the dollar amount (in thousands) that has been allocated to the loan loss reserve account, which is disclosed as $526, $1,361, $1,443, $5,166 and $3,230, for the years ended December 31, 1994, 1995, 1996,
1997, and 1998, respectively.

         6. Page 6 of the Report contains a line graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $7,307, $8,608, $8,687, $9,623 and $12,056, the
"Non-Performing Loans" as, $5,855, $7,165, $7,514, $8,640 and $10,657, and the
"Allowance for Loan Losses" as $14,291, $15,259, $14,951, $17,694 and $17,302,
for the years ended December 31, 1994, 1995, 1996, 1997, and 1998, respectively.

         7. Page 9 of the Report contains a graph titled "Average 1998 Deposit Composition" which discloses the make-up of the deposits as 24.14% of "Savings and Interest-Bearing Demand" deposits, 42.96% of "Other Time Deposits", 15.67% of "Non-Interest Bearing Demand" deposits and 17.23% of "Time Deposits of $100,000 or More".

         8. Page 10 of the Report contains a bar graph titled "Stockholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximately $152,975, $182,600, $210,099, $234,549 and $255,633, for the years ended December 31, 1994, 1995, 1996, 1997, and 1998, respectively.

         9. Page 11 of the Report contains a graph titled "1998 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 16.04% and 17.19% respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risked-Based Capital" as 4.00% and 8.00%, respectively.

                          [AXLEY & RODE LLP LETTERHEAD]


                         REPORT OF INDEPENDENT AUDITORS


Board of Directors
Fredonia Bancshares, Inc.
Nacogdoches, Texas

         We have audited the consolidated balance sheets of Fredonia Bancshares, Inc. and Subsidiary at December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fredonia Bancshares, Inc. and Subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

         As discussed more fully in Note 10, Fredonia Bancshares, Inc. has adopted the accrual method of accounting for certain salary continuation agreements. Previously the Bank accounted for these agreements using the cash basis method of accounting.

                                        AXLEY & RODE LLP

                                        /s/ Axley & Rode LLP
                                        ----------------------------
                                        CERTIFIED PUBLIC ACCOUNTANTS

Lufkin, Texas
February 20, 1997

          [FRAZER, MINCHEW, ROBINSON, GARDNER and LANGSTON LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS
FIRST REPUBLIC BANCSHARES, INC.
           AND SUBSIDIARIES
RAYVILLE, LOUISIANA

We have audited the accompanying consolidated balance sheets of First Republic Bancshares, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of First Republic Bancshares, Inc. and its Subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

               /s/ Frazer, Minchew, Robinson, Gardner and Langston, CPAs
               ---------------------------------------------------------
               FRAZER, MINCHEW, ROBINSON, GARDNER AND LANGSTON, CPAS

FEBRUARY 14, 1997

                          Independent Auditor's Report

Board of Directors
Citizens National Bancshares, Inc.
Hope, Arkansas

         We have audited the accompanying consolidated balance sheets of Citizens National Bancshares, Inc. as of December 31, 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Bancshares' management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Citizens National Bancshares, Inc. as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                   /s/ Moore Stephens Frost

                                   Certified Public Accountants

Little Rock, Arkansas
January 16, 1998