Form 10-K, Exhibit 13
period 1999-12-31
FIRST UNITED BANCSHARES INC /AR/
filed 2000-03-30
CIK 355883

                                                                     EXHIBIT 13





                          FIRST UNITED BANCSHARES, INC.



                               ANNUAL REPORT 1999

TABLE OF CONTENTS

Financial Highlights................................................................................................1

Letter to the Stockholders..........................................................................................2

Financial Analysis...............................................................................................3-16

Selected Financial Data............................................................................................17

Quarterly Results of Operations....................................................................................18

Financial Statements and Notes..................................................................................19-37

Report of Independent Public Accountants...........................................................................38

Report of Management on Financial Statements.......................................................................38

Officers and Directors of First United and its Subsidiaries.....................................................39-40

Corporate Information..............................................................................................41

Locations..........................................................................................................42


FINANCIAL HIGHLIGHTS

First United Bancshares, Inc.
(Dollars in Thousands, Except Per Share Data)



                                             1999            1998               % Change
                                        -------------    -------------          --------
INCOME DATA
Net Income                              $      33,458    $      30,268            10.54%
Net Interest Income                           100,597           94,410             6.55%
PER COMMON SHARE DATA
Net Income                              $        1.32    $        1.20            10.00%
Book Value (End of Period)                      10.27            10.11             1.58%
Tangible Book Value (End of Period)             10.20             9.57             6.58%
Market Value (End of Period)                    13.38            17.75           (24.62%)
Cash Dividends                                    .49              .45             8.89%
BALANCE SHEET DATA (YEAR END)
Total Securities(1)                     $     925,186    $     910,745             1.59%
Loans(2)                                    1,488,403        1,353,161             9.99%
Earning Assets                              2,464,848        2,351,530             4.82%
Total Assets                                2,666,047        2,516,457             5.94%
Deposits                                    2,251,631        2,133,951             5.51%
Stockholders' Equity                          259,710          255,633             1.59%
KEY RATIOS
Return on Average Assets                         1.32%            1.26%
Return on Average Equity                        12.88%           12.64%
Net Interest Margin (FTE)                        4.41%            4.34%
Allowance for Loan Losses to Loans(2)            1.25%            1.27%
Equity to Assets                                 9.74%           10.16%
Leverage Ratio                                   9.73%            9.66%
Primary Capital Ratio                           10.89%           10.66%



(1) Includes available-for-sale and investment securities.

(2) Net of unearned income.

To Our Shareholders and Friends,

         The year 1999 was another fine one for First United Bancshares as we again set records in our operating results, expanded our market through acquisition and sowed the seeds for significant new product offerings for our customers.

         Our earnings of $33,458,000 or $1.32 per share met our expectations and amounted to a 10.0% increase over 1998 earnings. This was achieved by strong loan growth of 10.0% and deposit growth of 5.5%. Our total assets at year-end were $2,666,047,000, a 5.9% increase from year-end 1998.

         In July, we purchased the assets of a failed bank in Marshall, Texas, in the amount of approximately $100,000,000. Marshall is a fine community in an area of East Texas that has been attractive to us for some time. We feel fortunate to have the opportunity to offer our brand of community banking to its citizens.

         It is our goal to continue to bolster our growth through acquisitions. During this year, we expect a determination upon whether "pooling of interests" accounting for acquisitions, which we have used most frequently, will be continued, or, as is expected, will come to an end. Although this will alter our method of accounting for future acquisitions, it will not change our goal of achieving shareholder enrichment through EPS-accretive acquisitions.

         Also in July, we announced a joint venture with First Arkansas Insurance, Arkansas' largest independent insurance agency, to form First Bankers Insurance Services, an insurance company designed to offer a full array of insurance products for our commercial and individual customers. Our goal is to offer the same responsive, professional service in insurance products as we have in our banking products and with very attractive pricing. Although, we are purposely beginning in a very deliberate manner, our early results are very encouraging.

         Bank stocks again performed dismally in 1999 with pricing levels being down to 1990 price/earnings and price/book levels. This despite very good profit and growth results for the industry.

         For our eighth consecutive year we raised our dividend rate. The increase from 11 1/2(cent) to 12 1/2(cent) per quarter is evidence of not only our earnings growth but also of our confidence in the future.

         During the year we collapsed two of our bank charters and merged them into existing banks. Peoples Bank & Loan Company in Lewisville, Arkansas became part of Citizens National Bank of Hope, Arkansas in April. In the fourth quarter, Commercial Bank of Alma, Arkansas was merged with City National Bank of Fort Smith, Arkansas. We feel that such consolidations will afford our customers a higher level of banking convenience and help us achieve a higher level of efficiency without losing the community focus that has been a key to our success.

         First United's Year 2000 Readiness Project, begun in 1998, successfully guided the Company through the critical date transition period at year-end 1999. The hard work of our employees and their attention to detail enabled us to avoid any processing problems or other adverse effects from the date change.

         In our continuing efforts toward utilization of technology to improve customer service, we have begun offering a full array of computer interactive services which we feel will be well received by our customers and will deliver an additional level of banking convenience.

         The year 2000 brings many new challenges and opportunities. Rising interest rates, declining interest margins and lower stock prices are very real issues that must be dealt with in achieving the kind of results we have grown to expect. Our intent is to continue to meet these challenges through new products, new technology and a new sense of urgency, but with a very old style commitment to the customers and communities that honor us with their support and patronage.

         As always, your support of our efforts and recommendations of our services to others is appreciated.


                                             /s/ James V. Kelley
                                             ---------------------------------
                                                 James V. Kelley
                                                 Chairman, President &
                                                 Chief Executive Officer

FINANCIAL ANALYSIS

OVERVIEW

       The following financial review and analysis is intended to highlight the significant factors affecting the First United Bancshares, Inc. ("First United") Consolidated Statements of Condition and Statements of Income presented in this Annual Report. This discussion is designed to provide readers with a more comprehensive review of the operating results and financial position than would be obtained from an examination of the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this Annual Report for an understanding of the following review and analysis.

       In 1999, First United increased its cash dividend for the eighth consecutive year. The current annual dividend rate is $0.50 per share compared to $0.46 in 1998 and $0.40 in 1997.

       On July 9, 1999, First United through its subsidiary Fredonia State Bank acquired substantially all of the assets and liabilities of East Texas National Bank, a failed bank in Marshall, Texas. The acquisition included the assumption of approximately $100,000,000 in deposits and $75,000,000 in loans. In connection with the transaction, First United recorded approximately $7,000,000 in core deposit intangibles. The results of operations have been included in the financial statements from the acquisition date.

       On March 30, 1998, First United merged with two institutions, First Republic Bancshares, Inc., Rayville, La. and Citizens National Bancshares of Hope, Inc. of Hope, Arkansas. In connection with the First Republic Bancshares, Inc. transaction, approximately 1,600,000 shares were issued and with the Citizens National Bancshares of Hope, Inc. transaction
3,140,000 shares were issued. Both mergers were accounted for as a pooling of interests and, accordingly, First United's financials prior to the mergers have been restated to include results from First Republic
Bancshares and Citizens National Bancshares for all periods presented.

       Operations for 1999 resulted in net income of $33.5 million or $1.32 per share compared to $30.3 million or $1.20 per share in 1998. A detailed discussion of the components of net income is given throughout the Financial Analysis.

                                    [GRAPH]

       Net income as a percentage of total average assets (ROA) was 1.32% in 1999 versus 1.26% in 1998. The return on stockholders' equity (ROE) was 12.88% in 1999 versus 12.64% in 1998. These measures compare favorably with banks of similar size nationwide.

       Total assets at December 31, 1999 were $2.67 billion as compared to the year-end 1998 balance of $2.52 billion. The book value of First United's common stock increased 1.58% to $10.27 per share in 1999 from $10.11 per share in 1998.

FORWARD-LOOKING STATEMENTS

       The financial analysis and other portions of the annual report, periodic reports filed by First United under the Securities Act of 1934, as amended, and any other written or oral statements made by or on behalf of First United may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by First United and its management due to certain risks, uncertainties and assumptions. The factors that could cause actual results to differ materially from those we are projecting include the following: general economic conditions; competitive factors and pricing pressure; changes in product mix; changes in interest rates; changes in legal and regulatory requirements; and the risk factors listed from time to time in First United's SEC reports.

       Words such as "anticipate," "believe," "estimate," "expect," "intend," and similar expressions, as they relate to First United or its management, identify forward-looking statements. Forward-looking statements made by First United and its management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. First United disclaims any obligation to update or revise any forward- looking statements based on the occurrence of future events, the receipt of new information or otherwise.

TABLE 1:  CHANGES IN PER SHARE INCOME

                                    [GRAPH]

                                                                 December 31,
                                                        -----------------------------
                                                          1999       1998       1997
                                                        -------    -------    -------
Prior year income ...................................   $  1.20    $  1.02    $  1.11
Increase (decrease) attributable to:
  Effect of immaterial pooling ......................       -0-        -0-       0.03
  Net interest income ...............................      0.24       0.15       0.25
  Provision for loan losses .........................       -0-       0.08      (0.15)
  Non-interest income ...............................      0.06        -0-       0.10
  Non-interest expense ..............................     (0.12)      0.10      (0.40)
  Income taxes ......................................     (0.06)     (0.15)      0.08
                                                        -------    -------    -------
Current year income .................................   $  1.32    $  1.20    $  1.02
                                                        =======    =======    =======




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

       On a tax-equivalent basis, net interest income for the year ended December 31, 1999 was $104.9 million, an increase of 6.93% over the year-end 1998 total of $98.1 million. Net interest income for the year ended December 31, 1997 was $94.1 million. The growth in net interest income for 1999 and 1998 was the result of the effects of increased levels of earning assets.

                                    TABLE 2:  ANALYSIS OF NET INTEREST MARGIN

                                     [GRAPH]

                                                              December 31,
                                                         ----------------------
                                                         1999     1998     1997
                                                         ----     ----     ----
Yield on earning assets...............................   7.93%    8.00%    8.17%
Break-even yield......................................   3.52%    3.66%    3.74%
Net interest margin...................................   4.41%    4.34%    4.43%
Net interest spread...................................   3.62%    3.45%    3.60%


         The net interest margin increased in 1999 when compared with the previous year, from 4.34% in 1998 to 4.41% in 1999.

         Earning assets increased from a level of $2.4 billion at December 31, 1998 to a level of $2.5 billion at year-end 1999. Short-term investments decreased $36.4 million, securities increased $14.4 million and loans increased $133 million. As a percentage of earning assets, short-term investments decreased from 4% to 2%, total securities decreased from 39% to 38% and loans increased from 57% to 60%. The relative level and mix of earning assets reflected the effect of higher earnings being available in the investment market.

         Interest-bearing deposits increased $104 million during 1999. Total interest-bearing deposits were $1.90 billion at December 31, 1999 compared with $1.80 billion at year-end 1998. Non-interest-bearing demand deposits increased $13.9 million or 4.11% during 1999. The increase is attributable to a general increase in deposits on hand at First United's subsidiary banks.

PROVISION FOR LOAN LOSSES

                                    [GRAPH]

         The provision for possible loan losses is the amount charged to current period earnings. In order to ensure that the provisions maintain the allowance at an adequate level, First United considers factors such as watch list trends, the collateral adequacy of loans on the watch list, economic conditions, net charge-offs and the size of the loan portfolio in determining the current period provision. The provision for loan losses totaled $3.1 million in 1999 versus $3.2 million in 1998 and $5.2 million in 1997.

NON-INTEREST INCOME

         Total non-interest income was $19.7 million for 1999 compared with $18.3 million in 1998 and $18.2 million in 1997. The increase in 1999 compared to prior year levels is primarily the result of continued increases in fee income earned on deposits and trust company accounts.

NON-INTEREST EXPENSE

         Non-interest expense increased 4.4% or $2.9 million in 1999 over 1998 levels, and decreased 3.5% in 1998 over 1997 levels. The increase in 1999 is due primarily to the acquisition of East Texas National Bank.

INCOME TAXES

         Federal income taxes as a percentage of pre-tax income were 30.3% in 1999, 30.0% in 1998 and 26.4% in 1997. Additional information regarding income taxes can be found in Note 8 in the Notes to the Consolidated Financial Statements.

BALANCE SHEET ANALYSIS

LOANS AND CREDIT RISK MANAGEMENT

         A sound credit policy combined with periodic and independent credit reviews are the key factors for First United's credit risk management program. All subsidiary banks operate under written loan policies that help maintain a consistent lending function and provide sound credit decisions.

TABLE 3:  LOAN PORTFOLIO

(Dollars in Thousands)


                                                                          December 31,
                                                 --------------------------------------------------------------
                                                    1999         1998         1997         1996          1995
                                                 ----------   ----------   ----------   ----------   ----------
Commercial, Financial and
   Agricultural ..............................   $  341,111   $  325,487   $  293,430   $  250,767   $  226,945
Real Estate ..................................      928,188      830,394      724,706      618,414      546,984
Consumer .....................................      218,931      202,520      200,803      183,343      167,252
Loans for Purchasing or Carrying Securities ..          189          276          237          116        6,835
Financing Leases .............................        3,937          808          424          605          512
                                                 ----------   ----------   ----------   ----------   ----------
Total Loans ..................................   $1,492,356   $1,359,485   $1,219,600   $1,053,245   $  948,528
                                                 ----------   ----------   ----------   ----------   ----------
Non-Performing Assets ........................   $   15,587   $   12,056   $    9,623   $    8,687   $    8,608
                                                 ==========   ==========   ==========   ==========   ==========

TABLE 4:  LOAN MATURITIES

(Dollars in Thousands)
                                                  December 31, 1999
                              -----------------------------------------------------
                                1 Year     Over 1 through     Over
                                or Less        5 years       5 years        Total
                              ----------   --------------   ----------   ----------
 Commercial, Financial
   & Agricultural .........   $  189,328   $  128,764       $   23,019   $  341,111
                              ==========   ==============   ==========   ==========
 Variable Rate ............                                              $  117,482
 Pre-determined Rate ......                                              $  223,629


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

         Construction loans outstanding at December 31, 1999 are not material in amount. However, to the extent loans are made to finance construction, those amounts are included in Table 3 as Real Estate Loans.

         A primary measure of loan quality is the percentage of the loan portfolio that moves from an earning category to one of non-performing and thus becomes a burden to earnings performance. While non-performing loans totaled $12.2 million, $10.7 and $8.6 million at December 31, 1999, 1998 and 1997, respectively, the level of non-performing loans remained relatively stable at 0.8%, 0.8% and 0.7%, respectively.

         Non-accrual loans are those where management has considerable doubt about the borrower's ability to repay on the terms originally contracted. In addition to discontinuing the accrual of interest, interest previously recorded in the current period as earned that has not been collected is reversed. Non-accrual loans at December 31, 1999 totaled $8.2 million compared with $6.8 million at year ended 1998. It is the policy of First United to place loans on non-accrual status when interest and/or principal payments for such loans become 90 days or more past due. However, there are instances when loans 90 days or more past due continue to accrue interest because management considers that such loans are in the process of collection. First United's non-accrual policy had the effect of reducing interest income on non-performing loans in 1999 and 1998 by approximately $0.3 and $0.2 million, respectively.

         Certain loans are renegotiated to provide a reduction or deferral of interest or principal because of deterioration in the financial condition of the respective borrowers. Once a loan is placed in this category, it remains there until the terms are not more favorable than those of other customers.

         Other real estate (ORE) that has been acquired through foreclosure has a carrying value of $3.4 million at year ended 1999. This compares with $1.4 million at year ended 1998.

                                    [GRAPH]

         First United has no foreign credits in its loan portfolio. The intent of management is to deploy its funds in its primary trade area where management is familiar with its customers. This policy of First United permits funds obtained locally to be re-channeled into the communities First United serves, promoting economic growth.

         Although First United maintains sound credit policies, certain credits unexpectedly deteriorate and are charged off as a loss. The allowance for loan losses is maintained to absorb probable losses, and the management of First United views the allowance as a source of financial strength. The allowance is increased by regular provisions which are based on the current level and character of the loan and lease portfolio, historical charge-off experience, watch list trends and national and local economic trends and the evaluation of specific loans. First United continues to revise and enhance its credit policies as well as its formal loan review program, and is committed to reducing the level of non-performing assets.

TABLE 5:  SUMMARY OF LOAN LOSS EXPERIENCE

 (Dollars in Thousands)
                                                                      December 31,
                                            -------------------------------------------------------------
                                               1999         1998         1997        1996         1995
                                            ---------    ---------    ---------    ---------    ---------
Balance of Allowance for Loan
  Losses at Beginning of Period .........   $  17,302    $  17,694    $  14,951    $  15,259    $  14,291
                                            ---------    ---------    ---------    ---------    ---------
Allowance Applicable to Loans of
  Acquired  Bank ........................       1,000          -0-          426        1,215        1,627
                                            ---------    ---------    ---------    ---------    ---------
Loans Charged-Off:
  Commercial, Financial & Agricultural ..       2,045        3,011        1,446        1,017        1,561
  Real Estate ...........................         610          615        1,075          921          551
  Consumer ..............................       1,569        2,044        2,175        3,057        1,553
  Other .................................          28          -0-            2          -0-            7
                                            ---------    ---------    ---------    ---------    ---------
Total Loans Charged-Off .................       4,252        5,670        4,698        4,995        3,672
                                            ---------    ---------    ---------    ---------    ---------
Recoveries of Loans Previously
  Charged-Off:
  Commercial, Financial &  Agricultural .         529          986          998          720          897
  Real Estate ...........................         157          257          210          250          176
  Consumer ..............................         816          805          641        1,059          579
                                            ---------    ---------    ---------    ---------    ---------
Total Recoveries ........................       1,502        2,048        1,849        2,029        1,652
                                            ---------    ---------    ---------    ---------    ---------
Net Loans Charged-Off ...................       2,750        3,622        2,849        2,966        2,020
                                            ---------    ---------    ---------    ---------    ---------
Provision to Allowance ..................       3,123        3,230        5,166        1,443        1,361
                                            ---------    ---------    ---------    ---------    ---------
Balance at End of Period ................   $  18,675    $  17,302    $  17,694    $  14,951    $  15,259
                                            =========    =========    =========    =========    =========
Ratio of Net Charge-Offs to
  Loans Outstanding .....................         .18%         .27%         .23%         .28%         .21%


TABLE 6:  ALLOCATION OF RESERVE BY CATEGORY


(Dollars in Thousands)
                                                                       December 31,
                      -------------------------------------------------------------------------------------------------------------
                              1999                    1998                  1997                   1996                 1995
                      -------------------    -------------------    --------------------    -------------------  ------------------
                                  % LOANS                % Loans                % Loans                % Loans            % Loans
                                  IN EACH                in each                in each                in each             in each
                       AMOUNT    CATEGORY     Amount    Category     Amount     Category     Amount    Category   Amount   Category
                      --------   --------    --------   --------    --------    --------    --------   --------  --------  --------
Commercial and
  Financial .......   $  7,195         23%   $  3,916         24%   $  4,721          24%   $  4,451       24%   $  4,732       23%
Real Estate .......      4,136         62%      3,785         61%      3,949          59%      2,804       59%      2,128       58%
Consumer ..........      2,645         15%      2,316         15%      2,534          17%      2,610       17%      2,387       18%
Unallocated .......      4,699          0%      7,285          0%      6,490           0%      5,086        0%      6,012        1%
                      --------   --------    --------   --------    --------    --------    --------   ------    --------  -------
Total .............   $ 18,675        100%   $ 17,302        100%   $ 17,694         100%   $ 14,951      100%   $ 15,259      100%
                      --------   --------    --------   --------    --------    --------    --------   ------    --------  -------
Allowance as a
  Percentage of
  Total Loans .....       1.25%                  1.27%                  1.45%                   1.42%                1.61%



        Allowance for loan losses as a percentage of non-performing loans was approximately 153%, 162% and 205% at December 31, 1999, 1998 and 1997,
respectively.

        All non-performing assets of First United as of December 31, 1999 were previously classified as substandard, doubtful or loss by First United or its regulators. At December 31, 1999, First United's management has no loans about which serious doubts exist as to collectibility other than those disclosed in Table 7.

TABLE 7:  RISK ELEMENTS

(Dollars in Thousands)
                                                                December 31,
                                       -------------------------------------------------------------
                                          1999         1998        1997          1996        1995
                                       ---------    ---------    ---------    ---------    ---------
Non-Performing Loans:
Non-Accrual Loans:
  Commercial & Financial ...........   $   4,607    $   3,020    $   1,570    $   1,382    $   2,834
  Real Estate ......................       2,777        3,236        2,010        2,285        1,600
  Consumer .........................         818          521          365          389          284
                                       ---------    ---------    ---------    ---------    ---------
  Total Non-Accrual Loans ..........       8,202        6,777        3,945        4,056        4,718
                                       ---------    ---------    ---------    ---------    ---------
Past Due 90 Days or More and Still
  Accruing:
  Commercial .......................       1,196        1,225        1,235          787          404
  Real Estate ......................       1,281        1,293        2,034        1,089          282
  Consumer .........................         456          294          548          500          460
                                       ---------    ---------    ---------    ---------    ---------
  Total Past Due 90 Days or More
    And Still Accruing .............       2,933        2,812        3,817        2,376        1,146
                                       ---------    ---------    ---------    ---------    ---------
Renegotiated Loans .................       1,034        1,068          878        1,082        1,301
                                       ---------    ---------    ---------    ---------    ---------
Total Non-Performing Loans .........      12,169       10,657        8,640        7,514        7,165
Other Real Estate ..................       3,418        1,399          983        1,173        1,443
                                       ---------    ---------    ---------    ---------    ---------
  Total Non-Performing
    Assets .........................   $  15,587    $  12,056    $   9,623    $   8,687    $   8,608
                                       =========    =========    =========    =========    =========
Non-Performing Loans as a % of
  Outstanding Loans ................        0.82%        0.78%        0.71%        0.71%        0.76%
Non-Performing Assets as a % of
    Equity Capital .................        6.00%        4.72%        4.10%        4.13%        4.71%

SECURITIES

          First United's goal in managing the securities portfolio is to maximize the long-term total return on invested funds. Debt securities that First United has the positive intent and ability to hold to maturity are classified as investment securities and reported at amortized cost. Debt and equity securities which are not classified as investment securities are classified as available-for-sale and reported at fair value, with unrealized gains and losses reported as a separate component of stockholders' equity, net of income taxes. Securities available-for-sale include securities that management intends to use as part of its asset-liability strategy and that may be sold in response to changes in interest rates or economic factors. The carrying value of available-for-sale securities that were sold during 1999 was approximately $38.6 million as compared to $24.3 million and $10.3 million in 1998 and 1997, respectively. See Notes 3 and 4 of the Notes to the Consolidated Financial Statements for additional information on available-for-sale and investment securities.


TABLE 8:  SECURITIES CARRYING VALUE(1)

(Dollars in Thousands)
                                                                                December 31,
                                                                      ---------------------------------
                                                                         1999       1998         1997
                                                                      ---------   ---------   ---------
U.S. Treasury Securities and Other U.S. Government Agencies .......   $ 555,547   $ 518,064   $ 551,283
Obligations of States and Political Subdivisions ..................     160,770     160,573     142,260
Mortgage-Backed Securities ........................................     197,060     231,480     187,622
Other Securities ..................................................      11,809         628      20,741
                                                                      ---------   ---------   ---------
                                                                      $ 925,186   $ 910,745   $ 901,906
                                                                      =========   =========   =========


  (1)Includes available-for-sale and investment securities.

TABLE 9:  SECURITIES MATURITY AND WEIGHTED AVERAGE YIELDS(1)


                                                                          Investment Securities
                                     ---------------------------------------------------------------------------------------------
                                                                     Maturing
                                     -------------------------------------------------------------------------
                                                         After One But      After Five But                          Mortgage-
                                     Within One Year    Within Five Years  Within Ten Years   After Ten Years    Backed Securities
                                     ----------------   -----------------  ----------------   ----------------   -----------------
(Dollars in Thousands)               Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield    Amount    Yield
                                     -------  -------   -------  --------  -------  -------   -------  -------   -------  --------
U.S. Treasury Securities
  and Other U.S. Government
  Agencies ........................  $ 7,031     6.40%  $ 6,784     5.31%  $     0     0.00%  $ 1,000     7.01%  $     0     0.00%
State & Political Subdivisions ....   24,238     7.14%   50,403     6.94%   42,218     7.31%        0     0.00%        0     0.00%
Mortgage-Backed Securities ........        0     0.00%        0     0.00%        0     0.00%        0     0.00%   58,605     6.33%
Other .............................    6,128     5.71%        0     0.00%        0     0.00%        0     0.00%        0     0.00%
                                     -------  -------   -------  --------  -------  -------   -------  -------   -------  --------
Total .............................  $37,397     6.77%  $57,187     6.74%  $42,218     7.31%  $ 1,000     7.01%  $58,605     6.33%
                                     =======  =======   =======  =======   =======  =======   =======  =======   =======  ========



                                                                             Available-for-Sale Securities
                                                                             ------------------------------
               (Dollars in Thousands)                                         Amount                  Yield
                                                                             --------                 -----
U. S. Treasury Securities and Other U.S. Government Agencies ..............  $540,732                  6.02%
State & Political Subdivision .............................................    43,911                  7.69%
Mortgage-Backed Securities ................................................   138,455                  6.50%
Other .....................................................................     5,681                  6.36%
                                                                             --------                  ----
Total                                                                        $728,779                  6.21%
                                                                             ========                  ====

(1) Yield information does not give effect to changes in fair value that are reflected as a separate component of stockholders' equity.


TABLE 10:  AVERAGE DEPOSITS

                                    [GRAPH]

(Dollars in Thousands)
                                                                                 Year Ended December 31,
                                                      -----------------------------------------------------------------------------
                                                                1999                       1998                       1997
                                                      -----------------------    -----------------------    -----------------------
                                                        AMOUNT        RATE         AMOUNT        RATE         AMOUNT        RATE
                                                      ----------   ----------    ----------   ----------    ----------   ----------
Non-interest-bearing
  Demand Deposits ..................................  $  328,539         0.00%   $  320,496         0.00%   $  314,404         0.00%
Savings Deposits and Interest-bearing Deposits .....     585,535         2.73%      493,737         3.25%      553,379         2.98%
Deposits of $100 or more ...........................     384,154         5.04%      352,325         5.82%      327,022         5.92%
Other Time Deposits ................................     845,905         4.98%      878,812         4.67%      751,544         5.03%
                                                      ----------                 ----------                 ----------
  Total ............................................  $2,144,133                 $2,045,370                 $1,946,349
                                                      ==========                 ==========                 ==========

CAPITAL ADEQUACY AND RESOURCES

CAPITAL AND LIQUIDITY

       The adequacy of bank capital in the banking industry has received considerable attention in the past few years and continues to be a concern to regulators and depositors.

       First United is well capitalized with a primary capital to asset ratio of 10.89% at December 31, 1999 compared with 10.66% in 1998 and 10.53% in 1997.
First United's stockholders' equity for the year ended December 31, 1999 totaled $259.7 million compared with $255.6 million in 1998 and $234.5 million in 1997. Retention of earnings will continue to be emphasized in order to provide a strong capital base to support future growth.

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


TABLE 11:  MATURITIES OF TIME DEPOSITS OF $100,000 AND OVER

                                     [GRAPH]


(Dollars in Thousands)
                                                                    December 31, 1999
                                                                    -----------------
Three Months or Less ..............................................     $178,072
Over 3 Through 6 Months ...........................................      126,718
Over 6 Through 12 Months ..........................................      120,733
Over 12 Months ....................................................       51,404
                                                                        --------

Total .............................................................     $476,927
                                                                        ========



TABLE 12:  SHORT-TERM BORROWINGS

(Dollars in Thousands)
                                                                              December 31,
                                                                    ---------------------------------
                                                                       1999       1998        1997
                                                                    --------    --------    --------
Balance at December 31 ..........................................   $106,951    $ 82,470    $ 75,017
Daily Average Amount Outstanding ................................     88,922      65,280      64,726
Maximum Month-End Balance .......................................    111,388      89,448      76,344
Daily Average Interest Rate .....................................       4.61%       5.11%       4.94%
Weighted Average Interest Rate on Balance at December 31 ........       5.21%       5.14%       4.96%


TABLE 13:  CAPITAL RATIOS


                                                               December 31,
                                               -------------------------------------------
                                                                               Regulatory
                                                1999        1998      1997    Requirements
                                               -------    -------    -------  ------------
Equity Capital to Assets ...................      9.74%     10.16%      9.96%       N/A
Total Capital to Assets ....................     10.89%     10.66%     10.53%      6.00%
Primary Capital to Assets ..................     10.89%     10.66%     10.53%      5.50%
Leverage Ratio .............................      9.73%      9.66%      9.41%      3.00%
Tier 1 Capital .............................     15.81%     16.40%     16.26%      4.00%
Risk-Based Capital .........................     16.95%     17.57%     17.51%      8.00%
Dividend Payout Ratio ......................     37.12%     36.92%     38.28%       N/A

TABLE 14:  COMMON STOCK MARKET PRICE AND DIVIDENDS PER SHARE

                                     [GRAPH]

                                               High          Low       Dividends
1999                                           Sale         Sale          Paid
--------------                               --------      -------     ---------
FIRST QUARTER                              $ 20 1/8      $ 13 1/2     $.11 1/2
SECOND QUARTER                               18 13/16      14 1/2      .12 1/2
THIRD QUARTER                                18 7/16       14          .12 1/2
FOURTH QUARTER                               17 5/8        13 3/8      .12 1/2


1998
--------------
First Quarter                              $ 26 3/4      $ 19 1/2      $.10
Second Quarter                               28 1/2        23 1/2       .11 1/2
Third Quarter                                25 1/2        17 5/8       .11 1/2
Fourth Quarter                               21 5/8        16 1/2       .11 1/2



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

         During the second quarter of 1999, First United increased its annual cash dividend rate from $0.46 per share to $0.50 per share and during the second quarter of 1998, First United increased its annual dividend from $0.40 to $0.46 per share. These increases result from higher sustainable earnings.

         First United Common Stock is traded on the NASDAQ-NMS Stock Market under the symbol "UNTD."

         All NASDAQ Market quotations are interdealer quotations without retail mark-up, mark-down or commission, and may not represent actual transactions. The high and low common stock market price quotations for each of the quarters during 1999 and 1998 are listed in Table 14. Table 14 also lists dividends paid by First United to its stockholders during each of those quarters.

         On February 18, 2000, the Company had approximately 1,900 stockholders of record.

ASSET - LIABILITY MANAGEMENT


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


CHANGING INTEREST RATES

         First United, like most financial institutions, provides for the relative stability in profits and the control in interest rate risk through asset-liability management. An important element of asset-liability management is the analysis and examination of the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity "gap". An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets expected to mature or reprice within a time period and the amount of interest-bearing liabilities expected to mature or reprice within that same time period. A gap is considered negative when the amount of interest rate sensitive liabilities maturing within a specific time frame exceeds the amount of interest rate sensitive assets maturing within that same time frame. During a period of falling interest rates, a negative gap tends to result in an increase in net interest income. Whereas in a rising interest rate environment, an institution with a negative gap could experience the opposite results. At December 31, 1999, First United's interest-bearing liabilities maturing or repricing within one year exceeded the interest-bearing assets maturing or repricing within the same time period.

         First United continually monitors its asset-liability position in order to maximize profits and minimize interest rate risk. Additionally, First United can reduce the impact that changing interest rates have on earnings and adapt to changes in the economic environment by closely monitoring its Statement of Condition.

         The interest rate sensitivity table on the following page provides additional information about the Company's financial instruments that are sensitive to changes in interest rates. The quantitative information about market risk is necessarily limited because it does not take into account operating transactions. The tabular disclosure of the Company's market risk is also limited by its failure to depict accurately the effect on assumptions of significant changes in the economy or interest rates as well as changes in Management's expectations or intentions. The information in the interest rate sensitivity table that follows reflects contractual interest rate repricing dates and contractual maturity (including principal amortization) dates. Weighted average floating rates are based on the rate for that product as of December 31, 1999.

TABLE 15:  INTEREST RATE SENSITIVITY OTHER THAN TRADING PORTFOLIO

                                                                 December 31,
                                       -------------------------------------------------------------
                                          2000        2001          2002         2003         2004
                                       ----------   --------      --------     --------     --------
(Dollars in Thousands)

LOANS
  Fixed Rate .....................     $  696,769   $165,129      $168,677     $ 40,835     $ 40,276
    Average Interest Rate ........           8.78%      8.95%         8.73%        8.47%        8.34%
  Floating Rate ..................        209,206     18,700        21,501       21,862       31,728
    Average Interest Rate ........           8.93%      8.36%         8.45%        8.22%        8.07%

SECURITIES
  Fixed Rate .....................        167,478     59,213        86,073      123,507      130,953
    Average Interest Rate ........           5.23%      5.74%         6.24%        6.35%        6.53%
  Floating Rate ..................         14,872      5,829        15,903        1,493          -0-
    Average Interest Rate ........           5.13%      5.06%         5.73%        6.34%         -0-

OTHER EARNING ASSETS
  Fixed Rate ......................        51,259        -0-           -0-          -0-          -0-
    Average Interest Rate .........          5.39%       -0-           -0-          -0-          -0-
  Floating Rate ...................           -0-        -0-           -0-          -0-          -0-
    Average Interest Rate .........           -0-        -0-           -0-          -0-          -0-

TOTAL FINANCIAL ASSETS ............    $1,139,584   $248,871      $292,154     $187,697     $202,957
    Average Interest Rate .........          8.04%      7.85%         7.83%        7.66%        7.67%

DEPOSITS
  Fixed Rate ......................    $1,054,042   $158,627      $ 29,122     $ 19,706     $  8,021
    Average Interest Rate .........          4.94%      5.38%        5.56%         5.76%        5.47%
  Floating Rate ...................        28,453      7,074           224           41          -0-
    Average Interest Rate .........          5.16%      5.09%         4.84%        5.75%         -0-

OTHER INTEREST-BEARING LIABILITIES
  Fixed Rate .....................            -0-        -0-           -0-          -0-          -0-
    Average Interest Rate ........            -0-        -0-           -0-          -0-          -0-
  Floating Rate ..................        106,951        -0-           -0-          -0-          -0-
    Average Interest Rate ........           4.61%       -0-           -0-          -0-          -0-

LONG TERM DEBT
  Fixed Rate .....................            -0-        -0-           -0-          -0-          -0-
    Average Interest Rate ........            -0-        -0-           -0-          -0-          -0-
  Floating Rate ..................         14,728     11,854         1,588        1,684          387
    Average Interest Rate ........           5.87%      6.55%         6.93%        6.91%        6.31%

TOTAL FINANCIAL LIABILITIES ......     $1,204,174   $177,555      $ 30,934     $ 21,431     $  8,408
    Average Interest Rate ........           4.93%      5.45%         5.63%        5.85%        5.51%


                                                     December 31,
                                         -------------------------------------
                                                                     Current
                                          Beyond      Total         Fair Value
                                         --------   ----------      ----------
LOANS
  Fixed Rate .....................       $ 57,434   $1,169,120      $1,167,912
    Average Interest Rate ........           8.02%        8.60%
  Floating Rate ..................         16,286      319,283         319,283
    Average Interest Rate ........           8.16%        8.69%

SECURITIES
  Fixed Rate .....................        182,951      750,175         736,121
    Average Interest Rate ........           6.14%        6.05%
  Floating Rate ..................        136,914      175,011         175,011
    Average Interest Rate ........           6.73%        6.44%

OTHER EARNING ASSETS
  Fixed Rate .....................            -0-       51,259          51,259
    Average Interest Rate ........            -0-         5.39%
  Floating Rate ..................            -0-          -0-             -0-
    Average Interest Rate ........            -0-          -0-

TOTAL FINANCIAL ASSETS ...........       $393,585   $2,464,848      $2,449,586
    Average Interest Rate ........           6.82%        7.62%

DEPOSITS
  Fixed Rate .....................       $592,929   $1,862,447      $1,867,814
    Average Interest Rate ........           2.44%        4.20%
  Floating Rate ..................          1,065       36,857          36,857
    Average Interest Rate ........           5.15%        5.14%

OTHER INTEREST-BEARING LIABILITIES
  Fixed Rate .....................            -0-          -0-             -0-
    Average Interest Rate ........            -0-          -0-
  Floating Rate ..................            -0-      106,951         106,951
    Average Interest Rate ........            -0-         4.61%

LONG-TERM DEBT
  Fixed Rate .....................            -0-          -0-             -0-
    Average Interest Rate ........            -0-          -0-
  Floating Rate ..................          4,005       34,246          34,246
    Average Interest Rate ........           6.37%        6.27%

TOTAL FINANCIAL LIABILITIES ......       $597,999   $2,040,501      $2,045,868
    Average Interest Rate ........           2.47%        4.28%

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

            Arkansas usury laws have historically been preempted by federal law with respect to first residential real estate loans and certain loans guaranteed by the Small Business Administration. Furthermore, the Gramm-Leach-Bliley Act ("GLBA") ostensibly preempted the application of the Arkansas Constitution's usury limits to First United's bank subsidiaries effective November 12, 1999. Because of the recent enactment of this usury preemption under the GLBA, the absence of any judicial interpretation of the provision, and the current competitive marketplace for loans, First United is unable to predict the impact of this provision on its operations or whether its bank subsidiaries will seek to make loans with interest rates in excess of the Arkansas usury limits.

ACCOUNTING STANDARDS

            In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. During 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133" which concluded that it was appropriate to defer the effective date of SFAS No. 133 for one year, from fiscal years beginning after June 15, 1999, to fiscal years beginning after June 15, 2000. Management does not expect this standard to have a material impact on First United's consolidated financial condition or results of operations. Management intends to comply with this standard in 2001.

YEAR 2000 COMPLIANCE

            The "Year 2000 Issue" arose due to the fact that many computer systems and automated equipment components utilized only the last two digits of a date to refer to the year, failing to distinguish dates within the twentieth century from those of the twenty-first or other centuries. Left uncorrected, these systems could have failed or produced erroneous results with the advent of the twenty-first century.

            In 1999, First United completed its "Year 2000 Readiness Project", an action plan designed to ensure that all systems and computer applications were Year 2000 ready. This plan included implementation of system upgrades, testing of mission critical systems and the development of a contingency plan to mitigate the risks associated with the unlikely failure of any mission critical systems at critical Year 2000 dates. At this date, First United has successfully moved through the critical transition period considered most likely to cause systems problems or failures without any adverse effects and continues to process Year 2000 transactions on our core application systems without problem.

            Ultimately, any further potential impact of the Year 2000 Issue will depend not only on the corrective actions First United has undertaken, but also on the way in which the Issue is addressed by third parties with which First United does business. The parties would include governmental agencies, businesses and other entities who provide data to, or receive data from, First United, or whose financial condition or operational capabilities are important to First United as borrowers, vendors, customers or investment opportunities. Although First United has experienced no significant problems with third party transactions, the company will continue to monitor business relationships with third parties to ensure that any Year 2000 Issues that might occur are properly addressed.

            First United estimates that the cumulative cost of the Year 2000 Readiness Project over the last two years has been approximately $2 million. The cost estimates include personnel costs related to all aspects of the Project, including testing of mission-critical systems, as well as the cost to purchase upgrades or replacement hardware and software and other out-of-pocket expenses. The purchase of hardware and software has been capitalized according to normal policy. Costs associated with personnel and out-of-pocket expenses have been expensed in the period incurred.

TABLE 16: SUMMARY OF AVERAGE BALANCE SHEETS, INTEREST RATES AND CHANGES IN NET INTEREST INCOME (FTE)(1)


                                                                           1999                                   1998
                                                       --------------------------------------      -------------------------------
                                                        Average                                     Average
                                                        Balance          Interest        Rate       Balance      Interest     Rate
                                                       ----------       ----------       ----      ----------    --------     ----
(Dollars in Thousands)

ASSETS

INTEREST-EARNING ASSETS:
  Loans (net of unearned income) .................     $1,389,105       $  125,977       9.07%     $1,296,393    $120,035     9.26%
Securities(2)
  Taxable Securities .............................        767,172           46,913       6.12%        716,667      44,934     6.27%
  Non-taxable Securities .........................        153,214           11,869       7.75%        144,035      10,634     7.38%
Money-Market Assets:
  Federal Funds Sold and Securities
    Purchased Under Agreements to Resell
    and Other Short-Term Investments .............         67,354            3,633       5.39%        103,273       5,335     5.17%
                                                       ----------       ----------       ----      ----------    --------     ----
      Total Interest-Earning Assets ..............      2,376,845          188,392       7.93%      2,260,368     180,938     8.00%
                                                       ----------       ----------       ----      ----------    --------     ----
NON-INTEREST-EARNING ASSETS:
  Cash and Due From Banks ........................         89,739                                     70,283
  Premises and Equipment, Net ....................         42,478                                      42,785
  Other Assets ...................................         52,084                                      43,897
  Less Allowance for Loan Losses .................        (17,899)                                    (17,728)
                                                       ----------                                  ----------
      Total ......................................     $2,543,247                                  $2,399,605
                                                       ----------                                  ----------

LIABILITIES

INTEREST-BEARING LIABILITIES
  Savings and Interest-Bearing Deposits ..........     $  585,535       $   15,981       2.73%     $  493,737    $ 16,056     3.25%
  Time Deposits of $100 or More ..................        384,154           19,375       5.04%        352,325      20,502     5.82%
  Other Time Deposits ............................        845,905           42,166       4.98%        878,812      41,081     4.67%
  Federal Funds Purchased and Securities Sold
    Under Agreements to Repurchase ...............         88,922            4,095       4.61%         65,280       3,336     5.11%
  Notes Payable...................................         32,549            1,868       5.74%         27,844       1,831     6.58%
                                                       ----------       ----------       ----      ----------    --------     ----
Total Interest-Bearing Liabilities ...............      1,937,065           83,485       4.31%      1,817,998      82,806     4.55%
                                                       ----------       ----------       ----      ----------    --------     ----

NON-INTEREST-BEARING LIABILITIES:
  Demand Deposits ................................        328,539                                     320,496
  Other Liabilities ..............................         17,897                                      21,658
  Stockholders' Equity ...........................        259,746                                     239,453
                                                       ----------                                  ----------
    Total ........................................     $2,543,247                                  $2,399,605
                                                       ----------                                  ----------
    Net Interest-Earnings ........................                      $  104,907                               $ 98,132
                                                                        ----------                               --------
    Net Interest Margin ..........................                                       4.41%                                4.34%
                                                                                         ----                                 ----

(1) Marginal tax rate of 35%.
(2) Includes available-for-sale and investment securities.

                                                 1999 Compared to 1998                   1997
                                             ----------------------------   ---------------------------
                                               Total     Due To   Due To
                                              Increase   Change   Change     Average
                                             (Decrease) In Volume In Rate    Balance    Interest   Rate
                                             ----------  -------  -------   ----------  --------   ----
(Dollars in Thousands)

ASSETS

INTEREST-EARNING ASSETS:
  Loans (net of unearned income) ..........  $    5,942  $ 8,584  $(2,642)  $1,150,955  $108,790   9.45%
Securities(2)
  Taxable Securities ......................       1,979    3,167   (1,188)     786,831    50,739   6.45%
  Non-taxable Securities ..................       1,235      678      557      128,138     9,788   7.64%
Money-Market Assets:
  Federal Funds Sold and Securities
    Purchased Under Agreements to Resell
    and Other Short-Term Investments ......      (1,702)  (1,856)     154       57,006     4,105   7.20%
                                             ----------  -------  -------   ----------  --------   ----
      Total Interest-Earning Assets .......       7,454   10,573   (3,119)   2,122,930   173,422   8.17%
                                             ----------  -------  -------   ----------  --------   ----
NON-INTEREST-EARNING ASSETS:
  Cash and Due From Banks .................                                    100,431
  Premises and Equipment, Net .............                                     41,782
  Other Assets ............................                                     49,002
  Less Allowance for Loan Losses ..........                                    (15,773)
                                                                            ----------
      Total ...............................                                 $2,298,372
                                                                            ----------

LIABILITIES

INTEREST-BEARING LIABILITIES
  Savings and Interest-Bearing Deposits ...  $      (75) $ 2,985  $(3,060)  $  553,379  $ 16,492   2.98%
  Time Deposits of $100 or More ...........      (1,127)   1,852   (2,979)     327,022    19,361   5.92%
  Other Time Deposits .....................       1,085   (1,538)   2,623      751,544    37,802   5.03%
  Federal Funds Purchased and Securities
    Sold Under Agreements to Repurchase ...         759    1,209     (450)      64,726     3,229   4.99%
  Notes Payable ...........................          37      309     (272)      38,023     2,455   6.46%
                                             ----------  -------  -------   ----------  --------   ----
Total Interest-Bearing Liabilities ........         679    4,817   (4,138)   1,734,694    79,339   4.57%
                                             ----------  -------  -------   ----------  --------   ----

NON-INTEREST-BEARING LIABILITIES:
  Demand Deposits .........................                                    314,404
  Other Liabilities .......................                                     22,844
  Stockholders' Equity ....................                                    226,430
                                                                            ----------
    Total                                                                   $2,298,372
                                                                            ----------

    Net Interest-Earnings .................  $    6,775  $ 5,756  $ 1,019               $ 94,083
                                             ----------  -------  -------               --------
    Net Interest Margin ...................                                                        4.43%
                                                                                                   ----

                                                    1998 Compared to 1997
                                             ----------------------------------
                                               Total        Due To       Due To
                                              Increase      Change       Change
                                             (Decrease)    In Volume    In Rate
                                             ---------     ---------    -------
(Dollars in Thousands)

ASSETS

INTEREST-EARNING ASSETS:
  Loans (net of unearned income) ..........   $11,245       $13,747     $(2,502)
Securities(2)
  Taxable Securities ......................    (5,805)       (4,526)     (1,279)
  Non-taxable Securities ..................       846         1,214        (368)
Money-Market Assets:
  Federal Funds Sold and Securities
    Purchased Under Agreements to Resell
    and Other Short-Term Investments ......     1,230         3,332      (2,102)
                                              -------       -------     -------
      Total Interest-Earning Assets .......     7,516        13,767      (6,251)
                                              -------       -------     -------
NON-INTEREST-EARNING ASSETS:
  Cash and Due From Banks .................
  Premises and Equipment, Net .............
  Other Assets ............................
  Less Allowance for Loan Losses ..........

      Total ...............................

LIABILITIES

INTEREST-BEARING LIABILITIES
  Savings and Interest-Bearing Deposits ...   $  (436)      $(1,777)    $ 1,341
  Time Deposits of $100 or More ...........     1,141         1,498        (357)
  Other Time Deposits .....................     3,279         6,401      (3,122)
  Federal Funds Purchased and Securities
    Sold Under Agreements to Repurchase ...       107            27          80
  Notes Payable ...........................      (624)         (665)         41
                                              -------       -------     -------
Total Interest-Bearing Liabilities ........     3,467         5,484      (2,017)
                                              -------       -------     -------

NON-INTEREST-BEARING LIABILITIES:
  Demand Deposits .........................
  Other Liabilities .......................
  Stockholders' Equity ....................

    Total

    Net Interest-Earnings .................   $ 4,049       $ 8,283     $(4,234)
                                              -------       -------     -------
    Net Interest Margin ...................

SELECTED FINANCIAL DATA


                                                                    Year Ended December 31,
                                                            (In Thousands, Except Per Share Data)
                                             ----------------------------------------------------------------------
                                                 1999          1998            1997          1996            1995
                                             ----------     ----------     ----------     ----------     ----------
OPERATING DATA
Total Interest Income ..................     $  184,082     $  177,216     $  169,996     $  154,452     $  133,909
Net Interest Income ....................        100,597         94,410         90,657         80,645         70,580
Provision for Possible Loan Losses .....          3,123          3,230          5,166          1,443          1,361
Net Income .............................         33,458         30,268         25,772         27,059         22,527

PER SHARE DATA
Net Income .............................     $     1.32     $     1.20     $     1.02     $     1.11     $     0.96
Cash Dividends Paid ....................           0.49           0.45           0.39           0.33           0.31

SELECTED BALANCE SHEET ITEMS
Year Ended Balances
Total Assets ...........................     $2,666,047     $2,516,457     $2,355,255     $2,172,561     $1,935,896
Total Securities(1) ....................        925,186        910,745        901,906        888,565        784,512
Net Loans(2) ...........................      1,488,403      1,353,161      1,213,338      1,048,179        928,283
Total Deposits .........................      2,251,631      2,133,951      1,990,159      1,859,854      1,645,444
Notes Payable ..........................         34,246         26,367         30,636         35,311         31,314
Capital Accounts .......................        259,710        255,633        234,549        210,099        184,364


(1) Includes available-for-sale and investment securities.
(2) Net of unearned discount.

QUARTERLY RESULTS OF OPERATIONS


                                                              Quarter Ended
(Unaudited)                                     (In Thousands, Except Per Share Data)
                                             -------------------------------------------

                                             March 31    June 30     Sept. 30    Dec. 31
                                             -------     -------     -------     -------
1999
Interest Income ........................     $44,355     $44,667     $47,251     $47,809
Interest Expense .......................      20,107      20,193      21,396      21,789
Net Interest Income ....................      24,248      24,474      25,855      26,020
Provision for Possible Loan Losses .....         688         487         686       1,262
Other Income ...........................       4,778       4,718       4,546       5,623
Other Expense ..........................      16,650      16,698      17,335      18,457
Income Tax Expense .....................       3,565       3,625       3,788       3,563
                                             -------     -------     -------     -------
Net Income .............................     $ 8,123     $ 8,382     $ 8,592     $ 8,361
                                             =======     =======     =======     =======

Earnings Per Share .....................     $  0.32     $  0.33     $  0.34     $  0.33
                                             =======     =======     =======     =======

1998
Interest Income ........................     $43,334     $44,413     $44,782     $44,687
Interest Expense .......................      20,213      20,557      20,921      21,115
Net Interest Income ....................      23,121      23,856      23,861      23,572
Provision for Possible Loan Losses .....         317       1,350         513       1,050
Other Income ...........................       4,379       4,131       5,075       4,673
Other Expense ..........................      15,922      16,406      17,432      16,458
Income Tax Expense .....................       3,064       2,942       3,753       3,193
                                             -------     -------     -------     -------
Net Income .............................     $ 8,197     $ 7,289     $ 7,238     $ 7,544
                                             =======     =======     =======     =======

Earnings Per Share .....................     $  0.32     $  0.29     $  0.29     $  0.30
                                             =======     =======     =======     =======

CONSOLIDATED STATEMENTS OF CONDITION

FIRST UNITED BANCSHARES, INC.
(In Thousands, Except Per Share Data)


                                                                                     December 31,
                                                                           -----------------------------
                                                                               1999             1998
                                                                           -----------      -----------
ASSETS
Cash and Due from Banks ..............................................     $   113,476      $    91,207
Short-Term Investments:
      Federal Funds Sold and Securities
         Purchased Under Agreement to Resell .........................          45,875           71,928
      Other Short-Term Investments....................................           5,384           15,696
                                                                           -----------      -----------
      Total Short-Term Investments ...................................          51,259           87,624
                                                                           -----------      -----------
Securities Available-for-Sale ........................................         728,779          684,662
                                                                           -----------      -----------
Investment Securities (Fair Value of $193,056 and
      $228,614 at December 31, 1999 and 1998, respectively) ..........         196,407          226,083
                                                                           -----------      -----------
Total Loans ..........................................................       1,492,356        1,359,485
      Unearned Discount ..............................................          (3,953)          (6,324)
      Allowance for Loan Losses ......................................         (18,675)         (17,302)
                                                                           -----------      -----------
      Net Loans ......................................................       1,469,728        1,335,859
                                                                           -----------      -----------
Premises and Equipment ...............................................          42,689           42,739
                                                                           -----------      -----------
Intangible Assets ....................................................          15,877           10,674
                                                                           -----------      -----------
Other Assets .........................................................          47,832           37,609
                                                                           -----------      -----------
         Total Assets ................................................     $ 2,666,047      $ 2,516,457
                                                                           ===========      ===========

LIABILITIES
Deposits:
      Demand .........................................................     $   352,327      $   338,414
      Savings and Interest-Bearing Demand ............................         622,326          588,311
      Time ...........................................................       1,276,978        1,207,226
                                                                           -----------      -----------
         Total Deposits ..............................................       2,251,631        2,133,951
Federal Funds Purchased and Securities
      Sold Under Agreements to Repurchase ............................         106,951           82,470
Other Liabilities ....................................................          13,509           18,036
Notes Payable:
  Unaffiliated Bank ..................................................          34,246           21,367
  Affiliated Company .................................................             -0-            5,000
                                                                           -----------      -----------
         Total Liabilities ...........................................       2,406,337        2,260,824
                                                                           -----------      -----------

Commitments and Contingencies

CAPITAL ACCOUNTS
Preferred Stock (Par Value of $1.00; 500 shares
      authorized in 1999 and 1998; none outstanding) .................             -0-              -0-
Common Stock (Par Value of $1.00; 50,000 shares
      authorized; 25,296 and 25,294 shares issued and outstanding
      1999 and 1998, respectively) ...................................          25,296           25,294
Surplus ..............................................................          26,636           26,610
Undivided Profits ....................................................         221,832          200,769
Accumulated Other Comprehensive Income ...............................         (14,054)           2,960
                                                                           -----------      -----------
         Total Capital Accounts ......................................         259,710          255,633
                                                                           -----------      -----------
         Total Liabilities and Capital Accounts ......................     $ 2,666,047      $ 2,516,457
                                                                           ===========      ===========


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF INCOME

FIRST UNITED BANCSHARES, INC.
(In Thousands, Except Per Share Data)

                                                                             December 31,
                                                                 ----------------------------------
                                                                   1999         1998         1997
                                                                 --------     --------     --------
INTEREST INCOME
Interest and Fees on Loans .................................     $125,977     $120,035     $108,790
Interest on Securities:
     Taxable Securities ....................................       46,913       44,934       50,739
     Non-taxable Securities ................................        7,559        6,912        6,362
Interest on Federal Funds Sold and Securities
     Purchased Under Agreements to Resell ..................        2,909        4,179        2,856
Interest on Deposits in Banks ..............................          724        1,156        1,249
                                                                 --------     --------     --------
         TOTAL INTEREST INCOME .............................      184,082      177,216      169,996
                                                                 --------     --------     --------

INTEREST EXPENSE
Interest on Deposits .......................................       77,522       77,639       73,655
Interest on Federal Funds Purchased and Securities
     Sold Under Agreements to Repurchase ...................        4,095        3,336        3,229
Interest on Notes Payable ..................................        1,868        1,831        2,455
                                                                 --------     --------     --------
         TOTAL INTEREST EXPENSE ............................       83,485       82,806       79,339
                                                                 --------     --------     --------
         NET INTEREST INCOME ...............................      100,597       94,410       90,657
Provision for Loan Losses ..................................        3,123        3,230        5,166
                                                                 --------     --------     --------
         NET INTEREST INCOME AFTER
              PROVISION FOR LOAN LOSSES ....................       97,474       91,180       85,491
                                                                 --------     --------     --------

OTHER INCOME
Service Charges on Deposit Accounts ........................       11,210        9,358        9,787
Trust Income ...............................................        2,478        2,201        2,287
Security Gains .............................................          241          444           99
Other Operating Income .....................................        5,736        6,255        5,983
                                                                 --------     --------     --------
         TOTAL OTHER INCOME ................................       19,665       18,258       18,156
                                                                 --------     --------     --------

OTHER EXPENSE
Salaries ...................................................       28,546       26,966       26,255
Pension and Other Employee Benefits ........................        8,752        8,078        9,562
Net Occupancy Expense ......................................        5,320        5,218        5,831
Equipment Expense ..........................................        4,385        4,063        5,007
Data Processing Expense ....................................        4,300        4,497        3,127
Merger-related Costs .......................................          -0-          567          385
Other Operating
Expense ....................................................       17,837       16,829       18,458
                                                                 --------     --------     --------

         TOTAL OTHER EXPENSE ...............................       69,140       66,218       68,625
                                                                 --------     --------     --------

INCOME BEFORE INCOME TAX EXPENSE ...........................       47,999       43,220       35,022
INCOME TAX EXPENSE .........................................       14,541       12,952        9,250
                                                                 --------     --------     --------
NET INCOME .................................................     $ 33,458     $ 30,268     $ 25,772
                                                                 --------     --------     --------

EARNINGS PER SHARE:
     Basic .................................................     $   1.32     $   1.20     $   1.02
     Diluted ...............................................     $   1.32     $   1.20     $   1.02
                                                                 --------     --------     --------
CASH DIVIDENDS PER SHARE ...................................     $   0.49     $   0.45     $   0.39
                                                                 --------     --------     --------
AVERAGE SHARES ISSUED AND OUTSTANDING ......................       25,295       25,294       25,294
                                                                 --------     --------     --------


The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL ACCOUNTS

FIRST UNITED BANCSHARES, INC.                                                                              Accumulated
(In Thousands)                                        Common Stock                                            Other
                                                   -------------------              Undivided    Treasury Comprehensive
                                                   Shares      Amount    Surplus     Profits      Stock       Income      Total
                                                   -------    --------   --------   ---------    -------- ------------- ---------

Balance, December 31, 1996 .....................    24,444    $ 24,444   $ 22,268   $ 164,303    $ (1,147)  $    231    $ 210,099

Comprehensive Income:
     Net Income ................................       -0-         -0-        -0-      25,772         -0-        -0-       25,772
     Increase (Decrease) in Unrealized Gain ....       -0-         -0-        -0-         -0-         -0-      2,180        2,180
                                                                                                                        ---------
          Comprehensive Income .................                                                                           27,952
     Effect of Immaterial Pooling
          City Bank Acquisition ................       850         850      2,843       2,514         -0-         56        6,263
     Retirement of Treasury Stock ..............       -0-         -0-        -0-        (936)      1,037        -0-          101
     Dividends Paid ............................       -0-         -0-        -0-      (9,866)        -0-        -0-       (9,866)
                                                   -------    --------   --------   ---------    --------   --------    ---------

Balance, December 31, 1997 .....................    25,294      25,294     25,111     181,787        (110)     2,467      234,549

Comprehensive Income:
     Net Income ................................       -0-         -0-        -0-      30,268         -0-        -0-       30,268
     Increase (Decrease) in Unrealized Gain ....       -0-         -0-        -0-         -0-         -0-        493          493
                                                                                                                        ---------
          Comprehensive Income .................                                                                           30,761
     Tax Effect of Exercise of Stock Options ...       -0-         -0-      1,499         -0-         -0-        -0-        1,499
     Retirement of Treasury Stock ..............       -0-         -0-        -0-        (110)        110        -0-          -0-
     Dividends Paid ............................       -0-         -0-        -0-     (11,176)        -0-        -0-      (11,176)
                                                   -------    --------   --------   ---------    --------   --------    ---------

Balance, December 31, 1998 .....................    25,294      25,294     26,610     200,769         -0-      2,960      255,633

Comprehensive Income
     Net Income ................................       -0-         -0-        -0-      33,458         -0-        -0-       33,458
     Increase (Decrease) in Unrealized Gains ...       -0-         -0-        -0-         -0-         -0-    (17,014)     (17,014)
                                                                                                                        ---------
          Comprehensive Income .................                                                                           16,444
     Tax Effect of Exercise of Stock Options ...         2           2         26         -0-         -0-        -0-           28
     Dividends Paid ............................       -0-         -0-        -0-     (12,395)        -0-        -0-      (12,395)
                                                   -------    --------   --------   ---------    --------   --------    ---------

Balance, December 31, 1999 .....................    25,296     $25,296    $26,636    $221,832    $    -0-   $(14,054)    $259,710
                                                   =======    ========   ========   =========    ========   ========    =========

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS


FIRST UNITED BANCSHARES, INC.                                            Year Ended December 31,
                                                                  -----------------------------------
(In Thousands)                                                       1999         1998         1997
                                                                  ---------    ---------    ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income ....................................................   $  33,458    $  30,268    $  25,772
Adjustments to Reconcile Net Income to
  Net Cash Provided by Operating Activities:
     Depreciation .............................................       3,978        4,128        4,750
     Amortization of Goodwill .................................       1,657          962        1,149
     Provision for Loan Losses ................................       3,123        3,230        5,166
     Provision (Benefit) for Deferred Taxes ...................         155          192       (1,012)
     (Gain) Loss on Sales of Securities .......................        (241)        (444)         (99)
     Accretion of Bond Discount, Net ..........................      (2,247)      (2,412)      (2,832)
     Decrease (Increase) in Other Assets ......................     (10,223)       1,338        4,074
     Increase (Decrease) in Other Liabilities .................      (7,383)      (6,858)       6,933
                                                                  ---------    ---------    ---------
Net Cash Provided by Operating Activities .....................      22,277       30,404       43,901
                                                                  ---------    ---------    ---------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from Maturities of Investment Securities ...........      52,987       53,693       49,708
  Proceeds from Maturities of Securities Available-for-Sale ...     792,866      251,061      294,057
  Proceeds from Sales of Securities Available-for-Sale ........      38,617       24,303       10,293
  Purchase of Investment Securities ...........................     (48,860)     (42,352)     (34,158)
  Purchase of Available-for-Sale Securities ...................    (888,927)    (291,216)    (351,159)
  Increase (Decrease) in Federal Funds, Net ...................      50,534       (6,358)      28,283
  (Increase) Decrease in Other Short-term Investments .........      10,312        8,905          305
  Increase in Loans ...........................................    (136,992)    (143,445)    (157,250)
  Capital Additions, Net ......................................      (3,928)      (5,426)      (3,233)
  Proceeds for Acquisition of Subsidiary Bank .................      17,363          -0-          -0-
                                                                  ---------    ---------    ---------
Net Cash used in Investing Activities .........................    (116,028)    (150,835)    (163,154)
                                                                  ---------    ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (Decrease) in Demand, Savings, and
     Interest-bearing Demand Deposits .........................      47,928       80,688       20,399
  Increase in Time Deposits ...................................      69,752       63,104      111,558
  Issuance (Repayment) of Notes Payable .......................      10,735       (4,269)      (4,675)
  Dividends Paid ..............................................     (12,395)     (11,176)      (9,866)
                                                                  ---------    ---------    ---------
Net Cash Provided by Financing  Activities.....................     116,020      128,347      117,416
                                                                  ---------    ---------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents...........      22,269        7,916       (1,837)

Cash and Cash Equivalents, Beginning ..........................      91,207       83,291       85,128
                                                                  ---------    ---------    ---------

Cash and Cash Equivalents,  Ending ............................   $ 113,476    $  91,207    $  83,291
                                                                  =========    =========    =========


The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


FIRST UNITED BANCSHARES, INC.

1.   BUSINESS, BASIS OF FINANCIAL STATEMENT PRESENTATION,
     ACCOUNTING POLICIES AND RECENT PRONOUNCEMENTS

BUSINESS:

           First United Bancshares, Inc. (the "Company") engages in the general banking business and activities closely related to banking and provides these services primarily to customers in Arkansas, Louisiana and Texas through its subsidiary banks and trust company. The Company is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

BASIS OF FINANCIAL STATEMENT PRESENTATION:

         The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, the Company is required to make estimates and assumptions, the most significant of which is the estimate of the required amount of the allowance for loan losses, that affect the reported amounts of assets and liabilities as of the dates of the statements of condition and the reported amounts of income and expense for the years then ended. Actual results could differ significantly from those estimates.

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION:

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts have been eliminated.

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

LOANS:

         Loans are stated at the amount of unpaid principal, reduced by unearned income and an allowance for probable loan losses. Unearned income on a portion of installment loans is recognized as income over the terms of the loans by a method which approximates the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding.

         The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when Management believes that the collectibility of the principal is unlikely. The allowance is an amount that Management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of loans and prior loan loss experience. The evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and current economic conditions that may affect the borrower's ability to pay. Accrual of interest is discontinued on a loan when Management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of principal or interest is doubtful. This evaluation is inherently subjective as it requires material estimates including the amounts and timing of future cash flows expected to be received on impaired loans that may be susceptible to significant change.

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

INTANGIBLE ASSETS:

         Intangible assets include goodwill and core deposit intangibles. Goodwill represents the excess of the purchase price over the fair market value of net assets acquired in business combinations accounted for under the purchase method. The Company amortizes goodwill over fifteen years using the straight-line method. Core deposit intangibles represent the premium paid for deposits purchased and are amortized on a straight-line basis over ten years. Accumulated amortization of intangible assets was $8,320,000 and $6,803,000 at December 31, 1999 and 1998, respectively.

OTHER REAL ESTATE:

         Other real estate owned represents properties that have been acquired in satisfaction of debt. Other real estate is valued at the lower of its fair value or the recorded investment in the related loan upon foreclosure. If at a later date the Company determines that the recorded investment cannot be recovered, the loss is recognized by a charge to income. When the property is in a condition for use or sale at the time of the foreclosure, any subsequent holding costs are included in expense as incurred. Legal fees and other direct costs incurred by the Company in foreclosure are expensed when they are incurred. Payments received for the rental or lease of property held in other real estate are recognized as income in the period in which the payment is received. The net costs of operating other real estate (including provisions for real estate losses and gains and losses on sales of real estate) were approximately $109,000, $362,000 and $315,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

PER SHARE DATA:

         Basic EPS was computed by dividing net income by the weighted average shares of common stock outstanding, 25,295,000 in 1999 and 25,294,000 in 1998 and 1997. Diluted EPS was computed by dividing net income by the sum of the weighted average shares of common stock outstanding and the effect of stock options outstanding. The effect of the stock options was to increase the weighted average number of shares by 41,000 in 1999, 30,000 in 1998 and 66,000 in 1997.

         All per share data and number of shares outstanding have been retroactively restated to reflect the effect of a 2-for-1 stock split in 1998.

STATEMENT OF CASH FLOWS:

         For purposes of the Statement of Cash Flows, the Company considers all currency on hand as well as all due from bank balances to be cash equivalents.

RECENT PRONOUNCEMENTS:

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. During 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133" which concluded that it was appropriate to defer the effective date of SFAS No. 133 for one year, from fiscal years beginning after June 15, 1999, to fiscal years beginning after June 15, 2000. Management does not expect this standard to have a material impact on First United's consolidated financial condition or results of operations. Management intends to comply with this standard in 2001.

2.   BUSINESS COMBINATIONS

         On July 9, 1999, First United, through its wholly owned subsidiary Fredonia State Bank, acquired from the Federal Deposit Insurance Corporation substantially all of the assets and liabilities of East Texas National Bank, a failed bank in Marshall, Texas. The acquisition included approximately $100,000,000 in deposits and $75,000,000 in loans. In connection with the transaction, First United recorded approximately $7,000,000 in core deposit intangibles. The results of operations, which are not material, have been included in the financial statements from the merger date.

         On March 30, 1998, the Company acquired First Republic Bancshares, Inc. ("First Republic") and Citizens National Bancshares of Hope, Inc. ("Citizens") and in connection therewith issued approximately 4,740,000 shares of common stock for all of First Republic's and Citizens' outstanding common stock (the "Mergers"). The Mergers were accounted for as poolings-of-interests and, accordingly, the Company's financial statements for periods prior to the Mergers have been restated to include the results of First Republic and Citizens for all periods presented.

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

         On August 30, 1997, First United acquired all of the issued and outstanding common stock of Fredonia Bancshares, Inc., Nacogdoches, Texas ("Fredonia") through the issuance of approximately 3,200,000 shares of First United common stock in a transaction accounted for as a pooling-of-interests. Results for the periods prior to the acquisition have been restated to include the results of Fredonia.


3.   SECURITIES AVAILABLE-FOR-SALE

         The carrying values and estimated fair values of securities available-for-sale at December 31, 1999 and 1998 consisted of the following (in thousands):

                                                                           Gross          Gross       Estimated
                                                            Amortized    Unrealized    Unrealized       Fair
                                                               Cost        Gains         Losses         Value
                                                            ---------    ----------    ----------     ---------
1999
U.S. Treasury Securities and
Other U.S. Government Agencies ......................       $559,853           74         19,194       $540,733
Obligations of States and Political Subdivisions ....         44,058          408            555         43,911
Mortgage-Backed Securities ..........................        140,759          334          2,639        138,454
Other ...............................................          5,656           34              9          5,681
                                                            --------       ------       --------       --------
                                                            $750,326          850         22,397       $728,779
                                                            --------       ------       --------       --------

1998
U.S. Treasury Securities and
Other U.S. Government Agencies ......................       $491,617        2,368             38       $493,947
Obligations of States and Political Subdivisions ....         46,259        1,667            -0-         47,926
Mortgage-Backed Securities ..........................        141,799          638             78        142,359
Other ...............................................            432          -0-              2            430
                                                            --------       ------       --------       --------
                                                            $680,107        4,673            118       $684,662
                                                            ========       ======       ========       ========

    The amortized cost and estimated fair value of securities available-for-sale at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                 Amortized     Estimated
                                                   Cost        Fair Value
                                                 ---------     ----------

Due in One Year or Less ..................       $322,985       $312,830
Due After One Year Through Five Years ....        216,848        211,084
Due After Five Years Through Ten Years ...         63,725         60,845
Due After Ten Years ......................          6,008          5,566
Mortgage-Backed Securities ...............        140,760        138,454
                                                 --------       --------
                                                 $750,326       $728,779
                                                 ========       ========


     Gross gains realized on these sales during 1999, 1998 and 1997 were $241,000, $444,000 and $99,000, respectively.

4.   INVESTMENT SECURITIES

     The carrying values and estimated fair values of investments in debt securities as of December 31, 1999 and 1998 are as follows (in thousands):

                                                                            Gross         Gross        Estimated
                                                            Amortized     Unrealized    Unrealized       Fair
                                                               Cost         Gains         Losses         Value
                                                            ---------     ----------    ----------     ---------
1999
U.S. Treasury Securities and
Other U.S. Government Agencies .......................       $ 14,815       $   11       $    237       $ 14,589
Obligations of States and Political Subdivisions .....        116,858          237          1,457        115,638
Mortgage-Backed Securities ...........................         58,606           56          1,961         56,701
Other ................................................          6,128            0              0          6,128
                                                             --------       ------       --------       --------
                                                             $196,407       $  304       $  3,655       $193,056
                                                             ========       ======       ========       ========
1998
U.S. Treasury Securities and
Other U.S. Government Agencies .......................       $ 24,117       $  215       $    -0-       $ 24,332
Obligations of States and Political Subdivisions .....        112,647        2,302             86        114,863
Mortgage-Backed Securities ...........................         89,121          117             17         89,221
Other ................................................            198            0              0            198
                                                             --------       ------       --------       --------
                                                             $226,083       $2,634       $    103       $228,614
                                                             ========       ======       ========       ========

     The amortized cost and estimated fair value of debt securities at December 31, 1999, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                 Amortized     Estimated
                                                   Cost        Fair Value
                                                 ---------     ----------
Due in One Year or Less ..................       $ 37,398       $ 37,346
Due After One Year Through Five Years ....         57,186         56,941
Due After Five Years Through Ten Years ...         42,218         41,126
Due After Ten Years ......................          1,000            943
Mortgage-Backed Securities ...............         58,605         56,700
                                                 --------       --------
                                                 $196,407       $193,056
                                                 ========       ========


     There were no sales of investment securities during 1999 and 1998.


        Securities with a carrying value of $502,795,000 at December 31, 1999 were pledged to secure public deposits and for other purposes required by law.

5.   ALLOWANCE FOR LOAN LOSSES

     The changes in the allowance for loan losses during 1999, 1998 and 1997 were as follows (in thousands):



                                              1999              1998              1997
                                           ----------        ----------        ----------
Balance at Beginning of Year .......       $   17,302        $   17,694        $   14,951
Allowance Applicable to Loans of
  Acquired Bank ....................            1,000              -0-                426
Provision Charged Against Income ...            3,123             3,230             5,166
Recoveries on Loans Charged-Off ....            1,502             2,048             1,849
Loans Charged-Off ..................           (4,252)           (5,670)           (4,698)
                                           ----------        ----------        ----------
Balance at End of Year .............       $   18,675        $   17,302        $   17,694
                                           ==========        ==========        ==========


6.   LOANS

     Loans consist of the following categories (in thousands):

TYPE                                                     1999               1998
                                                      ----------       --------------
Real Estate Loans
  Residential Properties, Primarily Single
     Family Residences ........................       $  436,584       $      407,075
  Commercial Properties .......................          491,604              423,319
Commercial and Industrial Loans, Other Than
  Real Estate and Energy-Related ..............          330,002              314,120
Energy-Related Loans ..........................           11,109               11,367
Consumer Loans ................................          218,931              202,520
Loans for Purchasing or Carrying Securities ...              189                  276
Financing Leases ..............................            3,937                  808
                                                      ----------       --------------
                                                      $1,492,356       $    1,359,485
                                                      ==========       ==============



     In the normal course of business, officers and directors of the Company and their related interests maintain certain loan relationships with the Company's subsidiary banks. At December 31, 1999 and 1998, officers, directors and related parties had loans of approximately $30,713,000 and $31,853,000, respectively. During the year ended December 31, 1999, loans made to these parties totaled $22,232,000 and repayments totaled $20,624,000. Loans to former officers, directors and related parties included in the 1998 amounts totaled $2,748,000.

     A summary of non-performing assets as of December 31, 1999 and 1998 is as follows (in thousands):

                                                               1999          1998
                                                              -------       -------
Non-Accrual Loans .....................................       $ 8,202       $ 6,777
Past Due Loans (90 Days or more and still accruing) ...         2,933         2,812
Renegotiated Loans ....................................         1,034         1,068
                                                              -------       -------
                                                               12,169        10,657
Other Real Estate .....................................         3,418         1,399
                                                              -------       -------
Total Non-Performing Assets ...........................       $15,587       $12,056
                                                              =======       =======



     The Company's non-accrual policy had the effect of reducing interest and fees on loans in 1999, 1998 and 1997 by approximately $265,000, $227,000 and $300,000, respectively. Substantially all payments on non-accrual loans were applied to principal.

7.       PREMISES AND EQUIPMENT

         Premises and equipment consist of the following (in thousands):

                                            Principal
                                           Depreciation    Estimated
                                              Method      Useful Life    1999        1998
                                           -------------  -----------  ---------   --------
Land ...................................                               $  10,339   $  8,866
Buildings and Leasehold Improvements ...   Straight-line   5-40 years     46,301     41,512
Furniture, Fixtures and Equipment ......   Straight-line   3-10 years     33,449     30,641
                                                                       ---------   --------
                                                                          90,089     81,019
Less: Accumulated Depreciation .........                                 (47,400)   (38,280)
                                                                       ---------   --------
                                                                       $  42,689   $ 42,739
                                                                       =========   ========



         Depreciation included in other expense, net occupancy expense and equipment expense was $3,978,000 in 1999, $4,128,000 in 1998 and $4,750,000 in
1997.

         The Company leased land on which two branches are located and rented on a monthly basis an employee parking lot from a company with common officers and directors of the Company. Rental payments related to these arrangements were approximately $10,000 for the year ended December 31, 1998 and $20,000 the year ended December 31, 1997. In June of 1998, the Company purchased the land and parking lot for $283,000.


8.       INCOME TAXES

         Income tax expense (benefit) is composed of the following (in thousands):

                          1999       1998       1997
                        --------   --------   --------
Currently Payable ...   $ 14,386   $ 12,760   $ 10,262
Deferred ............        155        192     (1,012)
                        --------   --------   --------
                        $ 14,541   $ 12,952   $  9,250
                        ========   ========   ========

         The income tax provision included $84,000, $155,000 and $35,000 for the years ended December 31, 1999, 1998 and 1997, respectively, resulting from securities transactions.

         The effective income tax rates in the accompanying statements of income are less than the statutory income tax rate because of the following:

                                         1999      1998      1997
                                         ----      ----      ----
Statutory Federal Income Tax Rate ...    35.0%     35.0%     35.0%
 Less:
  Non-Taxable Interest Income .......    (5.5)     (5.5)     (6.4)
  Amortization of Goodwill ..........     1.2       0.9       1.1
  Merger-related Costs ..............     0.0       0.4       0.0
  Other Items, Net ..................    (0.4)     (0.8)     (3.3)
                                         ----      ----      ----
Effective Income Tax Rate ...........    30.3%     30.0%     26.4%
                                         ----      ----      ----

        At December 31, 1999 and 1998, temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities give rise to the following net deferred tax asset, which is included in other assets (in thousands).

                                                      1999        1998
                                                    --------    --------
Accelerated Depreciation ........................   $ (1,294)   $ (1,348)
Provision for Loan Losses .......................      6,241       5,377
Unrealized Gain on Marketable Securities ........      7,541      (1,581)
Effects of Pension and Benefit Plans ............       (566)        (66)
Difference in Tax and Book Basis of Securities...       (352)       (427)
Difference in Tax and Book Basis of Loans .......       (741)       (605)
Write-Down of Other Real Estate .................         64          48
Other ...........................................       (237)        327
                                                    --------    --------
                                                    $ 10,656    $  1,725
                                                    ========    ========


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

                                                               1999         1998
                                                           -----------    --------
Average balance during the year ........................   $    88,922    $ 65,280
Average interest rate during the year ..................          4.61%       5.11%
Maximum month-end balance during the year ..............   $   111,388    $ 89,448
U.S. government securities pledged as collateral for the
repurchase agreements:
Carrying Value .........................................   $   120,677    $ 91,312
Estimated Fair Value ...................................   $   117,167    $ 92,025



10.      NOTES PAYABLE

         A summary of notes payable as of December 31, 1999 and 1998 is as follows (in thousands):

                                                                                     1999       1998
                                                                                    -------   -------
Promissory Note Bearing Interest at 1.20% Above the 30-Day LIBOR
  (6.264% at December 31, 1998), Principal Due 1999 .............................   $     0   $ 5,000
Promissory Note Bearing Interest at 0.583% Above the 30-Day LIBOR
  (6.576% and 5.647% at December 31, 1999 and 1998), Principal Due 2001 .........     5,000     5,000
Promissory Note to Unaffiliated Bank Bearing Interest at 1.41% Above the 30-Day
  LIBOR (7.315% and 6.475% at December 31, 1999
  And 1998), $1,100,000 Due Annually ............................................     4,457     5,557
Other Installment Notes Payable Bearing Interest at Rates Varying From
  5.17% to 8.50% and With Maturities Varying From 2000 to 2021 ..................    24,789    10,810
                                                                                    -------   -------
                                                                                    $34,246   $26,367
                                                                                    =======   =======


        The promissory note to the unaffiliated bank is secured by the outstanding stock of City National Bank of Fort Smith and contains financial covenants relating to the issuance of additional debt and maintenance of minimum tangible net worth.

        The notes payable require principal repayments as follows: 2000 - $14,728,000; 2001 - $11,854,000; 2002 - $1,588,000; 2003 - $1,684,000; 2004 -
$387,000; and thereafter $4,005,000.

11.      BENEFIT PLANS

         The Company has a defined benefit pension plan (the "Plan") which covers substantially all of the Company's employees. Operating expenses of the Plan are paid by the Company and no contributions are required of participants. The annual contribution to the Plan by the Company is determined by various actuarial factors. The Plan contains provisions for early retirements, disability and death benefits. The following tables set forth the Change in Benefit Obligation and Change in Plan Assets for the years ended December 31, 1999 and 1998 (in thousands):

For the Years Ended December 31:                       1999        1998
                                                     --------    --------
Change in Benefit Obligation
Benefit Obligation at Beginning of Year ..........   $ 17,919    $ 14,581
Service Cost .....................................      1,454         882
Interest Cost ....................................      1,278       1,053
Actuarial Losses .................................        192       2,426
Benefit Paid .....................................     (1,402)     (1,023)
                                                     --------    --------
Benefit Obligation at End of Year ................   $ 19,441    $ 17,919
                                                     --------    --------
Change in Plan Assets
Fair Value of Plan Assets at Beginning of Year ...   $ 17,957    $ 16,330
Actual Return on Plan Assets .....................          9       1,554
Employer Contribution ............................      1,362       1,096
Benefits Paid ....................................     (1,402)     (1,023)
                                                     --------    --------
Fair Value of Plan Assets at End of year .........   $ 17,926    $ 17,957
                                                     --------    --------
Funded Status ....................................   $ (1,564)   $     38
Unrecognized Net Actuarial Loss ..................      4,973       3,620
Unrecognized Prior Service Cost ..................       (475)       (663)
                                                     --------    --------
Prepaid Benefit Cost .............................   $  2,934    $  2,995
                                                     ========    ========


The Plan's net pension cost for 1999, 1998 and 1997 included the following components (in thousands):

                                                         1999        1998        1997
                                                       -------     -------     -------
Service Cost .......................................   $ 1,464     $   882     $   664
Interest Cost on Projected Benefit Obligation ......     1,278       1,053         926
Expected Return on Assets ..........................    (1,313)     (1,194)     (1,012)
Net Amortization and Deferral ......................     1,309         204       1,399
                                                       -------     -------     -------
                                                       $ 2,738     $   945     $ 1,977
                                                       -------     -------     -------
Significant Assumptions:
Weighted Average Discount Rate .....................      6.75%       7.00%       7.25%
Estimated Future Pay Increases .....................      3.50%       4.00%       4.00%
Expected Return on Assets ..........................      7.50%       7.50%       7.50%

         The Company has an Employee Stock Ownership Plan for substantially all of its employees. Contributions to the Plan during any one year are determined by the Company and limited to 15 percent of the payroll for the participants. During 1999, 1998 and 1997, the Company's expenses totaled approximately $1,378,000, $1,017,000, and $842,000, respectively.

         The Company offers qualified employees the opportunity to participate in its defined contribution employee benefit plans, qualifying under Section 401(k) of the Internal Revenue Code. Contributions to the plan are based on the total amount of salary the employee elects to defer, a matching contribution which does not exceed 5% of each employee's salary, and a discretionary amount determined each year by the Company. The amount of expense recognized in 1999, 1998 and 1997 was $524,000, $492,000 and $353,000, respectively.

         Last year, the Company adopted the 1999 Employees' Long-Term Incentive Plan. This Plan is intended to replace the 1994 Equity Participation Plan except that the outstanding grants and awards made under the 1994 Plan will remain in effect until exercised or expired in accordance with their terms. Under the 1999 Plan, the number of shares of common stock which may be issued cannot exceed 4% of the outstanding shares or 1,012,000 shares at December 31, 1999. Terms and conditions of the Company's options including exercise price and period in which options are exercisable are generally at the discretion of the Board of Directors; however, no options are exercisable for more than 10 years after date of grant. The table below details the stock option activity for the past three years.

                         December 31, 1999            December 31, 1998            December 31, 1997
                     -------------------------    -------------------------    ------------------------
                      Amount of       Average      Amount of       Average      Amount of      Average
                       Options        Exercise      Options        Exercise      Options       Exercise
                     Outstanding       Price      Outstanding       Price      Outstanding      Price
                     -----------     ---------    -----------     ---------    -----------    ---------
Outstanding,
 beginning of year..    199,744      $   16.03       109,744      $   12.62        96,538     $   12.13
Granted ............     71,000          17.84       105,000          20.31        13,206         16.25
Exercised ..........     (1,612)         17.25        (1,250)         13.24           -0-           -0-
Canceled ...........        -0-            -0-       (13,750)         18.34           -0-           -0-
                      ---------                    ---------                    ---------
Outstanding,
 end of year .......    269,132      $   16.50       199,744      $   16.03       109,744     $   12.62
                      ---------                    ---------                    ---------


         Options to purchase 106,090 shares of common stock were exercisable at an average exercise price of $14.65 at December 31, 1999.

        The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation cost has been recognized for the stock option plans. If compensation cost had been determined based on the fair value at grant date for awards in 1999 and 1998 in accordance with SFAS No. 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated below:

                                              1999         1998         1997
                                           ----------   ----------   ----------
Net Income - As reported ...............   $   33,458   $   30,268   $   25,772
Net Income - Pro forma .................   $   33,035   $   29,956   $   25,630
Net Income per share - As reported .....   $     1.32   $     1.20   $     1.02
Net Income per share - Pro forma .......   $     1.30   $     1.18   $     1.01

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                  1999       1998       1997
                                --------   --------   --------
Expected Life ................  10 Years   10 Years   10 Years
Risk-Free Interest Rate ......    5.82%      5.80%      6.54%
Expected Volatility ..........   31.72%     28.74%     30.00%
Dividend Yield ...............    3.60%      2.50%      2.46%


         The weighted average fair value of options granted during 1999 and 1998 was $5.36 and $12.42 per share, respectively. The pro forma effect on net income for 1999 and 1998 is not representative of the pro forma effect on net income in future years because pro forma compensation expense related to grants made prior to 1998 is not included.

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

         Standby letters of credit are commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. Most guarantees expire in 2000. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1999 varies from 0 percent to 100 percent; the average amount collateralized is 50 percent.

         Financial instruments whose amounts represent credit risk as of December 31, 1999 and 1998 are as follows (in thousands):

                                        1999        1998
                                     ---------   ---------
Commitments to Extend Credit......   $ 259,193   $ 185,123
Standby Letters of Credit.........      15,278       9,679

         The Company has a facilities management contract with a data processing firm to provide computer equipment and the needed personnel for systems support. In addition, certain branch facilities and warehouse space are leased under various operating lease agreements. These contracts require approximate minimum annual rentals as follows: 2000 -$3,892,000; 2001 - $3,984,000; 2002 -
$3,987,000; 2003 - $4,049,000; 2004 - $585,000; and thereafter $697,000.

         The Company has been named as a defendant in certain lawsuits which are currently pending. In the opinion of Management, after consulting with legal counsel, any liability incurred in connection with the ultimate outcome of these suits will not have a material adverse effect on the Company's financial condition and results of operations.

13.      RESTRICTIONS

         Each of the Company's subsidiary banks is subject to either national or state banking regulations which restrict the level of dividends that may be paid in a given year. Such restrictions are based on a percentage of the subsidiary bank's net income. During 2000, the Company's subsidiary banks will have available for payment of dividends, without regulatory approval, approximately $17,456,000 of undistributed earnings plus the net income earned in 2000.

         At December 31, 1999, the Company was required to maintain reserve balances in cash and due from accounts of approximately $11,643,000.

14.      SUPPLEMENTARY DATA FOR CASH FLOWS

         Income taxes paid by the Company during the years ended December 31, 1999, 1998 and 1997 amounted to $12,822,000, $9,423,000 and $8,673,000, respectively. Interest paid on notes payable during the years ended December 31, 1999, 1998 and 1997 was $1,868,000, $1,831,000 and $2,377,000, respectively.

         In connection with the acquisition of East Texas National Bank in 1999, the Company acquired assets and assumed liabilities as follows (in thousands):

Fair Value of Assets Acquired.....................   $ 102,179
Core Deposit Intangible ..........................       7,000
Liabilities Assumed ..............................    (109,179)
                                                     ---------
Cash Paid ........................................         -0-
Cash Acquired ....................................      17,363
                                                     ---------
Net Cash Received in Purchase ....................   $  17,363
                                                     =========

15.      CAPITAL ACCOUNTS

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

         Management believes, as of December 31, 1999, that the Company and its subsidiaries meet all capital adequacy requirements to which they are subject. At December 31, 1999, the most recent notification from the Office of the Comptroller of the Currency categorized each of the subsidiaries as well capitalized. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios (as defined in applicable regulations) as set forth in the table below. There are no conditions or events since the notification that Management believes have changed any of the subsidiary banks' category.

         The actual regulatory capital amounts and ratios for the Company and the most significant of its bank subsidiaries are presented in the table below (dollars in thousands):

                                                                                           Minimum Regulatory
                                                     Actual          Minimum Regulatory     Provisions to be
                                               Regulatory Capital     Required Capital      Well Capitalized
                                             ---------------------   ------------------     ---------------
                                               Amount        Ratio    Amount      Ratio     Amount    Ratio
                                             -----------     -----   --------     -----     -------   -----
At December 31, 1999:
Total Capital (to Risk Weighted Assets)
 First United Bancshares, Inc. ..........    $   259,710     15.92%  $130,509     8.00%         N/A
 City National Bank of Fort Smith .......    $    48,375     12.17%  $ 31,791     8.00%     $ 39,738   10.00%
Tier 1 Capital (to Risk Weighted Assets)
 First United Bancshares, Inc. ..........       $257,887     15.81%  $ 65,255     4.00%         N/A
 City National Bank of Fort Smith .......    $    51,384     12.93%  $ 15,895     4.00%     $ 23,843    6.00%
Tier 1 Capital (to Average Assets)
 First United Bancshares, Inc. ..........       $257,887     10.14%  $101,730     4.00%         N/A
 City National Bank of Fort Smith .......    $    51,384      8.88%  $ 23,152     4.00%     $ 28,941    5.00%

At December 31, 1998
Total Capital (to Risk Weighted Assets)
 First United Bancshares, Inc. ..........       $255,633     17.33%  $118,038     8.00%         N/A
 City National Bank of Fort Smith .......    $    40,136     13.00%  $ 24,700     8.00%     $ 30,875   10.00%
Tier 1 Capital (to Risk Weighted Assets)
 First United Bancshares, Inc. ..........       $241,999     16.40%  $ 59,019     4.00%         N/A
 City National Bank of Fort Smith .......    $    39,392     12.76%  $ 12,350     4.00%     $ 18,525    6.00%
Tier 1 Capital (to Average Assets)
 First United Bancshares, Inc. ..........       $241,999     10.08%  $ 95,984     4.00%         N/A
 City National Bank of Fort Smith .......    $    39,392      8.39%  $ 18,782     4.00%     $ 23,477    5.00%

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

        In the calculation of comprehensive income, certain reclassification adjustments are made to avoid double counting items that are displayed as part of net income and other comprehensive income in that period or earlier periods. The following table reflects the reclassification amounts and the related tax effects of changes in unrealized holding gains and losses on securities available-for-sale for the three years ended December 31, 1999, 1998 and 1997 (in thousands):

                                    1999                           1998                          1997
                       ------------------------------   --------------------------    ----------------------------
                        Before      Tax       After     Before      Tax      After    Before      Tax      After
                         Tax     (Expense)     Tax       Tax     (Expense)    Tax      Tax     (Expense)    Tax
                        Amount   or Benefit   Amount    Amount   or Benefit  Amount   Amount   or Benefit  Amount
                       --------  ----------  --------   -------  ----------  -----    -------  ----------  -------
Net unrealized
holding gains
(losses) arising
during the
period .............   $(25,934)   $9,077    $(16,857)  $ 1,202     $(420)   $ 782    $ 3,452    $(1,208)  $ 2,244

Reclassification
Adjustment
for gains
included in
net income .........       (241)       84        (157)     (444)      155     (289)       (99)        35       (64)
                       --------    ------    --------   -------     -----    -----    -------    -------   -------

Net change in
unrealized gains
(losses)
on securities ......   $(26,175)    9,161    $(17,014)  $   758     $(265)   $ 493    $ 3,353    $(1,173)  $ 2,180
                       ========    ======    ========   =======     =====    =====    =======    =======   =======



16.     CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

        The financial position of First United Bancshares, Inc. (parent company only), its results of operations and cash flows are summarized as follows (in thousands):


                                                          December 31,
                                                     ----------------------
Condensed Financial Position:                          1999         1998
                                                     ---------    ---------
  Assets:
     Cash ........................................   $  34,207    $  46,403
     Investment in Subsidiaries ..................     227,798      216,356
     Other Assets ................................       7,079        7,190
                                                     ---------    ---------
       Total Assets ..............................   $ 269,084    $ 269,949
                                                     =========    =========

Liabilities and Capital Accounts:
     Notes Payable ...............................   $   4,457    $  10,557
     Other Liabilities ...........................       4,917        3,759
                                                     ---------    ---------
       Total Liabilities .........................       9,374       14,316
                                                     ---------    ---------
       Total Capital .............................     259,710      255,633
                                                     ---------    ---------
       Total Liabilities and Capital .............   $ 269,084    $ 269,949
                                                     =========    =========

                                                           Year Ended December 31,
                                                     ----------------------------------
                                                       1999         1998         1997
                                                     ---------    ---------    --------
Condensed Operating Results:
 Dividend Income from Subsidiaries ...............   $  18,525    $  31,505    $ 26,750
 Management Fees .................................         499          588         428
 Other Income ....................................          80           75          78
                                                     ---------    ---------    --------
                                                        19,104       32,168      27,256
                                                     ---------    ---------    --------
 Interest Expense ................................         523          810       1,204
 Other Expense ...................................       5,395        6,311       5,046
                                                     ---------    ---------    --------
                                                         5,918        7,121       6,250
                                                     ---------    ---------    --------
 Income Before Tax Benefit and Equity in
  Undistributed Income of Subsidiaries ...........      13,186       25,047      21,006
 Income Tax Benefit ..............................       2,816          530       3,037
                                                     ---------    ---------    --------
 Income before Equity in Undistributed
 Income of Subsidiaries ..........................      16,002       25,577      24,043
 Equity in Undistributed Income
  Of Subsidiaries ................................      17,456        4,691       1,729
                                                     ---------    ---------    --------
 Net Income ......................................   $  33,458    $  30,268    $ 25,772
                                                     =========    =========    ========



                                                           Year Ended December 31,
                                                     ----------------------------------
Condensed Statements of Cash Flows:                    1999         1998         1997
                                                     ---------    ---------    --------
Cash Flows from Operating Activities:
 Net Income ......................................   $  33,458    $  30,268    $ 25,772
 Depreciation ....................................         342          314         283
 Undistributed Income ............................     (17,456)      (4,691)     (1,202)
 Increase in Other Assets ........................        (203)       6,691      (5,883)
 (Decrease) Increase in Other Liabilities ........       1,158       (2,142)      3,505
                                                        17,299       30,440      22,475
Cash Flows from Investing Activities:
 Investment in Subsidiaries ......................     (11,000)      (1,000)        -0-
                                                     ---------    ---------    --------

Cash Flows from Financing Activities:
 Principal Repayments on Notes Payable ...........      (6,100)      (3,844)     (1,295)
 Issuance of Notes Payable .......................         -0-          -0-          50
 Treasury Stock Transactions .....................         -0-          -0-         (11)
 Payment of Dividends ............................     (12,395)     (11,176)     (9,866)
                                                     ---------    ---------    --------
                                                       (18,495)     (15,020)    (11,122)
                                                     ---------    ---------    --------
 Net Increase in Cash ............................     (12,196)      14,420      11,353
 Cash at Beginning of Year .......................      46,403       31,983      20,630
                                                     ---------    ---------    --------
 Cash at End of Year .............................   $  34,207    $  46,403    $ 31,983
                                                     =========    =========    ========

Supplementary Data for Cash Flows:
 Taxes Paid ......................................   $  12,822    $   9,423    $  8,673
 Interest Paid on Notes Payable ..................       1,868        1,831       2,377

17.     FAIR VALUES OF FINANCIAL INSTRUMENTS

        SFAS No. 107 "Disclosure about Fair Values of Financial Instruments," requires disclosure of the fair value for all financial instruments as well as the methodology and significant assumptions used in estimating fair values. In cases where quoted market prices are not available, fair values are based on estimates using present value techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates for those assets or liabilities cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The estimated fair values of financial instruments with immediate and shorter term maturities (generally 90 days or less) are assumed to be the same as the recorded value. All non-financial instruments, by definition, have been excluded from these disclosure requirements. Accordingly, the aggregate fair value amounts presented below do not represent the underlying value of the Company and may not be indicative of amounts that might ultimately be realized upon disposition or settlement of those assets and liabilities. The carrying amount and estimated fair values of financial instruments for December 31, 1999 and 1998 are as follows (in thousands):

                                                  1999                      1998
                                         -----------------------   -----------------------
                                          Carrying    Estimated     Carrying    Estimated
                                            Value     Fair Value     Value      Fair Value
                                         ----------   ----------   ----------   ----------
ASSETS
Cash and Short-Term Investments ......   $  164,735   $  164,735   $  178,831   $  178,831
Securities ...........................      925,186      911,132      910,745      913,276
Loans ................................    1,488,403    1,487,195    1,353,161    1,349,977
LIABILITIES
Deposits .............................   $2,251,631   $2,290,255   $2,133,951   $2,135,992
Federal Funds Purchased and
  Securities Sold Under Agreements
  to Repurchase ......................      106,951      106,951       82,470       82,470
Notes Payable ........................       34,246       34,246       26,367       26,367



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

LOANS

        The fair values of loans are estimated for portfolios of loans with similar financial characteristics. For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for loans with a pre-determined or fixed rate are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for non- performing loans are estimated using the current carrying value less any specific reserve for which the Company has provided.

        Pursuant to the Interest Rate Control Amendment to the Constitution of the State of Arkansas, all "general loans" have a maximum financing limitation of 5% over the Federal Reserve Discount Rate. As of December 31, 1999, the maximum financing limitation is 10.0%. This law limits the Company's flexibility in pricing loans according to credit and rate risk through the use of a greater spread in financing rates. Accordingly, the difference between the carrying amount and estimated fair value of the Company's loans is not as great as would be the case without such a law.

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

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS OF FIRST UNITED BANCSHARES, INC.:

         We have audited the accompanying consolidated statements of condition of First United Bancshares, Inc. (an Arkansas corporation) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in capital accounts and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of Citizens National Bancshares of Hope, Inc., a company acquired during 1998 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2. Such statements are included in the consolidated financial statements of First United and reflect total assets and total interest income of 11 percent in 1997 of the related consolidated totals. These statements were audited by another auditor whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Citizens National Bancshares of Hope, Inc., is based solely upon the report of the other auditor.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditor provides a reasonable basis for our opinion.

         In our opinion, based upon our audit and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of First United Bancshares, Inc. and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1999.

Arthur Andersen LLP

Jackson, Mississippi,
January 18, 2000


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

John G. Copeland                            Claiborne P. Deming                     George Middlebrook, III
Senior Vice President, Chief Financial      President & Chief Executive Officer,    Investments
Officer & Secretary                         Murphy Oil Corporation
                                                                                    R. Madison Murphy
OFFICERS                                    Al Graves, Jr.                          Chairman of the Board,
                                            Attorney                                Murphy Oil Corporation
Robert O. Boggess
Senior Vice President of                    Tommy Hillman                           Robert C. Nolan
IT/Operations                               President, Winrock Farms, Inc.          Chairman,
                                                                                    Deltic Timber Corporation
Jim Barnes                                  James V. Kelley
Vice President & Auditor                    Chairman of the Board,                  Cal Partee, Jr.
                                            President & Chief Executive Officer,    Oil Investments
Richard E. Ulmer                            First United Bancshares, Inc.
Vice President & Loan Review Officer                                                Carolyn Tennyson
                                            Roy E. Ledbetter                        Timber Investments
Cynthia C. Alphin                           President & Chief Executive Officer,
Assistant Vice President of Planning &      Highland Industrial Park, Inc.          John D. Trimble, Jr.
Assistant Secretary                                                                 Managing Partner,
                                            Jack W. McNutt                          Trimble Properties
REGIONAL CHAIRMEN                           Former President &
                                            Chief Executive Officer,
John Robert Graves                          Murphy Oil Corporation
South Arkansas
                                            Michael F. Mahony
Jim Harwood                                 Attorney
North and West Arkansas

Gordon Lewis
Texas and Louisiana

SUBSIDIARY BANKS' BOARD OF DIRECTORS

FIRST NATIONAL BANK              MERCHANTS & PLANTERS          FREDONIA STATE BANK
OF EL DORADO, ARKANSAS           BANK, N.A. OF CAMDEN,         NACOGDOCHES, TEXAS
Claiborne P. Deming              ARKANSAS                      Hank Crouse
Barry Felton                     Eugene Bramblett              J. R. Honea
James V. Kelley                  John Robert Graves            Gordon Lewis
Larry Kinard                     James R. Jordan               George Middlebrook, III
Michael F. Mahony                Roy E. Ledbetter              Arthur L. Speck, M.D.
Richard H. Mason                 Jim Neeley                    Dan Stansel
R. Madison Murphy                Richard L. Robertson          Craig Stripling
Robert C. Nolan                  Joe M. Rogers                 Roger Van Horn
Robert M. Reynolds
Dr. Henry B. Rogers              THE BANK OF                   CITY BANK & TRUST
John H. Sample                   NORTH ARKANSAS                SHREVEPORT, LOUISIANA
Stephen C. Smart, D.D.S.         MELBOURNE, ARKANSAS           James C. Egan, Jr.
Carolyn Tennyson                 W. Wesley Arnold              Jerry A. Fielder
Charles E. Thomas                Brenda K. Barnes              John C. Gehl
John D. Trimble, Jr.             Thomas C. Colegrove           William R. Hargrove
Dr. Srini Vasan                  Harlin F. Hames               Gordon Lewis
                                 Jim Harwood                   R. A. Mackey
FIRST NATIONAL BANK              Lloyd T. Jones                J. Russell Reeves
OF MAGNOLIA, ARKANSAS            James E. Miller               Richard H. Sale
Larry Burrow                     Reed M. Perryman              Richard K. Speairs, Jr., Ph.D.
Kathy Dickson                                                  S. M. Trombetta
Tommy Fallin, Jr.                FIRST UNITED BANK
John Robert Graves               STUTTGART, ARKANSAS           CITIZENS NATIONAL BANK
Robert L. Jones                  Jack B. Coker, RPh            HOPE, ARKANSAS
Richard G. Murphy                Tommy Hillman                 Rodney H. Bobo
Cal Partee, Jr.                  Jerry J. Hoskyn               John M. Cox
David F. Rankin                  Steven M. Keith               George Frazier
Chris W. Weiser                  James V. Kelley               Albert Graves
Joe D. Woodward                  Robert M. Koch                Al Graves, Jr.
                                 Ben A. Myers, P.D.            John Robert Graves
CITY NATIONAL BANK               Wanda Northcutt Hartz         Jim Hart
OF FORT SMITH, ARKANSAS          Robert Petter, Sr.            Henry Haynes
Thomas J. Barr                   Randall Snider                Louis C. Jordan
Morris G. Boren                  John E. Stephens              James V. Kelley
Carolyn L. Branch                Dr. Ralph H. Wilson           Hillman Koen
Charles Dyer                                                   Mitchell LaGrone
Jim V. Fincher                   FIRSTBANK                     Ned Ray Purtle
George C. Fisher                 TEXARKANA, TEXAS              Dennis Ramsey
Jim Harwood                      James M. Carlow               William R. Routon
James V. Kelley                  Steve Conner
A. Samuel Koenig, III            Lucille T. Cook               FIRST REPUBLIC BANK
John R. Meyers                   Delton B. Gwinn               MONROE, LOUISIANA
J. R. Minish                     Joe Connor Hart               C. S. Aycock, Jr.
Jim Nunnelee                     Gordon Lewis                  John Hoychick, Jr.
Jerry Orler                      M. L. Mayo                    Gordon Lewis
Linda Schmidt                    Amos McCulloch, Jr.           Henry A. Logue
Charles Shuffield                H. J. Trammell                Guy C. Pardue
Bobby W. Stephens                Graton E. White, Jr.          Terry B. Ware
                                 Steve C. Wiggs
                                                               FIRST UNITED TRUST
                                                               COMPANY, N.A.
                                                               Richard P. Clark, II
                                                               John Robert Graves
                                                               Tommy Hillman
                                                               Robert M. Koch
                                                               R. Madison Murphy

ANNUAL MEETING
The annual meeting of Stockholders will convene on Tuesday, May 23, 2000, at 2:00 p.m. (CDT) in the Board of Directors Room of the First National Bank, Main and Washington Streets, El Dorado, Arkansas.

CORPORATE HEADQUARTERS
Main and Washington Streets
El Dorado, Arkansas 71730

COMMON STOCK
NASDAQ Symbol: UNTD
Listed: NASDAQ System National Market List

INDEPENDENT PUBLIC ACCOUNTANTS
Arthur Andersen LLP
Jackson, Mississippi

FINANCIAL AND GENERAL INFORMATION
First United's Annual Report to the Securities and Exchange Commission on Form 10-K is available upon request. Additional copies and other financial reports or information are available without charge upon request by writing
John G. Copeland, First United Bancshares, Inc.,
P.O. Box 751, El Dorado, Arkansas 71731-0751 or e-mail jcopeland@firstunitedbanks.com.

STOCKHOLDER INFORMATION
Stockholders seeking any information concerning their shares or dividends should contact the transfer agent:
First United Trust Company, N.A.
P.O. Box 751, El Dorado, Arkansas 71731-0751,
Telephone (870) 863-3181, extension, 241 or e-mail jbledsoe@futc.com.

NASDAQ MARKET MAKERS IN FIRST UNITED STOCK
J.C. Bradford & Company
Edward Jones & Company
Morgan Keegan & Company
Stephens Inc.
Stifel, Nicolaus & Company

FIRST UNITED LOCATIONS

LEGEND
Banks
 1.  Alma, Arkansas / City National Bank of Fort Smith
 2.  Alto, Texas / Fredonia State Bank
 3.  Brinkley, Arkansas / First United Bank
 4.  Calico Rock, Arkansas / The Bank of North Arkansas
 5.  Camden, Arkansas / Merchants and Planters Bank, N.A.
 6.  Carlisle, Arkansas / First United Bank
 7.  Chidester, Arkansas / Merchants and Planters Bank, N.A.
 8.  Dyer, Arkansas / City National Bank of Fort Smith                [Watermark of State Outlines of
 9.  East Camden, Arkansas / Merchants and Planters Bank, N.A.         Arkansas, Louisiana and Texas
10.  El Dorado, Arkansas / First National Bank of El Dorado            with the number of the locations
11.  Fort Smith, Arkansas / City National Bank of Fort Smith           of the banks in the left column
12.  Garrison, Texas / Fredonia State Bank                             pinpointed in the State's location]
13.  Greenwood, Arkansas / City National Bank of Fort Smith
14.  Harelton, Texas / Fredonia State Bank
15.  Hazen, Arkansas / First United Bank
16.  Hooks, Texas / FirstBank
17.  Hope, Arkansas / Citizens National Bank of Hope
18.  Horseshoe Bend, Arkansas / The Bank of North Arkansas
19.  Humnoke, Arkansas / First United Bank
20.  Humphrey, Arkansas / First United Bank
21.  Lewisville, Arkansas / Citizens National Bank of Hope
22.  Magnolia, Arkansas / First National Bank of Magnolia
23.  Marshall, Texas / Fredonia State Bank
24.  Maud, Texas / FirstBank
25.  Melbourne, Arkansas / The Bank of North Arkansas
26.  Monroe, Louisiana / First Republic Bank
27.  Mountainburg, Arkansas / City National Bank of Fort Smith
28.  Nacogdoches, Texas / Fredonia State Bank
29.  New Boston, Texas / FirstBank
30.  Rayville, Louisiana / First Republic Bank
31.  Redwater, Texas / FirstBank
32.  Ruston Louisiana / First Republic Bank
33.  Shreveport, Louisiana / City Bank & Trust
34.  Stuttgart, Arkansas / First United Bank
35.  Taylor, Arkansas / First National Bank of Magnolia
36.  Texarkana, Arkansas / Citizens National Bank of Hope
37.  Texarkana, Texas / FirstBank
38.  Van Buren, Arkansas / City National Bank of Fort Smith
39.  West Monroe, Louisiana / First Republic Bank

OTHER HOLDINGS

40.  Lewisville, Arkansas / First Bankers Insurance Services
41.  Little Rock, Arkansas / First United Data Center



                           FIRST UNITED BANCSHARES, INC.
                           EL DORADO, ARKANSAS
                           AND ITS WHOLLY-OWNED SUBSIDIARIES

                           First National Bank of El Dorado, Arkansas
                           City National Bank of Fort Smith, Arkansas
                           First National Bank of Magnolia, Arkansas
                           Merchants and Planters Bank, N.A. of Camden, Arkansas The Bank of North Arkansas, Melbourne, Arkansas
                           First United Bank, Stuttgart, Arkansas
                           FirstBank, Texarkana, Texas
                           Fredonia State Bank, Nacogdoches, Texas
                           City Bank & Trust, Shreveport, Louisiana
                           Citizens National Bank, Hope, Arkansas
                           First Republic Bank, Monroe, Louisiana
                           First United Trust Company, N.A.

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




                                           /s/ Moore Stephens Frost

                                           Certified Public Accountants

Little Rock, Arkansas
January 16, 1998

                                    APPENDIX

                                     TO THE
                       1999 ANNUAL REPORT TO STOCKHOLDERS

         This Appendix is provided in accordance with Regulation S-T, Item 304. Graphic and Image Material. It shall list all such graphic and image information in the First United Bancshares, Inc. ("First United") 1999 Annual Report to Stockholders ("Report") and is intended to provide a fair and accurate narrative description of such information.

         1. The Cover Page of the Report is titled "First United Bancshares, Inc. Annual Report 1999"

         2. Page 3 of the Report contains a bar graph titled "Earnings Per Share" which discloses First United's earnings per share (in dollars) of $0.96, $1.11, $1.02, $1.20 and $1.32 for the years ended December 31, 1995, 1996,1997,
1998 and 1999, respectively.

         3. Page 4 of the Report contains a double bar graph titled "Book Value-Market Value at Year End (Dollars)" which discloses the book value of a share of First United common stock to be $7.86, $8.60, $9.27, $10.11 and $10.27 for the years ended December 31, 1995, 1996,1997, 1998 and 1999, respectively. The graph also discloses the market value of a share of First United common stock to be $13.83, $16.50, $21.00, $17.75 and $13.83 for the years ended
December 31, 1995, 1996,1997, 1998 and 1999, respectively.

         4. Page 4 of the Report contains a line graph titled "Interest Margin Analysis" which discloses the "Break-Even Yield", "Net Interest Margin" and "Net Interest Spread". "Break-Even Yield" is disclosed as 3.74%, 3.66%, and 3.52%, the Net Interest Margin" is disclosed as 4.43%, 4.34%, and 4.41%, the "Net Interest Spread" is disclosed as 3.60%, 3.45%, and 3.62%, for the years ended December 31, 1997, 1998, and 1999, respectively.

         5. Page 5 of the Report contains a bar graph titled "Loan Loss Provision" which discloses the dollar amount (in thousands) that has been allocated to the loan loss reserve account, which is disclosed as $1,361, $1,443, $5,166, $3,230 and $3,123, for the years ended December 31, 1995, 1996,
1997, 1998, and 1999, respectively.

         6. Page 6 of the Report contains a line graph titled "Non-Performing Assets and Allowance for Loan Losses" which discloses (in thousands) the "Non-Performing Assets" as $8,608, $8,687, $9,623, $12,056 and $15,587, the
"Non- Performing Loans" as, $7,165, $7,514, $8,640, $10,657 and $12,169, and the
"Allowance for Loan Losses" as $15,259, $14,951, $17,694, $17,302 and $18,675,
for the years ended December 31, 1995, 1996, 1997, 1998, and 1999, respectively.

         7. Page 9 of the Report contains a graph titled "Average Deposit Composition" which discloses the make-up of the deposits as 27.31% of "Savings and Interest-Bearing Demand" deposits, 39.45% of "Other Time Deposits", 15.32% of "Non-Interest Bearing Demand" deposits and 17.92% of "Time Deposits of $100,000 or More".

         8. Page 10 of the Report contains a bar graph titled "Stockholders Equity at Year-End" which discloses the shareholders equity (in millions) as approximately $182,600, $210,099, $234,549, $255,633 and $259,710, for the years ended December 31, 1995, 1996, 1997, 1998, and 1999, respectively.

         9. Page 11 of the Report contains a graph titled "1999 Risked Based Capital Ratios" which discloses "Tier 1 Capital" and "Total Risk-Based Capital" of First United as 15.81% and 16.95% respectively, and the regulatory requirements of "Tier 1 Capital" and "Total Risk-Based Capital" as 4.00% and 8.00%, respectively.

         10. Page 42 of the Report contains a watermark of the state outlines of Arkansas, Louisiana and Texas with the number of the locations of the banks listed on the left pinpointed in the respective state's location.